As filed with the Securities and Exchange Commission on July 6, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LECTEC CORPORATION

(Exact Name of Registrant as specified in its charter)

Minnesota	6794	41-1301878
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1407 South Kings Highway

Texarkana, Texas 75501

(903) 832-0993

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Gregory G. Freitag

Chief Executive Officer

LecTec Corporation

1407 South Kings Highway

Texarkana, Texas 75501

(903) 832-0993

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Timothy S. Hearn

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota

(612) 340-2600

Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the acquisition described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value	6,722,856	$0.00008(2)	$569(2)	$1.00(3)

(1)	Relates to shares of common stock, par value $0.01 per share, of LecTec Corporation, a Minnesota corporation (“LecTec”) that are issuable to holders of common stock, par value $0.00001 per share, and options of AxoGen Corporation, a Delaware corporation (“AxoGen”), in the proposed merger of Nerve Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of LecTec, with and into AxoGen (the “Merger”). The amount of LecTec common stock to be registered is based on the estimated number of shares of LecTec common stock that are expected to be issuable or reserved for issuance pursuant to the Merger, assuming an exchange ratio of 0.03696278 shares of LecTec common stock for each outstanding share of AxoGen common stock and for each share of AxoGen common stock issuable upon the exercise of an outstanding AxoGen stock option.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon one third of the aggregate par value of AxoGen securities that may be cancelled in the Merger computed as of July 5, 2011, the latest practicable date prior to the date of the filing of this registration statement. AxoGen is a private company and no market exists for its securities.
(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 6, 2011.

PROSPECTUS

and

PROXY STATEMENT

of

LECTEC CORPORATION

Annual Meeting of Shareholders

to be held on [                    ], 2011

This Prospectus and Proxy Statement (the “proxy statement/prospectus”) of LecTec Corporation (“LecTec”) is being used to solicit proxies on behalf of LecTec from LecTec shareholders in connection with the 2011 Annual Meeting of Shareholders of LecTec to be held on [                    ], 2011 (the “Annual Meeting”). At the Annual Meeting, shareholders of LecTec will be asked to consider and vote upon:

1.	LecTec’s entry into the Agreement and Plan of Merger, dated as of May 31, 2011, by and among LecTec, Nerve Merger Sub Corp., a subsidiary of LecTec (“Merger Sub”), and AxoGen Corporation (“AxoGen”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2011, by and among LecTec, Merger Sub and AxoGen (the “Merger Agreement”), and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into AxoGen and AxoGen will be the surviving corporation and a wholly owned subsidiary of LecTec (the “Merger”). The Merger Agreement is based on an exchange ratio of one share of AxoGen common stock for 0.03663996 of a share of LecTec common stock.

2.	The amendment and restatement of the LecTec Articles of Incorporation to, among other things, increase the number of authorized shares of LecTec capital stock from 15,000,000 to 50,000,000 and change LecTec’s name to AxoGen, Inc.;

3.	The amendment and restatement of LecTec’s bylaws;

4.	The election of seven members to the LecTec Board of Directors to hold office for the ensuing year and until their successors are elected and qualified, which election shall be subject to the closing of the Merger;

5.	The amendment and restatement of the LecTec 2010 Stock Incentive Plan to, among other things, increase the number of shares of common stock of LecTec authorized for issuance under the plan by 2,300,000 shares;

6.	The ratification of the appointment of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for the year ending December 31, 2011; and

7.	Any other matters that may properly come before the meeting or any adjournment thereof.

This proxy statement/prospectus also constitutes the prospectus of LecTec under the Securities Act of 1933, as amended, for the offering of up to 6,160,000 shares of LecTec common stock to the stockholders of AxoGen in connection with the Merger. This prospectus does not cover resales of the LecTec common stock to be issued in connection with the Merger, and no person is authorized to use this prospectus in connection with any resale.

If LecTec and AxoGen complete the Merger, LecTec will issue shares of its common stock to AxoGen stockholders in exchange for their AxoGen common stock according to a formula (the “Formula”) specified in the Merger Agreement and described in “The Merger Agreement—Conversion Ratio; Merger Consideration.” It is currently anticipated that at closing of the Merger LecTec will have approximately $11,450,000 in Net Cash (as defined in the Merger Agreement); the exact Net Cash amount is subject to change depending on the date of the closing of the Merger and actual expenses of LecTec from the date of this proxy statement/prospectus until closing. Based upon this Net Cash amount, and applying the Formula, 6,106,201 shares of LecTec common stock will be issued in exchange for the stock of AxoGen, assuming the conversion of all outstanding AxoGen convertible securities, and 557,941 shares of LecTec common stock will be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger. Assuming LecTec Net Cash at the closing of the Merger is $11,350,000 or $11,550,000, applying the Formula, 6,160,000 or 6,053,333 shares of LecTec common stock, respectively, would be issued in exchange for the stock of AxoGen, and 562,856 or 553,110 shares of LecTec common stock, respectively, would be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger. Cash will be paid to AxoGen stockholders in lieu of fractional shares that would otherwise be issuable. LecTec’s common stock is traded on the Over the Counter Bulletin Board under the symbol “LECT.” On July 5, 2011, the closing price of LecTec’s common stock was $2.60 per share. There is no public market for the AxoGen common stock.

LecTec and AxoGen will not complete the Merger if the shareholders of LecTec do not approve LecTec’s entry into the Merger Agreement, and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. In addition, LecTec is requesting that the shareholders of LecTec approve amendments to LecTec’s Articles of Incorporation to, among other things, increase the number of authorized shares of LecTec common stock from 15,000,000 to 50,000,000 and change LecTec’s name to AxoGen, Inc. If approved by the LecTec shareholders, the Amended and Restated Articles of Incorporation will be filed and become effective prior to the closing of the Merger. Approval of this increase in the LecTec authorized shares is also a condition to completing the Merger and approval and closing of the Merger is a condition to election of the directors.

The above matters are discussed in detail in this proxy statement/prospectus. The proposed Merger is a complex transaction. Both the shareholders of LecTec and the stockholders of AxoGen are strongly urged to read and consider carefully this proxy statement/prospectus in its entirety.

See the section entitled “Risk Factors” beginning on page 15 for a discussion of risks associated with the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of LecTec common stock to be issued in connection with the merger or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [                    ], 2011.

This proxy statement/prospectus and the accompanying form of proxy for LecTec shareholders are first being mailed or delivered to LecTec shareholders on or about [                    ], 2011.

LecTec will provide you with copies of its filings with the Securities and Exchange Commission without charge, upon written or oral request to:

LecTec Corporation

1407 South Kings Highway

Texarkana, Texas 75501

Attn: Investor Relations

(903) 832-0993

In order for you to receive timely delivery of the documents in advance of the Annual Meeting, LecTec should receive your request no later than [                    ], 2011.

1407 South Kings Highway

Texarkana, Texas 75501

[                    ], 2011

Dear Fellow Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of LecTec Corporation (“LecTec”), which will be held at the Marriot Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota 55426 (Highway 394 and Highway 169) beginning at 3:30 p.m., Central Time, on [                    ], 2011 (the “Annual Meeting”).

This booklet contains your official notice of the Annual Meeting and a proxy statement/prospectus that includes information about the matters to be acted upon at the meeting. Officers and directors of LecTec will be on hand to review our operations and to answer questions and discuss matters that may properly arise.

As previously announced, LecTec has agreed to acquire AxoGen Corporation (“AxoGen”). In the merger, AxoGen and a newly formed subsidiary of LecTec will merge, with AxoGen surviving the merger and becoming a wholly owned subsidiary of LecTec (the “Merger”). If the Merger is completed, each share of AxoGen stock outstanding immediately prior to the Merger will be converted into shares of LecTec common stock. AxoGen stockholders will become shareholders of LecTec and will no longer hold any interest in AxoGen other than through their interest in shares of the post-Merger, combined company. Your board of directors is soliciting your approval of the following proposals: (1) LecTec’s entry into the Agreement and Plan of Merger, dated as of May 31, 2011, by and among LecTec, Nerve Merger Sub Corp., a subsidiary of LecTec (“Merger Sub”), and AxoGen, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2011, by and among, LecTec, Merger Sub and AxoGen (the “Merger Agreement”) and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder; (2) amending and restating LecTec’s Articles of Incorporation to, among other things, increase the number of authorized shares of LecTec’s capital stock from 15,000,000 to 50,000,000 to provide LecTec with enough shares to consummate the Merger and have adequate available capital stock for future business requirements, and change LecTec’s name to AxoGen, Inc.; (3) amending and restating LecTec’s bylaws; (4) electing seven members to the LecTec Board of Directors to hold office for the ensuing year and until their successors are elected and qualified, which election shall be subject to the closing of the Merger; (5) amending and restating LecTec’s 2010 Stock Incentive Plan to, among other things, increase the number of shares of common stock of LecTec which may be issued under the plan by 2,300,000 shares; and (6) ratifying the selection of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for the year ending December 31, 2011. Approval of the increase in our authorized shares is a condition to completing the Merger and approval and closing of the Merger is a condition to election of the directors.

We believe that the Merger with AxoGen is a positive development for LecTec. After careful consideration of a number of factors, which are described in the attached document, the LecTec board of directors has determined that the Merger is advisable, fair to and in the best interests of LecTec and its shareholders, and recommends that LecTec shareholders vote “FOR” the proposal to approve LecTec’s entry into the Merger Agreement and its consummation of the transactions contemplated thereby and its performance of its obligations thereunder; “FOR” the proposal to approve the amendment and restatement of LecTec’s Articles of Incorporation; “FOR” the proposal to approve the amendment and restatement of LecTec’s bylaws; “FOR” the election of seven members to LecTec’s Board of Directors; “FOR” the proposal to approve the amendment and restatement of LecTec’s 2010 Stock Incentive Plan; and “FOR” the ratification of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for fiscal year 2011. Please take the time to vote by completing and mailing the enclosed proxy card or vote your shares by telephone or via the Internet.

The attached document describes in detail each of the proposals for which we are soliciting your approval. It also includes a copy of the Merger Agreement as Appendix A1, a copy of Amendment No. 1 to the Merger Agreement as Appendix A2, the form of the Amended and Restated Articles of Incorporation as Appendix B, the form of the Amended and Restated Bylaws as Appendix C, and the form of the amended and restated 2010 Stock Incentive Plan as Appendix E. We urge you to read the enclosed materials carefully for a complete description of the Merger, the proposed amendment and restatement of our Articles of Incorporation and bylaws and 2010 Stock Incentive Plan and the other proposals.

I sincerely hope that you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope or vote your shares by telephone or via the Internet. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person. YOUR VOTE ON ALL THESE MATTERS IS VERY IMPORTANT.

Sincerely,

Gregory G. Freitag

Chief Executive Officer, Chief Financial Officer and Director

1407 South Kings Highway

Texarkana, Texas 75501

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of LecTec Corporation (“LecTec”) will be held on [            ], 2011 at 3:30 p.m., Central Time, at the Marriot Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota 55426 (Highway 394 and Highway 169) (the “Annual Meeting”) for the following purposes:

1.	To approve LecTec’s entry into the Agreement and Plan of Merger, dated as of May 31, 2011, by and among LecTec, Nerve Merger Sub Corp., a subsidiary of LecTec (“Merger Sub”), and AxoGen Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2011, by and among LecTec, Merger Sub and AxoGen (the “Merger Agreement”) and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder;

2.	To approve the amendment and restatement of LecTec’s Articles of Incorporation to, among other things, increase the number of authorized shares of LecTec’s capital stock from 15,000,000 to 50,000,000 and change LecTec’s name to AxoGen, Inc.;

3.	To approve the amendment and restatement of LecTec’s bylaws;

4.	To elect seven members to the LecTec Board of Directors to hold office for the ensuing year and until their successors are elected and qualified, which election shall be subject to the closing of the merger;

5.	To approve the amendment and restatement of LecTec’s 2010 Stock Incentive Plan to, among other things, increase the number of shares of common stock of LecTec authorized for issuance under the plan by 2,300,000 shares;

6.	To ratify the selection of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for the year ending December 31, 2011; and

7.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

A copy of the Merger Agreement is attached as Appendix A1, and a copy of Amendment No. 1 to the Merger Agreement is attached as Appendix A2. A copy of the form of the Amended and Restated Articles of Incorporation is attached as Appendix B. A copy of the form of the amended and restated bylaws is attached as Appendix C. A copy of the form of the amended and restated 2010 Stock Incentive Plan is attached as Appendix E.

Only holders of record of the common stock of LecTec at the close of business on [                    ], 2011 will be entitled to receive notice of and vote at the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF EACH OF THE PROPOSALS LISTED ABOVE.

You may vote your shares by telephone (1–800–690–6903) or internet (www.proxyvote.com) no later than 11:59 p.m. Eastern Time on [                    ], 2011 (as directed on the enclosed proxy card) or vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States. If you cannot attend the Annual Meeting in person, you may attend the Annual Meeting, submit questions and vote online until voting is closed at www.virtualshareholdermeeting.com/lect. If you are attending the Annual Meeting and your shares are registered in your name, you may also vote at the Annual Meeting until voting is closed.

YOUR VOTE IS IMPORTANT. All LecTec shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting in person, you are requested to complete and return the enclosed proxy in the accompanying envelope or vote your shares by telephone or via the Internet. You may revoke your proxy at any time before it is exercised by giving written notice to the Chief Executive Officer of LecTec.

By Order of the Board of Directors,

Gregory G. Freitag

Chief Executive Officer, Chief Financial Officer and Director

[                     ], 2011

i

Legal Proceedings	117
Facilities	117
Employees	118
Insurance	118
AxoGen Management’s Discussion and Analysis of Financial Condition and Results of Operations	118
AxoGen Executive Compensation	125
Security Ownership of Certain Beneficial Owners and Management of AxoGen	128
CERTAIN INFORMATION CONCERNING LECTEC	130
General	130
Business Strategy	130
Novartis Supply and License Agreement	131
Intellectual Property	131
Legal Proceedings	131
Properties	133
Employees	133
LecTec Management’s Discussion and Analysis of Financial Condition and Results of Operations	133
LecTec Directors, Executive Officers, Corporate Governance and Director Independence	137
LecTec Executive Compensation	141
Security Ownership of Certain Beneficial Owners and Management of LecTec	144
PROPOSAL 1: APPROVAL OF LECTEC’S ENTRY INTO THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PERFORMANCE OF ITS OBLIGATIONS THEREUNDER	146
General	146
Recommendation of the LecTec Board of Directors; Vote Required for Approval	146
PROPOSAL 2: APPROVAL OF AMENDMENT AND RESTATEMENT OF LECTEC’S ARTICLES OF INCORPORATION	146
General	146
Reasons for Amending and Restating LecTec’s Articles of Incorporation	147
Change in Capitalization	147
Recommendation of the LecTec Board of Directors; Vote Required for Approval	148
PROPOSAL 3: APPROVAL OF AMENDMENT AND RESTATEMENT OF LECTEC’S BYLAWS	148
General	148
Recommendation of the LecTec Board of Directors; Vote Required for Approval	148
PROPOSAL 4: ELECTION OF DIRECTORS	149
Nominees for Election	149
Recommendation of the LecTec Board of Directors; Vote Required for Approval	149
PROPOSAL 5: APPROVAL OF AMENDMENT AND RESTATEMENT OF THE LECTEC 2010 STOCK INCENTIVE PLAN	149
Summary of the 2010 Stock Incentive Plan	150
Federal Income Tax Consequences	154
Equity Compensation Plans	156
Recommendation of the LecTec Board of Directors; Vote Required for Approval	157
PROPOSAL 6: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	157
General	157
Recommendation of the LecTec Board of Directors; Vote Required for Approval	157
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES	157
PROPOSALS FOR THE 2012 ANNUAL MEETING	158
ANNUAL REPORT ON FORM 10-K	158
OTHER MATTERS	158
LEGAL MATTERS	158
EXPERTS	158

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE LECTEC ANNUAL MEETING

Q1:	When do LecTec and AxoGen expect to complete the Merger?

A1:	LecTec and AxoGen are working to complete the Merger as quickly as possible. They hope to complete the Merger shortly after the Annual Meeting.

Q2:	What will LecTec consist of at the time of the Merger?

A2:	LecTec will continue after the Merger and consist of the assets and liabilities held by, and obligations of, LecTec prior to the Merger. It is currently anticipated that at the closing of the Merger LecTec will have approximately $11,450,000 in Net Cash (as defined in the Merger Agreement) and certain intellectual property assets. The exact Net Cash amount is subject to change depending on the date of the closing of the Merger and actual expenses of LecTec from the date of this proxy statement/prospectus until such closing.

Q3:	What will AxoGen stockholders receive in the Merger?

A3:	If LecTec and AxoGen complete the Merger, LecTec will issue shares of its common stock to AxoGen stockholders in exchange for their AxoGen common stock according to a formula (the “Formula”), specified in the Merger Agreement and described in “The Merger Agreement—Conversion Ratio; Merger Consideration.” Based upon a Net Cash (as defined in the Merger Agreement) amount of $11,450,000, and applying the Formula, 6,106,201 shares of LecTec’s common stock will be issued in exchange for the stock of AxoGen, assuming the conversion of all outstanding AxoGen convertible securities, and 557,941 shares of LecTec common stock will be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger. Assuming LecTec Net Cash at the closing of the Merger is $11,350,000 or $11,550,000, applying the Formula, 6,160,000 or 6,053,333 shares of LecTec common stock, respectively, would be issued in exchange for the stock of AxoGen and 562,856 or 553,110 shares of LecTec common stock, respectively, would be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger.

Q4:	Will LecTec shareholders receive additional shares of LecTec common stock in the Merger?

A4:	No. LecTec will issue LecTec common stock only to AxoGen stockholders in the Merger. LecTec shareholders will continue to hold the same number of shares of LecTec common stock after the Merger.

Q5:	What will LecTec’s capital structure be after the Merger?

A5.	Immediately prior to the Merger, LecTec will have 4,305,026 shares of common stock outstanding and stock options for the purchase of 464,000 shares of common stock with a weighted average exercise price of $3.78. Assuming $11,450,000 of LecTec Net Cash at the closing of the Merger, AxoGen shareholders will receive 6,106,201 shares of LecTec’s common stock and 557,941 shares of LecTec common stock will be reserved for issuance upon exercise of AxoGen stock options, which will be converted pursuant to the Merger into LecTec stock options with a weighted average exercise price of $0.32 per share. In addition, certain AxoGen stockholders have agreed to purchase 416,509 shares of LecTec common stock at $2.40 per share at the time of the Merger. As a result, there will be 10,827,736 shares of LecTec common stock outstanding and 1,021,941 shares of common stock reserved for issuance under stock options, resulting in 11,849,677 shares of common stock on a fully diluted basis.

Q6:	Will the Merger dilute the ownership of LecTec shareholders?

A6.	Yes. The issuance of shares of LecTec common stock to AxoGen stockholders will dilute the ownership of existing LecTec shareholders. Assuming $11,450,000 of LecTec Net Cash, at the closing of the Merger, LecTec shareholders will own approximately 40% of the LecTec common stock outstanding and on a fully diluted basis immediately after the Merger.

Q7:	Who will manage the combined company after the Merger?

A7.	Karen Zaderej, the current Chief Executive Officer of AxoGen, will serve as the President and Chief Executive Officer, and Gregory G. Freitag, the current Chief Executive Officer and Chief Financial Officer of LecTec, will serve as Chief Financial Officer, of the combined company after the Merger. The board of directors of the post-Merger, combined company will, if elected by the LecTec shareholders as provided in this proxy statement/prospectus, consist of Karen Zaderej, Gregory G. Freitag, Jamie M. Grooms, Mark Gold, M.D., John Harper, Joe Mandato and Robert J. Rudelius.

Q8.	When and where is the Annual Meeting?

A8.	The Annual Meeting will be held on [ ], 2011 at 3:30 p.m., Central Time, at the Marriot Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota 55426 (Highway 394 and Highway 169). All LecTec shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Q9:	Who may vote at the Annual Meeting?

A9:	All LecTec shareholders of record as of the close of business on [ ], 2011 may vote at the Annual Meeting. As of the LecTec record date, there were [ ] shares of LecTec common stock outstanding and entitled to vote at the Annual Meeting, held by approximately [ ] holders of record. Each holder of LecTec common stock is entitled to one vote for each share of LecTec common stock owned as of the LecTec record date.

Q10:	What are LecTec shareholders being asked to vote upon in connection with the Annual Meeting?

A10:	LecTec shareholders are being asked to approve LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. LecTec shareholders also are being asked to approve the amendment and restatement of its Articles of Incorporation to, among other things, increase the authorized number of shares of LecTec common stock from 15,000,000 to 50,000,000 shares and change LecTec’s name to AxoGen, Inc. Approval of the Amended and Restated Articles of Incorporation is a condition to closing the Merger. LecTec shareholders are also being asked to approve the amendment and restatement of its bylaws. In addition, LecTec shareholders are being asked to elect seven members to LecTec’s board of directors, to approve the amendment and restatement of the LecTec 2010 Stock Incentive Plan to, among other things, authorize 2,300,000 additional shares for issuance under the plan, and to ratify the selection of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered accounting firm for the year ending December 31, 2011.

Q11:	What do LecTec shareholders need to do now?

A11:	LecTec shareholders should read this proxy statement/prospectus carefully and then complete and sign the proxy card and return it in the enclosed envelope or vote their shares by telephone or via the Internet. This will enable their shares to be represented at the Annual Meeting.

Q12.	May I vote in person at the LecTec Annual Meeting of shareholders?

A12.

If your shares of LecTec common stock are registered directly in your name with the LecTec transfer agent, then you are considered to be the shareholder of record with respect to those shares, and the proxy materials and LecTec proxy card are being sent directly to you by LecTec. If you are a LecTec shareholder of record, you may attend the Annual Meeting and vote your shares in person. However, even if you plan to attend the Annual Meeting in person, LecTec requests that you sign and return the enclosed LecTec proxy card or vote your shares by telephone or via the Internet to ensure that your shares will be represented at the Annual Meeting, if you are unable to attend. If your shares of LecTec common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the shareholder of record, however, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q13.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A13.	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of LecTec common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for the LecTec proposals except with respect to Proposal 6, the ratification of LecTec’s auditors. Therefore, in order to make sure that your vote is counted, you should instruct your broker to vote your shares following the procedures provided by your broker.

Q14.	May I change my vote after I have submitted a proxy or provided proxy instructions?

A14.	LecTec shareholders of record may change their vote at any time before their proxy is voted at the Annual Meeting in either of the following manners: First, a shareholder of record can send a written notice to the Chief Executive Officer of LecTec stating that he or she would like to revoke his or her prior proxy submission. Second, a shareholder of record of LecTec can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy. If a LecTec shareholder who owns LecTec shares in “street name” has instructed a broker to vote his or her shares of LecTec common stock, the shareholder must follow directions received from his or her broker to change those instructions.

Q15:	How will shares of LecTec be voted if a blank proxy card is returned?

A15.	Signed and returned proxy cards that do not indicate how the LecTec shareholder wants to vote will be counted as a vote “FOR” the proposals submitted at the Annual Meeting.

Q16:	Should AxoGen stockholders send in their AxoGen stock certificates now?

A16:	No. After the closing of the Merger, the exchange agent, Wells Fargo Bank, N.A., acting on behalf of LecTec, will send AxoGen stockholders written instructions for exchanging their stock certificates. AxoGen stockholders should not send in their stock certificates now.

Q17:	What are the material federal income tax consequences of the Merger?

A17:	The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the closing of the Merger that AxoGen receive an opinion of its counsel regarding such qualification. Provided the Merger qualifies as a reorganization, AxoGen stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of AxoGen common stock for shares of LecTec common stock, except with respect to cash received in lieu of fractional shares of LecTec common stock.

Tax matters can be complicated, and the tax consequences of the Merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 71.

Q18:	Who can answer shareholder questions?

A18:	LecTec shareholders and AxoGen stockholders should contact the following person with any questions about the Merger and the related transactions:

Gregory G. Freitag

LecTec Corporation

1407 South Kings Highway

Texarkana, Texas 75501

(903) 832-0993

Q19:	Where can shareholders find more information about LecTec?

A19:	LecTec files reports and other information with the Securities and Exchange Commission (“SEC”). Shareholders may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.sec.gov. Shareholders can also download these filings from the LecTec website at www.lectec.com or request copies of these documents by contacting LecTec. For more information, see the section entitled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to LecTec shareholders. To understand the Merger and the transactions contemplated by this proxy statement/prospectus fully, LecTec shareholders should read carefully the entire proxy statement/prospectus, including the documents attached as appendices. A copy of the Merger Agreement is attached as Appendix A1, a copy of Amendment No. 1 to the Merger Agreement is attached as Appendix A2, the form of the Amended and Restated Articles of Incorporation is attached as Appendix B, the form of the amended and restated bylaws is attached as Appendix C and the form of the amended and restated 2010 Stock Incentive Plan is attached as Appendix E to this proxy statement/prospectus. Page references are included parenthetically in this summary to direct you to a more complete description of the topics discussed herein.

The Companies

LecTec Corporation

LecTec is an intellectual property licensing and holding company whose primary strategy is to pursue a merger to leverage its cash asset and improve shareholder value and liquidity. LecTec also has a licensing agreement (the “Novartis Agreement”) with Novartis Consumer Health, Inc. (“Novartis”), under which LecTec receives royalties from time to time based upon a percentage of Novartis’s net sales of licensed products. LecTec’s intellectual property portfolio contains domestic and international patents based on its original hydrogel patch technology and patent applications on a hand sanitizer patch. LecTec has completed through settlement its previous legal action against five defendants and on May 9, 2011 sold a significant portion of its hydrogel patch intellectual property to Endo Pharmaceuticals Inc. Such actions have ended LecTec’s current pursuit of legal action regarding its intellectual property. The LecTec anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec is exploring the engagement of a strategic partner to complete its hand sanitizer patch development. An effort to monetize the remainder of LecTec’s intellectual property is also ongoing; however, additional value, if any, is not expected to be material. LecTec is a Minnesota corporation that was incorporated in 1977. LecTec’s principal executive office is located at 1407 South Kings Highway, Texarkana, Texas 75501; telephone: (903) 832-0993.

AxoGen Corporation

AxoGen is a private regenerative medicine company focused on the development and commercialization of technologies for peripheral nerve reconstruction and regeneration. Every day people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body and their damage can result in the loss of function and feeling. In order to improve surgical reconstruction and regeneration of peripheral nerves, AxoGen has developed and licensed patented and patent-pending technologies, which are used in its portfolio of products. This portfolio includes the Avance® Nerve Graft which AxoGen believes is the first and only commercially available allograft nerve for bridging nerve discontinuities (a gap created when the nerve is severed). AxoGen’s portfolio also includes the AxoGuard® Nerve Connector, a coaptation aid allowing for close approximation of severed nerves, and the AxoGuard® Nerve Protector that protects nerves during the body’s healing process after surgery. AxoGen is bringing the science of nerve repair to life with over 4,000 surgical implants of AxoGen products performed in hospitals and surgery centers across the United States, including military hospitals serving U.S. service men and women.

AxoGen’s products are used by surgeons during surgical interventions and during the reconstruction of a wide variety of traumatic nerve injuries ranging from a simple laceration of a finger to a complex brachial plexus case. The Avance® Nerve Graft, unlike hollow-tube conduits, provides surgeons with the three-dimensional structure of a natural nerve for bridging nerve discontinuities without the complication, expense and morbidity of autografting a nerve. Additionally, AxoGuard® Nerve Protector and AxoGuard® Nerve Connector have product and sales synergies with the Avance® Nerve Graft. AxoGuard® products provide the unique features of pliability, suturability, and translucence for visualization of the underlying nerve while allowing the patient’s own cells to incorporate into the extracellular matrix to remodel and form a tissue similar to the nerve epineurium.

AxoGen is a Delaware corporation incorporated in 2002. AxoGen’s principal executive office is located at 13859 Progress Boulevard, Suite 100, Alachua, Florida 32615; telephone: (888) 296-4361.

Nerve Merger Sub Corp.

Nerve Merger Sub Corp. (“Merger Sub”) is a Delaware corporation and wholly owned subsidiary of LecTec. Merger Sub was formed solely for the purposes of carrying out the Merger and it has not conducted any business operations.

Structure of the Merger (page 52)

Pursuant to the Merger Agreement, AxoGen and Merger Sub will merge, with AxoGen surviving the merger and becoming a wholly owned subsidiary of LecTec (the “Merger”). LecTec will change its name to AxoGen, Inc.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Appendix A1, and a copy of Amendment No. 1 to the Merger Agreement is attached to this proxy statement/prospectus as Appendix A1, and a copy of Amendment No. 1 to the Merger Agreement is attached to this proxy statement/prospectus as Appendix A2, and are hereby incorporated by reference herein.

The Merger (page 52)

In the Merger, AxoGen and Merger Sub will merge, with AxoGen surviving the Merger and becoming a wholly owned subsidiary of LecTec. If the Merger is completed, each share of AxoGen stock outstanding immediately prior to the Merger will be converted into 0.03663996 shares of LecTec common stock. This ratio has been adjusted from the closing ratio of 0.03995500 set forth in the Merger Agreement in accordance with Section 5.19 of the Merger Agreement. AxoGen stockholders will become shareholders in LecTec and will no longer hold any interest in AxoGen other than through their interest in shares of the post-Merger, combined company. The rights of AxoGen stockholders will be governed by LecTec’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, both to be approved at the Annual Meeting and attached as Appendices B and C, respectively, to this proxy statement/prospectus. LecTec and AxoGen anticipate that the closing date will occur as promptly as practicable after the Annual Meeting.

Reasons for the Merger (page 55)

In approving the Merger and the Merger Agreement, the LecTec Board of Directors identified a number of potential benefits of the Merger that it believes will contribute to the success of the combined company, considered the structure of the transaction and the terms of the Merger Agreement and related documents and also identified and considered a number of uncertainties and risks. The LecTec Board of Directors concluded that the potential benefits of the Merger outweighed the potential risks. To review the reasons for the Merger in detail, see the section entitled “The Merger—LecTec’s Reasons for the Merger” beginning on page 55.

In reaching its unanimous decision to approve the Merger, the LecTec Board of Directors considered a number of factors including, among other factors:

•

the belief, based on due diligence, that the Merger represents the strategic option most likely to maximize shareholder value after consideration of risk factors associated with this transaction and other alternatives;

•

the expectation that the combined company’s results of operations should be able to grow at a more rapid rate than either LecTec’s or AxoGen’s results of operations are likely to grow on an independent basis;

•	the possibility that, after the Merger, the combined company may in the future be able to comply with the listing requirements of the NASDAQ Stock Market;

•	the likelihood that the combined company will be of a size, and address a market (i.e., the regenerative medicine market), that will be of interest to the investment community;

•	the similarity of the visions and values held by the respective boards and management teams of LecTec and AxoGen;

•	the likelihood in the judgment of the LecTec Board of Directors that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived;

•	the fairness opinion of Oak Ridge obtained by LecTec; and

•	the belief that the Merger complies with the business strategy of LecTec.

For more information regarding LecTec’s reasons for approving the Merger, see the section entitled “The Merger—LecTec’s Reasons for the Merger; Recommendation of LecTec’s Board of Directors.”

The LecTec Board of Directors believes that the Merger will be in the best interests of its shareholders. However, achieving the anticipated benefits of the Merger is subject to risk and uncertainty, including those risks discussed in the section entitled “Risk Factors.”

Determination of the LecTec Board of Directors and Recommendation to LecTec Shareholders (page 55)

The LecTec Board of Directors believes that the Merger is advisable, fair and in the best interests of LecTec and its shareholders, and the LecTec Board of Directors approved the Merger Agreement and the Merger. The LecTec Board of Directors recommends that LecTec shareholders vote “FOR” the proposal to approve LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder, “FOR” the proposal to approve the amendment and restatement of LecTec’s Articles of Incorporation to, among other things, increase the number of authorized shares of LecTec’s capital stock from 15,000,000 to 50,000,000 and change LecTec’s name to AxoGen, Inc., “FOR” the proposal to approve the amendment and restatement of LecTec’s bylaws; “FOR” the election of seven members to the LecTec Board of Directors, “FOR” the proposal to approve the amendment and restatement of the LecTec 2010 Stock Incentive Plan to, among other things, increase the number of shares of common stock of LecTec authorized for issuance under the plan by 2,300,000 shares and “FOR” the ratification of the appointment of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for the year ending December 31, 2011.

Opinion of LecTec’s Financial Advisor (page 59)

In deciding to approve the Merger, one of the factors that the board of directors of LecTec (the “LecTec Board of Directors”) considered was the opinion of its financial advisor, Oak Ridge Financial Services Group, Inc. (“Oak Ridge”), that as of the date of the opinion and subject to the considerations set forth in the opinion, the

LecTec common stock to be issued to AxoGen stockholders is fair to LecTec from a financial point of view. Oak Ridge’s opinion was provided for the information and assistance of the LecTec Board of Directors in connection with its consideration of the transactions contemplated by the Merger Agreement, and its opinion does not constitute a recommendation as to how any holder of LecTec common stock should vote with respect to approving the issuance of additional shares of LecTec common stock in connection with the proposed Merger. The full text of the Oak Ridge opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken by Oak Ridge in connection with its opinion, is attached as Appendix D to this proxy statement/prospectus.

LecTec urges you to read the opinion carefully.

Risk Factors (page 15)

In evaluating the Merger and the Merger Agreement, you should read this proxy statement/prospectus carefully and especially consider certain factors, risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 15.

Merger Consideration and LecTec Stock Purchase (page 74)

The Merger Agreement provides for the issuance, at the effective time of the Merger, of shares of LecTec common stock to AxoGen security holders (the “Merger Consideration”) based upon the Formula. The Formula is derived by first dividing the Net Cash (as defined in the Merger Agreement) of LecTec at the time of the Merger by the sum of (i) such Net Cash; (ii) the $15,000,000 value attributable to AxoGen; plus (ii) $1,000,000 to be provided by certain AxoGen shareholders in the form of convertible notes (the “Interim Notes”) that will be converted pursuant to the Merger (the “LecTec Percentage”). The number of shares of LecTec common stock to be issued, or reserved for issuance, to AxoGen stockholders and option holders, is determined by reference to the number of shares of LecTec common stock outstanding and reserved for issuance pursuant to stock options, immediately prior to the Merger, expected to be 4,769,026 shares, which is then divided by the LecTec Percentage. It is currently anticipated that at closing of the Merger LecTec will have approximately $11,450,000 in Net Cash; the exact Net Cash amount is subject to change depending on the date of the Merger closing and actual expenses of LecTec from the date of this proxy statement/prospectus until closing. Based upon this Net Cash amount, and applying the Formula, the LecTec Percentage would be 40.246%, resulting in 6,106,201 shares of LecTec common stock being issued in exchange for the stock of AxoGen, assuming the conversion of all outstanding AxoGen convertible securities, and 557,941 shares of LecTec common stock being reserved for issuance upon exercise of AxoGen stock options which will be converted into LecTec stock options pursuant to the Merger. Assuming LecTec Net Cash at Merger closing is $11,350,000 or $11,550,000, applying the Formula, 6,160,000 or 6,053,333 shares of LecTec common stock, respectively, would be issued in exchange for the stock of AxoGen and 562,856 or 553,110 shares of LecTec common stock, respectively, would be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger. The actual number of LecTec shares to be provided pursuant to the Merger will be finally calculated at the Merger closing based upon the actual Net Cash LecTec has as of such date.

In addition to the LecTec shares to be distributed pursuant to the Merger, certain AxoGen shareholders, who also hold the Interim Notes, at the closing of the Merger will purchase 416,509 shares of LecTec common stock at $2.40 per share (an aggregate of $1,000,000). The exact number of shares to be purchased and the purchase price will adjust slightly based on the final LecTec Net Cash amount.

For a more complete description of the Merger Consideration, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 74.

The Merger Consideration will be appropriately and proportionately adjusted to reflect any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares with respect to AxoGen common stock and LecTec common stock between the date of the Merger Agreement and the effective time of the Merger.

AxoGen’s Existing Stock Options (page 75)

All issued and outstanding options to purchase AxoGen common stock will be assumed by LecTec and remain outstanding after the Merger. As a result of the Merger, such options will be amended to provide for the purchase of LecTec common stock and the number of shares issuable upon exercise and the exercise price of such options will be adjusted in accordance with the ratio and value established by AxoGen for distribution of the LecTec shares to be issued in the Merger. LecTec common stock that may be issued as a result of exercise of such AxoGen options, in the currently estimated amount of 557,941 shares, will have been reserved from the shares LecTec is to provide to the AxoGen stockholders in connection with the Merger.

Recent and Pending Investments in AxoGen

Pursuant to the Merger Agreement, certain current AxoGen stockholders have agreed to purchase the Interim Notes. The Interim Notes will be in an aggregate principal amount of $1,000,000, $500,000 of such Interim Notes having been purchased on May 31, 2011, secured by a second security interest in AxoGen’s assets, bear interest at a rate of 8% per annum, provided, however, that no interest is paid if converted pursuant to the Merger, and mature on June 30, 2013 if not earlier converted. Upon the closing of the Merger, the Interim Notes will be automatically converted into AxoGen common stock, which will then be exchanged for LecTec common stock pursuant to the Merger Agreement.

In addition to the LecTec shares to be distributed pursuant to the Merger, certain AxoGen stockholders, who also hold the Interim Notes, at the closing of the Merger, will purchase 416,509 shares of LecTec common stock at $2.40 per share, an aggregate purchase price of $1,000,000. The exact number of shares to be purchased and the purchase price will adjust slightly based on the final LecTec Net Cash amount.

Ownership of the Combined Entity

After the effective time of the Merger the ownership of LecTec outstanding common stock would be distributed approximately as follows:

	Outstanding(1)	Fully Diluted(1)
Existing LecTec shareholders	40%	40%

Existing AxoGen stockholders (including shares issuable upon exercise of outstanding options, but excluding those to be issued pursuant to conversion of the Interim Notes)	53%	53%

Purchasers of AxoGen Interim Notes and LecTec common stock at Merger closing	7%	7%

(1)	Calculations assume $11,450,000 of LecTec Net Cash at Merger closing. Percentages will vary slightly based upon the actual Net Cash amount.

LecTec Voting Agreements

Concurrently with the execution of the Merger Agreement, LecTec and certain of its shareholders entered into voting agreements. Pursuant to the voting agreements, such shareholders agreed, among other things, to vote in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The shares of LecTec’s common stock currently owned by such shareholders represent in the aggregate approximately 20% of the currently outstanding shares of LecTec’s common stock.

Share Transfer Restriction Agreements (page 71)

Following the closing of the Merger, each director and officer of LecTec and any shareholder holding more than 5% of LecTec’s common stock following the Merger will be required to enter into a share transfer restriction agreement, pursuant to which such person’s shares of LecTec common stock will be subject to a six-month lock-up as to all of such shares and a 12-month lock-up as to 50% of such shares.

Shares Held by Certain Stockholders (page 144)

Approval of LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder by LecTec’s shareholders requires the affirmative vote of the holders of a majority of the shares of LecTec common stock outstanding and entitled to vote at the Annual Meeting. As of June 30, 2011, approximately 2.7% of the outstanding shares of LecTec common stock entitled to vote at the Annual Meeting were beneficially owned by directors and executive officers of LecTec and their affiliates. Neither LecTec nor any of its directors or executive officers owns any shares of AxoGen.

As of June 30, 2011, approximately 65% of the outstanding shares of AxoGen common stock (determined on an as-converted-to-common-stock basis) entitled to consent to the Merger were beneficially owned by directors and executive officers of AxoGen and their affiliates, which shares represent an aggregate of approximately 55,933,474 votes (on an as-converted-to-common-stock basis). Neither AxoGen nor any of its directors or executive officers owns any shares of common stock of LecTec.

Directors and Executive Officers (page 65)

LecTec currently anticipates that immediately following the effective time of the Merger, the LecTec Board of Directors will be composed of the following members, assuming that the LecTec shareholders approve the election of such directors at the Annual Meeting:

Name	Title
Karen Zaderej	President, Chief Executive Officer, Director
Gregory G. Freitag	Chief Financial Officer, Director
Jamie M. Grooms	Chairman
Mark Gold, M.D.	Director
John Harper	Director
Joe Mandato	Director
Robert J. Rudelius	Director

For a complete discussion of the expected LecTec Board of Directors following the Merger, see the section entitled “Management Following the Merger” on page 65.

Interests of Directors, Executive Officers and Affiliates (page 70)

Two current directors of LecTec, Gregory G. Freitag and Robert J. Rudelius, and five current directors of AxoGen, Karen Zaderej, Jamie M. Grooms, Mark Gold, M.D., John Harper and Joe Mandato, are expected to serve as directors of LecTec after the Merger, subject to the approval of the LecTec shareholders. Mr. Freitag, the current Chief Executive Officer and Chief Financial Officer of LecTec, will continue as Chief Financial Officer of LecTec following the Merger. Ms. Zaderej, the current Chief Executive Officer of AxoGen, will become President and Chief Executive Officer of LecTec following the Merger. Also, the LecTec Board of Directors has approved a bonus payment for Mr. Freitag in recognition of his efforts with respect to the Merger and other pre-Merger matters. Also, as a result of the Merger, all unvested shares pursuant to outstanding options of the current officers and directors of LecTec will become fully vested.

As of the record date for the Annual Meeting, the directors and executive officers of LecTec, together with their affiliates, owned in the aggregate approximately [            ] shares of LecTec common stock, entitling them to exercise approximately [    ]% of the voting power of the LecTec common stock at the Annual Meeting. As of June 30, 2011, the directors and executive officers of AxoGen, together with their affiliates, owned in the aggregate approximately 55,933,474 shares of AxoGen common stock, entitling them to exercise approximately 65% of the voting power of the AxoGen common stock.

No Solicitation Covenant (page 82)

The Merger Agreement provides that each party will negotiate exclusively with the other and its representatives and will not, directly or indirectly, encourage or solicit the submission of, entertain inquiries, proposals or offers from, or enter into any agreement or negotiate with any person for the sale, acquisition or other combination of either party or other disposition of assets or technology other than, solely with respect to dispositions of assets or technology, in the ordinary course of business, and will not furnish to any person any information with respect to any transaction prohibited by the non-solicitation covenant in the Merger Agreement. Each party agrees to promptly inform the other party of any such inquiry from any third party, including the material terms thereof and the identity of the person making such inquiry, and to keep the other party informed of the status and terms of any such proposals or offers.

Conditions to Completion of the Merger (page 83)

In addition to the requirement of obtaining LecTec shareholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived by the appropriate party. Neither LecTec nor AxoGen has any current plans to waive any conditions to closing. These closing conditions include LecTec having a Net Cash position at closing of cash, cash equivalents and loans to AxoGen, less any liabilities, of at least $10.5 million, obtaining any necessary consents, the absence of any material adverse change, continued accuracy of the representations and warranties of each company and appointments and resignations of certain officers and directors of LecTec. For a summary of the conditions that need to be satisfied to consummate the Merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 83.

Regulatory Approvals

LecTec must comply with applicable federal and state securities laws in connection with the issuance of shares of LecTec common stock in the Merger.

Termination of the Merger Agreement (page 85)

It is possible that the Merger and the other transactions contemplated by the Merger Agreement will not be completed. This might happen if, for example, LecTec’s shareholders do not approve LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder, or if other conditions to the Merger are not satisfied. Should that occur, neither LecTec nor AxoGen will be under any obligation to make or consider any alternative proposal regarding the combination of LecTec and AxoGen. For a more complete discussion of the manners in which the Merger Agreement may terminate, see the section entitled “The Merger Agreement—Termination” beginning on page 85.

Material U.S. Federal Income Tax Consequences of the Merger (page 71)

The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to closing of the Merger that LecTec receive an opinion of its counsel regarding such qualification. Provided the Merger qualifies as a reorganization, AxoGen stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of AxoGen common stock for shares of LecTec common stock, except with respect to cash received in lieu of fractional shares of LecTec common stock.

Tax matters can be complicated, and the tax consequences of the Merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71.

Anticipated Accounting Treatment (page 71)

AxoGen stockholders will own, after the Merger, approximately 60% of the combined company on a fully-diluted basis. Based on an analysis of minority interest in the surviving corporation and the composition of the combined company, for accounting purposes, AxoGen will be deemed to be the acquiring entity and LecTec the acquired entity. As a result, the Merger will be accounted for as a reverse merger. The unaudited pro forma combined condensed financial statements included in this proxy statement/prospectus have been prepared to give effect to the proposed Merger of AxoGen and Merger Sub as a reverse merger in accordance with accounting principles generally accepted in the United States. See footnote 1 to the Unaudited Pro Forma Condensed Combined Financial Statements of LecTec and AxoGen.

Appraisal Rights (page 74)

LecTec shareholders are not entitled to appraisal rights in connection with the Merger under the Minnesota Business Corporation Act. AxoGen stockholders are entitled to appraisal rights in connection with the Merger under Delaware General Corporation Law.

LecTec Annual Meeting of Shareholders (page 50)

The Annual Meeting will be held at be held on [                    ], 2011 at 3:30 p.m., Central Time, at the Marriot Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota 55426. Only holders of record of LecTec common stock at the close of business on [                    ], 2011 (the “Record Date”) are entitled to notice of, attendance at and to vote at, the Annual Meeting. As of the Record Date, there were [            ] shares of LecTec common stock outstanding and entitled to vote at the Annual Meeting, held by approximately [            ] holders of record. Each holder of LecTec common stock is entitled to one vote for each share of LecTec common stock owned as of the Record Date. LecTec shareholders will vote on seven proposals at the Annual Meeting. The first proposal is to approve the LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The second proposal is to approve the amendment and restatement of LecTec’s Articles of Incorporation to, among other things, increase the number of authorized shares from 15,000,000 shares to 50,000,000 shares and change LecTec’s name to AxoGen, Inc. The third proposal is to approve the amendment and restatement of LecTec’s bylaws. The fourth proposal is to elect seven members to the LecTec Board of Directors to hold office for the ensuing year and until their successors are elected and qualified, which election is subject to the closing of the Merger. The fifth proposal is to approve the amendment and restatement of the LecTec 2010 Stock Incentive

Plan to, among other things, increase the number of shares authorized for issuance by 2,300,000 shares, from 450,000 to 2,750,000. The sixth proposal is to ratify the selection of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for the year ending December 31, 2011. The final proposal is to consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment thereof. Please note that Proposal 4 is conditioned on Proposal 1. Please also note that approval of the increase in LecTec’s authorized shares included in Proposal 2 is a condition to completing the Merger. Therefore, if Proposal 1 is not approved by the shareholders, Proposal 4 will automatically be deemed to have not been approved by the shareholders, regardless of the number of shares actually voted “FOR” Proposal 4. If you are a LecTec shareholder and fail to return your proxy card or otherwise provide proxy instructions or vote your shares in person, it will result in your shares not being counted for purposes of determining whether a quorum is present at the Annual Meeting. In the event that a quorum is not reached or the necessary votes are not received, the Annual Meeting will have to be adjourned and recalled to obtain a quorum and the necessary votes.

Market Price and Dividend Information (page 49)

The closing sale price per share of LecTec common stock as reported on the Over-the-Counter Bulletin Board (“OTCBB”) on May 27, 2011, the last full trading day prior to the public announcement of entry into the Merger Agreement, was $3.00, and the closing sale price per share of LecTec common stock on July 5, 2011, 2011 (the last practicable date before the date of this proxy statement/prospectus) as reported on the OTCBB was $2.60 per share. Following the consummation of the Merger, LecTec’s common stock, including the shares of LecTec common stock issued in connection with the Merger, are expected to continue to trade on the OTCBB under the symbol “LECT,” or such other symbol as may be determined by the combined company, until such time as the combined company may be able to obtain a listing on the NASDAQ Stock Market.

After the Merger, LecTec currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its shareholders in the foreseeable future.

For more information, see the section entitled “Market Price and Dividend Information” beginning on page 49.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that constitute “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act, including statements with respect to LecTec’s and AxoGen’s financial condition, results of operations and business and on the expected impact of the Merger on the financial performance of the combined companies. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•

LecTec and AxoGen may not achieve the benefits they expect from the Merger, which may have a material adverse effect on the combined company’s business, financial condition and operating results and/or could result in loss of key personnel;

•	the Merger could adversely affect combined financial results;

•	the market price of LecTec common stock may decline as a result of the Merger;

•	certain officers and directors of LecTec and/or AxoGen may have conflicts of interest that may influence them to support or approve the Merger; and

•	failure to complete the Merger could negatively impact the stock price, future business and operations of either or both of LecTec and AxoGen.

In evaluating the Merger, you should carefully consider the discussion of these and other factors in the section entitled “Risk Factors” on page 15.

Should one or more of these risks or uncertainties affect the business of LecTec or AxoGen, or should underlying assumptions prove incorrect, actual results, performance or achievements in 2011 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Except as otherwise required by law, LecTec does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

RISK FACTORS

Before LecTec shareholders approve the Merger, such shareholders should carefully consider the risks described below in addition to the other information contained in this proxy statement/prospectus, including the section entitled “Note Regarding Forward-Looking Statements” on page 14 of this proxy statement/prospectus. The risks and uncertainties described below are not the only ones facing LecTec, AxoGen or the combined company. If any of the following risks actually occur, the combined company’s business, financial condition or results of operations could be materially adversely affected, the value of LecTec’s common stock could decline, and shareholders may lose all or part of their investment in LecTec common stock.

Risks Relating to the Merger

LecTec and AxoGen may not realize all of the anticipated benefits of the transactions.

To be successful after the Merger, LecTec and AxoGen will need to integrate their separate companies and perform on the AxoGen business plan. AxoGen is a private company and as a result of the Merger will be subject to regulation as a public company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Sarbanes-Oxley Act. The integration process and new reporting requirements may divert the attention of the combined company’s executive officers and management from day-to-day operations. Such disruption in the business could preclude realization of the full benefits of the transaction expected by LecTec and AxoGen. LecTec has not completed a merger or acquisition comparable in size or scope to the Merger. The failure of the combined company, after the Merger, to successfully integrate the operations of LecTec and AxoGen or otherwise to realize any of the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect its results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses or liabilities, and may cause LecTec’s stock price to decline.

Because the businesses of LecTec and AxoGen differ, the results of operations of the combined company and the market price of LecTec common stock after the Merger may be affected by factors different from those existing prior to the Merger and may suffer as a result of the Merger. As a result, LecTec cannot assure you that the combination of the businesses and operations of LecTec with AxoGen will result in the realization of the full benefits anticipated from the Merger.

Provisions of the Merger Agreement may deter alternative business combinations.

Restrictions in the Merger Agreement prohibit, in certain contexts, LecTec from soliciting any acquisition proposal or offer for a merger or business combination with any other party. This includes a proposal that could be advantageous to the shareholders of LecTec when compared to the terms and conditions of the Merger described in this proxy statement/prospectus.

AxoGen is a private company making it difficult to determine its fair market value.

AxoGen is a private company and as such there is no public market price for which to value it. This makes it extremely difficult to determine the fair market value of AxoGen. The number of shares of LecTec common stock to be issued to AxoGen stockholders was determined based on negotiations between the parties, within a value range determined by LecTec, and it may not be indicative of its true value.

The value of the LecTec common stock issued in the Merger will depend on its market price at the time of the Merger, as the number of LecTec shares to be provided to security holders of AxoGen is fixed.

Pursuant to the Merger Agreement, the number of shares of LecTec’s common stock that security holders of AxoGen will receive is unaffected by the share price of LecTec’s common stock, as reflected on the OTCBB. Increases in the value of LecTec common stock will result in a higher price being paid by LecTec for AxoGen common stock and more value received by AxoGen stockholders in the Merger. Pursuant to the Merger Agreement, LecTec will not have the right to terminate or renegotiate the Merger Agreement or to re-solicit proxies as a result of any increase in the value of LecTec’s outstanding common stock.

The market price of LecTec common stock could decline as a result of the large number of shares that will become eligible for sale after consummation of the Merger.

If the Merger is consummated, assuming $11,450,000 in Net Cash, the new shares of LecTec common stock issued as Merger Consideration will become saleable after the closing of the Merger as follows: 124,361 shares immediately, 3,115,281 six months after closing and all shares twelve months after closing. Consequently, after such periods, additional shares of LecTec common stock will be eligible for resale in the public market. Current shareholders of LecTec and former stockholders of AxoGen may not wish to continue to invest in the operations of the combined company after the Merger, or for other reasons, may wish to dispose of some or all of their interests in LecTec after the Merger. Sales of substantial numbers of shares of both the newly issued and the existing LecTec common stock in the public market following the Merger could adversely affect the market price of such shares.

AxoGen’s credit agreement with Oxford Finance Corporation and Atel Ventures, Inc. is due to expire September 30, 2011, and AxoGen may not be able to find suitable alternative financing.

AxoGen currently has a loan for an aggregate amount of approximately $4.7 million with Oxford Finance Corporation and Atel Ventures, Inc. (the “Lenders”) which comes due September 30, 2011. AxoGen has received a commitment from different lenders for a new $5.0 million facility contingent on closing the Merger and satisfaction of certain other conditions. AxoGen intends to use the proceeds from the new loan facility to repay the entire outstanding balance under the existing loan. The proposed new loan facility will be for 42 months, with interest only payments for the first 12 months and straight line amortization of principal and interest for the remaining 30 months. The interest rate is the greater of 9.9% per annum or the three-year Treasury Rate plus 8.92%. Such loan will be secured by all of the assets of AxoGen. The lenders for the proposed new loan facility will also receive a 10 year warrant to purchase approximately 83,000 shares of LecTec common stock at $2.401 per share, subject to adjustment based upon the price of LecTec common stock at the closing of the Merger. If the proposed new loan facility does not close after the Merger, and alternative arrangements are not established, cash reserves will be required to pay the $4.7 million loan to the Lenders. Such use of cash could result in slowing the AxoGen business plan to adjust for less available capital or require the combined entity to raise additional capital within twelve months of the Merger. Any additional capital raise could be dilutive to shareholders of the combined company.

AxoGen has not experienced positive cash flow from their operations, and the ability of the combined company to achieve positive cash flow from operations, will depend on increasing sales of its products, which may not be achievable.

AxoGen has historically operated with negative cash flow from its operations. Management of LecTec and AxoGen, in considering the advantages of the Merger, believes that additional capital to invest in sales and marketing will provide AxoGen with a higher profile in its market and with its customers and result in higher sales. However, if such beliefs turn out to be incorrect and AxoGen product sales do not increase as anticipated, then LecTec shareholders will experience negative cash flows and adverse operating conditions.

The issuance of shares of LecTec common stock to AxoGen stockholders in connection with the Merger will substantially reduce the percentage ownership of current LecTec shareholders.

If the Merger is completed and assuming that LecTec Net Cash at the closing of the Merger is $11,450,000, 6,106,201 shares of LecTec’s common stock will be issued in exchange for the stock of AxoGen, 557,941 shares of LecTec common stock will be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger and certain AxoGen stockholders will purchase

416,509 shares of LecTec common stock at $2.40 per share. The exact number of shares of LecTec common stock to be issued, reserved for issuance or purchased will adjust slightly based on the final LecTec Net Cash amount. LecTec shareholders will continue to own their existing shares of LecTec common stock, which will not be affected by the Merger, other than by the dilution resulting from the issuance of the above mentioned shares. As a result, current LecTec shareholders will own approximately 40% of the shares of LecTec common stock outstanding and on a fully diluted basis after the Merger. As such, current LecTec shareholders will have a significant reduction in the relative percentage interests of earnings, voting, liquidation, book and market value.

AxoGen’s security holders will collectively hold a large percentage of the outstanding LecTec common stock after consummation of the Merger, and, should they choose to act together, will have significant influence over the outcome of corporate actions requiring shareholder approval; such shareholders’ priorities for LecTec’s business may be different from LecTec’s or its other shareholders.

After completion of the Merger, the former AxoGen security holders (including investors other than LecTec in AxoGen’s Interim Notes and those purchasing LecTec common stock at closing) will collectively hold approximately 60% of the outstanding LecTec common stock and the current LecTec shareholders will hold approximately 40% of the outstanding LecTec common stock. Accordingly, AxoGen security holders, should they choose to act together, will be able to significantly influence the outcome of any corporate transaction or other matter submitted to the LecTec shareholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of LecTec’s assets or any other significant corporate transaction, such that such AxoGen security holders, should they choose to act together, could delay or prevent a change of control of LecTec, even if such a change of control would benefit LecTec’s other shareholders. The interests of such AxoGen investors may differ from the interests of LecTec’s other shareholders.

The conditions to closing of Merger may be waived by LecTec or AxoGen without re-soliciting LecTec shareholder or AxoGen shareholder approval of the Merger Agreement.

The Merger is subject to the satisfaction of the closing conditions set forth in the Merger Agreement. These conditions may be waived by LecTec or AxoGen, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Conditions to Completion of the Merger” on page 83. In the event of a waiver of any condition, LecTec and AxoGen will not be required to re-solicit the LecTec shareholders or AxoGen stockholders, and may complete the transaction without seeking further shareholder approval.

If the conditions to the Merger are not met or waived, the Merger will not occur.

Even if the Merger is approved by the shareholders of LecTec, specified conditions must be satisfied or waived to complete the Merger. These conditions are described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” on page 83 and in the Merger Agreement set forth in Appendices A1 and A2. LecTec cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, which would result in the loss of some or all of the expected benefits of the Merger.

The date on which the Merger will close is uncertain.

The date on which the Merger will close depends on the satisfaction of the closing conditions set forth in the Merger Agreement, or the waiver of those conditions by the parties thereto. Although LecTec and AxoGen expect to complete the Merger within five days of the Annual Meeting, such closing may not take place as anticipated. Either LecTec or AxoGen may terminate the Merger Agreement if the Merger has not taken place on or before September 26, 2011, unless the Merger Agreement is amended to extend such date.

After the Merger, LecTec will continue to incur costs as a result of operating as a public company, and its management may be required to devote substantial time to compliance initiatives.

As a public company, LecTec currently incurs legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. LecTec’s management devotes both time and financial resources to these compliance initiatives.

After the Merger, LecTec will remain subject to all of its current public obligations, including the Sarbanes-Oxley Act. If, after the Merger, LecTec fails to staff its accounting and finance function adequately, or maintain internal controls adequate to meet the demands that are placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act, it may be unable to report its financial results accurately or in a timely manner and its business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on LecTec’s future business, financial condition and results of operations.

LecTec may not have uncovered all the risks associated with the acquisition of AxoGen and a significant liability may be discovered after closing of the Merger.

There may be risks that LecTec failed to discover in the course of performing its due diligence investigations related to the acquisition of AxoGen, which could result in significant liabilities arising after the consummation of the Merger. In connection with the acquisition of AxoGen, LecTec will assume all of AxoGen’s liabilities, both pre-existing and contingent, as a matter of law upon the exchange of all AxoGen securities. The Merger Agreement does not provide for LecTec’s indemnification by the former AxoGen stockholders against any of AxoGen’s liabilities, should they arise or become known after the closing of the Merger. Furthermore, there is no escrow account or indemnity agreement protecting LecTec in the event of any breach of AxoGen’s representations and warranties in the Merger Agreement. While LecTec tried to minimize risks by conducting due diligence that LecTec deemed appropriate under the circumstances, LecTec may not have identified all existing or potential risks. Any significant liability that may arise may harm LecTec’s business, financial condition, results of operations and prospects by requiring LecTec to expend significant funds to satisfy such liability.

If the Merger does not qualify as a tax-free reorganization for U.S. federal income tax purposes, there could be adverse tax consequences for the AxoGen stockholders.

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and it is a condition to closing of the Merger that AxoGen receive an opinion from its counsel to that effect. In the event that the Merger does not qualify as a reorganization, the Merger would result in taxable gain or loss for each AxoGen stockholder, with the amount of such gain or loss determined by the amount that each AxoGen stockholder’s adjusted tax basis in the AxoGen common stock surrendered is less or more than the fair market value of the LecTec common stock received in exchange therefor.

Risks Relating to LecTec’s Business

LecTec has limited staffing.

LecTec’s success is dependent upon the efforts of the LecTec Board of Directors and the full time employees of LecTec. As of the date of this proxy statement/prospectus, LecTec had two full-time employees whose efforts are focused on its external reporting requirements, maintaining its day-to-day operations and pursuing merger and acquisition opportunities. LecTec is considered a small business issuer as defined under the rules of the SEC. Current legislation related to the Sarbanes-Oxley Act and LecTec’s efforts to become compliant thereunder, have been, and are expected to be, costly to it despite the internal controls LecTec has in place. If its full-time employees or members of the LecTec Board of Directors decide to depart from LecTec, it could be adversely affected if suitable replacement personnel or directors are not quickly retained. The current financial condition and associated risks of LecTec may make it difficult to retain and attract, if necessary, qualified personnel. LecTec currently has a key man life insurance policy on its CEO and CFO, Gregory G. Freitag, in the amount of $2,000,000.

The price of LecTec’s common stock could be highly volatile due to a number of factors.

The trading price of LecTec common stock may fluctuate widely as a result of a number of factors, including:

•	trading of LecTec common stock on the OTCBB;

•	limited daily trading volume resulting in the lack of a liquid market;

•	fluctuations in price and volume due to investor speculation, internet message postings, and other factors that may not be tied to the financial performance by LecTec;

•	performance by LecTec in the execution of its business plan;

•	regulatory developments in both the United States and foreign countries;

•	performance of products sold and advertised by licensees in the marketplace;

•	economic and other external factors; and

•	period-to-period fluctuations in financial results.

LecTec does not meet the criteria to list its common stock on an exchange such as the NASDAQ Stock Market and its common stock is illiquid and may be difficult to sell.

Trading of LecTec’s common stock is conducted on the OTCBB. Generally, securities that are quoted on the OTCBB lack liquidity and analyst coverage. This may result in lower prices for its common stock than might otherwise be obtained if it met the criteria to list its securities on a larger or more established exchange, such as the NASDAQ Capital Market, and could also result in a larger spread between the bid and asked prices for its common stock.

In addition, there has been only limited trading activity in LecTec’s common stock. The relatively small trading volume will likely make it difficult for LecTec shareholders to sell their common stock as, and when, they choose. As a result, investors may not always be able to resell shares of LecTec common stock publicly at the time and prices that they feel are fair or appropriate.

LecTec’s ongoing royalty stream is derived from its only licensing agreement; the amount of royalties resulting from this licensing agreement is uncertain.

LecTec currently receives royalty income pursuant to a licensing agreement it has with Novartis related to the sales of an adult vapor patch. Such royalty payments were $111,376 and $91,273 in the years ended 2009 and 2010, respectively. Royalties resulting from such license provide limited funds to continuing operations and are uncertain because of the acceptance of the product in the marketplace, severity of the cough, cold and flu seasons, marketing efforts by Novartis and other factors that LecTec is unable to control. Year over year the Novartis royalties have declined and there can be no assurance that this trend will not continue. Currently, LecTec has no other licensing arrangements in place and there is no assurance that LecTec will be able to enter into additional licensing agreements.

If licensees of LecTec’s patents do not comply with regulatory requirements when marketing products which rely on LecTec’s patents, LecTec’s royalties could be negatively affected.

The research, development, manufacture, labeling, distribution, marketing and advertising of products that are sold by licensees in reliance on LecTec’s patents are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Failure by such licensees to comply with regulatory requirements for marketing their products could subject them to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and suspensions and withdrawals of existing approvals. This in turn could decrease the revenues generated by such patent licensees and thereby decrease LecTec’s royalty income.

If products relying on LecTec’s patents are no longer regulated as over-the-counter products, LecTec royalties could be negatively affected.

Currently, many of the therapeutic consumer products that are or could be sold in reliance on LecTec’s patents are regulated as over-the-counter products. LecTec cannot assure you that the U.S. Food and Drug Administration (“FDA”) will continue to regulate these products as over-the-counter products. If the FDA changes its approach to regulating such therapeutic consumer products, the licensees would be faced with significant additional costs and may be unable to sell some or all of the products. Any such change could have a negative effect on the licensee’s revenues, which in turn could decrease LecTec’s royalty income.

LecTec’s patents and other proprietary rights provide uncertain protection of LecTec proprietary information and LecTec’s inability to protect a patent or other proprietary rights may adversely affect its business.

The patent and other proprietary rights position of companies such as LecTec’s is uncertain and involves complex legal and factual questions. Issued patents can later be held invalid by the patent office issuing the patent or by a court. LecTec cannot assure you that LecTec’s patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide LecTec value. Many other organizations, with substantially greater resources than LecTec’s, are engaged in research and development of technologies and products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more technologies, products or methods which LecTec currently considers proprietary to LecTec. LecTec has taken steps and incurred expenses to protect and evaluate LecTec’s patent portfolio in an effort to verify and determine the validity of LecTec’s patent rights. The outcome of this evaluation is uncertain and could be challenged. Moreover, LecTec can provide no assurance that confidentiality agreements, trade secrecy agreements or similar agreements intended to protect unpatented technology will provide the intended protection. Intellectual property litigation is extremely expensive and time-consuming, and it is often difficult, if not impossible, to predict the outcome of such litigation. Currently LecTec has ended all of its previous patent litigation and does not expect to proceed with any further litigation unless circumstances regarding LecTec’s intellectual property changes.

LecTec’s patents have a limited life and finite expiration periods.

Although LecTec has new patents pending approval, including a patent for the hand sanitizer patch, patent life of LecTec’s patents range from one to 11 years.

The issuance of new accounting pronouncements may have an impact on financial results.

The issuance of accounting pronouncements may affect LecTec’s results from time to time depending on specific issues relevant to LecTec, as well as adoption dates and alternatives that LecTec may choose with respect to the particular pronouncement.

Risks Relating to AxoGen’s Business

AxoGen’s auditor’s report for the fiscal year 2010 included a “going concern” explanatory paragraph.

AxoGen has suffered recurring losses and negative cash flows from operations since inception, and its working capital is severely limited. As of March 31, 2011, AxoGen had an accumulated deficit of approximately $40.9 million and a working capital deficit of $6.2 million. AxoGen’s access to working capital continues to be limited and its debt service obligations and projected operating costs for 2011 exceed its cash balance at March 31, 2011. As a result, AxoGen’s auditor’s report for fiscal year 2010 included an explanatory paragraph that expresses substantial doubt about AxoGen’s ability to continue as a “going concern.”

Future revenue will depend on AxoGen’s ability to expand its sales force and develop new customers, and there can be no assurance that these efforts will result in significant sales.

AxoGen is in the process of investing in its sales channel composed of a combination of its direct sales force and independent distributors to allow it to reach new customers. There can be no assurance that these efforts will be successful in expanding AxoGen’s product sales. AxoGen currently sells products directly through its employees and indirectly through distributor relationships. AxoGen is engaged in a major initiative to build and further expand sales and marketing capabilities. The incurrence of these expenses may impact AxoGen’s operating results, and there can be no assurance of their effectiveness. If AxoGen is unable to develop its sales force and new customers, it may not be able to grow revenue or maintain its current level of revenue generation. See “Certain Information Concerning AxoGen—Sales and Marketing,” on page 102.

AxoGen’s revenue depends solely on three products.

All of AxoGen’s revenue is currently derived from only three products, the Avance® Nerve Graft, AxoGuard® Nerve Protector and AxoGuard® Nerve Connector, for the treatment of peripheral nerve injury. Its ability to generate revenue is dependent on the success of these products. Accordingly, any disruption in AxoGen’s ability to generate revenue from the sale of these products will have a material adverse impact on its business, results of operations, financial condition and growth prospects. In addition, AxoGen’s expenditures for research and development are minimal and funding to develop, or increase efforts to find collaboration or licensing opportunities to obtain, additional products will be necessary.

In addition, the AxoGuard® products are only available through an exclusive distribution agreement with Cook Biotech Incorporated (“Cook Biotech”). Such contract is for a seven year term expiring August 2015, unless extended by agreement of the parties. However, there are conditions for continuation of the agreement, including payment terms and minimum purchase requirements, that if breached could result in an earlier termination of the agreement. Although AxoGen believes it could develop or obtain alternative products, the loss of the ability to sell the AxoGuard® products could have a material adverse effect on AxoGen’s business until other replacement products are available. See “Certain Information Concerning AxoGen—Intellectual Property—License Agreements” and “Certain Information Concerning AxoGen—Tissue Recovery and Processing for Avance® Nerve Graft—Manufacturing for the AxoGuard® Product Line.”

AxoGen’s success will be dependent on continued acceptance of its products by the medical community.

Continued market acceptance of AxoGen’s products will depend on its ability to demonstrate that its products are an attractive alternative to existing nerve reconstruction options. Its ability to do so will depend on surgeons’ evaluations of clinical safety, efficacy, ease of use, reliability, and cost-effectiveness of AxoGen’s nerve reconstruction products. For example, although AxoGen’s Avance® Nerve Graft follows stringent safety standards, including sterilization by gamma irradiation, AxoGen believes that a small portion of the medical community has lingering concerns over the risk of disease transmission through the use of allografts in general. Furthermore, AxoGen believes that even if its products receive general acceptance within the medical community, acceptance and clinical recommendations by influential surgeons will be important to the commercial success of AxoGen’s products.

Negative publicity concerning methods of donating human tissue and screening of donated tissue, in the industry in which AxoGen operates, may reduce demand for its Avance® Nerve Graft product and negatively impact the supply of available donor tissue.

AxoGen is highly dependent on its ability to recover cadaveric nerves from tissue donors for its Avance® Nerve Graft product. The availability of acceptable donors is relatively limited, and this availability is impacted by regulatory changes, general public opinion of the donation process and AxoGen’s reputation for its handling of the donation process. Media reports or other negative publicity concerning both improper methods of tissue recovery from donors and disease transmission from donated tissue for other allografts (i.e., bones, tendon, etc.) may limit widespread acceptance of AxoGen’s Avance® Nerve Graft allograft. Unfavorable reports of improper or illegal tissue recovery practices, both in the U.S. and internationally, as well as incidents of improperly processed tissue leading to transmission of disease, may broadly affect the rate of future tissue donation and market acceptance of allograft technologies. Potential patients may not be able to distinguish AxoGen products, technologies, and tissue recovery and processing procedures from others engaged in tissue recovery. In addition, families of potential donors from whom AxoGen is required to obtain consent before processing tissue may become reluctant to agree to donate tissue to for-profit tissue processors. Any disruption in the supply could have negative consequences for AxoGen’s revenue, operating results and continued operations. See “AxoGen Business—Tissue Recovery and Processing for Avance® Nerve Graft” on page 101.

Loss of key members of AxoGen management, who it needs to succeed, could adversely affect its business.

AxoGen is highly dependent on the services of Karen Zaderej, its Chief Executive Officer, and other key members of AxoGen’s management team and staff. The loss of Ms. Zaderej or any of the management team’s services could have an adverse effect on AxoGen’s future operations. AxoGen will establish a key-woman life insurance policy for $3,000,000 insuring the life of Ms. Zaderej at the time of, or before, the closing of the Merger.

AxoGen is highly dependent on the continued availability of its facilities and its relationship with its processor LifeNet Health and would be harmed if it was unavailable for any prolonged period of time.

Any failure in the physical infrastructure of AxoGen’s facilities, including the facility of its processor LifeNet Health, could lead to significant costs and disruptions that could reduce its revenues and harm its business reputation and financial results. AxoGen is highly reliant on its relationship with LifeNet Health. Any natural or man-made event that impacts AxoGen’s ability to utilize these facilities could have a significant impact on its operating results, reputation and ability to continue operations. The regulatory process for approval of facilities is time-consuming and AxoGen’s ability to rebuild facilities would take a considerable amount of time and expense and cause a significant disruption in service to its customers. AxoGen is in the process of putting business interruption insurance into place, and if it does, this insurance will help in these instances, but it may not cover all costs nor help to regain AxoGen’s standing in the market. See “Certain Information Concerning AxoGen—Facilities” on page 117 and “Certain Information Concerning AxoGen—Tissue Recovery and Processing for Avance® Nerve Graft” on page 101.

AxoGen must maintain high quality manufacturing and processing.

AxoGen’s Avance® Nerve Graft product requires careful calibration and precise, high-quality processing and manufacturing. Achieving precision and quality control requires skill and diligence by its personnel. If it fails to achieve and maintain these high quality controls, processing and manufacturing standards, including avoidance of manufacturing errors, defects or product failures, AxoGen could experience recalls or withdrawals of its product, delays in delivery, cost overruns or other problems that would adversely affect its business. AxoGen cannot completely eliminate the risk of errors, defects or failures. In addition, AxoGen may experience difficulties in scaling-up manufacturing of its Avance® product, including problems related to yields, quality control and assurance, tissue availability, adequacy of control policies and procedures, and lack of skilled personnel. If AxoGen is unable to process and produce its allografts on a timely basis, at acceptable quality and costs, and in sufficient quantities, or if it experiences unanticipated technological problems or delays in production, its business would be adversely affected.

AxoGen relies on third-party suppliers, some of which are currently the only source for the respective components or materials they supply to it.

Although most of the raw materials used in the production of Avance® Nerve Graft are available from more than one supplier, AxoGen currently obtains one of the chemicals it uses in the manufacture of Avance® Nerve Graft from only one supplier. Some of the reagents AxoGen uses in testing its manufacturing process are also obtained from single suppliers. FDA approval of a new supplier may be required if these materials become unavailable from AxoGen’s current suppliers. Although there may be other suppliers that have equivalent materials that would be available to AxoGen, FDA approval of any alternate suppliers, if required, could take several months or years to obtain, if they are able to be obtained at all. Any delay, interruption or cessation of production by AxoGen’s third-party suppliers of important materials, or any delay in qualifying new materials, if necessary, would prevent or delay AxoGen’s ability to manufacture products. In addition, an uncorrected impurity, a supplier’s variation in a raw material or testing, either unknown to AxoGen or incompatible with its manufacturing process, or any other problem with AxoGen’s materials, testing or components, would prevent or delay its ability to manufacture products. These delays may limit AxoGen’s ability to meet demand for its products and delay its clinical trial, which would have a material adverse impact on its business, results of operations and financial condition.

AxoGen relies on third parties to perform many necessary services for the commercialization of Avance® Nerve Graft, including services related to the recovery, distribution, storage and transportation.

AxoGen relies upon third parties for certain recovery, distribution, and transportation services. In accordance with product specifications, these third parties ship Avance® Nerve Graft in specially validated shipping containers at frozen temperatures. If any of the third parties that AxoGen relies upon in its recovery, distribution, storage or transportation process fail to comply with applicable laws and regulations, fail to meet expected deadlines, or otherwise do not carry out their contractual duties to AxoGen, or encounter physical damage or natural disaster at their facilities, AxoGen’s ability to deliver product to meet commercial demand may be significantly impaired. See “Certain Information Concerning AxoGen—Tissue Recovery and Processing for Avance® Nerve Graft” on page 101.

AxoGen is dependent on its relationships with distributors to generate revenue.

AxoGen derives substantial revenues through its relationships with distributors. If such distributor relationships were terminated for any reason, it could materially and adversely affect AxoGen’s ability to generate revenues and profits. AxoGen intends to obtain the assistance of additional distributors to continue its sales growth. It may not be able to find additional distributors who will agree to market and distribute its products on commercially reasonable terms, if at all. If it is unable to establish new distribution relationships or renew current distribution agreements on commercially acceptable terms, operating results could suffer.

AxoGen’s operating results will be harmed if it is unable to effectively manage and sustain its future growth.

AxoGen might not be able to manage its future growth efficiently or profitably. Its business is unproven on a large scale and actual revenue and operating margins, or revenue and margin growth, may be less than expected. If AxoGen is unable to scale its production capabilities efficiently, it may fail to achieve expected operating margins, which would have a material and adverse effect on its operating results. Growth may also stress AxoGen’s ability to adequately manage its operations, quality of products, safety and regulatory compliance. If growth significantly decreases AxoGen’s cash reserves, it may be required to obtain additional financing, which may increase indebtedness or result in dilution to LecTec shareholders. Further, there can be no assurance that LecTec would be able to obtain any additional financing.

There may be significant fluctuations in AxoGen’s operating results.

Significant quarterly fluctuations in AxoGen’s results of operations may be caused by, among other factors, its volume of revenues, seasonal changes in nerve reconstruction activity, timing of sales force expansion and general economic conditions. There can be no assurance that the level of revenues and profits, if any, achieved by AxoGen in any particular fiscal period, will not be significantly lower than in other comparable fiscal periods. AxoGen’s expense levels are based, in part, on its expectations as to future revenues. As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues.

AxoGen’s revenues depend upon prompt and adequate reimbursement from public and private insurers and national health systems.

Political, economic and regulatory influences are subjecting the healthcare industry in the U.S. to fundamental change. The ability of hospitals to pay fees for AxoGen’s products depends in part on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from governmental health administration authorities, private health coverage insurers and other organizations. Major third-party payors of hospital services and hospital outpatient services, including Medicare, Medicaid and private healthcare insurers, annually revise their payment methodologies, which can result in stricter standards for reimbursement of hospital charges for certain medical procedures or the elimination of reimbursement. Further, Medicare, Medicaid and private healthcare insurer cutbacks could create downward price pressure on AxoGen’s products.

AxoGen may be subject to future product liability litigation that could be expensive and its insurance coverage may not be adequate in a catastrophic situation.

Although AxoGen is not currently subject to any product liability proceedings, and it has no reserves for product liability disbursements, it may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the usage of AxoGen products. AxoGen currently carries product liability insurance of up to $5 million, however, its insurance coverage and any reserves it may maintain in the future for product related liabilities may not be adequate and AxoGen’s business could suffer material adverse consequences.

Technological change could reduce demand for AxoGen’s products.

The medical technology industry is intensely competitive. AxoGen competes with both U.S. and international companies that engage in the development and production of medical technologies and processes including:

•	biotechnology, orthopedic, pharmaceutical, biomaterial, chemical and other companies;

•	academic and scientific institutions; and

•	public and private research organizations.

AxoGen products compete with autograft and hollow-tube conduits, as well as with alternative medical procedures. For the foreseeable future, AxoGen believes a significant number of surgeons will continue to choose to perform autograft procedures when feasible, despite the necessity of performing a second operation and its drawbacks. In addition, many members of the medical community will continue to prefer the use of hollow-tube conduits due in part to their familiarity with these products and the procedures required for their use. Also, steady improvements have been made in synthetic human tissue substitutes, which could compete with AxoGen’s products. Unlike allografts, synthetic tissue technologies are not dependent on the availability of human or animal tissue. Although AxoGen’s growth strategy contemplates the introduction of new technologies, the development of these technologies is a complex and uncertain process, requiring a high level of innovation, as well as the ability to accurately predict future technology and market trends. AxoGen may not be able to respond effectively to technological changes and emerging industry standards, or to successfully identify, develop or support new technologies or enhancements to existing products in a timely and cost-effective manner, if at all. Finally, there can be no assurance that in the future AxoGen’s competitors will not develop products that have superior performance or are less expensive relative to its products rendering them obsolete or noncompetitive.

AxoGen may be unsuccessful in commercializing its products outside the U.S.

To date, AxoGen has focused its commercialization efforts in the U.S. It intends to expand sales outside the U.S. and will need to comply with applicable foreign regulatory requirements, including obtaining the requisite approvals, to do so. Additionally, AxoGen will need to either enter into distribution agreements with third parties or develop a direct sales force in these foreign markets. If it does not obtain adequate levels of reimbursement from third-party payors outside of the U.S., it may be unable to develop and grow its product sales internationally. Outside of the U.S., reimbursement systems vary significantly by country. Many foreign markets have government-managed healthcare systems that govern reimbursement for medical devices and procedures. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. If AxoGen is unable to successfully commercialize its products internationally, its long term growth prospects may be limited.

If AxoGen does not manage tissue and tissue donation in an effective and efficient manner, it could adversely affect its business.

Many factors affect the supply, level and timing of donor medical releases, such as effectiveness of donor screening (currently performed by donor recovery groups), the effective recovery of tissue, the timely receipt, recording and review of required medical documentation, and employee loss and turnover in AxoGen’s and its contractor’s recovery departments. AxoGen can provide no assurance that tissue recovery or donor medical releases will occur at levels that will maximize processing efficiency and minimize AxoGen’s cost per allograft processed.

If AxoGen does not manage product inventory in an effective and efficient manner, it could adversely affect profitability.

Many factors affect the efficient use and planning of product inventory, such as the effectiveness of predicting demand, effectiveness of preparing manufacturing to meet demand, and efficiently meeting product mix and product demand requirements. AxoGen may be unable to manage its inventory efficiently, keep inventory within expected budget goals, or keep sufficient product on hand to meet demand, and AxoGen can provide no assurance that it can keep inventory costs within its target levels. Failing to do so may require AxoGen to raise additional cash resources or may harm long term growth prospects.

Risks Related to the Regulatory Environment in which AxoGen Operates

AxoGen’s Avance® Nerve Graft product is currently allowed to be sold pursuant to a transition plan with the FDA and a change in position by the FDA would have a material adverse effect on AxoGen.

In 2007, AxoGen began to process and distribute its Avance® Nerve Graft pursuant to section 361 of the Public Health Service Act and 21 CFR Part 1271 Human Cell & Tissue Products (“HCT/P”) controls. Such action was based on AxoGen’s good faith belief that the Avance® Nerve Graft was a 361 HCT/P tissue product. AxoGen was in communication with the FDA starting in 2008 concerning the regulatory status of the Avance® Nerve Graft. These communications included an April 2009 letter from FDA’s “Tissue Reference Group” stating its belief that Avance® was a biologic product subject to regulation under Section 351 of the Public Health Service Act (the “PHS Act”) by the Center for Biologics Evaluation and Research, (“CBER”). AxoGen disagreed with this recommendation and submitted a Request For Designation (“RFD”) to the FDA’s Office of Combination Products (“OCP”) to resolve the regulatory identity of the Avance® Nerve Graft. In April 2010, in response to the RFD submitted by AxoGen, the FDA determined that the Avance® Nerve Graft was a biologic product that would be reviewed and regulated by CBER under the biologics licensing provision of the PHS Act.

AxoGen disagreed with the FDA determination that the Avance® Nerve Graft is a biologic product and took the position that, if FDA could not agree to regulating it as a 361 HCT/P, the product’s regulatory status was that of a medical device. In April 2010, AxoGen filed a “Request for Supervisory Review” of the Office of Combination Products’s (“OCP”) designation for the Avance® Nerve Graft. In its request, AxoGen stated that the information that was previously submitted in the RFD to support the recommendation that the Avance® Nerve Graft be regulated as a device should be reconsidered and the OCP determination should be reversed. AxoGen met with the FDA in August 2010 to present and discuss the Request for Supervisory Review. The FDA’s decision remains pending as of the date of this proxy statement/ prospectus.

AxoGen has been working with CBER on developing the design for a phase 3 clinical trial that would support a premarket submission for the Avance® Nerve Graft. AxoGen has informed the FDA that irrespective of the outcome of the appeal, Avance® should be reviewed by CBER, and believes that the type and amount of data required for a Biologics License Application (“BLA”) reviewed by CBER would be the same as that required should the agency determine the product is a device. AxoGen met with CBER in July 2010 and, in the time period between July 2010 and November 2010, provided information to CBER that resulted in the FDA’s issuing a letter stating the agency’s intent to exercise enforcement discretion with respect to the introduction or delivery for introduction into interstate commerce of the Avance® Nerve Graft provided that:

•

AxoGen transitions to compliance with Section 501(a)(2)(B) of the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), the current good manufacturing practice regulations in 21CFR Parts 210 and 211 and the applicable regulations and standards in 21 CFR Part 600-610 prior to initiation of a phase 3 clinical trial;

•	AxoGen conducts a phase 3 clinical trial to demonstrate safety, purity and potency of the Avance® Nerve Graft under a Special Protocol Assessment; and

•	AxoGen continues to comply with the regulations and standards for 21 CFR Part 1271 and exercises due diligence in executing the transition.

The FDA will end the period of enforcement discretion upon final FDA action on the premarket submission or if the FDA finds that AxoGen does not meet the conditions for the transition plan.

When the FDA makes a decision on AxoGen’s Request for Supervisory Review of the OCP’s designation for the Avance® Nerve Graft, it will either determine that the product is a medical device or that the Avance® Nerve Graft will be subject to the BLA process. If the product is a medical device, it may be eligible for clearance under the 510(k) premarket notification process, or it may require premarket approval. AxoGen has continued to communicate with CBER since the acceptance of the transition plan on clinical trial design, and Chemistry, Manufacturing and Control (“CMC”), for the Avance® Nerve Graft. In compliance with the transition plan, until final action on the Avance® Nerve Graft premarket submission, AxoGen is able to continue to provide the Avance® Nerve Graft to hospitals. In the event that the FDA or CBER changed its position regarding its use of enforcement discretion to permit AxoGen to continue to provide the Avance® Nerve Graft product to hospitals prior to final approval as a medical device or biologic product, AxoGen would have to end provision of services of the Avance® Nerve Graft product which would have a material adverse effect on its operations and financial viability. In addition, if AxoGen fails to comply with applicable regulatory requirements or fails to comply with the ongoing requirements of the premarket submission to become a biologic product, the FDA could deny marketing clearance, approval or licensing, withdraw approvals or revoke licenses, or impose civil penalties, including fines, product seizures or product recalls and, in extreme cases, criminal sanctions.

AxoGen’s AxoGuard® products are subject to FDA and other regulatory requirements.

AxoGen’s AxoGuard® product line is regulated as a medical device under the FD&C Act and subject to 21 CFR Part 820 (Quality System Regulation) and other FDA regulations. AxoGen partners with Cook Biotech, the manufacturer of its AxoGuard® product line and is responsible for the regulatory compliance of the AxoGuard® product line. Cook Biotech has obtained a 510(k) marketing clearance from the FDA for porcine small intestine submucosa for the repair of peripheral nerve discontinuities where gap closure can be achieved by flexion of the extremity. If AxoGen or Cook Biotech fails to comply with applicable regulatory requirements the FDA could deny marketing clearance or approval, withdraw approvals, or impose civil penalties, including fines, product seizures or product recalls and, in extreme cases, criminal sanctions.

AxoGen’s business is subject to continuing regulatory compliance by the FDA and other authorities which is costly and could result in negative effects on its business.

AxoGen is subject to extensive regulation. Its products are subject to regulation by the FDA in the U.S., the Center for Medicare Services of the U.S. Department of Health and Human Services and other federal governmental agencies and, in some jurisdictions, by state and foreign governmental authorities. The FDA regulates the development, distribution, manufacturing, labeling, and record-keeping procedures for human tissue for transplantation such as that of AxoGen’s Avance® Nerve Graft product. The FDA also regulates medical devices, such as the AxoGuard® products. The process of obtaining marketing clearance from the FDA for new products and new applications for existing products can be time consuming and expensive. Some of the future products and enhancements to such products that AxoGen expects to develop and market may require marketing clearance or approval from the FDA. There can be no assurance, however, that clearance or approval will be granted with respect to any of AxoGen’s products or enhancements or that FDA review will not involve delays that would adversely affect AxoGen’s ability to market such products or enhancements. In addition, there can be no assurance that AxoGen products or enhancements will not be subject to a lengthy and expensive approval process with the FDA.

It is possible that if regulatory approvals to market a product are obtained from the FDA, the approvals may contain limitations on the indicated uses of such product. Other uses may be prohibited. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. Also, the FDA could limit or prevent the distribution of AxoGen products and has the power to require the recall of such products. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies will not adversely affect AxoGen’s operations. AxoGen, and its facilities, may be inspected by the FDA from time to time to determine whether it is in compliance with various regulations relating to specification, development, documentation, validation, testing, quality control, and product labeling. A determination that AxoGen is in violation of such regulations could lead to imposition of civil penalties, including fines, product recalls or product seizures and, in extreme cases, criminal sanctions.

The use, misuse or off-label use of AxoGen’s products may harm its reputation or the image of its products in the marketplace, or result in injuries that lead to product liability suits, which could be costly to AxoGen’s business or result in FDA sanctions if they are deemed to have engaged in off-label promotion. AxoGen is seeking FDA approval for Avance® Nerve Graft under specific circumstances. Its promotional materials and training methods must comply with FDA requirements and other applicable laws and regulations, including the prohibition on the promotion of a medical device for an indication that has not been approved or cleared by the FDA, or an off-label use. The FDA does not restrict or regulate a physician’s use of a medical device within the practice of medicine, and AxoGen cannot prevent a physician from using its products for an off-label use. However, the FD&C Act and the FDA’s regulations restrict the kind of communications that may be made about AxoGen’s products and if the FDA determines that its promotional or training materials constitute the unlawful promotion of an off-label use, it could request that AxoGen modify its training or promotional materials or subject it to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, civil money penalties, criminal fines and penalties, and exclusion from participation in federal health programs. Other federal, state or foreign governmental authorities might also take action if they consider AxoGen promotion or training materials to constitute promotion of an uncleared or unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, AxoGen’s reputation could be damaged and the use of its products in the marketplace could be impaired.

In addition, there may be increased risk of injury if physicians or others attempt to use AxoGen products off-label. Furthermore, the use of AxoGen’s product for indications other than those for which its products have been approved or cleared by the FDA may not effectively treat such conditions, which could harm AxoGen’s reputation in the marketplace among physicians and patients. Physicians may also misuse AxoGen’s product or use improper techniques if they are not adequately trained in the particular use, potentially leading to injury and an increased risk of product liability. Product liability claims are expensive to defend and could divert management’s attention from its primary business and result in substantial damage awards against AxoGen. Any of these events could harm AxoGen’s business, results of operations and financial condition.

Defective AxoGen product could lead to recall or other negative business conditions.

If AxoGen’s products are defective or otherwise pose safety risks, the FDA could require their recall, or AxoGen may initiate a voluntary recall of its products. The FDA may require recall of a marketed product in the event that it determines that due to material deficiencies or defects that use of the product poses an unacceptable risk to health. In addition, manufacturers may, on their own initiative, recall a product to remove or correct a deficiency or to remedy a violation of the Federal Food, Drug, and Cosmetic Act that may pose a risk to health. A government-mandated or a voluntary recall could occur as a result of an unacceptable risk to health, failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls, corrections or removals of any of AxoGen’s products would divert managerial and financial resources and have an adverse effect on its business, results of operations and financial condition. A recall could harm AxoGen’s reputation with customers and negatively affect its sales. AxoGen may initiate removals involving some of its products in the future that it determines do not require notification of the FDA. If the FDA were to disagree with AxoGen’s determinations, it could request that it report those actions as recalls, and take regulatory or enforcement action relating to the product.

If AxoGen’s products cause or contribute to a death, a serious injury or any adverse reaction involving a communicable disease related to its products, or malfunction in certain ways, it will be subject to reporting regulations, which can result in voluntary corrective actions or agency enforcement actions. Under the FDA’s medical device reporting regulations, AxoGen is required to report to the FDA any incident in which a device it markets may have caused or contributed to a death or serious injury, or in which its device (or a similar device marketed by AxoGen) malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to death or serious injury. Under the biologics regulations, a deviation from current good manufacturing practices or an unexpected or unforeseeable event that may affect the safety, purity, or potency of the product must be reported. Under the tissue regulations, AxoGen must report certain adverse reactions involving a communicable disease related to an HCT/P that AxoGen made available for distribution. If AxoGen fails to report these events to the FDA within the required timeframes, or at all, the FDA could take regulatory or enforcement action against AxoGen. Any adverse event involving AxoGen’s products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as AxoGen defending itself in a lawsuit, would require the dedication of time and capital, distract management from operating its business, and may harm AxoGen’s reputation, business, results of operations and financial condition.

AxoGen’s manufacturing operations must comply with FDA and other governmental requirements.

AxoGen’s manufacturing operations require it to comply with the FDA’s and other governmental authorities’ laws and regulations regarding the manufacture and production of medical products, which is costly and could subject AxoGen to enforcement action. AxoGen is required to comply with the FDA’s Quality System Regulation and Good Tissue Practices, which cover the methods used in, and the facilities and controls used for, the design, manufacture, quality assurance, labeling, packaging, sterilization, storage, shipping, installation and servicing of its products. The FDA enforces the Quality System Regulation and Good Tissue Practices through periodic announced and unannounced inspections of manufacturing facilities. The failure by AxoGen or one of its suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory authorities, or the failure to timely and adequately respond to any adverse inspectional observations, warning letter or product safety issues, could result in, among other things, any of the following enforcement actions:

•	untitled letters, warning letters, injunctions, civil penalties and criminal fines;

•	customer notifications or repair, replacement, refunds, recall, detention or seizure of AxoGen products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying AxoGen requests for approvals, permits, clearances or registrations of new or existing products, modified products or for new indications;

•	withdrawing approvals, permits, clearances or registrations that have already been granted;

•	refusal to grant export certificates for AxoGen products; or

•	criminal prosecution.

Any of these actions could impair AxoGen’s ability to produce its products in a cost-effective and timely manner in order to meet customer demands. AxoGen may also be required to bear other costs or take other actions that may have an adverse impact on its future sales and its ability to generate profits. Furthermore, AxoGen key material suppliers, licensors and processor may not continue to be in compliance with all applicable regulatory requirements, which could result in AxoGen’s failure to produce its products on a timely basis and in the required quantities, if at all.

Sales of AxoGen products outside the U.S. are subject to foreign regulatory requirements that vary from country to country. In the European Union (the “EU”), regulations, if applicable, differ from one EU member state to the next. Because of the absence of a harmonized regulatory framework and the proposed regulation for advanced therapy medicinal products in the EU, as well as for other countries, the approval process for human derived cell or tissue based medical products may be extensive, lengthy, expensive and unpredictable. AxoGen products will be subject to EU member states’ regulations that govern the donation, procurement, testing, coding, traceability, processing, preservation, storage, and distribution of human tissues and cells and cellular or tissue-based products. In addition, some EU member states have their own tissue banking regulations. The inability to meet foreign regulatory requirements could materially effect AxoGen’s future growth and compliance with such requirements could place a significant financial burden on AxoGen.

Clinical trials can be long, expensive and ultimately uncertain which could jeopardize AxoGen’s ability to obtain regulatory approval and continue to market its Avance® Nerve Graft product.

AxoGen is required to perform a clinical trial for its Avance® Nerve Graft pursuant to requirements of the FDA to obtain a biologics license for the product. This trial is expected to take several years to execute and is subject to factors within and outside of AxoGen’s control. The outcome of this trial is uncertain, and if it does not generate positive results, could result in AxoGen not being able to continue to provide its Avance® Nerve Graft product to hospitals.

The commencement or completion of the AxoGen clinical trial may be delayed or halted for numerous reasons, including, but not limited to, a regulatory body placing clinical trials on hold, patients not enrolling in clinical trials at the rate AxoGen expects, patients experiencing adverse side effects, third party contractors failing to perform in accordance with AxoGen’s anticipated schedule or consistent with good clinical practices, or inconclusive or negative interim trial results. AxoGen’s costs will increase if it has material delays in its clinical trial or if it needs to perform an additional or a larger clinical trial than planned. If this occurs, AxoGen’s financial results and the commercial prospects for its products will be harmed.

If AxoGen is unable to successfully complete the non-clinical studies or clinical trials necessary to support its BLA, its ability to continue to sell its Avance® Nerve Graft product will be limited. Product development, including non-clinical studies and clinical trials, is a long, expensive and uncertain process and is subject to delays and failure at any stage. Furthermore, the data obtained from any trial may be inadequate to support approval of a BLA or supplement. The commencement or completion of any of AxoGen’s clinical trials may be delayed or halted, or the data it obtains may be inadequate to support approval of a BLA or supplement, for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•	the FDA concludes that AxoGen’s trial design is inadequate to demonstrate safety and efficacy;

•	patients do not enroll in clinical trials at the rate AxoGen expects;

•	patients do not comply with trial protocols;

•	patient follow-up is not at the rate AxoGen expects;

•	patients experience adverse side effects;

•	patient death occurs during a clinical trial, even if the death may not be related to AxoGen product candidates;

•	institutional review boards and third-party clinical investigators delay or reject AxoGen trial protocol;

•

third-party clinical investigators decline to participate in a trial or do not perform a trial on AxoGen’s anticipated schedule or consistent with the clinical trial protocol and regulatory requirements, including good clinical practice;

•	contract research organizations (“CROs”), involved in the management or monitoring of a clinical trial do not perform as expected;

•	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•

regulatory inspections of AxoGen clinical trials or of manufacturing facilities that result, among other things, in AxoGen being required to undertake corrective action or suspend or terminate its clinical trials;

•	changes in governmental regulations or administrative actions; or

•	the interim or final results of a clinical trial are inconclusive or unfavorable as to safety or efficacy.

The results of non-clinical studies do not necessarily predict future clinical trial results, and predecessor clinical trial results may not be repeated in subsequent clinical trials. Additionally, the FDA may disagree with AxoGen’s interpretation of the data from its non-clinical studies and clinical trials and may require it to pursue additional non-clinical studies or clinical trials, or not approve AxoGen’s BLA or supplement, which could further delay the BLA of AxoGen’s products. If AxoGen is unable to demonstrate the safety and efficacy of its products through its clinical trials, it will be unable to obtain regulatory approval to market its products.

AxoGen has continued to communicate with FDA regarding clinical trial design, preclinical studies and CMC for the Avance® Nerve Graft, and will have significant work to continue to meet the requirements asked of AxoGen by the FDA for each of these components to begin its clinical study and receive its BLA. If AxoGen is unable to agree, or unable to meet the standards required of it by the FDA, regarding preclinical studies, clinical studies and CMC, AxoGen’s BLA may be impossible, delayed and/or may add significant costs to the ongoing production of Avance.

AxoGen will rely on third parties to conduct its clinical trial and they may not perform as contractually required or expected.

AxoGen will rely on third parties, such as CROs, medical institutions, clinical investigators and contract laboratories to conduct its clinical trial and certain nonclinical studies. AxoGen and its CROs are required to comply with all applicable regulations governing clinical research, including good clinical practice (“GCP”). The FDA enforces these regulations through periodic inspections of trial sponsors, principal investigators, CROs and trial sites. If AxoGen or its CROs fail to comply with applicable FDA regulations, the data generated in its clinical trials may be deemed unreliable and the FDA may require AxoGen to perform additional clinical trials before approving its applications. AxoGen cannot be certain that, upon inspection, the FDA and similar foreign regulatory authorities will determine that AxoGen’s clinical trial complies or complied with clinical trial regulations, including GCP. In addition, AxoGen’s clinical trial must be conducted with product produced under applicable current good manufacturing practice regulations. Failure to comply with the clinical trial regulations may require AxoGen to repeat clinical trials, which would delay the regulatory approval process. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to AxoGen’s clinical protocols or regulatory requirements or for other reasons, AxoGen’s non-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and it would not be able to obtain regulatory approval for, its products on a timely basis, if at all, and its business, results of operations, financial condition and growth prospects would be adversely affected. Furthermore, AxoGen’s third-party clinical trial investigators may be delayed in conducting its clinical trials for reasons outside of their control.

U.S. governmental regulation could restrict the use of AxoGen’s Avance® Nerve Graft product, restrict AxoGen’s procurement of tissue or increase costs.

Human tissues intended for transplantation have been regulated by the FDA since 1993. In May 2005, three new comprehensive regulations went into effect that address manufacturing activities associated with HCT/Ps. The first requires that companies that produce and distribute HCT/Ps register with the FDA. The second provides criteria that must be met for donors to be eligible to donate tissues and is referred to as the “Donor Eligibility” rule. The third rule governs the processing and distribution of the tissues and is often referred to as the Current Good Tissue Practices (“cGTP”) rule. The cGTP rule covers all stages of allograft processing, from procurement of tissue to distribution of final allografts. Together, they are designed to ensure that sound, high quality practices are followed to reduce the risk of tissue contamination and of communicable disease transmission to recipients. These regulations increased regulatory scrutiny within the industry in which AxoGen operates and have led to increased enforcement action, which affects the conduct of its business. See “Certain Information Concerning AxoGen—U.S. Government Regulation Overview” on page 107. In addition, these regulations can increase the cost of tissue recovery activities. Additionally, the Avance® Nerve Graft is subjected to certain state and local regulations, as well as compliance to the standards of the tissue bank industry’s accrediting organization, the American Association of Tissue Banks (the “AATB”).

The procurement and transplantation of allograft nerve tissue is also subject to federal law pursuant to the National Organ Transplant Act (“NOTA”), a criminal statute which prohibits the purchase and sale of human organs used in human transplantation, including nerve and related tissue, for “valuable consideration.” NOTA only permits reasonable payments associated with the removal, transportation, processing, preservation, quality control, implantation and storage of human nerve tissue. AxoGen makes payments to certain of its clients and tissue banks for their services related to recovering allograft nerve tissue on its behalf. If NOTA is interpreted or enforced in a manner which prevents AxoGen from receiving payment for services it renders, or which prevents it from paying tissue banks or certain of its clients for the services they render for AxoGen, its business could be materially and adversely affected.

AxoGen is engaged, through its marketing employees, independent sales agents and sales representatives, in ongoing efforts designed to educate the medical community as to the benefits of AxoGen products, and AxoGen intends to continue it educational activities. Although AxoGen believes that NOTA permits payments in connection with these educational efforts as reasonable payments associated with the processing, transportation and implantation of AxoGen products, payments in connection with such education efforts are not exempt from NOTA’s restrictions and AxoGen’s inability to make such payments in connection with its education efforts may prevent it from paying AxoGen sales representatives for their education efforts and could adversely affect AxoGen’s business and prospects. No federal agency or court has determined whether NOTA is, or will be, applicable to every allograft nerve tissue-based material which AxoGen’s processing technologies may generate. Assuming that NOTA applies to AxoGen’s processing of allograft nerve tissue, AxoGen believes that it complies with NOTA, but there can be no assurance that more restrictive interpretations of, or amendments to, NOTA will not be adopted in the future, which would call into question one or more aspects of AxoGen’s method of operations.

Other regulatory entities include state agencies with statutes covering tissue banking. Regulations issued by Florida, New York, California and Maryland, among others, will be particularly relevant to AxoGen’s business. Most states do not currently have tissue banking regulations. However, incidents of allograft related infections in the industry may stimulate the development of regulation in other states. It is possible that others may make allegations against AxoGen or against donor recovery groups or tissue banks about non-compliance with applicable FDA regulations or other relevant statutes or regulations. Allegations like these could cause regulators or other authorities to take investigative or other action, or could cause negative publicity for AxoGen’s business and the industry in which it operates.

Healthcare policy changes, including the recently enacted legislation to reform the U.S. healthcare system, may have a material adverse effect on AxoGen.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, which substantially changes the way healthcare is financed by both governmental and private insurers, encourages improvements in the quality of healthcare items and services, and significantly impacts the biotechnology and medical device industries. This Act includes, among other things, the following measures:

•	a 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the U.S., with limited exceptions, beginning in 2013;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities and conduct comparative clinical effectiveness research;

•

new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to physicians and teaching hospitals, as well as reporting of certain physician ownership interests, with the first of such reports due March 31, 2013 for calendar year 2012;

•

payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models, beginning on or before January 1, 2013;

•	an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate; and

•	a new abbreviated pathway for the licensure of biologic products that are demonstrated to be biosimilar or interchangeable with a licensed biologic product.

These provisions could meaningfully change the way healthcare is delivered and financed, and could have a material adverse impact on numerous aspects of AxoGen’s business. In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system. Certain of these proposals could limit the prices AxoGen is able to charge for its products or the amounts of reimbursement available for its products and could also limit the acceptance and availability of its products. The adoption of some or all of these proposals could have a material adverse effect on AxoGen’s business, results of operations and financial condition.

Additionally, initiatives sponsored by government agencies, legislative bodies and the private sector to limit the growth of healthcare costs, including price regulation and competitive pricing, are ongoing in markets where AxoGen does business. AxoGen could experience an adverse impact on operating results due to increased pricing pressure in the U.S. and in other markets. Governments, hospitals and other third-party payors could reduce the amount of approved reimbursement for AxoGen’s products or deny coverage altogether. Reductions in reimbursement levels or coverage or other cost-containment measures could unfavorably affect AxoGen’s future operating results.

Risks Related to AxoGen’s Intellectual Property

Failure to protect AxoGen’s Intellectual Property rights could result in costly and time consuming litigation and its loss of any potential competitive advantage.

AxoGen’s success will depend, to a large extent, on its ability to successfully obtain and maintain patents, prevent misappropriation or infringement of intellectual property (“IP”), maintain trade secret protection, and conduct operations without violating or infringing on the IP rights of third parties. See “Certain Information Concerning AxoGen—Intellectual Property” on page 105. There can be no assurance that AxoGen’s patented and patent-pending technologies will provide it with a competitive advantage, that AxoGen will be able to develop or acquire additional technology that is patentable, or that third parties will not develop and offer technologies which are similar to AxoGen’s. Moreover, AxoGen can provide no assurance that confidentiality agreements, trade secrecy agreements or similar agreements intended to protect unpatented technology will provide the intended protection. IP litigation is extremely expensive and time-consuming, and it is often difficult, if not impossible, to predict the outcome of such litigation. A failure by AxoGen to protect its IP could have a materially adverse effect on its business and operating results and its ability to successfully compete in its industry.

Even if AxoGen is granted patents by government authorities or obtains the right to utilize them through licensing, AxoGen’s patents may not provide significant protection, competitive advantage or commercial benefit. The validity and enforceability of patents issued to medical technology companies has proven highly uncertain. For example, legal considerations surrounding the validity of patents in the fields of medical technology are in transition, and AxoGen cannot assure you that the historical legal standards surrounding questions of validity will continue to be applied or that current defenses relating to issued patents in these fields will be sufficient in the future. In addition, AxoGen cannot assure you as to the degree and range of protections any of its patents, if issued, may afford AxoGen or whether patents will even be issued. For example, patents that may issue to AxoGen may be subjected to further governmental review that may ultimately result in the reduction of their scope of protection, and pending patent applications may have their requested breadth of protection significantly limited before being issued, if issued at all. Further, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, AxoGen cannot assure you that it was the first to invent of inventions covered by AxoGen’s pending patent applications, or that it was the first to file patent applications for these inventions.

Many medical technology companies and university and research institutions have filed patent applications or have received patents in AxoGen’s area of product development. Many of these entities’ patent applications, patents and other IP rights could prevent AxoGen from obtaining patents or could call into question the validity of any of its patents, if issued, or could otherwise adversely affect the ability to develop, manufacture or commercialize products. If use of technology incorporated into or used to produce AxoGen’s products is challenged, or if a conflicting patent issued to others is upheld in the courts, or if a conflicting patent application filed by others is issued as a patent and is upheld, AxoGen may be unable to market one or more of its products, or AxoGen may be required to obtain a license to market those products. To contend with these possibilities, AxoGen may have to enter into license agreements in the future with third parties for technologies that may be useful or necessary for the manufacture or commercialization of some of its products. In addition, AxoGen is routinely in discussions with academic and commercial entities that hold patents on technology or processes that

AxoGen may find necessary in order to engage in some of its activities. AxoGen cannot, however, assure you that these licenses, or any others that may be required to market its products, will be available on commercially reasonable terms, if at all, or that AxoGen will be able to develop alternative technologies if it cannot obtain required licenses.

To protect AxoGen’s rights to any of its patents, if issued, and proprietary information, AxoGen may need to litigate against infringing third parties, or otherwise avail itself of the courts or participate in administrative proceedings to determine the scope and validity of those patents or other proprietary rights. These types of proceedings are often costly and could be very time-consuming to AxoGen, and AxoGen cannot assure you that the deciding authorities will rule in its favor. An unfavorable decision could allow third parties to use AxoGen’s technology without being required to pay AxoGen licensing fees or may compel AxoGen to license needed technologies to avoid infringing third-party patent and proprietary rights. Although AxoGen believes that it would have valid defenses to allegations that AxoGen’s current products, production methods and other activities infringe the valid and enforceable IP rights of any third parties, AxoGen cannot be certain that a third party will not challenge AxoGen’s position in the future. Even if some of these activities were found to infringe a third party’s patent rights, AxoGen may be found to be exempt from infringement under 35 U.S.C. § 271(e) to the extent that these are found to be pre-commercialization activities related to AxoGen seeking regulatory approval for a product candidate. The scope of protection under 35 U.S.C. § 271(e), however, is uncertain and AxoGen cannot assure you that any defense under 35 U.S.C. § 271(e) would be successful. Further, the defense under 35 U.S.C. § 271(e) is only available for pre-commercialization activities, and could not be used as a defense for sale and marketing of any of AxoGen’s products.

Third parties could bring legal actions against AxoGen claiming it infringes their patents or proprietary rights, and seek monetary damages and/or enjoin clinical testing, manufacturing and marketing of the affected product or products. If AxoGen becomes involved in any litigation, it could consume a substantial portion of AxoGen’s resources, and cause a significant diversion of effort by AxoGen’s technical and management personnel regardless of the outcome of the litigation. If any of these actions were successful, in addition to any potential liability for damages, AxoGen could be required to obtain a license to continue to manufacture or market the affected product, in which case AxoGen may be required to pay substantial royalties or grant cross-licenses to AxoGen’s patents. AxoGen cannot, however, assure you that any such license will be available on acceptable terms, if at all. Ultimately, AxoGen could be prevented from commercializing a product, or be forced to cease some aspect of its business operations as a result of claims of patent infringement or violation of other IP rights, which could have a material and adverse effect on AxoGen’s business, financial condition, and results of operations. Further, the outcome of IP litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party. This is especially true in IP cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree.

AxoGen may not be able to obtain or protect its proprietary rights relating to its products without resorting to costly and time consuming litigation.

AxoGen may not be able to obtain, maintain and protect certain proprietary rights necessary for its products or future products. Commercial success is dependent in part on obtaining and maintaining patent protection on AxoGen’s products and successfully defending these patents against third-party challenges. AxoGen’s ability to continue sales of its products will also depend in part on the patent positions of third parties, including those of any potential competitors. The patent positions of regenerative medicine companies can be highly uncertain and involve complex legal and factual questions. Accordingly, AxoGen cannot predict with certainty the scope and breadth of patent claims that may be afforded to other companies’ patents. AxoGen could incur substantial costs in litigation if it is required to defend against patent suits brought by third parties, or if they initiate suits to protect their patent rights.

In addition to the risks involved with patent protection, AxoGen also faces the risk that potential competitors could infringe AxoGen’s trademarks.

Future protection for AxoGen’s proprietary rights is uncertain which may impact its ability to successfully compete in its industry.

The degree of future protection for AxoGen’s proprietary rights is uncertain. AxoGen cannot ensure that:

•	it, or its licensors, were the first to make the inventions covered by each of AxoGen’s patents;

•	it, or its licensors, were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of AxoGen’s technologies;

•	any of AxoGen’s pending patent applications will result in issued patents;

•	any of AxoGen’s issued patents or those of its licensors will be valid and enforceable;

•	any patents issued to AxoGen or its collaborators will provide a any competitive advantages or will not be challenged by third parties;

•	it will develop additional proprietary technologies that are patentable;

•	the patents of others will not have a material adverse effect on its business rights; or

•

the measures AxoGen relies on to protect its IP underlying their products may not be adequate to prevent third parties from using its technology, all of which could harm its ability to compete in the market.

AxoGen’s success depends on its ability to avoid infringing on the intellectual property rights of third parties which could expose it to litigation or commercially unfavorable licensing arrangements.

AxoGen’s commercial success depends in part on its ability and the ability of its collaborators and licensors to avoid infringing patents and proprietary rights of third parties. Third parties may accuse AxoGen or collaborators and licensors of employing their proprietary technology in AxoGen products, or in the materials or processes used to research or develop AxoGen products, without authorization. Any legal action against AxoGen collaborators, licensors or it claiming damages and/or seeking to stop AxoGen’s commercial activities relating to the affected products, materials and processes could, in addition to subjecting AxoGen to potential liability for damages, require it or its collaborators and licensors to obtain a license to continue to utilize the affected materials or processes or to manufacture or market the affected products. AxoGen cannot predict whether AxoGen or its collaborators and licensors would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If AxoGen were unable to obtain such a license, it and its collaborators and licensors may be unable to continue to utilize the affected materials or processes, or manufacture or market the affected products, or AxoGen may be obligated by a court to pay substantial royalties and/or other damages to the patent holder. Even if AxoGen were able to obtain such a license, the terms of such a license could substantially reduce the commercial value of the affected product or products and impair AxoGen’s prospects for profitability. Accordingly, AxoGen cannot predict whether or to what extent the commercial value of the affected product (or products) or AxoGen’s prospects for profitability may be harmed as a result of any of the liabilities discussed above. Furthermore, infringement and other IP claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from its core business. AxoGen and its licensors may be unable to obtain and enforce IP rights to adequately protect its products and related IP.

Others may claim an ownership interest in AxoGen IP which could expose it to litigation and have a significant adverse effect on its prospects.

A third-party may claim an ownership interest in one or more of AxoGen’s patents or IP. While AxoGen believes that it owns 100% of the right, title and interest in the patents for which it or its licensors have applied and AxoGen’s other IP, including that which is licensed from third parties, AxoGen cannot guarantee that a third-

party will not, at some time, assert a claim or an interest in any of such patents or IP. AxoGen is presently unaware of any claims or assertions by third-parties with respect to AxoGen’s patents or IP. A successful challenge or claim by a third party to AxoGen patents or IP could have a significant adverse effect on its prospects.

Although AxoGen has confidentiality agreements in place, these agreements may not adequately prevent disclosure of proprietary information.

AxoGen’s policy is to execute confidentiality agreements with its employees and consultants upon the commencement of their employment or consulting arrangement with AxoGen. These agreements generally require that all confidential information developed by an individual or to which the individual is exposed during the course of his or her relationship with AxoGen must be kept confidential even after the individual has left its employment. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to AxoGen is its exclusive property. AxoGen cannot be sure that these agreements will provide meaningful protection of its proprietary and other confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom AxoGen employees or consultants have prior employment or consulting relationships. AxoGen may be forced to engage in costly and time-consuming litigation to determine the scope of and to enforce its proprietary rights. Even if successful, any litigation could divert AxoGen’s management’s attention from its business.

AxoGen depends on maintenance of exclusive licenses.

AxoGen depends fundamentally on keeping and satisfying the terms of exclusive licenses of its nerve repair technologies from the University of Florida Research Foundation (the “UFRF”) and the University of Texas at Austin (“UTA”) where the original technologies are purported to be invented. Though AxoGen makes an effort to follow these agreements strictly, a disagreement between AxoGen and either party could have negative impacts on its ability to operate its business effectively. In addition, AxoGen could learn that the technologies it has licensed from UFRF and UTA do not perform as purported, are not efficacious, or are not the property of UFRF or UTA, or some similar problem with the license, any of which would have an immediate and negative impact on AxoGen’s business.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information of LecTec

The following table sets forth selected historical financial data as of the dates and for the periods indicated. The selected historical financial data as of and for the three months ended March 31, 2011 have been derived from LecTec’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial data as of December 31, 2010 and 2009, and for the years then ended have been derived from LecTec’s audited financial statements included elsewhere in this proxy statement/prospectus. LecTec historical results are not necessarily indicative of future performance or results of operations. You should read the information presented below together with “Certain Information Concerning LecTec—LecTec Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this proxy statement/prospectus.

All financial data presented in thousands, except per share amounts.

	Three Months Ended March 31, 2011	Year Ended December 31,
		2010	2009
Statements of Operations Data:
Revenue
Infringement income	$3,600	$—	$24,800
Royalty and licensing fees	25	91	111

Total revenue	3,625	91	24,911
Operating Expenses	2,138	1,939	8,956

Operating income (loss) from continuing operations	1,487	(1,848)	15,955
Interest and Miscellaneous Income	2	23	2

Income (loss) from continuing operations before income taxes	1,489	(1,825)	15,957
Income tax benefit (expense)	(584)	509	(1,041)

Income (loss) from continuing operations	905	(1,316)	14,916
Discontinued Operations—reversal of sales returns allowance	—	—	130

Net income (loss)	$905	$(1,316)	$15,046

Income (Loss) per Common Share:
Basic—
Continuing operations	$0.21	$(0.31)	$3.48
Discontinued operations	—	—	0.03

	$0.21	$(0.31)	$3.51

Diluted—
Continuing operations	$0.21	$(0.31)	$3.46
Discontinued operations	—	—	0.03

	$0.21	$(0.31)	$3.49

Dividend Declared per Common Share	$—	$—	$1.00

Weighted Average Common Shares Outstanding:
Basic	4,305	4,304	4,290

Diluted	4,311	4,304	4,309

	March 31, 2011	December 31,
		2010	2009
Balance Sheet Data:
Cash and cash equivalents	$5,641	$7,077	$15,766
Certificates of deposit	3,184	1,960	—
Total current assets	11,320	10,087	16,773
Total assets	11,371	10,143	16,808
Total current liabilities	232	114	5,747
Total liabilities	232	114	5,747
Total shareholders’ equity	11,138	10,029	11,061

Selected Historical Financial Information of AxoGen

The following table sets forth selected historical financial data as of the dates and for the periods indicated. The selected historical financial data as of and for the three months ended March 31, 2011 have been derived from AxoGen’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial data as of December 31, 2010 and 2009, and for the years then ended, have been derived from AxoGen’s audited financial statements included elsewhere in this proxy statement/prospectus. AxoGen historical results are not necessarily indicative of future performance or results of operations. You should read the information presented below together with “Certain Information Concerning AxoGen—AxoGen Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this proxy statement/prospectus.

All financial data presented in thousands, except per share amounts.

	Three Months Ended March 31, 2011	Year Ended December 31,
		2010	2009
Statements of Operations Data:
Revenues	$1,122	$3,005	$3,528
Cost of goods sold	339	1,379	3,321

Gross profit	783	1,626	207

Cost and expenses:
Sales and marketing	397	1,360	1,514
Research and development	19	158	282
Salaries, wages and related costs	845	3,035	4,456
General and administrative	349	1,342	1,966
Depreciation and amortization	75	212	212

Total costs and expenses	1,685	6,107	8,430

Loss from operations	(902)	(4,481)	(8,223)

Other income (expense):
Interest expense	(1,262)	(2,137)	(709)
Other	(127)	76	1,231

Total other income (expense)	(1,389)	(2,061)	522

Net loss	$(2,291)	$(6,542)	$(7,701)

	March 31, 2011	December 31,
		2010	2009
Balance Sheet Data:
Cash and cash equivalents	$587	$1,799	$283
Total current assets	3,046	5,259	3,255
Total assets	4,126	6,406	4,777
Total current liabilities	9,249	9,387	932
Total liabilities	18,462	18,105	12,713
Total temporary equity	15,412	15,412	19,586
Total shareholders’ equity	(29,748)	(27,111)	(27,522)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF LECTEC AND AXOGEN

The following presents unaudited pro forma condensed combined financial statements of LecTec and AxoGen as if the Merger described in this proxy statement/prospectus had been completed at the beginning of each of the periods presented for statement of operations purposes and as of March 31, 2011 for balance sheet purposes. The following unaudited pro forma condensed combined financial statements are based on an assumption that all of AxoGen’s convertible debt, preferred stock and common stock are exchanged for LecTec’s common stock in the Merger and all of AxoGen’s stock options are exchanged for LecTec’s stock options. The pro forma assumes all outstanding warrants of AxoGen are forfeited. The Merger will be accounted for as a purchase, with AxoGen as the acquiring entity for accounting purposes.

The historical data of LecTec and AxoGen for the year ended December 31, 2010 has been derived from their audited financial statements. The historical data of LecTec and AxoGen for the three months ended March 31, 2011 has been derived from their unaudited financial statements. The unaudited pro forma condensed combined balance sheet and statements of operations are based on assumptions and include adjustments as explained in the notes thereto.

The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of LecTec. The final allocation of the purchase price will be determined after the completion of the acquisition and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. The preliminary purchase price allocation for LecTec is subject to revision as more detailed analysis is completed and additional information on the fair values of LecTec’s assets and liabilities becomes available. Any change in the fair value of the net assets of LecTec will change the amount of the purchase price allocation. Additionally, changes in LecTec’s working capital, including the results of operations from March 31, 2011 through the date the transaction is completed, will change the amount of the purchase price allocation. Furthermore, the final purchase price is dependent on the actual amount of LecTec common stock and vested employee equity awards outstanding as well as the LecTec share price on the date of closing. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

The summary unaudited pro forma condensed combined financial statements do not necessarily reflect the results of operations of LecTec and AxoGen that actually would have resulted had the Merger been consummated as of the dates referred to above. Accordingly, such data should not be viewed as fully representative of the past performance of LecTec or AxoGen or indicative of future results.

These unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of LecTec and AxoGen and should be read in conjunction with the historical financial statements of LecTec and AxoGen and the related notes thereto and “Certain Information Concerning LecTec—LecTec Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Information Concerning AxoGen—AxoGen Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2011

ASSETS	LecTec Corporation	AxoGen Corporation	Pro Forma Adjustments		Pro Forma Combined
CURRENT ASSETS
Cash and cash equivalents	$5,641,238	$586,741	$1,000,000	(5)	$7,227,979
Certificates of deposit	3,183,737	—	—		3,183,737
Accounts receivable	25,007	492,602	—		517,609
Inventory	—	1,872,360	—		1,872,360
Infringement receivable and prepaid expenses	2,451,751	33,464	—		2,485,215
Deferred financing costs, current	—	61,809	(61,809	)(6)	—
Deferred tax asset	18,000	—	—		18,000

TOTAL CURRENT ASSETS	11,319,733	3,046,976	938,191		15,304,900

PROPERTY AND EQUIPMENT, net	3,003	425,613	—		428,616

INTANGIBLE ASSETS	48,032	645,076	—		693,108

OTHER ASSETS	—	8,000	—		8,000

TOTAL ASSETS	$11,370,768	$4,125,665	$938,191		$16,434,624

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$232,461	$821,030	$1,340,000	(10)	$2,393,491
Current portion of long-term debt, related party	—	1,338,455	(1,338,455	)(4)	—
Current portion of long-term debt, less debt discount	—	7,089,090	(2,359,091	)(4)	4,729,999

TOTAL CURRENT LIABILITIES	232,461	9,248,575	(2,357,546)		7,123,490

PREFERRED STOCK DIVIDENDS PAYABLE	—	6,424,157	(6,424,157	)(7)	—

WARRANT LIABILITY	—	2,789,275	(2,789,275	)(6)	—

TOTAL LIABILITIES	232,461	18,462,007	(11,570,978)		7,123,490

COMMITMENTS AND CONTINGENCIES

TEMPORARY EQUITY
Series B convertible preferred stock, $.00001 par value; 17,065,217 shares authorized; 9,782,609 shares issued and outstanding	—	4,243,948	(4,243,948	)(4)	—
Series C convertible preferred stock, $.00001 par value; 16,798,924 shares authorized; 11,072,239 shares issued and outstanding	—	8,092,568	(8,092,568	)(4)	—
Series D convertible preferred stock, $.00001 par value; 67,000,000 shares authorized; 30,156,259 shares issued and outstanding	—	3,075,523	(3,075,523	)(4)	—

TOTAL TEMPORARY EQUITY	—	15,412,039	(15,412,039)		—

See notes to pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONTINUED)

March 31, 2011

	LecTec Corporation	AxoGen Corporation	Pro Forma Adjustments		Pro Forma Combined
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.01 par value; 15,000,000 shares authorized; 4,305,026 historical shares issued and outstanding,			$61,062	(4)
10,827,736 pro forma shares issued and outstanding	$43,050	$—	4,165	(5)	$108,277
Series A convertible preferred stock, $.00001 par value; 2,544,750 shares authorized, issued and outstanding	—	1,125,000	(1,125,000)	(4)	—
Common stock, $.00001 par value; 133,000,000 shares authorized; 32,345,449 shares issued and outstanding	—	323	(323)	(4)	—
Additional paid-in capital	13,140,294	9,976,713	18,128,805	(4)	42,862,104
			995,839	(5)
			620,453	(6)
Accumulated deficit	(2,045,037)	(40,850,417)	2,045,037	(4)	(33,659,247)
			2,168,822	(6)
			(61,809)	(6)
			6,424,157	(7)
			(1,340,000)	(10)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	11,138,307	(29,748,381)	27,921,208		9,311,134

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$11,370,768	$4,125,665	$938,191		$16,434,624

See notes to pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2011

	LecTec Corporation	AxoGen Corporation	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$3,625,007	$1,121,561	$—		$4,746,568
COST OF GOODS SOLD	—	338,777	—		338,777

GROSS PROFIT	3,625,007	782,784	—		4,407,791
OPERATING EXPENSES	2,137,987	1,684,732	—		3,822,719

INCOME (LOSS) FROM OPERATIONS	1,487,020	(901,948)	—		585,072
OTHER INCOME (EXPENSE)	1,692	(1,389,326)	1,187,205	(9)	(200,429)

INCOME (LOSS) BEFORE INCOME TAXES	1,488,712	(2,291,274)	1,187,205		384,643
INCOME TAX EXPENSE	583,500	—	(433,500)	(12)	150,000

NET INCOME (LOSS)	$905,212	$(2,291,274)	$1,620,705		$234,643

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	4,305,026				10,823,527

Diluted	4,310,661				11,341,652

INCOME PER COMMON SHARE:
Basic	$0.21				$0.02

Diluted	$0.21				$0.02

See notes to pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Twelve Months Ended December 31, 2010

	LecTec Corporation	AxoGen Corporation	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$91,273	$3,004,445	$—		$3,095,718
COST OF GOODS SOLD	—	1,378,936	—		1,378,936

GROSS PROFIT	91,273	1,625,509	—		1,716,782
OPERATING EXPENSES	1,939,798	6,107,079	—		8,046,877

LOSS FROM OPERATIONS	(1,848,525)	(4,481,570)	—		(6,330,095)
OTHER INCOME (EXPENSE)	23,179	(2,060,685)	1,352,687	(9)	(684,819)

LOSS BEFORE INCOME TAXES	(1,825,346)	(6,542,255)	1,352,687		(7,014,914)
INCOME TAX BENEFIT	509,047	—	(359,047)	(12)	150,000

NET LOSS	$(1,316,299)	$(6,542,255)	$993,640		$(6,864,914)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	4,304,204				10,809,824

Diluted	4,304,204				10,809,824

LOSS PER COMMON SHARE:
Basic	$(0.31)				$(0.64)

Diluted	$(0.31)				$(0.64)

See notes to pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	The Merger and Basis of Presentation

On May 31, 2011, LecTec entered into an Agreement and Plan of Merger with Nerve Merger Sub Corp., a wholly owned subsidiary of LecTec (“Merger Sub”), and AxoGen, as subsequently amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2011, with LecTec, Merger Sub and AxoGen (the “Merger Agreement”). AxoGen is a privately held company that develops and markets surgical products for the reconstruction and protection of peripheral nerves. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into AxoGen and AxoGen will be the surviving corporation and a wholly owned subsidiary of LecTec (the “Merger”).

Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, each share of AxoGen’s common stock that is issued and outstanding at such time will be cancelled and converted into the right to receive 0.03663996 shares of LecTec’s common stock, subject to adjustment based upon LecTec Net Cash at Merger closing. It is expected that 6,106,201 shares of LecTec’s common stock will be issued in exchange for the stock of AxoGen assuming the conversion of all of AxoGen’s outstanding convertible securities and 557,941 shares of LecTec’s common stock will be reserved for issuance upon exercise of AxoGen’s outstanding stock options which will be converted into LecTec stock options, subject to adjustment based upon LecTec Net Cash at Merger closing. It is also expected that all outstanding warrants will be forfeited. In addition, current security holders of AxoGen have agreed to purchase, immediately following the Merger, an additional 416,509 shares of LecTec common stock at a price per share of $2.40. Upon consummation of these transactions, current AxoGen security holders will own approximately 60% of LecTec’s common stock on a fully diluted basis.

Upon the closing of the transaction AxoGen stockholders will own a majority of the voting stock of the combined company, pre-Merger officers of AxoGen will assume key management positions at the combined company and pre-Merger directors of AxoGen will hold a majority of the board of directors of the combined company. As a result, AxoGen will be deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the assets and liabilities of LecTec will be recorded at their estimated fair values as of the Merger closing date.

The consummation of the Merger is subject to customary conditions and the transaction is subject to the approval of LecTec’s and AxoGen’s shareholders. Subject to the satisfaction of these conditions, LecTec anticipates that the Merger will close at the end of the third quarter of 2011.

2.	Estimate of Consideration Expected to be Transferred

After consideration of the historical market price of LecTec’s common stock, on June 22, 2011 (i.e. $2.30 per share), the last practicable date to allow for preparation of this filing, the purchase price of LecTec was estimated at $10.8 million. The purchase price represents the sum of (i) the $9,902,000 estimated fair value of the 4,305,026 shares of LecTec’s common stock, $.01 par value, to be retained by the existing common stockholders of LecTec, plus (ii) the $906,000 estimated fair value of the 409,000 vested LecTec stock options. The estimated value of LecTec stock options as of June 22, 2011 was determined by applying the Black-Scholes-Merton Model using the stock price of $2.30 per common share, a weighted average exercise price of $3.82, a weighted average estimated life of 6.50 years, a risk free rate of 2.22% and an expected stock price volatility of 170.15%.

3.	Allocation of Cost of the Acquired Entity

Based on the March 31, 2011 estimated purchase price allocation, LecTec’s net equity of $11.1 million exceeded the estimated purchase price of $10.8 million. As a result, AxoGen would have recognized a bargain purchase gain of $330,307 if the Merger had closed on that date. The gain is not included in the unaudited pro forma condensed combined statements of operations. The allocation of the purchase price is subject to adjustment upon a post-Merger detailed review of net assets to be acquired and their estimated fair values.

The following is a summary of the estimated bargain purchase gain:

Estimated purchase price	$10,808,000
Less: LecTec shareholders’ equity at March 31, 2011	11,138,307

Estimated bargain purchase gain	$(330,307)

4.	Common Stock, Additional Paid-in Capital and Stock Options

The unaudited pro forma condensed combined financial statements reflect the issuance of 6,106,201 shares of LecTec’s common stock to be issued upon closing and 557,941 shares of common stock reserved for future issuance pursuant to stock options to the common stockholders of AxoGen in exchange for AxoGen’s convertible debt, preferred stock, common stock and stock options. Additionally, the pro forma financial statements reflect 416,509 shares of LecTec common stock to be purchased by certain AxoGen stockholders immediately after the closing of the Merger at a price of $2.40 per share. The pro forma financial statements also reflect elimination of LecTec’s historical accumulated deficit.

The following is a summary of LecTec common stock outstanding after the Merger:

Common Stock	Shares
Shares held by existing LecTec common stockholders as of March 31, 2011	4,305,026
Shares of LecTec common stock to be issued to AxoGen stockholders	6,106,201
Additional shares of LecTec common stock to be purchased by AxoGen stockholders	416,509

Total shares outstanding after the Merger	10,827,736

5.	Purchase of Common Stock

This adjustment represents the purchase of 416,509 shares of LecTec common stock by certain AxoGen stockholders at approximately $2.40 per share immediately after closing of the Merger.

6.	Deferred Financing Cost and Warrant Liability

This adjustment reflects the elimination of deferred financing cost and warrant liability as a result of the conversion of the related debt and preferred stock in accordance with the Merger.

7.	Preferred Stock Dividend

This adjustment represents the elimination of the preferred stock dividend on AxoGen’s outstanding Preferred Stock since the Preferred Stock will be forfeited in accordance with the Merger.

8.	Stock-based Compensation

Upon Merger, 15,227,654 shares of AxoGen common stock reserved for issuance pursuant to AxoGen stock options will no longer be subject to such reservation and LecTec will reserve 557,941 shares of LecTec common stock for LecTec stock options to be exchanged for AxoGen stock options. The incremental cost of approximately $5,000 resulting from the stock option modification is not included in the unaudited pro forma condensed combined statements of operations.

9.	Interest Expense and Change in Fair Value of Warrants

This adjustment represents the elimination of interest expense related to amortization of deferred financing cost and debt discount on AxoGen’s warrants and change in fair value of warrant liability in accordance with the Merger.

10.	Merger Related Charges

The total Merger related costs have been preliminarily estimated to be approximately $1.34 million and are not included in the unaudited pro forma condensed combined statements of operations.

11.	Basic and Diluted Income (Loss) per Share

Pro forma basic income per share amounts have been computed based on the weighted average outstanding shares of LecTec reported for historical purposes of 4,305,026 shares, 6,106,201 common shares outstanding from conversion of AxoGen’s convertible debt, preferred stock and common stock and 416,509 common shares to be purchased by certain AxoGen stockholders. The pro forma diluted income per share for the year ended March 31, 2011 includes 518,125 incremental shares from assumed exercise of stock options. The effect of any outstanding common stock equivalents for the year ended December 31, 2010 has not been included in the pro forma per share amounts as it would be anti-dilutive.

12.	Income Taxes

Income tax expense (benefit) included in the unaudited pro forma condensed combined statements of operations have been adjusted to the extent that the tax benefit will be utilized to offset future income tax expense. A valuation allowance has been established on the remaining deferred tax asset as it is more likely than not that future tax benefits will be realized.

13.	Non-recurring Charges

The unaudited pro forma condensed combined statements of operations do not include the impact of the following non-recurring (income) expense items directly related to the Merger:

Estimated bargain purchase gain	$(330,307)
Merger related charges	1,340,000
AxoGen’s incremental cost on stock option modification	5,000

Total	$1,014,693

COMPARATIVE PER SHARE DATA

The following table summarizes historical and pro forma per share data of LecTec and AxoGen. The information presented below should be read in conjunction with the historical financial statements of LecTec and AxoGen, which are included in this proxy statement/prospectus. You should also read the information in conjunction with the unaudited pro forma financial information included in this proxy statement/prospectus. LecTec shareholders and AxoGen stockholders should not rely on the unaudited pro forma financial information to indicate the results that would have been achieved had the companies combined at an earlier date or the future results the combined company may experience after the Merger. Earnings per share data are calculated using the basic and diluted weighted average shares outstanding during the period, while book value per share is calculated using the outstanding shares at period end. Pro forma equivalent per share data is calculated by taking into account the pro forma combined per share earnings (loss) or book value per common share and multiplying it by the ratio of total shares to be issued upon the closing of the Merger, to total AxoGen common stock outstanding at March 31, 2011 or at the end of the period, as the case may be, including conversion of all outstanding AxoGen convertible debt and preferred stock to AxoGen common stock (0.03663996 assuming $11,450,000 of LecTec Net Cash). The pro forma information gives effect to the merger accounted for as a purchase.

		Pro Forma
	Historical	Equivalent	Combined
Earnings (loss) per common share (basic and diluted):
For the Year Ended December 31, 2010:
LecTec	$(0.31)	—	$(0.64)
AxoGen	(0.29)	$(0.02)	—
For the Three Months Ended March 31, 2011:
LecTec	0.21	—	0.02
AxoGen	(0.07)	0.00	—

	As of March 31, 2011
		Pro Forma
	Historical	Equivalent	Combined
Book value per common share:
LecTec	$2.59	—	$0.86
AxoGen	(0.92)	$0.03	—

Pro Forma
	Historical	Equivalent	Combined
Cash dividends declared per common share:
For the Year Ended December 31, 2010:
LecTec	—	—	—
AxoGen	—	—	—
For the Three Months Ended March 31, 2011:
LecTec	—	—	—
AxoGen	—	—	—

COMPARATIVE MARKET PRICE DATA

LecTec’s common stock is currently traded on the OTCBB under the symbol “LECT.” There is no public market for AxoGen’s common stock. The following table sets forth the closing price per share of LecTec’s common stock and the “equivalent per share price” (as defined below) of AxoGen’s common stock as of May 27, 2011, the last day of trading before the announcement of the Merger. The “equivalent per share price” of AxoGen’s common stock as of such date equals the closing price per share of LecTec’s common stock on such date multiplied by 0.03663996, which is the assumed number of shares of LecTec’s common stock into which each share of AxoGen’s common stock is to be converted based upon $11,450,000 of LecTec Net Cash. This conversion rate is based upon the number of shares of AxoGen’s common stock outstanding as of the date of this proxy statement/ prospectus (assuming the exercise of all outstanding options to purchase shares of AxoGen’s capital stock and the conversion into common stock of all outstanding AxoGen convertible debt and preferred stock). These amounts are not indicative of the market price of the combined company’s common stock. Further, there can be no assurance that the prices indicated for LecTec’s common stock will be indicative of the market price of the combined company’s common stock.

Market Price Per Share at	LecTec Common Stock	Equivalent Per Share Price of AxoGen Common Stock
May 27, 2011	$3.00	$0.11

MARKET PRICE AND DIVIDEND INFORMATION

LecTec

LecTec’s common stock trades on the OTCBB under the symbol “LECT.”

The following table sets forth, for each of the calendar periods indicated, the quarterly high and low closing prices for LecTec’s common stock quoted on the OTCBB. The prices in the table represent prices between dealers and do not include adjustments for retail mark-up, markdown or commission and may not represent actual transactions.

	OTC Bulletin Board
	High	Low
2009
1st Quarter	$8.00	$2.00
2nd Quarter	$4.75	$2.00
3rd Quarter	$6.49	$2.15
4th Quarter	$5.90	$3.30

2010
1st Quarter	$6.31	$2.90
2nd Quarter	$3.75	$2.70
3rd Quarter	$4.25	$2.90
4th Quarter	$3.50	$3.00

2011
1st Quarter	$4.00	$2.75
2nd Quarter	$3.37	$2.17
3rd Quarter (through July 5, 2011)	$2.60	$2.51

Holders

At [            ], 2011, there were [            ] holders of record of its common stock representing approximately [            ] beneficial owners.

Dividends

At a meeting of the LecTec Board of Directors on December 21, 2009, the LecTec Board of Directors declared a cash dividend of $1.00 per share to shareholders of record at January 29, 2010 that was payable on February 12, 2010. LecTec distributed $4,298,350 to its shareholders on February 12, 2010. LecTec did not declare any dividend distributions in 2010, and there can be no assurance that LecTec will pay any dividends in the future.

AxoGen

AxoGen is a private company and its stock is not traded on any exchange.

Dividends

AxoGen has never paid any dividends on its common stock and AxoGen does not anticipate paying dividends in the foreseeable future.

THE ANNUAL MEETING

Date, Time and Place of the LecTec Annual Meeting

The LecTec 2011 Annual Meeting of the Shareholders (the “Annual Meeting”) will be held on [                    ], 2011, at 3:30 p.m., Central Time, at the Marriot Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota 55426.

This proxy statement/prospectus and the enclosed proxy card are being mailed to LecTec shareholders commencing on or about [                     ], 2011.

Record Date and Outstanding Shares

The LecTec Board of Directors has fixed the close of business on [                    ], 2011 as the record date for the determination of the holders of LecTec common stock entitled to receive notice of and to vote at the Annual Meeting. Only shareholders of record on the record date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement of the Annual Meeting. As of the record date, there were [            ] shares of LecTec common stock issued and outstanding. Each holder of record of LecTec common stock as of the close of business on [                    ], 2011 will be entitled to one vote on all matters being presented at the meeting for each share of common stock held on such date, and there is no cumulative voting.

Purpose of the LecTec Annual Meeting

The LecTec Board of Directors is soliciting proxies from its shareholders for use at the Annual Meeting. The purpose of the Annual Meeting is to consider and vote upon the following proposals:

1.	To approve LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder;

2.	To approve the amendment and restatement of LecTec’s Articles of Incorporation to, among other things, increase the number of authorized shares of LecTec capital stock from 15,000,000 to 50,000,000, change LecTec’s name to AxoGen, Inc.;

3.	To approve the amendment and restatement of LecTec’s bylaws;

4.	To elect seven members to the LecTec Board of Directors to hold office for the ensuing year and until their successors are elected and qualified, which election is subject to the closing of the Merger;

5.	To approve the amendment and restatement of LecTec’s 2010 Stock Incentive Plan to, among other things, increase the number of shares of common stock of LecTec authorized for issuance under the plan by 2,300,000 shares;

6.	To ratify the selection of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for the year ending December 31, 2011; and

7.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

In approving the Merger Agreement and the transactions contemplated in connection with the Merger, the members of the LecTec Board of Directors have determined that the Merger is advisable, fair to and in the best interests of LecTec and its shareholders and recommend that the LecTec shareholders vote “FOR” the proposal to approve LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder, including the issuance of shares of LecTec common stock pursuant to the Merger Agreement. The LecTec Board of Directors also has determined that the amendment and restatement of the Articles of Incorporation is advisable and in the best interests of LecTec and its shareholders and recommends that the LecTec shareholders vote “FOR” the proposal to approve this amendment and restatement. The LecTec Board of Directors also has determined that the amendment and restatement of the bylaws is advisable and in the best interests of LecTec and its shareholders and recommends that the LecTec shareholders vote “FOR” the proposal to approve this amendment and restatement. The LecTec Board of Directors also recommends that LecTec shareholders vote “FOR” the election of seven members to the LecTec Board of Directors, “FOR” the proposal to approve the amendment and restatement of the LecTec 2010 Stock Incentive Plan to, among other things, increase the number of shares authorized for issuance under the plan by 2,300,000 shares, and “FOR” the ratification of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for fiscal year 2011.

Voting of LecTec Proxies; Vote Required; Quorum; Revocation of Proxies

Proxies that are completed, signed and returned to LecTec prior to the Annual Meeting will be voted as specified. If no direction is given, the proxy will be voted for the election of the nominees for director named in this proxy statement/prospectus and for each of the other proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting. If a shareholder abstains from voting as to any matter (or indicates a “withhold vote for” as to directors), then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matters.

In accordance with Minnesota law, the nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. The affirmative vote of a majority of the outstanding shares of LecTec common stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to approve each of the other proposals. Signed proxies will be voted in accordance with the recommendation of the LecTec Board of Directors unless otherwise specified.

The LecTec Board of Directors does not know of any other business to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment.

Shareholders who sign and return a proxy may revoke it at any time before it is voted by giving written notice to the Chief Executive Officer of LecTec at its principal executive office. Any written revocation must bear a date later than the date of the proxy stating that the proxy is revoked. LecTec shareholders may execute a new, signed proxy bearing a later date, or if a holder of record, by attending the LecTec Annual Meeting and voting in person. If LecTec shareholders hold shares in “street name,” then LecTec shareholders must get a proxy from their broker, bank or other custodian to vote the shares in person at the Annual Meeting.

Solicitation of Proxies

Expenses incurred in connection with the solicitation of proxies for the Annual Meeting will be paid by LecTec. Proxies are being solicited primarily by mail, but, in addition, officers and employees of LecTec, who will receive no extra compensation for their services, may solicit proxies by telephone or personal calls. LecTec also will request that brokers or other nominees who hold shares of LecTec common stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at LecTec’s expense.

THE MERGER

General

In the Merger, AxoGen and Merger Sub will merge, with AxoGen surviving the Merger and becoming a wholly owned subsidiary of LecTec. If the Merger is completed, each share of AxoGen stock outstanding immediately prior to the Merger will be converted into shares of LecTec common stock. AxoGen stockholders will become shareholders of LecTec and will no longer hold any interest in AxoGen other than through their interest in shares of the post-Merger, combined company. The rights of AxoGen stockholders will be governed by LecTec’s Articles of Incorporation and bylaws, as amended or supplemented. LecTec and AxoGen anticipate that the closing date will occur as promptly as practicable after the Annual Meeting.

Background of the Merger

LecTec was formed in 1977 to develop and commercialize an electricity-conducting electrode patch that was soft and pliable while providing an even electrical interface to the skin. It developed one of the first solid gel disposable electrocardiograph electrodes, which did not require the use of aqueous conductive gels in order to maintain contact with the skin. From this initial product, LecTec also designed, manufactured and marketed non-conductive adhesive hydrogels (a gel-like material having an affinity for water and similar compounds), medical tapes and patches for the topical application of over-the-counter drugs and therapeutic and skin care compounds. LecTec marketed its products to medical product distributors, physician clinics, hospital purchasing groups, hospitals, consumers through retail distribution channels, original equipment manufacturers and direct selling groups. All of LecTec’s products had the similar design characteristic of being highly compatible with human skin.

In 2000, LecTec decided to focus on its therapeutic patch business and so determined to exit the medical tape, diagnostic electrode and adhesive hydrogel businesses. In March 2001, it sold its medical tape manufacturing equipment and other related assets and exited the low margin medical tape business. In April 2001, LecTec sold its diagnostic electrode and electrically conductive adhesive hydrogel business assets, which were used to produce its conductive products. By the end of 2002, LecTec was focused primarily on establishing contract manufacturing and licensing relationships with large pharmaceutical and skin care companies relating to its therapeutic topical patch technology.

In September 2003, LecTec learned that, as a result of a change in its internal supplier selection criteria, Novartis, LecTec’s largest customer, intended to stop using it as a contract manufacturer for Novartis’ topical patches by the end of 2004. In addition, Johnson & Johnson Consumer Products Company (“Johnson & Johnson”), LecTec’s second largest customer, also indicated that it intended to stop using LecTec as a contract manufacturer during 2004. Novartis and Johnson & Johnson accounted for approximately 80.0% and 7.3% of LecTec’s net sales for the year ended December 31, 2004, respectively. Based on this situation, and without any other manufacturing prospects, in July 2004, the LecTec Board of Directors determined that LecTec would cease manufacturing operations by December 31, 2004 and become an intellectual property licensing and holding company.

On July 19, 2004, LecTec entered into the Novartis Agreement with Novartis, replacing its previous agreement. The Novartis Agreement required LecTec to manufacture, sell and deliver to Novartis vapor patches in 2004 while Novartis developed its own patch manufacturing capability. Commencing on January 1, 2005, Novartis began to pay royalties, at an agreed upon percentage, to LecTec based on Novartis’ sales of vapor patches employing technology covered by certain patents held by LecTec. LecTec is still receiving royalty payments pursuant to the Novartis Agreement.

After entering into the Novartis Agreement, LecTec sought to enter into agreements with other contract manufacturing customers for the use of LecTec’s proprietary patch technology in producing topical patch products, however, no such additional arrangements were ever finalized. LecTec also began to examine the need to protect its intellectual property rights from infringement by other companies using patch technology. On July 25, 2008, LecTec filed a complaint for patent infringement against five companies, alleging that those companies infringed upon two of LecTec’s patents relating to its medicated patch technology (the “Infringement Suits”). Also, in 2008, LecTec converted two provisional patents into international applications under the Patent Cooperation Treaty (“PCT”). These applications included: (1) adding an aversive agent to patches to prevent ingestion by children or pets; and (2) an anti-microbial hand sanitizer patch.

In 2009, LecTec settled with three of the parties in the Infringement Suits. The funds provided by those settlements enabled LecTec to hire Daniel C. Sigg, M.D., as Chief Scientific Officer, of LecTec as of January 1, 2010. LecTec then proceeded to pursue a strategy of completing litigation against the remaining two defendants in the Infringement Suits, developing the hand sanitizer patch and exploring other opportunities for LecTec. In the first half of 2010 an initial prototype of the hand sanitizer patch was developed and tested and LecTec filed an additional provisional patent application to further expand the scope of its hand sanitizer patch intellectual property.

In June 2010, the LecTec Board of Directors hired Gregory G. Freitag as CEO and CFO. Under Mr. Freitag, LecTec continued to prepare for trial with the last two defendants in its Infringement Suits, determined to de-emphasize further internal development of the hand sanitizer patch and continue to explore the engagement of a strategic partner to complete its development, continued to pursue license or sales arrangements regarding its intellectual property and continued to look for merger opportunities. Dr. Sigg’s employment with LecTec was changed in October 2010 to a consulting arrangement so as to retain his knowledge and assistance related to LecTec’s intellectual property.

In November 2010, a former business associate contacted Mr. Freitag regarding AxoGen. The business associate explained that he believed AxoGen would be a good candidate for LecTec to review and consider for a merger to continue LecTec’s business in the general health care market. Mr. Freitag was referred to CHP II, L.P., a shareholder of AxoGen, to obtain additional information concerning AxoGen. An initial review of AxoGen was conducted by Mr. Freitag and at a November 19, 2010 meeting of the LecTec Board he reviewed various opportunities he believed were of possible interest to LecTec, including AxoGen.

During November and the first part of December 2010, Mr. Freitag continued his initial review of AxoGen and on December 14, 2010 met with Karen Zaderej, the CEO of AxoGen, John P. Engels, an AxoGen founder and Vice President, and other members of AxoGen’s management, and a representative of CHP II, L.P., at AxoGen’s offices to discuss AxoGen’s business. On December 18, 2010, AxoGen and LecTec entered into a mutual confidentiality and nondisclosure agreement. On December 21, 2010, at a telephonic meeting of the LecTec Board of Directors, Mr. Freitag updated the LecTec Board of Directors on the execution of the confidentiality agreement and the results of the meeting with AxoGen’s management. During such call, Mr. Freitag and the other members of the LecTec Board of Directors reviewed and discussed AxoGen’s history, its technology and products, its perceived advantages and capabilities, and the outlines of the transactional opportunity it represented.

On December 28, 2010, the LecTec Board of Directors met with Mr. Engels in Minneapolis. The LecTec Board of Directors discussed various topics with Mr. Engels including the basis for the formation of AxoGen, the technology and intellectual property behind AxoGen’s Avance® Nerve Graft, the markets for AxoGen’s products, regulatory issues faced by AxoGen, prior sales and marketing arrangements entered into by AxoGen, the status of current sales and other information concerning AxoGen, its products and employees. After the meeting, the LecTec Board of Directors directed Mr. Freitag to proceed with a more extensive due diligence review of AxoGen.

In early January 2011, the LecTec trial related to the two remaining defendants in the Infringement Suits was postponed until April 2011. In addition, LecTec continued pursuing a development partner for the hand sanitizer patch, licensing or sales arrangements for its intellectual property, and business combination opportunities, including the due diligence review of AxoGen.

On January 13, 2011, LecTec held a board meeting to review and discuss a proposed letter of intent with AxoGen prepared by Mr. Freitag and LecTec legal counsel (the “Proposed LOI”). The LecTec Board of Directors discussed various topics including AxoGen’s business, how AxoGen fit with LecTec’s overall business strategy, the status of other opportunities being reviewed and concerns regarding further work and discussions with AxoGen being conducted without agreement on the general parameters of a transaction and execution of a “no-shop” provision. At the conclusion of the meeting, the LecTec Board of Directors authorized management to deliver the Proposed LOI to AxoGen.

On February 1, 2011, Mr. Freitag and some of the members of the LecTec Board of Directors met with Ms. Zaderej and certain members of the board of directors of AxoGen (the “AxoGen Board of Directors”) in Minneapolis to discuss the Proposed LOI and the requirements of each company in order for a transaction to be acceptable. The representatives of LecTec and AxoGen left the meeting agreeing to continue their discussions regarding a final letter of intent. The LecTec Board of Directors met on February 4, 2011, had a follow-up discussion regarding the February 1, 2011 meeting and affirmed its intent to continue moving forward with AxoGen.

During February 2011, Mr. Freitag conducted additional due diligence on AxoGen both directly and through consultants engaged for this process. He also continued discussions concerning the terms of the proposed transaction with AxoGen’s management. During this time the members of the LecTec Board of Directors had informal discussions concerning the transaction and were kept apprised of the progress with AxoGen.

On March 3, 2011, the LecTec Board of Directors met to review a revised draft of the letter of intent (the “Revised LOI”) based upon the information they had been provided and the negotiations through such date between LecTec and AxoGen. After this meeting the Revised LOI was provided to AxoGen and Mr. Freitag met AxoGen’s management at their offices to discuss the Revised LOI.

On March 21, 2011, the LecTec Board of Directors met regarding AxoGen. Representatives of Dorsey & Whitney LLP, LecTec’s legal counsel for the transaction, attended the meeting along with representatives of the consultants engaged for the due diligence review of AxoGen. The LecTec Board of Directors and its advisors discussed the AxoGen opportunity, the due diligence performed and the current status of negotiations with AxoGen. Ms. Zaderej, and Jamie M. Grooms, AxoGen’s Chairman then joined the meeting. Ms. Zaderej made a presentation to the LecTec Board of Directors on the current status of AxoGen’s business. Thereafter, LecTec’s legal counsel left the meeting and the representatives of AxoGen and LecTec discussed the terms of the Revised LOI. At the conclusion of this discussion, the meeting was adjourned for the day to allow Mr. Freitag to revise the Revised LOI in light of the day’s discussions. The meeting reconvened on March 22, 2011, with just the directors of LecTec present. After a review and discussion of the final draft of a non-binding letter of intent (the “Final LOI”), the LecTec Board of Directors approved the draft and directed Mr. Freitag to present the Final LOI to AxoGen’s management. The Final LOI was presented to AxoGen and executed on March 23, 2011. Thereafter, AxoGen and LecTec commenced preparation and negotiation of a Merger Agreement reflecting the terms of the Final LOI.

On March 28 and April 26, 2011, LecTec announced that it had settled with the fourth and fifth defendants, respectively, in the Infringement Suits and as a result resolved all of the pending legal actions regarding its intellectual property.

During April and May 2011, representatives of LecTec and AxoGen and their respective legal counsel, drafted and negotiated the definitive documentation for the Merger. LecTec also finalized its due diligence review of AxoGen and reviewed and discussed with AxoGen and AxoGen’s accountants, AxoGen’s audited financial statements and other financial information needed for the Form S-4 registration statement of LecTec of which this proxy statement/prospectus forms a part.

On April 26, 2011, the LecTec Board of Directors approved the engagement of Oak Ridge Financial Group, LLC (“Oak Ridge”) to provide a fairness opinion to LecTec regarding the proposed Merger with AxoGen. The

LecTec Board of Directors selected Oak Ridge based on its reputation as a financial advisor, particularly in the area of financial valuation services, its experience with companies in the medical technology market, the prior experience of certain members of the LecTec Board of Directors with some of the persons employed by Oak Ridge, and Oak Ridge’s prior experience with LecTec.

On May 3, 2011, as contemplated by the Final LOI, LecTec provided $500,000 to AxoGen in exchange for a subordinated secured convertible promissory note.

On May 12, 2011, the LecTec Board of Directors met to receive a status report on the preparation of the Merger Agreement and to review any final issues concerning the Merger. The LecTec Board of Directors discussed a number of topics, including the anticipated synergy of LecTec’s business with that of AxoGen, the status of the Novartis Agreement, the proposed management of the combined companies after the Merger, AxoGen’s sales levels, the projected cash requirements of the combined companies and LecTec’s estimated cash to be available at the time of the closing.

On May 26, 2011, the LecTec Board of Directors met to review and discuss the Merger Agreement as negotiated by the parties. At this meeting, Oak Ridge made a presentation to the LecTec Board of Directors concerning its analysis of the transaction and delivered to the LecTec Board of Directors its oral opinion, which was later confirmed by delivery of a written opinion dated May 26, 2011, to the effect that, as of that date and based on and subject to various assumptions and other matters considered and limitations described in its opinion, the Merger Consideration described in the Merger Agreement was fair, from a financial point of view, to LecTec. Mr. Freitag and a representative of Dorsey & Whitney LLP, LecTec’s legal counsel, also reviewed the terms of the Merger Agreement with the LecTec Board of Directors in detail. Mr. Freitag also reviewed for the LecTec Board of Directors the due diligence process engaged in by LecTec with respect to AxoGen and the other strategic alternatives considered. At the conclusion of these presentations and the ensuing discussion by the LecTec Board of Directors, the meeting was adjourned so that the members of the Board could have time to review the final draft of the Merger Agreement.

On May 28, 2011, the LecTec Board of Directors met to discuss the final draft of the Merger Agreement. After some further discussion of the presentations made at the May 26 meeting and the terms of the Merger Agreement, the LecTec Board of Directors unanimously approved the Merger Agreement and authorized and directed Mr. Freitag to execute the agreement on behalf of LecTec. The Merger Agreement was executed by the parties on May 31, 2011.

LecTec’s Reasons for the Merger; Recommendation of the LecTec Board of Directors

The LecTec Board of Directors believes that the Merger is fair to, and in the best interest of, LecTec and its shareholders. The LecTec Board of Directors believes that the combination of LecTec and AxoGen will result in greater growth prospects and increased shareholder value than LecTec has operating alone. This is due primarily to the fact that for LecTec to expand its business organically it would face deployment of its capital on high risk research and development projects around its current intellectual property, and have to increase its operating expenses without any near term revenue growth due to the time to market of any products that LecTec developed, and overcome the limitations it has faced in finding strategic partners for its current intellectual property. In reaching its decision to approve and recommend the Merger Agreement and Merger, the LecTec Board of Directors evaluated the information at its disposal, consulted with its management and outside advisors, and identified a number of potential benefits of the Merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:

•

the belief based on due diligence, discussions with the management teams of LecTec and AxoGen, the due diligence consultants it engaged, that the Merger represents the strategic option most likely to maximize shareholder value after consideration of the risks associated with this transaction and with the strategic alternatives including, reductions in costs, liquidation and a business combination with another Merger partner;

•

the expectation that the combined company’s results of operations should be able to grow at a more rapid rate than either LecTec’s or AxoGen’s results of operations are likely to grow on an independent basis;

•	the possibility that, after the Merger, the combined company may in the future be able to comply with the listing requirements for of the NASDAQ Stock Market;

•	the likelihood that the combined company will be of a size, and address a market (i.e., the regenerative medicine market), that will be of interest to the investment community;

•	the similarity of the visions and values held by the respective boards and management teams of LecTec and AxoGen;

•	the belief that the Merger complies with the business strategy of LecTec;

•	the results of LecTec’s due diligence review of AxoGen’s business, finances and operations and its evaluation of AxoGen’s management, competitive position and prospects;

•	the anticipated ability of the combined company to broaden its geographic reach within the global market as a result of combined international experience;

•	the likelihood in the judgment of the LecTec Board of Directors that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived; and

•	the ability to deploy LecTec’s cash into a company with a sales growth path that mitigates research, development and operating risks.

The LecTec Board of Directors and management considered alternatives to the Merger. In particular, the board and management considered the possibility of ceasing operations, selling off its assets and liquidating, the possibility of reducing expenses and continuing its existing operations, and the possibility of finding a different merger partner. The LecTec Board of Directors and management believed the Merger with AxoGen presented better potential value for its shareholders than these alternatives.

The actual benefits to be derived from the Merger, costs of integration and ability of the combined company to achieve expected business synergies and growth, could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above, or the potential benefits described elsewhere in this proxy statement/prospectus may not be realized. In considering the merits of the Merger, the LecTec Board of Directors considered these negative factors and the related risks involved, including the following:

•	the possibility that the anticipated benefits from the Merger are not received by LecTec;

•	the combined company’s ability to successfully integrate operations and realize expected synergies and growth;

•	the costs of bringing AxoGen’s corporate governance and financial reporting procedures and accounting controls up to U.S. public company standards and the risks of failing to do so in a timely manner;

•	the lack of positive cash flow at AxoGen, and the ability of the combined company to achieve positive cash flow from operations, or finance negative cash flow from operations, based on sales growth;

•	the regulatory situation of AxoGen including its current position with the FDA and the sale of AxoGen’s products;

•	the ability of AxoGen to increase its sales efforts effectively;

•	the possibility of the loss of key employees following the Merger;

•

the possibility that LecTec may pay a higher price for AxoGen common stock if the value of LecTec common stock increases, because the value of the LecTec common stock issued in the Merger will depend on its market price at the time of the Merger and the exchange ratio for the AxoGen shares of common stock at the closing of the Merger is fixed;

•	the dilution of the shareholders of LecTec as a result of the Merger Consideration;

•

the possibility of a decline in the market price of LecTec common stock as a result of the large number of shares that will become eligible for sale after consummation of the Merger and lapse of transfer restrictions and lock-up provisions;

•	the possibility that LecTec may not have uncovered all the risks associated with the acquisition of AxoGen and that a significant liability may be discovered after closing of the Merger; and

•	the lack of indemnification of LecTec under the Merger Agreement by the former AxoGen stockholders against any AxoGen liabilities that arise or become known after the closing of the Merger.

For additional information concerning the above risks, see “Risk Factors” beginning on page 15 and “Note Regarding Forward-Looking Statements” on page 14.

The LecTec Board of Directors believes that these risks were outweighed by the potential benefits to be realized by the Merger. Based upon its consideration of the foregoing factors, the LecTec Board of Directors approved the Merger Agreement and the transactions contemplated thereby as being advisable, fair to and in the best interests of LecTec and its shareholders.

The foregoing discussion of the information and factors considered by the LecTec Board of Directors is not intended to be exhaustive, but includes a summary of the material factors that the board took into account in making its recommendation. The LecTec Board of Directors considered these factors in light of its knowledge of the business, the industry in general, the information provided by LecTec’s management and advisors and the opinion of Oak Ridge. The LecTec Board of Directors did not attempt to quantify or assign relative weights to the specific factors, nor did it determine that any factor or factors was or were of particular importance. The LecTec Board of Directors viewed its determination as being based on the totality of the information presented to and considered by the board, and did not believe it to be practical to assign weights to the various factors.

The LecTec Board of Directors recommends a vote “FOR” approval of the Merger Agreement.

AxoGen Reasons for the Merger; Recommendation of the AxoGen Board of Directors

The AxoGen Board of Directors believes that the Merger is fair to, and in the best interest of, AxoGen and its shareholders. The AxoGen Board of Directors believes that the combination of AxoGen and LecTec will result in greater growth prospects and higher shareholder value than if AxoGen operated alone. This is due primarily to the fact that AxoGen’s sales and marketing strategy requires additional cash resources and merging with LecTec will provide these resources in a manner consistent with maximizing shareholder value. In reaching its decision to approve and recommend the Merger Agreement and the Merger, the AxoGen Board of Directors evaluated the information available, consulted with its management and outside advisors and identified a number of potential benefits of the Merger that it believes will contribute to the success of the combined enterprise. The potential benefits include:

•

the expectation that the combined company’s results of operations should be able to grow at a more rapid rate than either AxoGen’s or LecTec’s results of operations are likely to grow on an independent basis;

•	the fact that, after the Merger, the combined company will be traded on the public markets and may in the future be able to comply with the listing requirements of the NASDAQ Stock Market;

•	the likelihood that the combined company will address a regenerative medicine market and will be of a size that will be of interest to the investment community;

•

the belief based on due diligence, as well as discussions with the management teams of AxoGen and LecTec, that the Merger represents the strategic option most likely to maximize shareholder value after consideration of the risks associated with this transaction and with its strategic alternatives including, but not limited to, raising private equity or debt, reductions in costs, or a business combination with another merger partner;

•	the similarity of the visions and values held by the respective boards and management teams of AxoGen and LecTec;

•	the belief that the Merger complies with the business strategy of AxoGen;

•	the results of AxoGen’s due diligence review of LecTec’s business, finances and operations;

•	the likelihood, in the judgment of the AxoGen Board of Directors, that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived; and

•	the ability to deploy new resources to capitalize on market opportunities with its products and to realize its strategy while mitigating operating risks.

The AxoGen Board of Directors and management considered alternatives to the Merger. The AxoGen Board of Directors and management believes the Merger presented better potential value for its shareholders than these alternatives.

The actual benefits to be derived from the Merger, costs of integration and ability of the combined company to achieve expected business synergies and growth, could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above, or the potential benefits described elsewhere in this proxy statement/prospectus may not be realized. In considering the merits of the Merger, the AxoGen Board of Directors considered negative factors and the related risks involved, including the following:

•	the possibility that the anticipated benefits from the Merger are not received by AxoGen;

•	the combined company’s ability to successfully integrate operations and realize expected synergies and growth;

•	the costs of bringing AxoGen’s corporate governance and financial reporting procedures and accounting controls up to U.S. public company standards and the risks of failing to do so in a timely manner;

•	the ability of the combined company to achieve positive cash flow from operations, or finance negative cash flow from operations, based on sales growth;

•	the possibility of the loss of key employees following the Merger;

•	the possibility that AxoGen was undervalued in the Merger;

•	the possibility that stockholders in AxoGen may be restricted from trading shares of the combined company following consummation of the Merger;

•	the possibility that following consummation of the Merger the combined company may be thinly traded and/or may be undervalued and so have difficulty raising funds;

•	the possibility that AxoGen may not have uncovered all the risks associated with the acquisition by LecTec and that a significant liability may be discovered after closing of the Merger;

•	the lack of indemnification of AxoGen under the Merger Agreement against any LecTec liabilities that arise or become known after the closing of the Merger; and

•	the fact that LecTec has recently been involved in litigation that, though settled, may still present liabilities that AxoGen does not understand and may have negative consequences.

For additional information concerning the above risks, see “Risk Factors” beginning on page 15 and “Note Regarding Forward-Looking Statements” on page 14.

The AxoGen Board of Directors believes that these risks were outweighed by the potential benefits to be realized by the Merger. Based upon its consideration of the foregoing factors, the AxoGen Board of Directors approved the Merger Agreement and the transactions contemplated thereby as being advisable, fair to and in the best interests of AxoGen and its shareholders.

The AxoGen Board of Directors recommends a vote “FOR” approval of the Merger Agreement.

The foregoing discussion of the information and factors considered by the AxoGen Board of Directors is not intended to be exhaustive, but includes a summary of the material factors that the AxoGen Board of Directors took into account in making its recommendation. The AxoGen Board of Directors considered these factors in light of its knowledge of the business, the industry in general, and the information provided by AxoGen’s management. The AxoGen Board of Directors did not attempt to quantify or assign relative weights to the specific factors, nor did it determine that any factor or factors was or were of particular importance. The AxoGen Board of Directors viewed its determination as being based on the totality of the information presented to and considered by the Board of Directors, and did not believe it to be practical to assign weights to the various factors.

Opinion of LecTec’s Financial Advisor

LecTec retained Oak Ridge to render to the LecTec Board of Directors an opinion as to the fairness, from a financial point of view, to LecTec of the consideration to be paid by LecTec in the Merger.

Oak Ridge delivered to the LecTec Board of Directors on May 26, 2011 its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be paid in the Merger was fair, from a financial point of view, to LecTec. A copy of Oak Ridge’s written opinion is attached as Appendix D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

While Oak Ridge rendered its opinion and provided certain analyses to the LecTec Board of Directors, Oak Ridge was not requested to, and did not make, any recommendation to the LecTec Board of Directors as to the specific form or amount of the consideration to be paid in the Merger, which was determined through negotiations between LecTec and AxoGen. Oak Ridge’s written opinion, which was directed to the LecTec Board of Directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be paid by LecTec in the Merger, but does not address LecTec’s underlying business decision to proceed with, or effect, the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which LecTec might engage and does not constitute a recommendation to any shareholder of LecTec as to how to vote in the Merger. Furthermore, Oak Ridge expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be paid in the Merger or with respect to the fairness of any such compensation.

Oak Ridge was not requested to, and did not participate in negotiations with respect to the Merger Agreement or advise the LecTec Board of Directors with respect to alternatives to the Merger. In addition, Oak Ridge was not requested to and did not provide advice regarding the structure, the Merger Consideration, any other aspect of the Merger, or to provide services other than the delivery of its opinion.

In arriving at its opinion, Oak Ridge’s review included:

•	a draft of the Merger Agreement dated May 24, 2011;

•	certain financial and other data with respect to LecTec and AxoGen that was either publicly available or made available to Oak Ridge from the internal records of LecTec and AxoGen;

•	certain internal financial projections for AxoGen prepared for financial planning purposes and furnished to Oak Ridge by the management of AxoGen;

•	certain reported prices and trading activity of LecTec’s common stock leading up to the announcement of a potential Merger with AxoGen;

•	certain available information regarding the market value for a publicly-trading OTCBB company;

•	calculating the present value of an expected royalty to be received by LecTec under a licensing agreement with Novartis; and

•	a comparison of the historical and projected financial performance of AxoGen with that of certain other publicly traded companies deemed by Oak Ridge to be comparable to AxoGen.

In addition, Oak Ridge performed a discounted cash flow analysis for AxoGen and LecTec combined on a post-Merger basis. Oak Ridge conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Oak Ridge deemed necessary and appropriate in arriving at its opinion. Oak Ridge also visited AxoGen’s headquarters and held discussions with the senior management of both AxoGen and LecTec and members of the LecTec Board of Directors.

The following is a summary of the material analyses and other information that Oak Ridge prepared and relied on in delivering its opinion to the LecTec Board of Directors. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Oak Ridge, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

General Approach and Consideration

In arriving at its opinion, Oak Ridge considered the pre-Merger value of LecTec compared to the LecTec shareholders’ portion of the post-Merger combined company’s equity based on the LecTec shareholders’ ownership of the combined company immediately after the consummation of the Merger.

LecTec Valuation Analyses

Market Analysis

Oak Ridge reviewed general background information concerning LecTec, including the daily stock price and volume of LecTec’s common stock over the past year and the trading history of LecTec’s common stock at the dates or for the periods indicated below:

	Share Price	Market Capitalization (millions)
Closing on May 5, 2011	$2.40	$10.35
90-day trading average	$2.83	$12.20
60-day trading average	$2.73	$11.73
30-trading day average	$2.54	$10.94
52 week high close	$4.25	$18.30
52 week low close	$2.17	$9.34

Asset Analysis for LecTec

Since LecTec is a publicly-traded company with limited ongoing operations beyond a small license agreement, Oak Ridge reviewed the primary assets of LecTec including cash which was expected by LecTec management to be $10.5 million at the time of the Merger, the present value of the expected royalty stream relating to the Novartis Agreement based on LecTec management estimates, and the estimated shell company value for being a publicly traded OTCBB company. Based on LecTec management estimates, Oak Ridge calculated the present value of the royalty stream to be approximately $174,000 and estimated the value for being a publicly traded company at approximately $500,000, for a total of approximately $11.2 million.

Combined Company Valuation Analysis

Comparable Company Analysis for Combined Company

Oak Ridge reviewed and compared selected actual and estimated publicly available financial, operating and stock market information for the following twelve publicly traded companies in the regenerative medicine and tissue engineering fields that Oak Ridge deemed generally comparable to AxoGen:

•	Anika Therapeutics

•	Bacterin International

•	BioTime, Inc.

•	CryoLife, Inc.

•	Cytori Therapeutics

•	Integra LifeSciences

•	International Stem Cell Corporation

•	Kensey Nash

•	MiMedix Group

•	Osiris Therapeutics

•	RTI Biologics

•	Synovis Life Technologies

Oak Ridge applied valuation multiples for the selected comparable companies derived from their market valuation and historical and forward revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and book value data to the historical results for AxoGen and forecast results for the post-Merger company on a combined basis.

This analysis produced valuation multiples as follows:

Comparable Companies
Multiple	Min.	Mean	Median	Max.

Enterprise value to last twelve month revenues	0.8x	17.1x	3.5x	60.8x

Enterprise value to forecast 2011 revenues	0.8x	4.2x	2.2x	16.6x

Enterprise value to forecast 2012 revenues	0.7x	4.1x	2.4x	10.5x

Enterprise value to forecast EBITDA	7.1x	8.4x	8.4x	9.6x

Price to book value	0.4x	1.6x	1.6x	2.8x

Applying median multiples to historical results for AxoGen and the forecast results for the post-Merger combined company yielded the following equity values for the LecTec shareholder’s pro-rata ownership of the combined company: (i) using a revenue multiple, values ranging from a low of $7.1 million to a high of $24.6 million with a median value of approximately $15 million, (ii) using an EBITDA multiple with only one available datapoint, a median value of $23.8 million, and (iii) using a book multiple, values ranging from a low of $5.2 million to a high of $14.4 million with a median value of approximately $10.7 million.

Discounted Cash Flow Analysis for Combined Company

Oak Ridge performed a discounted cash flow analysis in which it calculated the present value of the projected future cash flows of the post-Merger company using internal financial planning data prepared by LecTec and AxoGen management. Oak Ridge estimated a range of theoretical values for the post-Merger company based on the net present value of the projected annual cash flows and terminal values at December 31, 2013 based on both a revenue multiple and an EBITDA multiple. Given the financial history of AxoGen, Oak Ridge applied a range of discount rates between 28% and 38%. In performing this analysis, Oak Ridge used a range of terminal value multiples of 2.5x to 4.5x forecasted 2013 revenue and 7.6x to 9.6x forecasted fiscal 2013 EBITDA were used. This analysis resulted in a range of implied values of the LecTec shareholder’s pro-rata ownership of the equity of the post-Merger combined company from a low of $13.9 million to a high of $34.2 million.

In reaching its conclusion as to the fairness of the Merger Consideration and in its presentation to the LecTec Board of Directors, Oak Ridge did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process that does not lend itself to partial analysis or summary description. Oak Ridge believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of Oak Ridge are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to AxoGen or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which AxoGen was compared and other factors that could affect the public trading value.

For purposes of its opinion, Oak Ridge relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by LecTec and AxoGen, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Oak Ridge relied upon the assurances of the management of LecTec and AxoGen that the information provided was prepared on a reasonable basis in accordance with industry practice and with regard to financial planning data, estimates and other business outlook information, reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to Oak Ridge incomplete or misleading. Oak Ridge expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based.

For the purpose of its opinion, Oak Ridge assumed that LecTec and AxoGen are not parties to any material pending transactions, including any external financing, recapitalization, acquisition or merger, other than the Merger and the proposed purchase of stock by certain stockholders of AxoGen. Oak Ridge also assumed the Merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at its opinion, Oak Ridge assumed that all necessary regulatory approvals and required consents for the Merger will be obtained in a manner that will not adversely affect LecTec or AxoGen, alter the terms of the Merger, or change the Merger Consideration. Oak Ridge also assumed that the proposed purchase of stock by certain stockholders of AxoGen occurs promptly following the consummation of the Merger.

In arriving at its opinion, Oak Ridge did not perform any appraisals of any specific assets or liabilities (contingent or otherwise) of LecTec or AxoGen and was not furnished with any such appraisals or valuations, nor did Oak Ridge evaluate the solvency of LecTec or AxoGen under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Oak Ridge in connection with the opinion were going concern analyses. Accordingly, Oak Ridge expressed no opinion as to the liquidation value of any entity. Without limiting the generality of the foregoing, Oak Ridge undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which LecTec or AxoGen or any affiliates is a party or may be subject, and at the direction of LecTec and with its consent, Oak Ridge’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Oak Ridge’s opinion addressed only the proposed consideration set forth in the Merger Agreement and no other term or agreement relating to the Merger. Oak Ridge’s opinion did not address the availability of cash or financing necessary to consummate the Merger. The opinion was based on information available to Oak Ridge and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Oak Ridge expressed no opinion as to the value at which shares of LecTec’s common stock have traded or may trade following announcement of the Merger or at any future time after the date of the opinion. Oak Ridge has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

Oak Ridge, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. LecTec selected Oak Ridge to render a fairness opinion in connection with the Merger based on its qualifications and expertise in providing financial advice, including business valuation services, target companies and their respective boards of directors in mergers and acquisitions. Other than providing investment banking advisory services to LecTec in March 2008 relating to the enforcement of its intellectual property, during the three years preceding the date of its opinion, Oak Ridge was not engaged by, and did not receive any compensation from, LecTec or any other parties to the Merger. Oak Ridge and its affiliates may, in the ordinary course of their business, actively trade securities of LecTec for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Oak Ridge received a fee of $50,000, plus expenses, from LecTec for providing the fairness opinion. The opinion fee is not contingent upon the consummation of the Merger. Whether or not the Merger is consummated, LecTec has agreed to pay the reasonable out-of-pocket expenses of Oak Ridge and to indemnify Oak Ridge against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Oak Ridge by the LecTec Board of Directors.

Certain Contracts Between LecTec and AxoGen

On May 3, 2011, AxoGen issued a subordinated secured convertible promissory note in the principal amount of $500,000 to LecTec, and on May 31, 2011, AxoGen issued a subordinated secured convertible promissory note in the principal amount of $2,000,000 to LecTec. Such notes bear interest at an annual rate of 8%, have maturity dates of June 30, 2013 and are secured by a pledge of all of the assets of AxoGen pursuant to a security agreement, dated May 3, 2011, made and given by AxoGen to LecTec, which pledge is subordinated to a prior security interest in all of AxoGen’s assets held by AxoGen’s senior lenders. There is no penalty for AxoGen’s prepayment of the notes. At any time prior to the notes being paid in full and the closing of a business combination transaction between LecTec and AxoGen, LecTec can convert all principal and accrued interest into shares of AxoGen’s common stock at a conversion price based on a set valuation of AxoGen. Events of default under the notes include, without limitation, any failure by AxoGen to pay amounts to LecTec when due under the notes, the bankruptcy or insolvency of AxoGen, a change of control of AxoGen and any default by AxoGen under any other indebtedness for borrowed money. In the event of a default by AxoGen under the notes, LecTec can declare the unpaid balance of the notes, plus accrued and unpaid interest thereon, immediately due and payable. The notes documents allow for additional persons to loan funds to AxoGen on the same terms as, and on a pari passu basis with, LecTec. The Interim Notes represent loans that were provided to AxoGen pursuant to this provision.

Interests of Certain Persons in the Merger

In considering the recommendation of the LecTec Board of Directors with respect to the Merger Agreement, stockholders should be aware that certain directors and executive officers of LecTec and certain directors and executive officers of AxoGen may have interests in the Merger as described below that may be different from, or in addition to, the interests of other LecTec stockholders generally. The LecTec Board of Directors was aware of these interests of LecTec’s directors and executive officers and considered them in its decision to approve and adopt the Merger Agreement.

•

Two current directors of LecTec, Gregory G. Freitag and Robert J. Rudelius, are expected to continue to serve as directors of LecTec after the Merger, subject to the approval of the LecTec shareholders. The three other current directors of LecTec, Timothy M. Heaney, Lowell Hellervik, Ph.D., and Elmer Salovich, M.D., are expected to resign at the effective time of the Merger and be replaced by three current directors of AxoGen;

•

Five current directors of AxoGen, Karen Zaderej, Jamie M. Grooms, Mark Gold, M.D., John Harper and Joe Mandato, are expected to serve as directors of LecTec after the Merger, subject to the approval of the LecTec shareholders;

•	Mr. Freitag, the current Chief Executive Officer and Chief Financial Officer of LecTec, will continue as Chief Financial Officer of LecTec following the Merger;

•	Ms. Zaderej, the current Chief Executive Officer of AxoGen, will become President and Chief Executive Officer of LecTec following the Merger;

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The LecTec Board of Directors, with Mr. Freitag abstaining, unanimously agreed to pay Mr. Freitag a bonus of $100,000 in the event the Merger is completed in recognition of his efforts in connection with the Merger, the settlement of LecTec’s intellectual property litigation and the sale of certain LecTec intellectual property.

•

As a result of the Merger, all unvested shares pursuant to outstanding options of the current officers and directors of LecTec will become fully vested. This will result in the vesting of no additional options for current officers and directors of LecTec, other than Dr. Solivich as to 5,000 shares.

What AxoGen Stockholders Will Receive in the Merger

It is currently anticipated that at closing of the Merger LecTec will have approximately $11,450,000 in Net Cash (as defined in the Merger Agreement); the exact Net Cash amount is subject to change depending on the date of the closing of the Merger and actual expenses of LecTec from the date of this proxy statement/prospectus until closing. Based upon this Net Cash amount, and applying the Formula, 6,106,201 shares of LecTec common stock will be issued in exchange for the stock of AxoGen, assuming the conversion of all outstanding AxoGen convertible securities, and 557,941 shares of LecTec common stock will be reserved for issuance upon exercise of AxoGen stock options which will be converted into LecTec stock options pursuant to the Merger. Assuming LecTec Net Cash at Merger closing is $11,350,000 or $11,550,000, applying the Formula, 6,160,000 or 6,053,333 shares of LecTec common stock, respectively, would be issued in exchange for the stock of AxoGen and 562,856 or 553,110 shares of LecTec common stock, respectively, would be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger.

Procedures for Exchange of AxoGen Common Stock Certificates

LecTec intends to authorize Wells Fargo Bank, N.A., to act as exchange agent. At the effective time of the Merger, LecTec will deliver to the exchange agent, for the benefit of those persons who held shares of issued and outstanding shares of AxoGen common stock immediately prior to the effective time of the Merger, certificates representing the shares of LecTec common stock issuable as a result of the Merger and cash required to make payments in lieu of fractional shares.

As promptly as reasonably practicable after the effective time of the Merger, the exchange agent will mail a letter of transmittal, together with exchange instructions, to the holders of AxoGen capital stock as of immediately prior to the Merger. After receiving the letter of transmittal, each AxoGen stockholder will be able to surrender his, her or its certificates to the exchange agent, and will receive in exchange a certificate representing the number of whole shares of LecTec common stock (and cash in lieu of any fractional shares) to which he, she or it is entitled. The letter of transmittal will be accompanied by instructions specifying other details of the exchange.

AXOGEN STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

After the effective time of the Merger and until surrendered, each certificate representing shares of AxoGen common stock will represent only the right to receive upon surrender a certificate representing shares of LecTec common stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on LecTec common stock with a record date after the effective time of the Merger and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered AxoGen stock certificate until the holder of record surrenders his, her or its AxoGen stock certificate. Subject to the effect of applicable laws, after an AxoGen stockholder surrenders his, her or its AxoGen stock certificate, he, she or it will be paid, without interest, (a) at the time of surrender, the amount of any cash payable in lieu of fractional shares of LecTec common stock to which he, she or it is entitled and the amount of dividends or other distributions with a record date after the effective time of the Merger previously paid with respect to whole shares of his, her or its LecTec common stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to surrender and with a payment date after surrender payable with respect to whole shares of his, her or its LecTec common stock.

LecTec and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. LecTec and AxoGen will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

Effective Time of the Merger

The Merger will become effective at the close of business on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware or, if later, such date or time as the certificate of merger is filed or as the parties may agree. This filing is expected to be made at the same time as the closing of the Merger.

Management Following the Merger

The LecTec Board of Directors is currently comprised of five directors. Following the Merger, and assuming nominees for election to the LecTec Board of Directors are approved by the shareholders at the Annual Meeting, the post-Merger LecTec Board of Directors will be comprised of seven directors, five from AxoGen (Ms. Zaderej, Dr. Gold and Messrs. Grooms, Harper and Mandato) and two from LecTec (Messrs. Freitag and Rudelius).

Following the Merger, the management team of the combined company is expected to be composed of the following members of the current management team of AxoGen, Ms. Zaderej and Messrs. Engels, Hedger, Friedman and Hansen and Mr. Freitag from LecTec.

The following table lists the names and positions of the individuals who are expected to serve as executive officers, directors and other key employees of the combined company upon completion of the Merger:

Name	Title
Karen Zaderej	President, Chief Executive Officer, Director
Gregory G. Freitag	Chief Financial Officer, Director
John P. Engels	Vice President
Brad Hedger	Vice President of Sales
Mark Friedman, Ph.D.	Vice President of Regulatory Affairs and Quality Assurance
David Hansen	Corporate Controller
Jamie M. Grooms	Chairman, Director
Mark Gold, M.D.	Director
John Harper	Director
Joe Mandato	Director
Robert J. Rudelius	Director

Executive Officers and Other Key Employees of the Combined Company

Biographical information for each individual expected to serve as an executive officer or other key employee of the combined company is included below, including their ages as of June 30, 2011.

Karen Zaderej, President, Chief Executive Officer and Director (Age 49)

Ms. Zaderej has served as AxoGen’s Chief Executive Officer and a member of AxoGen’s board of directors since May 2010. Following the completion of the Merger, and subject to the approval of the LecTec shareholders, it is expected that Ms. Zaderej will serve as President, Chief Executive Officer and a member of the board of directors of the combined company. Ms. Zaderej joined AxoGen in May 2006 and served as Vice President of Marketing and Sales from May 2006 to October 2007 and as Chief Operating Officer from October 2007 to May 2010. From October 2004 to May 2006, Ms. Zaderej worked for Zaderej Medical Consulting, a consulting firm she founded, which assisted medical device companies build and execute successful commercialization plans. From 1987 to 2004, Ms. Zaderej worked at Ethicon, Inc., a Johnson & Johnson company, where she held senior positions in marketing, business development, research & development, and manufacturing. Ms. Zaderej has a MBA from the Kellogg Graduate School of Business and a BS in Chemical Engineering from Purdue University.

Gregory G. Freitag, Chief Financial Officer and Director (Age 49)

Mr. Freitag, J.D., CPA, has been LecTec’s Chief Executive Officer, Chief Financial Officer and a member of the LecTec Board of Directors since June 2010. Following the completion of the Merger, and subject to the approval of the LecTec shareholders, it is expected that Mr. Freitag will serve as Chief Financial Officer and a member of the board of directors of the combined company. From May 2009 to the present, Mr. Freitag has worked for FreiMc, LLC, a consulting and advisory firm he founded that provides strategic guidance and business development advisory services. Mr. Freitag also founded and currently works for EmployRx. Inc., a business that provides services to self-insured employers relating to prescription drug benefits. Prior to founding FreiMc, LLC and EmployRx, Inc., Mr. Freitag was the Director of Business Development at Pfizer Health Solutions, a former subsidiary of Pfizer, Inc., from January 2006 to May 2009. From July 2005 to January 2006, Mr. Freitag worked for Guidant Corporation in their business development group. Prior to Guidant Corporation, Mr. Freitag was the Chief Executive Officer of HTS Biosystems, a biotechnology tools start-up company, from March 2000 until its sale in early 2005. Mr. Freitag was the Chief Operating Officer, Chief Financial Officer and General Counsel of Quantech, Ltd., a public point of care diagnostic company, from December 1995 to March 2000. Prior to that time, Mr. Freitag practiced corporate law in Minneapolis, Minnesota. Mr. Freitag is also a director of Pressure BioSciences, Inc., a publicly traded life sciences company focused on the development of a novel, enabling technology called Pressure Cycling Technology. Mr. Freitag brings to the board of directors of the combined company nearly 15 years of senior level executive life science and healthcare experience.

John P. Engels, Vice President (Age 40)

Mr. Engels is a co-founder of AxoGen and has served as AxoGen’s Vice President since November 2002, providing operational and financial leadership and managing AxoGen’s strategic and product development partnerships. Following the completion of the Merger, it is expected that Mr. Engels will serve as Vice President of the combined company. From 1999 to 2002, Mr. Engels worked as a consultant for the University of Florida, Saffron Hill Ventures and PA Early Stage Partners, among other companies. Mr. Engels also worked from 1993 to 1997 for CACM, a boutique investment banking firm. Mr. Engels holds a MBA in Management and Operations from the Wharton School of Business at the University of Pennsylvania, and a BA from the University of Chicago.

Brad Hedger, Vice President of Sales (Age 50)

Mr. Hedger has served as AxoGen’s Vice President of Sales since January 2011. Following the completion of the Merger, it is expected that Mr. Hedger will serve as Vice President of Sales of the combined company. From September 2008 to December 2010, Mr. Hedger served as President and Chief Executive Officer of Patient Care, a company founded by Mr. Hedger, which distributed products directly for AxoGen and DePuy Spine, Inc. in the states of Colorado and Wyoming. Mr. Hedger served as Director of Upper Extremity Trauma Sales for the Orthopaedics division of Stryker Corporation, a publicly-traded medical technology company, from March 2006 to September 2008. Prior to that, Mr. Hedger held direct sales and regional management positions for 13 years at Synthes Inc., an orthopedic trauma company. Mr. Hedger has a BS in Political Science and Computer Science from Cornell College.

Mark Friedman, Ph.D., Vice President of Regulatory Affairs and Quality Assurance (Age 53)

Dr. Friedman has served as AxoGen’s Vice President of Regulatory Affairs and Quality Assurance since June 2011 and served as AxoGen’s Director of Quality Assurance and Regulatory Affairs from September 2006 to June 2011. Following the completion of the Merger, it is expected that Dr. Friedman will serve as Vice President of Regulatory Affairs and Quality Assurance of the combined company. Prior to joining AxoGen, Dr. Friedman held several regulatory and quality leadership positions at Enable Medical Corporation, a medical device company, including Director of Quality Assurance from 1997 to 1998 and Vice President of Quality and Regulatory from 1998 to 2001 and from 2004 to 2005. Dr. Friedman also worked for AtriCure, Inc., a company that develops, manufactures and sells surgical ablation systems to treat atrial fibrillation, as Vice President of Quality and Regulatory from 2001 to 2004 and as Vice President of Operations in 2004. AtriCure acquired Enable medical in 2005. Dr. Friedman has over 24 years of experience in developing and directing regulatory strategy and quality systems for medical products, including 15 years with start-up medical product firms. Dr. Friedman has a Ph.D. in Chemistry specializing in protein biochemistry from the University of Cincinnati.

David Hansen, Corporate Controller (Age 51)

Mr. Hansen has served as AxoGen’s Corporate Controller since June 2006. Following the completion of the Merger, it is expected that Mr. Hansen will serve as Corporate Controller of the combined company. From June 2005 to June 2006, Mr. Hansen was Vice President of Finance—Corporate Controller and Treasurer of Perma-Fix Environmental Services, Inc., a publicly-traded environmental services company, and held other corporate and regional accounting positions at Perma-Fix Environmental Services from 1995 to 2005. Mr. Hansen was also Controller at Kraft Foodservice, Inc. from 1994 to 1995 and held other accounting and procurement positions at Kraft Foodservice, Inc. from 1985 to 1994. Mr. Hansen has over 20 years of experience in senior financial positions at both publicly traded and private companies. Mr. Hansen holds a Bachelor of Business Administration degree in Accounting from the University of Oklahoma.

Proposed Directors of the Combined Company

Biographical information for each proposed director of the combined company is included below, including their ages as of June 30, 2011. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led the LecTec Board of Directors to conclude that each of these director nominees should serve as a member of the LecTec Board of Directors.

Karen Zaderej, President, Chief Executive Officer and Director (Age 49)

Ms. Zaderej’s biographical information is provided above under “—Executive Officers and Other Key Employees of the Combined Company.” Ms. Zaderej’s qualifications to serve on the board of directors of the combined company include her leadership and depth of knowledge of AxoGen, her extensive experience in the medical device industry, and her financial and management expertise.

Gregory G. Freitag, Chief Financial Officer and Director (Age 49)

Mr. Freitag’s biographical information is provided above under “—Executive Officers and Other Key Employees of the Combined Company.” Mr. Freitag’s qualifications to serve on the board of directors of the combined company include his proven leadership and experience as a senior level executive and his finance management and legal expertise.

Jamie M. Grooms, Chairman and Director (Age 51)

Mr. Grooms has served as Chairman of AxoGen’s board of directors since 2002. Following the completion of the Merger, and subject to the approval of the LecTec shareholders, it is expected that Mr. Grooms will serve as Chairman of the board of directors of the combined company. Mr. Grooms is a co-founder of AxoGen and from 2002 to May 2010 served as AxoGen’s Chief Executive Officer. Since leaving AxoGen in May 2010, Mr. Grooms has provided consulting services to start-up companies and serves on the board of directors of several companies. From 1998 to 2002, Mr. Grooms served as the founding Chief Executive Officer and Chairman of the Board of Regeneration Technologies, Inc. a publicly-traded company that processes human tissue for allogenic grafts used in orthopedic, oral maxillofacial, urinary and cardiovascular surgeries. Mr. Grooms has extensive experience in all areas of operations of the allograft business and has worked at the Virginia Tissue Bank (now LifeNet Health), Osteotech, Inc., and CryoLife, Inc. in various positions of leadership. In addition, Mr. Grooms has served as Director of the University of Florida Tissue Bank from 1992 to 1995. Mr. Grooms holds a Bachelors degree in biology from Old Dominion University. Mr. Grooms’ qualifications to serve on the board of directors of the combined company includes his extensive experience and leadership in the allograft business, his depth of knowledge of AxoGen and his expertise in management and technology.

Mark Gold, M.D., Director (Age 62)

Dr. Gold has served as a member of AxoGen’s board of directors since July 2007. Following the completion of the Merger, and subject to the approval of the LecTec shareholders, Dr. Gold is expected to serve as a member of the board of directors of the combined company. Since 1999, Dr. Gold has been a Professor at the University of Florida College of Medicine’s McKnight Brain Institute. Dr. Gold has taught medical neuroscience for four decades and has been a pioneer in translational neuroscience research for over three decades. Dr. Gold was also a Founder of Somerset Valley Bank and served on its board of directors from its formation through its initial public offering to its acquisition by Fulton Financial Corporation, a publicly-traded financial holding company. Dr. Gold has consulted for many major global pharmaceutical companies as well as firms such as the Carlyle Group and Cressey & Company. Dr. Gold has authored hundreds of scientific research articles, chapters, and abstracts on a wide variety of research subjects and is frequently interviewed for comment by the Wall Street Journal, CNN and other major business and national publications concerned with the strengths and limitations of new technology and treatments. Dr. Gold’s qualifications to serve on the board of directors of the combined company include his expertise in medical neuroscience and medical technology, in-depth knowledge of the pharmaceutical industry, and extensive experience in business and management.

John Harper, Director (Age 61)

Mr. Harper has served as a member of AxoGen’s board of directors since June 2006. Following the completion of the Merger, and subject to the approval of the LecTec shareholders, Mr. Harper is expected to serve as a member of the board of directors of the combined company. From June 2005 to January 2006, Mr. Harper was the Entrepreneur-in-Residence at The Innovation Factory, a medical device incubator. From August 2000 to October 2001, Mr. Harper served as President and Chief Executive Officer of ATI Medical, Inc. and from February 1998 to May 1999, he served as Executive Chairman of Meretek Diagnostics, Inc., which was acquired by American Standard Companies. From November 1995 to March 1997, Mr. Harper served as President and Chief Executive Officer of Indigo Medical, Inc., which merged with Johnson & Johnson. Mr. Harper also served as Vice President of Sales and Marketing, and then President and Chief Executive Officer, of Menlo Care, Inc. from June 1989 to June 1995. Menlo Care, Inc. merged with Johnson & Johnson in 1995. Mr. Harper has served on the board of directors for a number of medical device and biotechnology companies since 1999. He received his BA in Economics from Davidson College in 1971. Mr. Harper’s qualifications to serve on the board of directors of the combined company include his extensive leadership experience in the medical device and biotechnology experience industries and his expertise in the commercialization of medical devices.

Joe Mandato, Director (Age 66)

Mr. Mandato has served as a member of AxoGen’s board of directors since February 2006. Following the completion of the Merger, and subject to the approval of the LecTec shareholders, Mr. Mandato is expected to serve as a member of the board of directors of the combined company. From March 2003 to the present, Mr. Mandato has served as a Managing Director of DeNovo Ventures, a venture capital firm and a stockholder of AxoGen. From February 1999 to September 2000, Mr. Mandato served as Chairman of Confer Software, Inc., a developer of enterprise software used to automate healthcare business processes. From September 1995 to February 1999, Mr. Mandato served as Confer Software’s Chief Executive Officer. From September 1994 to May 1995, Mr. Mandato served as a Vice President, member of founding management committee and Chief Executive Officer of two of Guidant Corporation’s five operating units, Origin Medsystems and Heart Rhythm Technology. He also served as President and Chief Executive Officer of Origin Medsystems from May 1991 to May 1995. In March 1994, Mr. Mandato co-founded Gynecare, Inc., a developer of devices used in gynecology, which was spun out of Guidant Corporation., and served as its Chief Executive Officer until April 1995. From July 1986 to November 1990, Mr. Mandato was Chief Executive Officer of Ioptex Research Inc., an ophthalmic device company. Mr. Mandato serves the board of directors of several companies and non-profit organizations. He holds a Doctor of Management degree from Case Western Reserve University. Mr. Mandato’s qualifications to serve on the board of directors of the combined company includes his extensive management and leadership experience in the medical device industry as well as his financial and venture investment experience.

Robert J. Rudelius, Director (Age 55)

Mr. Rudelius has served as a member of the LecTec Board of Directors since September 2010 and as Chairman of the LecTec Board of Directors since February 2011. Mr. Rudelius is also Chairman of the Nominating and Governance Committee and is a member of the Audit Committee of the LecTec Board of Directors. Following the completion of the Merger, and subject to the approval of the LecTec shareholders, Mr. Rudelius is expected to serve as a member of the board of directors of the combined company. Since 2003, Mr. Rudelius has been the Managing Director and Chief Executive Officer of Noble Ventures, LLC, a company he founded that provides advisory and consulting services to early-stage companies in the information technology, renewable energy and loyalty marketing fields. Mr. Rudelius is also the Managing Director and

Chief Executive Officer of Noble Logistics, LLC, a holding company he founded in 2002 to create, acquire and grow a variety of businesses in the freight management, logistics and information technology industries. From April 1999 through May 2001, when it was acquired by StarNet L.P., Mr. Rudelius was the founder and Chief Executive Officer of Media DVX, Inc., a start-up business that provided a satellite-based, IP-multicasting alternative to transmitting television commercials via analog videotapes to television stations, networks and cable television operators throughout North America. Mr. Rudelius assisted StarNet L.P. with the transition and integration of the Media DVX, Inc. business through January 2002. From April 1998 to April 1999, Mr. Rudelius was the President and Chief Operating Officer of Control Data Systems, Inc., during which time Mr. Rudelius reorganized and repositioned the software company as a professional services company, which resulted in the successful sale of Control Data Systems, Inc. to Syntegra, British Telecom’s systems integration subsidiary. From October 1995 through April 1998, Mr. Rudelius was the founding Managing Partner of AT&T Solution’s Media, Entertainment & Communications industry group. From January 1990 through September 1995, Mr. Rudelius was a partner in McKinsey & Company’s Information, Technology and Systems practice group, during which time he headed the practice group in Tokyo and co-led the practice group in London. Mr. Rudelius is currently a member of the Board of Directors of ProUroCare Medical, Inc., a publicly-held medical device company that develops and markets prostate imaging systems. Mr. Rudelius’ qualifications to serve on the board of directors of the combined company include his extensive executive leadership and financial experience, especially in connection with rapid growth technology businesses, and his experience as a director of publicly-traded companies.

Availability of Proposed Directors of the Combined Company

The proposed directors of the combined company have all consented to stand for election and to serve, if elected. If one or more of the above designees becomes unavailable or declines to accept election as a director, votes will be cast for a substitute designee, if any, designated by the Board on recommendation of the Compensation and Nominating Committee.

Independence of Proposed Directors of the Combined Company

LecTec is not currently, and immediately following the Merger will not be, a listed issuer and, consequently, is not subject to the director independence requirements of any exchange or inter-dealer quotation system. Nevertheless, in determining whether directors and director-nominees are independent, LecTec uses the definition of independence provided in the applicable listing standards of the NASDAQ Stock Market. In assessing the independence of its directors and director-nominees, the LecTec Board of Directors considers any transactions, relationships and arrangements between LecTec and its directors, director-nominees or their affiliated companies. This review is based primarily on responses of the above-listed directors and director nominees to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with LecTec or its management. Based on preliminary information received from the LecTec directors and director-nominees, the following members of the LecTec Board of Directors and the above-listed director nominees are expected to be independent under the applicable listing standards of the NASDAQ Stock Market: Robert J. Rudelius, John Harper and Mark Gold, M.D. Karen Zaderej is not considered independent because she is expected to serve as Chief Executive Officer of the combined company following the Merger. Gregory G. Freitag is not considered independent because he serves as LecTec’s Chief Executive Officer and Chief Financial Officer and is expected to serve as Chief Financial Officer of the combined company following the Merger. Jamie M. Grooms is not independent because he served as Chief Executive Officer of AxoGen until May 2010. Joe Mandato is not independent because he is affiliated with a stockholder that is expected to own more than 10% of LecTec’s common stock following the Merger. There were no other transactions, relationships or arrangements between LecTec and any of its directors or director nominees or its directors’ or director nominees’ affiliated companies that came to the attention of the LecTec Board of Directors during its review of the independence of its directors and director nominees that warranted additional review.

Related Party Transactions of the Combined Company

The LecTec Board of Directors is not currently aware of any transactions to which LecTec is a party and in which the amounts involved exceeded or will exceed $120,000 and a director, executive officer or holder of more than 5% of LecTec common stock or an immediate family member had a material interest.

Anticipated Accounting Treatment

AxoGen stockholders will own, after the Merger, approximately 60% of the combined company on a fully-diluted basis. Based on an analysis of minority interest in the surviving corporation and the composition of the combined company, for accounting purposes, AxoGen will be deemed to be the acquiring entity and LecTec the acquired entity. As a result, the Merger will be accounted for as a reverse merger. The unaudited pro forma combined condensed financial statements included in this proxy statement/prospectus have been prepared to give effect to the proposed Merger of AxoGen and Merger Sub as a reverse merger in accordance with accounting principles generally accepted in the United States. See footnote 1 to the Unaudited Pro Forma Condensed Combined Financial Statements of LecTec and AxoGen.

Transfer Restrictions

Share Transfer Restriction Agreements

Following execution of the Merger Agreement, certain stockholders of AxoGen, who together held shares representing in excess of 55% of the voting power of the common stock of AxoGen, voted in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement. Following the closing of the Merger, each director and officer of LecTec or any shareholder holding more than 5% of LecTec’s common stock following the Merger will be required to enter into a share transfer restriction agreement, which provides that such shareholders will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of the shares they obtain in the Merger as initial Merger Consideration prior to the six-month anniversary of the closing date of the Merger. All of these agreements provide that the transfer restrictions shall lapse with respect to 50% of the shares received by each shareholder from the initial Merger Consideration on the six-month anniversary of the beginning of the lockup period. On the twelve-month anniversary of the beginning of the lock-up period, the transfer restrictions shall lapse with respect to the remaining portion of the shares received by such shareholder.

Future Sales of LecTec Common Stock and Certain Restrictions

The shares of LecTec common stock issued to AxoGen stockholders pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”). Subject to the share transfer restriction agreements described above, shares of LecTec common stock issued to AxoGen stockholders will be freely transferable under the Securities Act following completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes the material U.S. federal income tax consequences of the exchange of shares of AxoGen’s common stock for shares of LecTec common stock pursuant to the Merger. This discussion is based upon the Code, Treasury regulations, Internal Revenue Service (the “IRS”) rulings and pronouncements, and judicial decisions, all as in effect as of the date of this proxy statement and prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

This discussion addresses only AxoGen stockholders who hold their shares of AxoGen stock as capital assets. This discussion does not address every aspect of U.S. federal income taxation that may be relevant to a particular AxoGen stockholder in light of the stockholder’s particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation:

•	a partnership, subchapter S corporation or other pass-through entity;

•	dealers in securities;

•	banks or other financial institutions;

•	insurance companies;

•	mutual funds;

•	tax exempt organizations or pension funds;

•	a person who is not a U.S. holder (as defined below);

•	persons who may be subject to the alternative minimum tax provisions of the Code;

•	a stockholder whose functional currency is not the U.S. dollar;

•	persons who acquired their AxoGen common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	persons who hold their AxoGen common stock as part of a hedging, straddle, conversion or other risk reduction transaction.

In addition, the following discussion does not address the tax consequences under Sections 1045 and 1202 of the Code with respect to shares of “qualified small business stock” (within the meaning of Section 1202 of the Code) or under Section 1244 of the Code with respect to shares of “section 1244 stock” (within the meaning of Section 1244 of the Code).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of AxoGen common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger) or the tax consequences of the Merger to holders of AxoGen stock options or stock warrants.

AXOGEN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Tax Consequences of the Merger

The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and it is a condition to closing of the Merger that AxoGen receive an opinion from its counsel, Morgan, Lewis & Bockius LLP, dated as of the closing date of the Merger, to the effect that the Merger will qualify as such a reorganization and that each of LecTec, Merger Sub, and AxoGen will be a party to the reorganization within the meaning of Section 368(b) of the Code. The opinion will be based on representations contained in representation letters provided by LecTec, Merger Sub and AxoGen and on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the consummation of the Merger in the manner contemplated by the Merger Agreement. All of such representations and assumptions must continue to be true and accurate in all material respects as of the effective time of the Merger. In addition, the opinion will be subject to certain qualifications and limitations as set forth in the opinion.

Neither LecTec nor AxoGen will request a ruling from the IRS regarding the tax consequences of the Merger to AxoGen stockholders, AxoGen, LecTec, or Merger Sub. The tax opinion of Morgan, Lewis & Bockius LLP is not binding on the IRS and will not preclude the IRS from asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the Merger could be different from the treatment provided for in the opinion and described herein.

Provided the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material federal income tax consequences of the Merger are as follows:

•	LecTec, Merger Sub, and AxoGen will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

•	LecTec, Merger Sub, and AxoGen will not recognize any gain or loss as a result of the Merger.

•

No gain or loss will be recognized by holders of AxoGen common stock upon receipt of LecTec common stock in the Merger, except to the extent of any cash received in lieu of a fractional share of LecTec common stock.

•

The aggregate adjusted tax basis of the LecTec common stock received in the Merger by a holder of AxoGen common stock will be the same as the aggregate adjusted tax basis of the AxoGen common stock surrendered in exchange therefor (excluding the portion of the stockholder’s basis that is allocable to a deemed fractional share of LecTec common stock for which the stockholder will receive cash in lieu of such fractional share).

•

The holding period, for U.S. federal income tax purposes, for the LecTec common stock received in the Merger by a holder of AxoGen common stock will include the period during which the holder held the AxoGen common stock surrendered in exchange therefor.

•

An AxoGen stockholder who receives cash in lieu of a fractional share of LecTec common stock will be treated as if the fractional share of LecTec common stock had been issued in the Merger and then redeemed by LecTec. An AxoGen stockholder receiving cash for a fractional share will generally recognize gain or loss upon the payment equal to the difference between the stockholder’s adjusted tax basis allocable to the fractional share and the amount of cash received. The gain or loss will be long term capital gain or loss if, at the effective time of the Merger, the AxoGen common stock has been held for more than one year.

Backup Withholding

With respect to a cash payment received by an AxoGen stockholder in lieu of a fractional share of LecTec common stock, a noncorporate AxoGen stockholder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (ii) otherwise establishes that the stockholder is exempt from backup withholding. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

Each AxoGen stockholder who is a “significant holder” that receives LecTec common stock in the Merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the AxoGen common stock surrendered and the fair market value of the LecTec common stock and cash, if any, received in the Merger, and to retain permanent records of these facts relating to the Merger. A “significant holder” is an AxoGen stockholder who, immediately before the Merger owned at least one percent (by vote or value) of the outstanding stock of AxoGen or owned AxoGen securities with an adjusted tax basis of $1,000,000 or more.

AXOGEN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Appraisal Rights of AxoGen Stockholders

Under Delaware law, holders of AxoGen common stock have the right to an appraisal and to receive payment in cash for the fair value of their AxoGen common stock, as determined by the Court of Chancery of the State of Delaware. AxoGen stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. AxoGen will provide notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law in connection with AxoGen’s solicitation of its stockholders’ consent.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference in its entirety and attached to this document as Appendices A1 and A2. You are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

General

In the Merger, AxoGen and Merger Sub, a newly formed wholly-owned subsidiary of LecTec, will merge, with AxoGen surviving the Merger and becoming a wholly owned subsidiary of LecTec. Stockholders of AxoGen will receive the consideration described below. The effective date of the Merger will occur following the satisfaction or waiver, where permissible, of all conditions to completion of the Merger specified in the Merger Agreement. AxoGen and LecTec may also mutually agree on a different effective date. LecTec and AxoGen expect that the effective date of the Merger will occur shortly after the LecTec shareholder meeting.

LecTec and AxoGen may terminate the Merger Agreement on or after September 26, 2011 if, among other reasons, any of the conditions to the Merger (see “—Conditions to Completion of the Merger” on page 83) have not been satisfied by AxoGen or LecTec or waived by LecTec or AxoGen prior to such date, unless the failure to satisfy the condition was primarily caused by a breach of the Merger Agreement by LecTec or AxoGen.

Conversion Ratio; Merger Consideration

Stockholders of AxoGen as of immediately prior to the effective time of the Merger will receive 0.03663996 shares of LecTec common stock for each share of AxoGen common stock that they own at the completion of the Merger, in the manner and amounts described below.

Each share of AxoGen common stock that is issued and outstanding immediately prior to the effective time of the Merger (other than shares held as treasury stock or dissenting shares) shall, at the effective time of the Merger, be canceled and converted into, and become a right to receive, such number of fully paid and nonassessable shares of LecTec common stock equal to 0.03663996, rounded to the nearest ten-thousandth of a share after giving effect to the conversion of all shares of AxoGen capital stock into such consideration deliverable upon surrender of the certificate representing such share pursuant to the Merger Agreement. This ratio has been adjusted from the closing ratio of 0.03995500 set forth in the Merger Agreement in accordance with Section 5.19 of the Merger Agreement.

The aggregate Merger Consideration is based upon the Formula. The Formula is derived by first dividing the Net Cash (as defined in the Merger Agreement) of LecTec at the time of the Merger by the sum of (i) such net cash; (ii) the $15,000,000 value attributable to AxoGen; plus (ii) $1,000,000 to be provided by certain AxoGen shareholders in the form of convertible notes (the “Interim Notes”) that will be converted pursuant to the Merger (the “LecTec Percentage’). The number of shares of LecTec common stock to be issued, or reserved for issuance, to AxoGen stockholders and option holders, is determined by reference to the number of shares of LecTec common stock outstanding and reserved for issuance pursuant to stock options, immediately prior to the Merger, expected to be 4,769,026 shares, which is then divided by the LecTec Percentage. It is currently anticipated that at the closing of the Merger, LecTec will have approximately $11,450,000 in Net Cash; the exact Net Cash amount is subject to change depending on the date of the closing of the Merger and actual expenses of LecTec from the date of this proxy statement/prospectus until closing. Based upon this Net Cash amount, and applying the Formula, the LecTec Percentage would be 40.246%, resulting in 6,106,201 shares of LecTec common stock being issued in exchange for the stock of AxoGen, assuming the conversion of all outstanding AxoGen convertible securities, and 557,941 shares of LecTec common stock will be reserved for issuance upon exercise of AxoGen stock options which will be converted into LecTec stock options pursuant to the Merger. Assuming LecTec Net Cash at Merger closing is $11,350,000 or $11,550,000, applying the Formula, 6,160,000 or 6,053,333 shares of LecTec common stock, respectively, would be issued in exchange for the stock of AxoGen and 562,856 or 553,110 shares of LecTec common stock, respectively, would be reserved for issuance upon exercise of AxoGen stock options that will be converted into LecTec stock options pursuant to the Merger. The actual number of LecTec shares to be provided pursuant to the Merger will be finally calculated at the Merger closing based upon the actual Net Cash LecTec has as of such date.

AxoGen Stock Options

Each AxoGen stock option granted under the AxoGen Stock Option Plan shall be assumed by LecTec in a transaction described in Section 424(a) of the Code. Each AxoGen stock option so assumed by LecTec pursuant to the Merger Agreement will continue to have, and be subject to, the same terms and conditions of such AxoGen stock option immediately prior to the effective time of the Merger, except that (i) each AxoGen stock option will be exercisable for that number of shares of LecTec common stock equal to the product of the number of shares of AxoGen common stock that were issuable upon exercise of such stock option immediately prior to the effective time of the Merger multiplied by the Closing Ratio rounded down to the nearest whole number of shares of LecTec common stock, and (ii) the per share exercise price for the shares of LecTec common stock issuable upon the exercise of such assumed stock option will be equal to the quotient determined by dividing the exercise price per share of AxoGen common stock at which such stock option was exercisable immediately prior to the effective time of the Merger by the Closing Ratio, rounded up to the nearest whole cent.

Fractional Shares

AxoGen stockholders will not receive any fractional shares of LecTec common stock. Instead, they will receive cash in an amount equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled and (ii) the average of the closing sale price (as reported by the OTCBB at the end of regular trading) of one share of LecTec common stock on each of the 60 trading days ending on (and including) the date immediately prior to the closing date.

Certain Representations and Warranties

Each of AxoGen and LecTec made a number of representations and warranties in the Merger Agreement regarding its authority to enter into the Merger Agreement and to complete the Merger and the other transactions contemplated by the Merger Agreement, and with respect to certain aspects of its respective business, financial condition, structure and other facts pertinent to the Merger.

The representations and warranties made by AxoGen cover the following topics as they relate to AxoGen:

•	corporate existence, organization, standing, corporate power and authority and foreign qualification;

•	that the Merger Agreement and the related transactions will not result in a violation of the AxoGen charter documents or certain contracts to which AxoGen is a party, or any law, rule or regulation;

•	authority to enter into the Merger Agreement and the transactions contemplated thereby;

•	absence of any subsidiaries;

•	capitalization;

•

absence of any consents, approvals or authorizations from any governmental authority in connection with the transactions contemplated by the Merger Agreement, except those set forth in the Merger Agreement;

•	accuracy of information with respect to AxoGen supplied for inclusion in this proxy statement/prospectus;

•	the preparation of the audited financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

•	no undisclosed liabilities, other than those specifically identified;

•	absence of certain material adverse events, changes or effects since March 31, 2011;

•	quality of title to properties and assets;

•	absence of any manufacturing and marketing rights with respect to AxoGen’s products, except as disclosed in the Merger Agreement;

•	compliance with FDA requirements, foreign regulatory requirements applicable to its products and other regulatory matters;

•	compliance with any applicable billing and reimbursement practices and absence of any proceeding or investigation under any government program;

•	compliance with applicable laws;

•	existence and availability of its current compliance program;

•	required licenses and permits;

•	quality of inventory;

•	accounts receivables and payables;

•	absence of any pending or outstanding grants, incentives or subsidies from any governmental authority, other than grants applied for as disclosed in the Merger Agreement;

•	absence of pending or threatened suits, actions or other proceedings not already disclosed in the Merger Agreement;

•	validity of certain material contracts and agreements;

•	retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	labor and employment matters;

•	intellectual property, including ownership and use of such intellectual property and the absence of infringement;

•	absence of material environmental violations, actions or liabilities;

•	insurance policies;

•	compliance with certain tax matters;

•	bank accounts and powers of attorney;

•	orders, commitments and returns;

•	absence of product liability claims;

•	compliance of products sold with all contractual requirements and warranties;

•	relationships with customers and suppliers;

•	absence of indemnification obligations; and

•	absence of brokers.

The representations and warranties made by LecTec and its Merger subsidiary cover the following topics as they relate to LecTec and its Merger subsidiary:

•	corporate existence, organization, standing, corporate power, authority, corporate structure and completeness and accuracy of minute books;

•	that the Merger Agreement and the related transactions will not result in a violation of the LecTec charter documents or certain contracts to which LecTec is a party, or any law, rule or regulation;

•	capitalization;

•	authority to enter into the Merger Agreement and the transactions contemplated thereby;

•	valid issuance of common stock in connection with the Merger;

•

absence of any consents, approvals or authorizations from any governmental authority in connection with the transactions contemplated by the Merger Agreement, except those set forth in the Merger Agreement;

•	filing of all reports and financial statements required to be filed with the SEC;

•	accuracy of information with respect to LecTec and the Merger subsidiary supplied for inclusion in this proxy statement/prospectus;

•	absence of certain material adverse events, changes or effects since March 31, 2011;

•	quality of title to properties and assets;

•	intellectual property, including ownership and use of such intellectual property and the absence of infringement;

•	intellectual property agreements;

•	compliance with FDA requirements and other regulatory matters;

•	compliance with applicable laws;

•	required licenses and permits;

•	absence of pending or threatened suits, actions or other proceedings not already disclosed in the Merger Agreement;

•	validity of certain contracts and agreements;

•	absence of material environmental violations, actions or liabilities;

•	insurance policies;

•	compliance with certain tax matters;

•	retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	absence of brokers;

•	bank accounts;

•	absence of indemnification obligations;

•	internal accounting controls and books of account; and

•	listing and maintenance requirements.

The Merger Agreement also contains certain representations and warranties of LecTec regarding the formation and operations of its wholly owned subsidiary formed for purposes of the Merger.

Some of the foregoing representations and warranties of AxoGen and LecTec are qualified as to materiality and with respect to matters or items which are specifically disclosed to the other party. The representations and warranties of each party will not be deemed waived or otherwise affected by any investigation made by the other party.

Survival of Representations and Warranties

Neither the representations and warranties of LecTec nor AxoGen survive beyond the effective time of the Merger.

Certain Covenants and Agreements

The Merger Agreement contains several covenants and agreements of LecTec and AxoGen. The discussion below summarizes certain of the key covenants and conditions.

Conduct of Business Pending Merger

Pursuant to the Merger Agreement, LecTec and AxoGen have each agreed to maintain its assets and properties and carry on its business and operations in accordance with a mutually agreed-to operating budget. LecTec and AxoGen are each to use its commercially reasonable efforts to preserve intact its business organizations, relationships, goodwill and going concern value. AxoGen has also agreed not to, except as may permitted by LecTec or as otherwise expressly contemplated by the Merger Agreement:

•

amend its charter or bylaws, provided that pursuant to the Merger Agreement AxoGen shall be permitted to increase the authorized number of shares of AxoGen common stock in its Certificate of Incorporation from 133,000,000 to 185,000,000;

•

declare, pay or set aside for payment any dividend or other distribution in respect of, or split, combine or reclassify, its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

•

issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except (A) the issuance of options under the terms of the AxoGen Stock Option Plan as in effect on the date of the Merger Agreement and (B) the issuance of AxoGen common stock pursuant to the exercise of AxoGen stock options outstanding on the date of the Merger Agreement;

•	become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction;

•

organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity; or

•	agree to take any of the actions described above.

LecTec has also agreed not to, except as may permitted by AxoGen or as otherwise expressly contemplated by the Merger Agreement:

•	amend its charter or bylaws;

•

issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except (A) the issuance of options under the terms of the LecTec Stock Option Plan as in effect on the date of the Merger Agreement and (B) the issuance of LecTec common stock pursuant to the exercise of LecTec stock options outstanding on the date of the Merger Agreement;

•	become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction;

•

organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity; or

•	agree to take any of the actions described above.

Preparation Proxy Statement and Registration Statement

LecTec and AxoGen have agreed to cooperate with respect to the preparation of this proxy statement/prospectus.

Covenant of AxoGen to Solicit Written Consent Resolutions

AxoGen has covenanted that it will, among other things, solicit written consent resolutions of its stockholders for the purpose of approving the Merger Agreement.

Covenant of LecTec to Convene a Shareholder Meeting

LecTec has covenanted that it will, among other things, call a shareholder meeting of LecTec shareholders for the purpose of approving, among other things, the issuance of shares pursuant to the Merger Agreement and to increase the number of authorized shares of LecTec common stock.

Joint Obligations of LecTec and AxoGen

LecTec and AxoGen have jointly agreed, among other things, to:

•	provide access to the each party and its directors, officers, employees, counsel, accountants, investment advisors, other authorized representatives and agents, facilities, books and records;

•	maintain the confidentiality of the information furnished or made available in connection with the transactions contemplated by the Merger Agreement;

•	use commercially reasonable best efforts to obtain all required regulatory approvals and required third party consents necessary to consummate the transactions contemplated by the Merger Agreement;

•	cooperate with respect to developing plans for the management of the combined business after the closing date;

•	cooperate with each other with respect to the preparation and filing of a registration statement on Form S-4 with the SEC, which registration statement shall include this proxy statement/prospectus;

•	promptly notify the other party of the occurrence of any event which is reasonably likely to result in a failure to satisfy the conditions to closing set forth in the Merger Agreement;

•	take all actions necessary to complete the transactions contemplated by the Merger Agreement;

•

cooperate and consult with one another in connection with any stockholder litigation against any of them or their respective directors or officers with respect to the transactions contemplated by the Merger Agreement;

•

take all reasonable actions necessary to ensure that no “fair price,” “control share acquisition,” “moratorium” or other anti-takeover statute is or becomes applicable to the Merger or any of the transactions contemplated by the Merger Agreement and, to the extent any such statute or regulation becomes applicable to the Merger Agreement, to grant actions and take all reasonable actions necessary to ensure the Merger or any other transactions contemplated by the Merger Agreement be completed as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise to minimize the effect of such statute or regulation on the Merger or the other transactions contemplated by the Merger Agreement;

•

not make any public announcements with respect to the transactions contemplated by the Merger Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed, except as required by applicable law; and

•	provide notice to the other party of any material breach of any representation or warranty of such party contained in the Merger Agreement.

Amendment to LecTec Articles of Incorporation and Bylaws

In connection with the Merger and at the effective time of the Merger, the Articles of Incorporation of LecTec shall be amended and restated in the form attached as Appendix B to this proxy statement/prospectus and the bylaws of LecTec shall be amended and restated in the form attached as Appendix C to this proxy statement/prospectus.

Composition of the Board of Directors of the Surviving Corporation following the Merger

Upon completion of the Merger, Merger Sub will merge with and into AxoGen with AxoGen being the surviving corporation. Upon completion of the Merger, Karen Zaderej, the current Chief Executive Officer of AxoGen, will serve as the President and Chief Executive Officer of the surviving corporation. Subject to the vote of the LecTec shareholders and conditioned upon the closing of the Merger, the board of directors of the surviving corporation will consist of seven persons which shall include (a) two members of the LecTec Board of Directors prior to the Merger, (b) Jamie M. Grooms, Karen Zaderej and John Harper or, if any such person is unable or unwilling to serve as a director of the surviving corporation, then such other person or persons as may be designated by AxoGen and be reasonably acceptable to LecTec, and (c) Mark Gold, M.D., and Joe Mandato or, if any such person is unable or unwilling to serve as a director of the surviving corporation, then such other person or persons as may be designated by the holders of a majority of the principal amount of the investor notes, as defined in the Merger Agreement, and be reasonably acceptable to LecTec. At and as of the effective time of the Merger, the surviving corporation board of directors shall also cause Mr. Grooms to be elected as chairman of the surviving corporation board of directors or, if Mr. Grooms is unable or unwilling to serve in such position, then such other member of the surviving corporation board of directors as the surviving corporation shall choose in its discretion, and cause the two members of the surviving corporation board of directors who were on the LecTec Board of Directors prior to the effective time of the Merger to serve as chairs of the Audit Committee and Compensation Committee of the surviving corporation board of directors as of the effective time of the Merger. LecTec and AxoGen agree that the first annual meeting of surviving corporation shareholders and election of surviving corporation directors to be held after the effective time of the Merger shall occur between March 31, 2012 and October 1, 2012, and that the nominees for director of the surviving corporation to be elected at that meeting shall be determined by the surviving corporation board of directors in the ordinary course prior to that meeting with no obligation to nominate or renominate any particular person for election to the surviving corporation board of directors.

Restrictions on Transfer

LecTec and AxoGen agreed to cause each person who will be a director, officer or holder of more than 5% of the LecTec common stock to be outstanding after the Merger to execute and deliver to LecTec on or prior to the closing date a share transfer restriction agreement, as defined in the Merger Agreement, in the form mutually agreed upon by LecTec and AxoGen, which agreement shall contain, among others, the following restrictions:

(a) In no event will any restricted stockholder, as defined in the Merger Agreement, sell, transfer, assign, pledge, hypothecate or otherwise dispose of all or any portion of the shares of LecTec common stock beneficially owned by such restricted stockholder, as defined in the Merger Agreement, immediately after the Merger prior to the six-month anniversary of the closing date;

(b) During the six-month period following the initial lock-up period, as defined in the Merger Agreement, this transfer restriction shall lapse with respect to 50% of the shares of LecTec common stock beneficially owned by such restricted stockholder immediately after the Merger; and

(c) On the date that is the one-year anniversary of the closing date, this transfer restriction shall lapse with respect to the remaining portion of shares of LecTec common stock beneficially owned by such restricted stockholder immediately after the Merger.

Permissible Investment

Each of the parties acknowledged and agreed that, at or immediately after the effective time of the Merger, up to $2.0 million of additional capital may be invested in LecTec by certain investors, which may include LecTec. To the extent any such additional investment shall be made by persons other than LecTec, such investor shall purchase shares of LecTec common stock at the Investor Stock Purchase Price (as defined in the Merger Agreement). In this regard, LecTec and AxoGen have agreed that LecTec’s Net Cash at Merger closing may exceed its $10.5 million Net Cash requirement by such amount as is calculated at the Merger closing date. Currently, LecTec estimates that such excess Net Cash amount will be approximately $950,000 which would result in a total Net Cash amount of $11,450,000. To the extent that LecTec makes any such additional investment, the agreed upon value of LecTec and the agreed upon value of LecTec post-Merger, each as defined in the Merger Agreement, will be increased by such investment, in addition, certain other defined terms in the Merger Agreement will be modified correspondingly to reflect the changes to these two definitions.

Exchange Procedures

Upon the closing of the Merger, LecTec, AxoGen and Wells Fargo Bank, N.A., as the exchange agent, shall enter into an exchange agent agreement. At the effective time of the Merger, LecTec shall deposit with the exchange agent the number of shares of LecTec common stock to be distributed to AxoGen stockholders as of the closing, along with cash for payment of fractional shares. As promptly as reasonably practicable after the effective time of the Merger, LecTec shall instruct the exchange agent to mail letters of transmittal and instructions for use in effecting the surrender of AxoGen capital stock in exchange for the applicable number of shares of LecTec common stock (and cash in lieu of fractional shares) into which such shares of AxoGen capital stock shall be converted.

Upon surrender of a AxoGen stock certificate for cancellation, together with the accompanying letter of transmittal duly completed and executed in accordance with the instructions appearing thereon, the holder of such certificate of AxoGen capital stock will be entitled to receive the applicable number of shares of LecTec common stock into which such shares of AxoGen capital stock were converted in the Merger, plus cash in lieu of fractional shares. Such shares of LecTec common stock shall be distributed to AxoGen stockholders within five days following the closing date (upon receipt of the stock certificates of AxoGen and the duly completed and executed letters of transmittal).

Any portion of the amounts in the exchange fund that remain undistributed to the holders of AxoGen capital stock, will be delivered to LecTec, upon demand. Any holders of AxoGen capital stock who have not yet complied with the exchange procedures may thereafter look only to LecTec for payment of their pro rata share of the Merger Consideration, without interest. As set forth in the Merger Agreement, any portion of the shares of LecTec common stock remaining unclaimed, will, to the extent permitted by applicable law, become the property of LecTec, free and clear of any claims or interest of any person previously entitled thereto.

LecTec will pay the reasonable and customary fees of the exchange agent and will reimburse the exchange agent for all reasonable out-of-pocket expenses. LecTec will indemnify the exchange agent against actions taken by the exchange agent pursuant to the Merger Agreement and the exchange agreement, other than acts or omissions which constitute bad faith, willful misconduct or gross negligence on the part of the exchange agent.

No Solicitation

The Merger Agreement provides that each party will negotiate exclusively with the other party and its representatives and will not, directly or indirectly, encourage or solicit the submission of, entertain inquiries, proposals or offers from, or enter into any agreement or negotiate with any other person or entity regarding the acquisition of AxoGen or other disposition of assets or technology other than in the ordinary course of business and will not furnish to any person any information with respect to any transaction prohibited by the non-solicitation covenant in the Merger Agreement. Each party agrees to promptly inform the other party of any such inquiry from any third party, including the material terms thereof and the identity of the person making such inquiry, and to keep the other party informed of the status and terms of any such proposals or offers.

Neither the LecTec nor the AxoGen Board of Directors shall (i) (A) withdraw (or modify or qualify in any manner adverse to the other party) its approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or any of the transactions contemplated thereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any alternative transaction or (C) resolve, agree or propose to take any such actions (each such action set forth in the no solicitation provision of the Merger Agreement, a “Change in Recommendation”), or (ii) cause or permit LecTec or AxoGen, as the case may be, to enter into any contract constituting or related to, or which is intended to or is reasonably likely to lead to, any alternative transaction.

Notwithstanding the no solicitation provisions of the Merger Agreement, prior to the receipt of approval by the shareholders of LecTec of the transactions contemplated by the agreement, the LecTec Board of Directors may (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal of an alternative transaction regarding LecTec that the LecTec Board of Directors reasonably believes in good faith constitutes or would be expected to result in a superior proposal, as defined in the Merger Agreement, (ii) thereafter furnish to such third party non-public information relating to LecTec pursuant to an executed confidentiality agreement, (iii) following receipt of and on account of a superior proposal, make a change in recommendation, and/or (iv) take any action that any court of competent jurisdiction orders LecTec to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the LecTec Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause LecTec Board of Directors to be in breach of its fiduciary duties under applicable law. In no event shall the LecTec Board of Directors (i) make a change in recommendation or (ii) enter into an alternative transaction agreement, without first delivering written notice to AxoGen at least five business days in advance thereof.

Nothing contained in the no solicitation provision shall prohibit LecTec from providing accurate disclosure (and such disclosure shall not be deemed to be a change in recommendation) of factual information regarding the business, financial condition or results of operations of LecTec or the fact that a proposal regarding an alternative transaction has been made, the identity of the person making such proposal, the position of the LecTec Board of Directors with respect to such proposal or the material terms of such proposal in this proxy statement/prospectus or otherwise, to the extent that LecTec in good faith determines that such information, facts, identity, position or terms is required to be disclosed under applicable law.

AxoGen Benefit Plans

LecTec has agreed to assume all benefit plans of AxoGen.

AxoGen Stock Option Plan and Warrants

AxoGen has agreed to take all steps necessary to terminate the AxoGen stock option plan and terminate any warrants exercisable for AxoGen capital stock immediately prior to the effective time of the Merger.

Conditions to Completion of the Merger

LecTec and AxoGen are not obligated to complete the Merger unless certain conditions have been satisfied or waived, if waiver is permitted. The discussion below summarizes some of the key conditions to completion of the Merger.

Representations, Warranties and Covenants

Each of the representations and warranties of the parties contained in the Merger Agreement must be true and correct in all respects, as of the date of closing of the Merger, except as would not have a material adverse effect on such party.

Each party must perform in all material respects all of the agreements and covenants required by the Merger Agreement to be performed on or prior to the closing date of the Merger.

Certificate of Merger Filing

The certificate of Merger shall have been filed with the Secretary of State of Delaware.

LecTec Shareholder Approval

All action required by applicable law and otherwise to be taken by the shareholders of LecTec to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been duly and validly taken.

AxoGen Approvals and Consents

All action required by applicable law and otherwise to be taken by the AxoGen Board of Directors and the stockholders of AxoGen to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been duly and validly taken.

Amendment to LecTec Restated Articles of Incorporation

LecTec shareholders must approve an amendment to the LecTec restated articles of incorporation to increase the number of authorized shares of capital stock from 15,000,000 to 50,000,000.

Consent and Waiver

AxoGen preferred stockholders shall have converted their preferred stock into common stock as of the effective time of the Merger.

No Litigation

No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or entity shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by the Merger Agreement or that is reasonably expected either individually or in the aggregate to have a material adverse effect on AxoGen or LecTec.

Legislation

No applicable law shall have been enacted that prohibits, restricts or delays the transactions contemplated by the Merger Agreement.

No Material Adverse Effect

Neither LecTec nor AxoGen shall have discovered any fact, event or circumstance that had not been disclosed to it that has had, or reasonably would be expected to have, a material adverse effect on the other entity, taken as a whole.

Closing Certificates

Each party is obligated to furnish to the other party an officer’s certificate evidencing its compliance with the conditions described herein upon request.

Good Standing Certificates

Each party is obligated to deliver good standing certificates and copies of its charter documents.

Exchange Agent Agreement

LecTec, AxoGen and Wells Fargo Bank, N.A., as the exchange agent, shall have entered into an exchange agent agreement in a form reasonably acceptable to the parties thereto.

Share Transfer Restriction Agreements

Each of the restricted shareholders shall have executed and delivered a share restriction agreement.

Dissenting Shareholders

Not more than 2.5% of the issued and outstanding shares of AxoGen capital stock shall be dissenting shares or shall have exercised its dissenters’ rights under the provisions of the Delaware General Corporation Law.

AxoGen Debt

AxoGen shall have (i) amended its existing debt agreement due and payable as of September 30, 2011 or (ii) entered into an agreement with a new lender (or lenders) to refinance such debt agreement.

Conversion of AxoGen Securities

All shares of AxoGen preferred stock shall have been converted into shares of AxoGen common stock, and all dividends waived thereon, prior to the effective time of the Merger. The Bridge Notes, and all accrued interest thereon, shall have been converted into shares of AxoGen common stock in accordance with their terms prior to the effective time of the Merger.

Tax Certificates

Each party is obligated to deliver a tax certificate dated as of the closing date.

Tax Opinion

AxoGen shall have received an opinion of counsel to AxoGen to the effect that the Merger will be, for federal income tax purposes, a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of LecTec, Merger Sub, and AxoGen will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Registration Statement

This registration statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of LecTec common stock issuable or required to be reserved for issuance pursuant to the Merger Agreement shall have been complied with.

Termination

LecTec, Merger Sub and AxoGen may mutually agree at any time to terminate the Merger Agreement without completing the Merger. Either party may also terminate the Merger Agreement if, among other reasons:

•

on or after September 26, 2011, any of the conditions to the Merger have not been satisfied by the other party, or have not been waived by the party seeking to terminate the Merger Agreement, prior to such date, unless the failure to satisfy the condition was primarily caused by a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

•	the other party has materially breached a representation, warranty, covenant or agreement which remains uncured for 30 days after written notice thereof to the other party; or

•

any government or court issues an order or takes another action permanently enjoining, restraining or prohibiting the transactions contemplated by the Merger Agreement and such order, ruling or other action has become final and non-appealable.

LecTec may terminate the Merger Agreement upon written notice of AxoGen if:

•	the AxoGen Board of Directors withdraws, modifies or changes its recommendation regarding the Merger or the approval of the Merger Agreement in a manner adverse to LecTec.

AxoGen may terminate the Merger Agreement upon written notice to LecTec:

•	following receipt by AxoGen of an alternative transaction notice pursuant to the terms of the Merger Agreement.

Amendment; No Waiver

Subject to applicable law, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties, or in the case of a waiver, by the party against whom the waiver is to be effective.

No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Expenses

Each of LecTec and AxoGen will bear all expenses it incurs in connection with the Merger, provided that, (i) in the event AxoGen breaches its no solicitation agreement and the Merger is not consummated, then LecTec shall be entitled to reimbursement from AxoGen for its reasonable costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby and (ii) in the event (A) LecTec breaches its no solicitation agreement and the Merger is not consummated or (B) the Merger

Agreement is terminated by AxoGen pursuant to the termination provision regarding an alternative transaction notice, then AxoGen shall be entitled to reimbursement from LecTec for its reasonable costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.

COMPARISON OF LECTEC SHAREHOLDER RIGHTS AND AXOGEN STOCKHOLDER RIGHTS

The rights of LecTec shareholders and AxoGen stockholders are generally governed by the laws of each corporation’s respective state of incorporation as well as each corporation’s respective articles or certificate of incorporation and bylaws. Upon completion of the Merger, stockholders of AxoGen will become shareholders of LecTec, and LecTec’s Amended and Restated Articles of Incorporation and amended and restated bylaws, which are attached to this proxy statement/prospectus as Appendices B and C, respectively, will govern the rights of such former AxoGen stockholders.

The following is only a summary comparison of the material rights of LecTec shareholders and AxoGen stockholders arising from the governing organizational instruments of each corporation and the governing law applicable to each corporation. The following summary is not intended to be a complete discussion of the respective articles or certificate of incorporation and bylaws of LecTec and AxoGen or the corporation statutes of Minnesota and Delaware. LecTec encourages you to read carefully the articles or certificate of incorporation and bylaws of LecTec and AxoGen. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. For information on how to obtain these documents, see the section entitled “Where You Can Find More Information.” You are encouraged to obtain and read these documents along with this entire proxy statement/prospectus, as this summary may not contain all of the information important to you.

Number and Election of Directors

LECTEC. Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The LecTec amended and restated bylaws provide that the number of directors shall be established by resolution of the shareholders and may be increased or decreased from time to time by the board of directors as permitted by Minnesota law. The LecTec Board of Directors currently consists of five directors who were elected by resolution of the shareholders. Effective as of the closing of the Merger, the LecTec Board of Directors will consist of seven directors, assuming that such directors are elected by the shareholders at the Annual Meeting. See “Proposal 4: Election of Directors.”

AXOGEN. Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The bylaws of AxoGen provide that the number of authorized directors which constitutes the whole board of directors shall initially be three. The Second Amended and Restated Certificate of Incorporation, as amended (the “Second Amended and Restated Certificate of Incorporation”) of AxoGen provides that the board shall consist of: two directors elected by a majority of the holders of the Series B, Series C and Series D Preferred Stock, voting together as a single class; two directors elected by a majority of the outstanding common stock, one of whom shall be the chief executive officer of the corporation; and three directors elected by a majority of the outstanding common stock and preferred stock (as converted) voting together as a single class. AxoGen’s board of directors currently consists of seven directors.

Removal of Directors

LECTEC. Minnesota law provides that, unless modified by the articles of incorporation or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director (with an exception for corporations with cumulative voting). The

LecTec amended and restated bylaws require the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors to remove any or all of the directors, with or without cause. Shareholders of LecTec do not have the right to cumulative voting in the election of directors. In addition, the LecTec amended and restated bylaws provide that any director may be removed at any time by the affirmative vote of a majority of the remaining directors if the remaining directors determine that the director to be removed is engaged in an activity that is competitive with any business of the corporation.

AXOGEN. Delaware law and the AxoGen bylaws state that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. In the case of a corporation whose board is classified, holders may only remove a director for cause unless the certificate provides otherwise.

Board Vacancies

LECTEC. Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may also elect a new director to fill a vacancy that is created by the removal of a director by the shareholders. The LecTec amended and restated bylaws do not change the procedures and requirements for filling board vacancies under Minnesota law.

AXOGEN. Delaware law provides that, unless otherwise provided in the bylaws, vacancies shall be filled by the board of directors or other governing body. The AxoGen bylaws provide that any vacancy occurring in the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors.

Shareholder Meetings

LECTEC. Under Minnesota law, holders of LecTec common stock are entitled to at least 10 days’ prior written notice for each regular meeting and special meeting to consider any matter unless a shorter time period is specified in the articles of incorporation or bylaws, except that Minnesota law requires that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareholders of record, whether entitled to vote or not, at least 14 days prior to such meeting. The LecTec amended and restated bylaws provide that the shareholders are entitled to at least 14 days prior written notice for each annual and special meeting.

AXOGEN. Delaware law and the AxoGen bylaws require that stockholders be provided written notice not less than 10 days nor more than 60 days prior to the date of any meeting of stockholders. Delaware law provides that notice must be given at least 20 days prior to a meeting at which the stockholders will be asked to approve and adopt an agreement relating to the merger of the corporation.

Right to Call Special Meetings

LECTEC. Under Minnesota law, a special meeting of shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles of incorporation or bylaws to call special meetings, or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to facilitate, directly or indirectly, or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The LecTec amended and restated bylaws provide that a special meeting may be called by the president, treasurer, any two or more directors or by one or more shareholder(s) holding 10% or more of all shares entitled to vote.

AXOGEN. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The bylaws of AxoGen authorize a special meeting of stockholders to be called by the president, the board of directors or when requested in writing by holders of not less than 10% of all shares entitled to vote at the meeting.

Actions by Written Consent of the Shareholders

LECTEC. Under Minnesota law and the LecTec amended and restated bylaws, any action required or permitted to be taken in a meeting of the shareholders may be taken without a meeting by a written action signed by all of the shareholders entitled to vote on that action. The LecTec amended and restated articles do not restrict shareholder action by written consent.

AXOGEN. Under Delaware law and the bylaws of AxoGen, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the bylaws of AxoGen, if any class of shares is entitled to vote thereon as a class, such written consent shall be required of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon. The Second Amended and Restated Certificate of Incorporation of AxoGen does not contain any provision restricting actions of stockholders by written consent.

Amendments to Charters and Bylaws

LECTEC. Minnesota law and the LecTec amended and restated bylaws provide that the power to adopt, amend or repeal the bylaws is vested in the board (subject to certain notice requirements set forth in the LecTec amended and restated bylaws). Minnesota law and the LecTec amended and restated bylaws provides that the such authority of the board of directors is subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders at a meeting of the shareholders called for such purpose, and the board of directors shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office, except that the board of directors may adopt any bylaw to increase the number of directors. Under Minnesota law, a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation.

Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution (i) approved by the affirmative vote of a majority of the directors present or (ii) proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The LecTec amended and restated articles do not have such a provision.

AXOGEN. Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote at a stockholders’ meeting of the majority of shares entitled to vote to approve any amendment to the certificate of incorporation, unless a greater percentage vote is required by the certificate of incorporation. Where a separate vote by class or series is required, the affirmative vote of a majority of the shares of such class or series is required unless the certificate of incorporation requires a greater percentage vote. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of shares of a class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series so affected shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be vested in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders.

The Second Amended and Restated Certificate of Incorporation of AxoGen provides that, in addition to any voting rights provided by law, so long as 25% of the issued shares of Series B, Series C and Series D Preferred Stock of AxoGen as a preferred class is outstanding, AxoGen may not, without the affirmative vote of the holders of at least 60% of such Series B, Series C and Series D Preferred Stock (voting together as a single class), (a) redeem, purchase or otherwise acquire for value any shares of preferred stock other than in accordance with Section 4 of the Second Amended and Restated Certificate of Incorporation or the Third Amended and Restated Shareholders and Registration Rights Agreement dated January 7, 2010 (the “Shareholders Agreement”); (b) redeem, purchase or otherwise acquire any capital stock of the corporation except from employees, officers, directors, consultants and other persons pursuant to certain agreements with the corporation and provided that the total amount applied to the repurchase of shares does not exceed $25,000 in any twelve month period; (c) authorize, designate, create or issue securities senior to or on parity with the Series D Preferred Stock or increase or decrease the authorized capital stock of the corporation; (d) pay dividends on or make other distributions with respect to any securities other than the Series B, Series C and Series D Preferred Stock; (e) recapitalize or reclassify issued and outstanding capital stock of the corporation by merger, consolidation, recapitalization or otherwise; (f) authorize any “liquidation event” (as defined in the Second Amended and Restated Certificate of Incorporation); (g) authorize or permit a subsidiary of the corporation to sell securities to any person or entity other than the corporation; (h) authorize any amendment to the certificate of incorporation or bylaws or take any other action by merger, consolidation, recapitalization or otherwise, that would adversely affect the right of the holders of the Series B, Series C or Series D Preferred Stock; (i) change the number of directors that may constitute the board of directors from seven, or such other number of directors subsequently approved in accordance with the provisions of the certificate of incorporation; (j) make any purchase, lease or acquisition of all or substantially all of the stock or assets of any other legal entity; (k) enter into any strategic alliance, technology licensing arrangement or other corporate partnering relationship involving the issuance by the corporation of capital stock; (l) create any new stock purchase or stock option plan; (m) increase the number of securities issued or securities issuable upon the exercise or conversion of such securities to employees, consultants and directors of the corporation pursuant to stock purchase, stock option plans or other agreement approved by the board (other than adjustments for stock splits, dividends, combination or similar recapitalization); (n) incur any debt for borrowed money, except for bank loans, loans from institutional or other third party lenders, equipment leases and similar agreement in the ordinary course of business not exceeding $100,000 in the aggregate; (o) make or cause to be made the filing of any registration statement by the corporation with the SEC pursuant to the Securities Act and (p) amend, alter or repeal any of these provisions of the Second Amended and Restated Certificate of Incorporation. The Second Amended and Restated Certificate of Incorporation of AxoGen also expressly authorizes the board of directors to adopt, amend or repeal the bylaws of AxoGen, subject to a supermajority vote of the preferred stock in the circumstances described above.

Indemnification of Directors, Officers and Employees

LECTEC. Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, Minnesota law and Delaware law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The major difference between Minnesota law and

Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorney’s fees actually and reasonably incurred in connection therewith.

Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. LecTec has not limited the statutory indemnification in its amended and restated articles of incorporation. Further, the amended and restated bylaws of LecTec state that LecTec shall indemnify such persons for such expenses and liabilities to such extent as permitted by statute.

AXOGEN. Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. The Second Amended and Restated Certificate of Incorporation of AxoGen authorizes the corporation to provide indemnification of (and advancement of expenses to) the directors and officers of AxoGen (and any other persons to which Delaware or other applicable state law permit the corporation to provide indemnification) with respect to actions for breach of duty to a corporation, its stockholders and others to the fullest extent permitted by Delaware law. The Second Amended and Restated Certificate of Incorporation of AxoGen provides that any repeal or modification of the provisions permitting indemnification as set forth in the Second Amended and Restated Certificate of Incorporation will not adversely affect any right or protection of a director or officer or other person indemnified by the corporation with respect to any acts or omissions existing at the time of such repeal or modification.

Further, the AxoGen bylaws provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the party was or is a director, officer, employee or agent of the corporation against expenses (including attorney’s fees) actually or reasonably incurred in connection with the suit if the director acted in good faith and in a manner the director believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal matter, had no reason to believe was unlawful. If not determined by a court, such indemnification will be provided if it is determined appropriate by (i) a majority vote of members of the board of directors who are not parties to the suit, (ii) a majority vote of a special committee of directors who are not parties to the suit, (iii) independent legal counsel selected by the board or the special committee or (iv) a majority vote of the stockholders who are not parties to the suit.

Liabilities of Directors

LECTEC. Under Minnesota law, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation’s articles of incorporation or bylaws. The LecTec amended and restated articles of incorporation provide that a director shall not be personally liable to LecTec or its shareholders for monetary damages for breach of fiduciary duty as a director. The LecTec amended and restated articles of incorporation also provide that any amendment, modification or repeal of the foregoing provision or the adoption of any provision in the articles of incorporation with such provision shall not adversely affect any right or protection of a director or officer of LecTec with respect to any act or omission that occurred prior to the time of such amendment, modification or repeal.

AXOGEN. Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty subject to certain limitations. The Second Amended and Restated Certificate of Incorporation of AxoGen provides that, to the fullest extent permitted by Delaware law, the corporation’s directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Second Amended and Restated Certificate of Incorporation of AxoGen also provides that, if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors for breach of fiduciary duty, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Additionally, the Second Amended and Restated Certificate of Incorporation of AxoGen provides that any repeal or modification of the provisions permitting limiting or eliminating director liability as set forth in the Second Amended and Restated Certificate of Incorporation will not adversely affect any right or protection of a director with respect to any acts or omissions existing at the time of such repeal or modification.

Rights, Preferences, and Privileges of Preferred Stock

LECTEC. Minnesota law permits corporations to issue one or more classes of stock and one or more series of stock. The LecTec amended and restated articles of incorporation provide that LecTec’s board of directors, without further action by the shareholders, is authorized to issue preferred stock or other senior equity securities in one or more series and, with certain limitations, to determine preferences as to dividends and in liquidation, and conversion, redemption and other rights of each such series. LecTec’s board of directors could issue a class or series of preferred stock or other senior equity securities with rights more favorable with respect to dividends, voting and liquidation than those held by the holders of LecTec common stock. The issuance of preferred stock or other senior equity securities may have the effect of delaying, deferring or preventing a change in control of LecTec. No shares of preferred stock or other senior equity securities are outstanding, and LecTec has no present plans to issue such stock or securities.

AXOGEN. Delaware law permits corporations to issue one or more classes of stock and one or more series of stock. The Second Amended and Restated Certificate of Incorporation of AxoGen provides that AxoGen is authorized to issue two classes of stock, common stock and preferred stock. The preferred stock consists of four series thereof, namely Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. The par value of all of the capital stock of AxoGen is $0.00001 per share. The holders of the preferred stock are being required to convert their shares thereof into the common stock of AxoGen as of immediately prior to (and conditioned upon) the effective time of the Merger and thus will be giving up, upon such conversion, certain rights that they otherwise would have as holders of preferred stock. Certain of those rights as are set forth in the Second Amended and Restated Certificate of Incorporation are described below.

The preferred stock is convertible at any time, at a holder’s option, into shares of the common stock of AxoGen. The conversion ratios are subject to adjustment in the case of certain events such as stock splits and combinations, reorganizations, mergers, reclassifications, and other similar transactions. The conversion ratio for each series of preferred stock is also subject to adjustment for issuances of securities of AxoGen at an effective price that is less than then effective conversion price for such series of preferred stock. The preferred stock is automatically convertible into common stock, at the then effective conversion ratios (i) upon the election of the holders of 60% of the outstanding shares of the Series B, Series C and Series D Preferred Stock, voting together as a single class or (ii) upon the closing of an underwritten initial public offering of the common stock at a price per share of not less than four times the Series D original purchase price, as adjusted, pursuant to an effective registration statement under the Securities Act, which generates gross proceeds of at least $30 million (prior to certain expenses) and implies a post-offering value of the corporation’s issued and outstanding capital stock of at least $180 million.

The holders of the Series B, Series C and Series D Preferred Stock are entitled to cumulative dividends at an annual rate of 8% per annum based on the original purchase price for such series of preferred stock, regardless of whether declared by the AxoGen Board of Directors. No dividends are permitted to be paid on the Series A Preferred Stock or the common stock until dividends have been paid on the Series B, Series C and Series D Preferred Stock.

In the event of the liquidation, dissolution or winding up of AxoGen, after payment or provision for payment of debts, the holders of the Series D Preferred Stock, ranking prior to the holders of the Series C

Preferred Stock, ranking prior to the holders of the Series B Preferred Stock, ranking prior to the holders of the Series A Preferred Stock, have the right to receive an amount equal to the original purchase price for such series plus all declared but unpaid dividends on that series. After payment of such liquidation preferences, the remaining assets of AxoGen are to be paid to the holders of the preferred stock and common stock on a pro rata, as converted basis.

The holders of the preferred stock are entitled to vote with the common stock on all matters that come before the stockholders of AxoGen. Each share of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such series of preferred stock is then convertible. At present, each share of Series A Preferred Stock is convertible into 2,544,750 shares of common stock, each share of Series B Preferred Stock is convertible into 9,782,609 shares of common stock, each share of the Series C Preferred Stock is convertible into 11,072,239 shares of common stock and each share of the Series D Preferred Stock is convertible into 30,156,259 shares of common stock. The holders of the preferred stock also have certain rights to vote for directors as described under “—Board of Directors” above and supermajority voting rights in the case of certain corporate events as described under “—Amendments to Charter and Bylaws.”

Rights of Dissenting Shareholders

LECTEC. Under both Minnesota and Delaware law, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenters’ rights are broader than those under Delaware law. Shareholders of a Minnesota corporation may exercise dissenters’ rights in connection with: (i) an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects; (ii) a sale or transfer of all or substantially all of the assets of the corporation; (iii) a plan of merger to which the corporation is a party; (iv) a plan of exchange of shares to which the corporation is a party; and (v) any other corporate action with respect to which the corporation’s articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares.

Unless the articles of incorporation, the bylaws, or a resolution approved by the board of directors otherwise provide, such dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger. The LecTec amended and restated articles of incorporation do not grant any other dissenters’ rights. Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain such rights and obtain such payment. LecTec shareholders are not entitled to appraisal rights in connection with the Merger under the Minnesota Business Corporation Act.

AXOGEN. Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations, or, if so provided in a corporation’s certificate of incorporation, in connection with amendments to the certificate of incorporation, a sale of assets, or any merger or consolidation in which the corporation is a constituent corporation. Appraisal rights are not available under Delaware law for shares of any class or series of stock entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, if the shares are: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders. Further, no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares. The Second Amended and Restated Certificate of Incorporation of AxoGen does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain such rights and obtain such payment. See “The Merger—Appraisal Rights of AxoGen Stockholders” above.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

LECTEC. Minnesota law prohibits certain “business combinations” (as defined in the Minnesota Business Corporations Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

AXOGEN. Delaware law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” Generally, an “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period prior to the date upon which the status of an “interested stockholder” is being determined. A “business combination” includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where, among other things:

•

either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the date the interested stockholder acquired such 15% interest;

•

upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the voting stock outstanding held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered;

•

the business combination is approved by a majority of the board of directors and the affirmative vote (at a meeting and not by written consent) of 66 2/3% of the outstanding voting stock not owned by the interested stockholder;

•

the corporation’s original certificate of incorporation expressly provides that it is not to be governed by the Delaware business combinations statute or the amended certificate of incorporation or bylaws contain such a provision provided that such an amendment is approved by an affirmative vote of a majority of the shares entitled to vote;

•

the corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•

the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding three years but for the inadvertent acquisition of ownership; or

•	the stockholder acquired the 15% interest when these restrictions did not apply; or the corporation has opted out of this provision.

Such provision of Delaware law is not applicable to AxoGen because it does not have a class of voting stock listed on a national securities exchange or held by more than 2,000 stockholders.

DESCRIPTION OF LECTEC CAPITAL STOCK

General

The following description does not purport to be complete and is subject in all respects to applicable Minnesota law and to the provisions of the LecTec Articles of Incorporation and bylaws, as amended to the date of this proxy statement/prospectus.

As discussed elsewhere in this proxy statement/prospectus, in connection with the Merger, LecTec is proposing to amend and restate its current Articles of Incorporation and bylaws. These changes, which will be reflected in an amendment and restatement of the Articles of Incorporation and bylaws if the proposal is approved, are summarized under the headings “Proposal 2: Approval of Amendment and Restatement of LecTec’s Articles of Incorporation” and “Proposal 3: Approval of Amendment and Restatement of LecTec’s Bylaws.”

LecTec shareholders are urged to read the Amended and Restated Articles of Incorporation and bylaws for a more complete description of these provisions and other information that may be important to LecTec shareholders.

Capital Stock

LecTec’s authorized capital stock consists of 15,000,000 shares, par value $0.01 per share. The authorized capital stock is divisible into the classes and series, has the designation, voting rights, and other rights and preferences and is subject to the restrictions that the LecTec Board of Directors may from time to time establish. Unless otherwise designated by the LecTec Board of Directors, all shares are common stock.

The holders of LecTec common stock: (1) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the LecTec Board of Directors; (2) are entitled to share ratably in all assets available for distribution to holders of LecTec common stock upon liquidation, dissolution or winding up of its affairs; (3) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (4) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of LecTec common stock now outstanding are fully paid and nonassessable.

The holders of shares of LecTec common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of LecTec’s directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any directors.

Wells Fargo Bank, N.A. is the transfer agent for LecTec common stock.

Minnesota Anti-Takeover Laws

LecTec is governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of LecTec and deprive LecTec securityholders of an opportunity to sell their shares at a premium over the market price.

In general, Section 302A.671 provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of the LecTec Board of Directors consisting of all of its disinterested directors (excluding current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.

If a tender offer is made for LecTec common stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the LecTec Board of Directors consisting of all of its disinterested directors (excluding its current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

CERTAIN INFORMATION CONCERNING AXOGEN

General

AxoGen is a private regenerative medicine company focused on the development and commercialization of technologies for peripheral nerve reconstruction and regeneration. Every day people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body and their damage can result in the loss of function and feeling. In order to improve surgical reconstruction and regeneration of peripheral nerves, AxoGen has developed and licensed patented and patent-pending technologies, which are used in its portfolio of products. This portfolio includes the Avance® Nerve Graft which AxoGen believes is the first and only commercially available allograft nerve for bridging nerve discontinuities (a gap created when the nerve is severed). AxoGen’s portfolio also includes the AxoGuard® Nerve Connector, a coaptation aid allowing for close approximation of severed nerves, and the AxoGuard® Nerve Protector that protects nerves during the body’s healing process after surgery. AxoGen is bringing the science of nerve repair to life with over 4,000 surgical implants of AxoGen products performed in hospitals and surgery centers across the United States, including military hospitals serving U.S. service men and women.

AxoGen’s products are used by surgeons during surgical interventions and during the reconstruction of a wide variety of traumatic nerve injuries ranging from a simple laceration of a finger to a complex brachial plexus case. The Avance® Nerve Graft, unlike hollow-tube conduits, provides surgeons with the three-dimensional structure of a natural nerve for bridging nerve discontinuities without the complication, expense and morbidity of autografting a nerve. Additionally, AxoGuard® Nerve Protector and AxoGuard® Nerve Connector have product and sales synergies with the Avance® Nerve Graft. AxoGuard® products provide the unique features of pliability, suturability, and translucence for visualization of the underlying nerve while allowing the patient’s own cells to incorporate into the extracellular matrix to remodel and form a tissue similar to the nerve epineurium.

From the fourth quarter of 2010 to the first quarter of 2011, AxoGen grew revenue by 38.7%; and comparing the first quarter of 2011 to the first quarter of 2010, AxoGen grew revenue by 58.3%. AxoGen believes it has penetrated less than 1% of the market it currently addresses and resources from the Merger will be used to continue its sales growth. AxoGen is a Delaware corporation incorporated in 2002. AxoGen’s principal executive office is located at 13859 Progress Boulevard, Suite 100, Alachua, Florida 32615; telephone: (888) 296-4361.

Regenerative Medical Products Industry

Regenerative medical products are becoming common in various medical arenas because they have been shown to be effective repairing injured or defective tissues such as bone, tendons, dermis and other tissues of the body. Surgeons utilize regenerative medical products because they can provide the complex structure required for implant integration and regeneration in the body.

The primary driver of sustained growth in the regenerative medical product market is continued favorable efficacy as compared to autograft and synthetic medical products, and a wider understanding of this advantage by practitioners. Autografting requires a secondary recovery procedure to remove tissue from another location on the body to repair the injured area and can result in loss of function at the site of donation. Autografting may also be costly and time consuming, as well as result in complications such as infection. On the other hand, synthetic or collagen-based medical products attempt to mimic the human body but may be limited by manufacturing technologies and capabilities. As an alternative, regenerative medical products often provide more desirable conditions for reconstruction and regeneration of tissue, creating a superior solution for patients and physicians. AxoGen follows this trend, providing regenerative medical products for peripheral nerve reconstruction.

Peripheral Nerves and Their Regeneration

The peripheral nervous system, or PNS, consists of nerves that either extend outside of, or reside outside of, the central nervous system (the brain and spinal cord). Peripheral nerves provide the pathway for signals between the central nervous system and target organs, regulating movement (motor) and touch (sensory). Therefore, if a peripheral nerve is crushed, severed, or otherwise damaged, its ability to deliver signals to target organs is eliminated, or at least temporarily impaired, resulting in loss of functionality. Simplifying the complexity of the nerve cell, the axon portion of the nerve cell, consisting of cell cytoplasm and resembling a hair-like fiber, carries signals from the cell body to the target organ. Axons can be quite long, even exceeding over one meter, but are only a few micrometers in diameter. A typical nerve consists of hundreds of axons that lie within long, thin tubes (basal lamina tubes). Analogous to a fiber-optic cable, these basal lamina tubes are bundled together in groups called fascicles, and each nerve may contain numerous fascicles. This sheath structure provides protection for the axons and support for regeneration in the event of injury. Nerve injury occurs when a sufficient number of axons have been crushed or transected (severed), thereby disrupting signals to the target motor or sensory organ.

However, given the right conditions, peripheral nerves have the ability to regenerate. To do so, regenerating axons require the proper environmental conditions, which may include structure and guidance. In an untreated severe crush injury or transected nerve, errant axons that are not guided by the nerve sheath structure, or other mechanism, could form painful and ineffective nerve proliferation (neuromas). This can then require revision surgery to relieve pain or bring back sensory and/or motor functionality. Therefore, the surgical treatment of nerve injuries is typically focused on restoring nerve functionality by alleviating compression and tension while providing structural guidance to regenerating axons.

Peripheral Nerve Regeneration Market Overview

Peripheral nerve injury is a major source of disability impairing the ability to move muscles or to feel normal sensations. Failure to treat nerve damage can, in severe cases, lead to full loss of function and sometimes amputation. Many peripheral nerve injury patients who receive treatment do not optimally recover. They may suffer from both reduced, or no, muscle strength and reduced, or no, sensitivity.

Everyday patients suffer traumatic wounds to peripheral nerves severe enough to require surgical treatment, including injuries from motor vehicle accidents, collisions, gun wounds, dislocations, fractures, lacerations, or other forms of penetrating trauma. Specifically, military service men and women can also suffer severe wounds from explosions and other military-related injuries. The peripheral nerves commonly injured through these traumas include the digital, median, ulnar, radial, facial, spinal accessory and brachial plexus nerves. Based upon epidemiological studies regarding the number of trauma patients and incidence of peripheral nerve injury in the population conducted by the Centers of Disease Control, the Canadian Institute for Health Information and various academic centers, each year in the U.S. more than 700,000 people suffer traumatic injuries to peripheral nerves resulting in approximately 250,000 nerve reconstruction procedures in the U.S. annually.

Beyond traumatic injury to nerves, nerve damage that requires nerve reconstruction also occurs due to surgical intervention. Some of these nerve cases occur after dental or oral surgery when patients lose sensory and taste function in the mouth, including complications from third molar extractions and dental implants. Also, nerves that support erectile function may be injured or removed following a surgical prostatectomy to remove prostate cancer. Further, breast cancer patients may have reduced sensation in the tissue used to reconstruct the breast after mastectomy. Finally, nerves are also damaged or compromised due to repetitive stress or compression injuries. For instance, severe and recurrent carpal tunnel cases may result in complications and damage to the nerve that requires further surgical intervention and protection of the nerve.

In cases when a nerve is severed, if the gap between the two ends of the nerve is extremely small, the surgeon can reconnect the nerve without tension through direct suturing. Because a tension-free repair is important, when the gap is more than a few millimeters in length, the surgeon typically needs to bridge the gap between the nerve ends. Historically, to reconstruct a severed nerve gap, surgeons have relied on an autotransplantation (autologous grafting or autograft). In autograft procedures, surgeons remove nerve from another part of the patient’s body, often from the back of the lower leg, to reconstruct the damaged nerve. Autografting is often effective in repairing a damaged peripheral nerve, but it presents a tradeoff—fix the damaged nerve while creating a nerve deficit. For example, a patient may opt to get movement and feeling back in their finger while losing some sensation in their foot. Additionally, the secondary surgery to obtain the needed graft also increases operating time, and thus medical expenses, and increases the risk of surgical infection and other complications. In the case of extreme trauma where multiple nerves need to be reconstructed, it may not be possible to recover enough nerve from the patient to complete the repair.

Drawbacks of autografts eventually led to the development of hollow-tube conduits, or conduits, for peripheral nerve reconstruction made of, for instance, bovine collagen or polyglycolic acid. Such a conduit is typically an absorbable hollow tube that, unlike natural nerve, does not have basal lamina tubes to support regenerating axons and, as a result, is deficient in the qualities that natural nerve possesses to support nerve regeneration. Hollow-tube conduit may also lack pliability and structural integrity needed when used around joints and may be difficult to use in a confined space. Additionally, hollow-tube conduits do not provide familiar handling characteristics to the surgeon and in some instances are contraindicated for use in infected wound beds. Clinical data has demonstrated that conduits are most effective only when used in very short gaps and successful nerve recovery is diminished when used beyond their effective range. However, with surgeons seeking alternatives to autografts, the annual number of procedures using hollow-tube conduits has grown. AxoGen believes this demand has resulted in hollow-tube conduit being used for gap lengths beyond their effective range.

The growth of hollow-tube conduit use demonstrates there is market demand for products that do not have the drawbacks of autografting. However, as stated above, the shortcomings of conduits limit where they may be used effectively. Thus, the nerve reconstruction market needs an alternative off-the-shelf product that provides the natural three-dimensional structure of a typical nerve for bridging nerve discontinuities without the complication, expense and morbidity of autografting a nerve. AxoGen believes its product portfolio meets this market need.

AxoGen’s Product Portfolio

Overview of AxoGen’s Products

AxoGen’s proprietary products and technologies are designed to overcome fundamental challenges in nerve reconstruction. AxoGen’s Avance® Nerve Graft is the alternative to autografts for nerve gaps from 5mm to 70mm in length. AxoGuard® Nerve Connector is the surgical solution for nerve gaps of less than 5mm in length, or where surgeons wish to provide additional protection to suture sites. AxoGuard® Nerve Protector completes the product portfolio by allowing a protective wrap in cases of nerves damaged by compression, or where the surgeon wants to protect and isolate the nerve during the healing process after surgery. This product portfolio, depicted below, provides surgeons off-the-shelf solutions for a wide variety of peripheral nerve injuries.

The following table provides a summary of certain peripheral nerve injuries for which AxoGen products are used:

Peripheral Nerve Injury Type	Examples	Avance® Nerve Graft	AxoGuard® Nerve Protector		AxoGuard® Nerve Connector
Avulsion / Stretch Injury	Brachial Plexus Injury	—	—	*	—	*

Compression / Crush	Carpal Tunnel Cubital Tunnel		—

Partial Transection	Traumatic Injury	—	—

0-5mm Gap	Traumatic Injury Nerve Reconstruction	—	—	*	—

6-70mm Gap	Traumatic Injury Neuroma Revision Morton’s Neuroma TRAM Flap	—	—	*	—	*

Traumatized Wound Bed	Complex Fractures Adhesion Prone Tissue Bed		—

*	Used as coaptation aid

Avance® Nerve Graft

Avance® Nerve Graft is peripheral nerve allograft for the reconstruction of peripheral nerve discontinuities (severed nerve gaps) in order to guide and structurally support axonal regeneration across a nerve gap caused by traumatic injury or surgical intervention. Avance® Nerve Graft is a decellularized and sterile extracellular matrix (“ECM”) processed from human peripheral nerve tissue. AxoGen developed the Avance® Nerve Graft by following the guiding principle that the human body created the optimal nerve structure. AxoGen, through its licensing efforts and research, then developed a proprietary method for processing recovered human peripheral nerve tissue, in a manner that preserves the essential structure of the ECM while cleansing away cellular and noncellular debris. Avance® Nerve Graft provides the natural nerve structure of an autograft and the ease and availability of off-the-shelf products. AxoGen believes that Avance® Nerve Graft is the only commercially available allograft nerve for bridging nerve discontinuities.

The Avance® Nerve Graft provides the following key advantages:

•	Applies to long and short gap nerve injuries;

•	Decellularized and cleansed extracellular matrix;

•	Provides a three-dimensional scaffold (preserving the inherent and relevant structural characteristics of nerve) for bridging a nerve gap;

•	Structurally supports the body’s own regeneration process;

•	No donor-nerve surgery, therefore no loss of donor nerve function;

•	Handles similar to an autograft: flexible and pliable;

•	Alleviates tension at the repair site;

•	Three year shelf life (kept frozen); and

•	Supplied sterile in lengths of 15 mm to 70 mm and diameters up to 5 mm.

The Avance® Nerve Graft’s is comprised of bundles of small diameter tubes that are held together by an outer tube or sheath. Avance® Nerve Graft has been processed to remove cellular and noncellular factors such as cells, fat, blood, axonal debris and chondroitin sulfate proteoglycans, (“CSPG”), while preserving the three-dimensional scaffold and basal lamina tubular structure of the peripheral nerve. This design results in a product that is clean and has clear pathways for axons to grow through. After processing, Avance® Nerve Graft is flexible and pliable, and its open tubular ECM structure can be sutured in place allowing for tension-free approximation of the proximal and distal peripheral nerve stumps. During the healing process, the body revascularizes and gradually remodels the graft into the patient’s own tissue while allowing the graft to physically support axonal growth across the nerve discontinuity.

The Avance® Nerve Graft is offered in a variety of sizes with lengths between 15 mm and 70 mm and diameters up to 5 mm. This allows the surgeon to choose the correct length for the relevant nerve gap, as well as to match the diameter to the proximal and distal end of the severed nerve. The Avance® Nerve Graft is stored frozen and utilizes packaging that maintains the graft in a sterile condition. The packaging is typical for medical products so the surgical staff is familiar with opening the package for transfer of the Avance® Nerve Graft into the sterile surgical field. Additionally, to protect the product during transit and storage, the Avance® Nerve Graft is placed inside a hard plastic clamshell that also provides a reservoir for the addition of sterile fluid to aid in thawing the product. The Avance® Nerve Graft thaws in less than 10 minutes, and once thawed, it is ready for implantation.

AxoGuard® Nerve Connector

AxoGuard® Nerve Connector is coaptation aid that allows for the close approximation of severed nerves. AxoGuard® Nerve Connector is a tubular, multilaminar extracellular matrix with an open lumen where the severed nerve ends are placed. Typically, the AxoGuard® Nerve Connector is used to align and connect nerves with less than a 5mm gap between the severed nerve ends. The AxoGuard® Nerve Connector material allows the body’s natural healing process to repair the nerve by isolating and protecting it during the healing process. The patient’s own cells incorporate into the extracellular matrix to remodel and form a tissue similar to the nerve epineurium. AxoGuard® Nerve Connector is provided sterile, for single use only, and in a variety of sizes to meet the surgeon’s needs.

AxoGuard® Nerve Connector can be used to:

•	Bridge gaps up to 5mm;

•	Aid coaptation in direct repair, grafting, or cable grafting repairs; and

•	Reinforce the coaptation site.

AxoGuard® Nerve Connector has the following advantages:

•	Unique 10 mm length;

•	Alleviates tension at the repair site;

•	Reduces the number of required sutures (versus direct repair);

•	Reduces potential for fascicular mismatch;

•	Reduces the risk of neuroma by containing regenerating axons;

•	Semi-translucence allows visualization of underlying nerve;

•	Strong and flexible, plus easy to suture; and

•	Stored at room temperature with an 18 month shelf life.

AxoGuard® Nerve Protector

The AxoGuard® Nerve Protector is a surgical implant that provides protection for peripheral nerves. It is designed to protect and isolate the nerve during the healing process after surgery. AxoGuard® is a multilaminar extracellular matrix that separates and protects the nerve from the surrounding tissues during the healing process. The patient’s own cells incorporate into the extracellular matrix to remodel and form a tissue similar to the nerve epineurium. AxoGuard® Nerve Protector is provided sterile, for single use only, and in a variety of sizes to meet the surgeon’s needs.

AxoGuard® Nerve Protector can be used to:

•	Wrap injured nerves up to 40 mm;

•	Minimize risk of entrapment in compressed nerves;

•	Protect partially severed nerves; and

•	Reinforce a coaptation site.

AxoGuard® Nerve Protector has the following advantages:

•	Isolates and protects nerve in a traumatized wound bed;

•	Easily conforms and wraps the injured nerve;

•	Minimizes the potential for soft tissue attachments and nerve entrapment by physically isolating the nerve during the healing process;

•	Allows nerve gliding;

•	Reduces the risk of neuroma by containing regenerating axons;

•	Strong and flexible, plus easy to suture;

•	Stored at room temperature with an 18 month shelf life.

Tissue Recovery and Processing for Avance® Nerve Graft

Avance® Nerve Graft Processing Overview

Over several years, AxoGen has developed advanced and proprietary techniques to process the Avance® Nerve Graft from donated peripheral nerve tissue. The process requires special training over several months for each manufacturing associate who processes Avance® Nerve Grafts. The processing and manufacturing system for Avance® Nerve Graft has required significant capital investment and AxoGen plans to make additional investments to continually improve its manufacturing and quality assurance processes and systems.

AxoGen’s Avance® Nerve Graft processing requires several steps, including peripheral nerve tissue recovery and testing, donor medical review and release, processing, packaging, and sterilization to meet or exceed all applicable FDA, state, and international regulations and American Association of Tissue Banks (“AATB”) standards. As an FDA registered tissue establishment, AxoGen utilizes a variety of subcontractors for recovery, storage, testing, processing and sterilization of the donated peripheral nerve tissue. Additionally, independent certified laboratories have been contracted by AxoGen and its subcontractors to perform testing. The safety of Avance® Nerve Graft is supported by donor screening, process validation, process controls, and validated terminal sterilization methods. The AxoGen Quality System has built in redundancies so that each Avance® Nerve Graft released for implantation meets AxoGen’s stringent quality control and product requirements.

Avance® Nerve Graft Tissue Recovery and Processing

AxoGen partners with FDA registered tissue establishments and AATB accredited recovery agencies to recover human peripheral nerve tissue for Avance® Nerve Graft processing. After consent for donation is obtained, donations are screened and tested in detail for safety. AxoGen currently uses LifeNet Health to process the peripheral nerve tissue and package the Avance® Nerve Graft product. LifeNet processes and engineers many dental, cardiovascular, spinal and orthopedic bio-implants. AxoGen has entered into a two-year tissue processing agreement with LifeNet Health and tissue processing service fees are paid for each production run. This agreement requires minimum annual service commitments, and either party may terminate the agreement with six months’ written notice. AxoGen leverages the LifeNet Health Quality System and works with LifeNet Health to train and manage each processor working on Avance® Nerve Graft. AxoGen’s processing methods and process controls have been developed and validated to ensure product uniformity and quality.

Avance® Nerve Graft Packaging

After processing, each Avance® Nerve Graft is visually inspected and organized by size (length and diameter) into finished product codes. It is then packaged in individual medical grade clamshells and primary packaging. The outer pouch is the primary sterility and moisture barrier. The packaging operation is performed in a controlled environment at LifeNet Health.

Avance® Nerve Graft Sterilization and Labeling

After being processed and packaged, Avance® Nerve Graft is then irradiated and returned to AxoGen’s headquarters in Alachua, Florida. There, the product receives its final labels and is released following a final stringent technical and quality review. Orders for Avance® Nerve Graft are placed with AxoGen’s customer service team and product is shipped from the Alachua facility.

Avance® Nerve Graft Product Release

The AxoGen Quality System meets the requirements set forth under 21 CFR § 1271 for Human Cells, Tissues and Cellular and Tissue-Based Products, including Good Tissue Practices (“GTP”) and is compliant with the 21 CFR § 820 Quality System Regulations (“QSR”). AxoGen has established quality procedures for review of tissue recovery, relevant donor medical record review and release to processing that meet or exceed FDA requirements as defined in 21 CFR §1271, state regulations, international regulations and AATB standards. Furthermore, AxoGen utilizes validated processes for the handling of raw material components, environmental control, processing, packaging and terminal sterilization. In addition to ongoing monitoring activities for product conformity to specifications and sterility, product biocompatibility, shipping methods and shelf life have been validated in accordance with applicable industry standards.

Manufacturing for the AxoGuard® Product Line

AxoGuard® is manufactured by Cook Biotech Incorporated (“Cook Biotech”), which was established in 1995 to develop and manufacture porcine tissue grafts utilizing extracellular matrix (“ECM”) technology. AxoGen decided to expand its portfolio of products and felt that the unique ECM material offered by Cook Biotech provided the combination of properties needed in nerve reconstruction—pliable, suturable and translucent and allowing the patient’s own cells to incorporate into the extracellular matrix to remodel and form a tissue similar to the nerve’s epineurium. In August, 2008, Cook Biotech entered into an agreement with AxoGen to distribute its product worldwide in the field of peripheral nerve reconstruction. The agreement has a seven-year term and requires certain minimum purchases and establishes a formula for the transfer cost of the AxoGuard® products. Under the agreement, AxoGen provides purchase orders to Cook Biotech, and Cook Biotech fulfills the purchase orders.

Sales and Marketing

Overview

AxoGen strives to have its products be the premier choice for surgeons who treat peripheral nerve injuries. AxoGen is focused in the developing market of peripheral nerve reconstruction and regeneration and is committed to improving awareness of new peripheral nerve reconstruction options as well as building additional scientific and clinical data to assist surgeons and patients in making informed choices. AxoGen believes this approach will solidify its position as a leader in the field of peripheral nerve reconstruction and regeneration. The key elements of the business strategy are to:

Increase Awareness of AxoGen’s Products for Nerve Reconstruction

Prior to the introduction of AxoGen’s portfolio of products, surgeons had a limited number of options available for the reconstruction of nerve injuries. AxoGen entered the market to improve the standard of care for patients. It has brought the science of nerve repair to life by developing reconstruction options based on extracellular matrix tissue. Unlike other off-the-shelf nerve reconstruction options, an extracellular matrix provides physical support for the body’s natural healing process.

AxoGen intends to increase market share by improving awareness of its new technologies through the use of educational conferences and presentations, surgical resident and fellow training, scientific publications, social media and a knowledgeable and professional sales team. AxoGen expects to increase usage with existing customers as well as expand the overall customer base. Initially, AxoGen will focus on plastic reconstructive surgeons and orthopedic and plastic hand surgeons who perform repairs on patients suffering traumatic nerve injuries and who perform reconstructive surgeries. In select hospital accounts, AxoGen also plans to expand into the oral surgery and urology market segments.

Expand Clinical and Scientific Data Regarding the Performance of AxoGen Products

Data will be a mainstay of AxoGen’s marketing strategy. AxoGen will continue to accept patients in its RANGER clinical study (defined below in “AxoGen Clinical Trials”), a utilization registry of Avance® Nerve Graft. A multicenter prospective randomized comparative pilot study of hollow tube conduits and Avance® Nerve Graft is in process. A case series in digital nerve reconstruction has been published and other studies have been completed. Case series in brachial plexus, military trauma, oral surgery, prostate cancer and breast reconstruction are also being developed. AxoGen supports outside research and will continue to work with investigators working on grants with a translational focus.

Expand the AxoGen Sales Team for National Coverage

AxoGen provides full sales and distribution services through both a direct sales force and a team of independent distributors. Over the next 18 months, AxoGen intends to use its new financial resources to improve support and resources for key independent distributors and to increase its direct sales force in selected territories. AxoGen provides products to hospitals, surgery centers and military hospitals, calling on plastic reconstructive surgeons and orthopedic and plastic hand surgeons to review the benefits of the AxoGen products. While surgeons make the decision to implant the products in appropriate patients, hospitals make the decision to buy the products from AxoGen. In today’s budget constrained environment, hospital committees review each new technology for cost effectiveness as well as quality. AxoGen has been successful meeting the needs of these committees by demonstrating the cost/benefit of its products and providing a fair value to the hospital.

AxoGen Strengths

AxoGen believes that it has the following strengths in the field of nerve reconstruction and regeneration:

Established Nerve Repair Reconstruction and Regeneration Expertise

AxoGen has made a significant investment in understanding nerve reconstruction and regeneration through interaction with leading academic centers throughout the United States and by building an outstanding internal team of technical and clinical experts.

Surgical Implant Commercialization Experience

The AxoGen commercialization team consists of sales, marketing, and customer service professionals with backgrounds in the medical device and biotechnology industries. The commercial team has been instrumental in beginning to establish the Avance® Nerve Graft and the AxoGuard® product line as a new standard of care for the surgical treatment of nerve injuries. AxoGen believes it can leverage these capabilities in expanding the commercial success of the current AxoGen products and future product opportunities.

Avance® Nerve Graft Performance

AxoGen has worked with leading institutions, researchers and surgeons to support innovation in the field of peripheral nerve reconstruction and regeneration. To date, AxoGen’s RANGER study (defined below in “AxoGen Clinical Trials”) is the largest multi-center clinical study conducted in peripheral nerve gap repair. A meta-analysis of available clinical data on Avance® Nerve Graft shows meaningful improvement in 91% of Avance® Nerve Graft cases bridging a gap in the nerve. A meta-analysis of available clinical outcomes data from published papers on the leading hollow-tube collagen conduit showed meaningful improvement in 53% of cases bridging a gap in the nerve. Furthermore, multiple preclinical studies demonstrate Avance® processed nerve grafts provide superior outcomes over hollow-tube collagen conduits.

International Opportunity for Product Sales

AxoGen currently focuses on the U.S. market, with limited Avance® Nerve Graft sales outside of the U.S. The need for nerve reconstruction is a global issue. Through its current limited international sales, AxoGen has shown the capability to take its current product offering into new geographical markets. AxoGen does not currently have EU-wide approval for the Avance® Nerve Graft or the AxoGuard® products and is reviewing a regulatory strategy for Europe and other international regions. AxoGen does not anticipate significant penetration beyond its current markets in the near future.

AxoGen’s Competition

The medical device and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. As such, AxoGen cannot predict what products may be offered in the future that may compete with AxoGen’s products. Currently, AxoGen competes primarily against autograft and hollow-tube conduits based on product features and performance, price, surgical application, ease of use and healthcare provider education. AxoGen’s major competitors in hollow-tube conduits are the following companies:

•	Integra LifeSciences Holding Corporation (NASDAQ: IART) (“Integra”). Integra offers NeuraGen, a hollow bovine collagen conduit and NeuraWrap, also made from bovine collagen;

•	Synovis Life Technologies, Inc. (NASDAQ: SYNO) (“Synovis”). Synovis offers the Neurotube, which is a hollow conduit comprised of polyglycolic acid;

•	Ascension Orthopedics, Inc. (“Ascension”). Ascension offers the Neurolac, a polyactide-caprolactone hollow conduit; and

•	Stryker Corporation (NYSE: SYK), or Stryker. Stryker offers the NeuroMatrix and Neuroflex products, which are both hollow conduits derived from bovine collagen.

AxoGen believes that surgeons use Avance® Nerve Graft because, unlike hollow-tube conduits, it provides them with the natural three-dimensional structure of a typical nerve for bridging nerve discontinuities (severed nerves) without the complications, expense and morbidity of autografting a nerve. AxoGuard® Nerve Protector and AxoGuard® Nerve Connector provide the unique features of pliability, suturability, and translucence for visualization of the underlying nerve while allowing the patient’s own cells to incorporate into the extracellular matrix to remodel and form a tissue similar to the nerve epineurium.

AxoGen believes any current or future competitors face the following important barriers to entry as it relates to the market for its products. AxoGen’s intellectual property and that of its partners, including patents and patents-pending, are believed to be an important barrier. Additionally, AxoGen has developed knowledge and experience understanding and meeting FDA regulatory requirements for Avance®, including having made a substantial investment in validating, testing and meeting FDA BLA requirements. See “Certain Information Concerning AxoGen—Regulatory” below. However, due to its limited resources, its smaller size and its relatively early stage, AxoGen believes it may face competitive challenges and barriers that are difficult to overcome and could negatively impact its growth.

Intellectual Property

Overview

AxoGen relies on a combination of patent, trademark, trade secret, and copyright, as well as other intellectual property laws, to protect IP rights. In addition, AxoGen utilizes license, non-disclosure, and assignment agreements to protect these IP rights. Specifically, AxoGen requires vendors, contract organizations, consultants, advisors and employees to execute nondisclosure agreements. AxoGen also requires consultants, advisors and employees who develop IP to assign to AxoGen any of their rights to all IP conceived in connection with their relationship with AxoGen.

License Agreements

AxoGen has entered into license agreements with the University of Florida Research Foundation (the “UFRF”), University of Texas at Austin (“UTA”) and Emory University (“Emory”). Under the terms of these license agreements, AxoGen has exclusive worldwide licenses for the underlying technologies used by AxoGen in reconstructing and regenerating nerves. The license agreements include both the right to issued patents and patents pending in the U.S. and international markets. The effective term of the license agreements extends through the term of the related patents. In the event of default, licensors may also terminate an agreement (after written notice) if AxoGen fails to cure a breach. The license agreements contain the following key terms:

•	Payment of annual license maintenance fees, some of which may be credited against future royalty payments;

•

Payment of royalty fees of 1%-3% based on net sales of the licensed products, the level depending on the agreement, which may include a minimum quarterly royalty payment with discounts off royalty rates when royalty stacking applies;

•	Payment of a percentage of sublicense fees received;

•	Reimbursement of certain legal expenses incurred for patent prosecution and defense; and

•	Other payments of various amounts based on achieving certain milestones.

Currently, AxoGen pays royalties to UFRF and UTA specific to the licensed technologies related to the Avance® Nerve Graft. Regarding the license agreement with Emory, a series of milestone payments are listed within the agreement. Particularly, the agreement includes a schedule of license maintenance fees to be paid in the event that no regulatory-related milestone payments have been paid by certain anniversary dates of the agreement, of which none has yet been met.

Patents

As of the date of this proxy statement/prospectus, AxoGen owned or was the exclusive licensee of six issued U.S. patents, five pending U.S. patent applications, and twelve pending international patent applications. In Japanese case 2003-520377, a Decision to Grant a Patent has been issued, and the patent is awaiting issuance.

The following table illustrates the issued patents owned or licensed by AxoGen, including the U.S. Patent number, a description of each patent, and the estimated expiration date of each patent.

U.S. Patent No.	Description	Estimated expiration date
6,972,168	Materials and Methods for Nerve Grafting, Selection of Nerve Grafts, and in vitro Nerve Tissue Culture	August 13, 2021
7,402,319	Cell Free Tissue Replacement for Tissue Engineering	September 27, 2022
7,732,200	Materials and Methods for Nerve Grafting, Selection of Nerve Grafts, and in vitro Nerve Tissue Culture	December 21, 2022
6,696,575	Biodegradable, electrically conducting polymer for tissue engineering applications	March 27, 2021
7,851,447	Materials and Methods for Nerve Repair	November 18, 2022
7,772,185	Materials and Methods for Promotion of Nerve Regeneration	November 18, 2023

Additionally, AxoGen entered into an exclusive distribution agreement with Cook Biotech in August 2008 to distribute its ECM technology in the form of the Surgisis® Nerve Cuff, the form of a nerve wrap or patch, or the form of any other mutually- agreed-to configuration in the field of peripheral nervous system and central nervous system use. AxoGen has subsequently rebranded the Surgisis products under the AxoGuard® name. Cook Biotech holds multiple issued and pending U.S. and international patents covering its ECM technology. The following table illustrates the two non-licensed U.S. patents held by Cook Biotech that are specifically identified on AxoGen’s AxoGuard® Nerve Connector and AxoGuard® Nerve Protector product labeling. The table includes the U.S. Patent number, a description of each patent, and the estimated expiration date of each patent.

U.S. Patent No.	Description	Estimated expiration date
6,206,931	Graft Prosthesis Material	August 23, 2016
6,241,981	Composition and Method for Repairing Neurological Tissue	September 16, 2016

Because of the length of time and expense associated with bringing new products through development and the governmental approval process, medical technology companies have traditionally placed considerable importance on obtaining and maintaining patent protection for significant new technologies, products and processes. AxoGen intends to seek patent protection for appropriate proprietary technologies by filing patent applications when possible in the U.S. and selected other jurisdictions. The AxoGen policy is to seek patent protection for the inventions that it considers important to the development of its business. AxoGen also intends to use its scientific expertise to pursue and file patent applications on new developments with respect to uses, methods, and compositions to enhance its IP position in the areas that are important to the development of its business.

Trademarks, Trade Secrets, Copyrights and Domain Names

AxoGen has registered and filed 20 trademark applications with the U.S. Patent and Trademark Office and appropriate offices in foreign countries in order to distinguish its products from competitors’ products. It possesses trade secrets and material know-how in the following general subject matters: nerve processing, nerve reconstruction, product testing methods, and pre-clinical and clinical expertise. AxoGen has registered copyrights for training tools and artistic renderings. It has entered into an agreement with an independent artistic creator, under which the artistic director retains copyright rights to any copyrighted material under agreement with AxoGen and provides AxoGen a license to such copyrights. AxoGen has also registered 50 domain names.

Regulations

U.S. Government Regulation Overview

AxoGen’s products are subject to regulation by the FDA, as well as other federal and state regulatory bodies in the U.S. and comparable authorities in other countries. In addition, its Avance® Nerve Graft must comply to the standards of the tissue bank industry’s accrediting organization, the American Association of Tissue Banks.

AxoGen partners with Cook Biotech which is the licensor and manufacturer of its AxoGuard® product line and responsible for its regulatory compliance. AxoGuard® products are regulated as a medical device and subject to 21 CFR § 820 (“Quality System Regulation”) and related statutes. Cook Biotech has obtained a 510(k) marketing clearance from the FDA for porcine small intestine submucosa for the repair of peripheral nerve discontinuities where gap closure can be achieved by flexion of the extremity. AxoGuard® products represent the product for which 510(k) clearance was obtained.

In 2007, AxoGen began to process and distribute its Avance® Nerve Graft pursuant to section 361 of the Public Health Service Act and 21 CFR § 1271 HCT/P controls. Such action was based on AxoGen’s good faith belief that the Avance® Nerve Graft product was a 361 HCT/P tissue product. From October 2008 through early 2010, AxoGen was in communication with the FDA concerning the regulatory status of the Avance® Nerve Graft product. From October 2008 through early 2010, AxoGen was in communication with the FDA concerning the regulatory status of the Avance® Nerve Graft. These communications included an April 2009 letter from FDA’s “Tissue Reference Group” stating its belief that Avance was a biological product subject to regulation under Section 351 of the Public Health Service Act (“PHS Act”) by the Center for Biologics Evaluation and Research (“CBER”). AxoGen disagreed with this recommendation and submitted a Request For Designation (“RFD”) to FDA’s Office of Combination Products (“OCP”) to resolve the regulatory identity of the Avance® Nerve Graft. In April 2010, in response the RFD filed by AxoGen, the FDA determined that the Avance® Nerve Graft was a biological product that would be reviewed and regulated by the Center for Biologics Evaluation and Research (“CBER”) under the biologics licensing provision of the PHS Act.

AxoGen disagreed with the FDA’s determination that the Avance® Nerve Graft is a biologic product, and took the position that the product’s regulatory status, if the FDA could not agree to regulating it as a 361 HCT/P, was that of a device. In April 2010, AxoGen filed a “Request for Supervisory Review” of the OCP’s designation for Avance® Nerve Graft. In its request, AxoGen stated that the information that was previously submitted in the RFD to support the recommendation that Avance® Nerve Graft be regulated as a device should be reconsidered and the OCP determination should be reversed. AxoGen met with the FDA in August 2010 to present and discuss the Request for Supervisory Review. FDA’s decision remains pending as of the date of this proxy statement/prospectus.

AxoGen has been working with CBER on developing the design for a phase 3 clinical trial that would support a premarket submission for Avance® Nerve Graft. AxoGen informed the FDA that irrespective of the outcome of the appeal, Avance® Nerve Graft should be reviewed by CBER, and that it believes that the type and amount of data required for a BLA reviewed by CBER would be the same as that required should the agency determine the product is a device. AxoGen met with CBER in July 2010 and, in the time period between July 2010 and November 2010, provided information to CBER that resulted in the FDA issuing a letter stating the agency’s intent to exercise enforcement discretion with respect to the introduction or delivery for introduction into interstate commerce of the Avance® Nerve Graft provided that:

•

AxoGen transitions to compliance with the Section 501(a)(2)(B) of the FD&C Act, the current good manufacturing practice regulations in 21 CFR § 210 and 211 and the applicable regulations and standards in 21 CFR § 600-610 prior to initiation of a phase 3 clinical trial;

•	AxoGen conduct a phase 3 clinical trial to demonstrate safety, purity and potency of the Avance® Nerve Graft under a Special Protocal Assessment; and

•	AxoGen continues to comply with the regulations and standard for 21 CFR § 1271 and exercises due diligence in executing the transition.

The FDA will end the period of enforcement discretion upon final FDA action on the premarket submission or if the FDA finds that AxoGen does not meet the conditions for the transition plan.

When the FDA makes a decision on AxoGen’s Request for Supervisory Review of the OCP’s designation for the Avance® Nerve Graft, it will either determine the product is a Medical Device or will agree with OCP’s determination that the product is a biologic product subject to the biologics licensing process. If the Supervisory Review determines that Avance® Nerve Graft is a Medical device, the next regulatory issue for AxoGen to discuss with the FDA is whether the Avance® Nerve Graft can be cleared through the 510(k) premarket notification process or whether a Premarket Approval Application, or PMA, is required. Each pathway (Medical Device or biologic product) requires a potentially substantial user fee payment to the FDA, although certain exemptions, waivers and discounts of the user fees may apply, including certain waivers or discounts for small businesses. AxoGen has continued to communicate with CBER since the acceptance of the transition plan on clinical trial design, and CMC for the Avance® Nerve Graft and continues to move with diligence toward the completion of the BLA. Until final action on the Avance® Nerve Graft submission, and in compliance with the transition plan, AxoGen is able to continue to distribute the Avance® Nerve Graft.

FDA—General Overview

FDA regulations govern nearly all the activities that AxoGen performs, or that are performed on its behalf, to ensure that medical products distributed domestically or exported internationally are safe and effective for their intended uses. The activities the FDA regulates include the following:

•	product design, development and manufacture;

•	product safety, testing, labeling and storage;

•	pre-clinical testing in animals and in the laboratory;

•	clinical investigations in humans;

•	premarketing clearance or approval and licensing;

•	record-keeping and document-retention procedures;

•	advertising and promotion;

•	the import and export of products;

•	product marketing, sales and distribution;

•	post-marketing surveillance and medical device reporting, including reporting of deaths, serious injuries, communicable diseases, device malfunctions or other adverse events; and

•	corrective actions, removals and recalls.

Failure to comply with applicable FDA regulatory requirements may subject AxoGen to a variety of administrative or judicially-imposed penalties or sanctions and/or prevent it from obtaining or maintaining required approvals, clearances or licenses to manufacture and market its products. Such failure to comply with the applicable FDA requirements may subject AxoGen to stringent administrative or judicial actions or sanctions, such as agency refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution of products, injunctions, or civil or criminal prosecution.

FDA’s Premarket Clearance and Approval Requirements—Medical Devices

Unless an exemption applies, each medical device distributed commercially in the U.S. requires either prior 510(k) clearance or approval of a PMA from the FDA. Medical devices are classified into one of three classes—Class I, Class II, or Class III—depending on the degree of risk and the level of control necessary to assure the safety and effectiveness of each medical device. Medical devices deemed to pose lower risks are generally placed in either Class I or II. Pre-market review and clearance by the FDA for Class I and II medical devices is accomplished through the 510(k) pre-market notification procedure, unless the device is exempt. Most Class I medical devices are exempt from the 510(k) premarket notification requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device are generally placed in Class III. Class III devices requiring an approved PMA to be marketed are devices that were regulated as new drugs prior to May 28, 1976 (transitional devices), devices not found substantially equivalent to a predicate device, and Class III pre-amendment devices that by regulation require pre-market approval.

FDA’s Premarket Approval Pathway

A PMA must be supported by extensive data, including, but not limited to, technical, pre-clinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction, the safety and effectiveness of the device.

After a PMA is submitted and the FDA has determined that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. The FDA has 180 days to review an “accepted” PMA, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with quality system regulations. Any approvals AxoGen receives may be limited in scope or may be contingent upon further post-approval study commitments or other conditions. New PMAs or PMA supplements are required for significant modification to the device, including a modification to the intended use, manufacturing process, labeling and design of a device that is approved through the premarket approval process. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel.

FDA’s Premarket Clearance and Approval Requirements—Biologic Products

Biologics License Application (BLA) Pathway

In order to be approved as a biologic product, a BLA must demonstrate the safety and efficacy of the product candidate based on results of Chemistry, Manufacturing and Controls (“CMC”), pre-clinical studies and clinical trials. A BLA must also contain extensive manufacturing information, and the applicant must pass an FDA pre-approval inspection or review of the manufacturing facility or facilities at which, or operations by which, the biologic product is produced to assess compliance with the FDA’s current good manufacturing practice. Satisfaction of FDA approval requirements for biologics typically takes several years and the actual time required may vary substantially based on the type, complexity and novelty of the product. AxoGen cannot be certain that any BLA approvals for its products will be granted on a timely basis, or at all.

The steps for obtaining FDA approval of a BLA to market a biologic product in the U.S. include:

•	completion of pre-clinical laboratory tests, animal studies and formulation studies under the FDA’s good laboratory practices regulations;

•

submission to the FDA of an Investigational New Drug Application (“IND”), for human clinical testing, which must become effective before human clinical trials may begin and which must include independent Institutional Review Board, or IRB, approval at each clinical site before the trials may be initiated;

•	performance of adequate and well-controlled clinical trials in accordance with Good Clinical Practices to establish the safety and efficacy of the product for each indication;

•

submission to the FDA of a BLA, which contains detailed information about the CMC for the product, reports of the outcomes and full data sets of the clinical trials, and proposed labeling and packaging for the product;

•	satisfactory review of the contents of the BLA by the FDA, including the satisfactory resolution of any questions raised during the review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•

satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP regulations, to assure that the facilities, methods and controls are adequate to ensure the product’s identity, strength, quality and purity; and

•	FDA approval of the BLA including agreement on post-marketing commitments, if applicable.

Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the pre-clinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some pre-clinical testing may continue after the IND is submitted. The IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials and or supporting pre-clinical data as outlined in the IND. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. In other words, submission of an IND may not result in the FDA allowing clinical trials to commence.

FDA’s Pre-Approval and Pre-Licensing Requirements.

Before approving a BLA or PMA, the FDA generally inspects the facility or the facilities at which the product is manufactured. The FDA will not approve the product if it finds that the facility does not appear to be in cGMP compliance. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will either not approve the application or issue an approvable letter in which it will outline the deficiencies in the BLA or PMA and provide the applicant an opportunity to meet with FDA representatives and subsequently to submit additional information or data to address the deficiencies. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The testing and approval process requires substantial time, effort and financial resources, and each may take several years to complete. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all. AxoGen may encounter difficulties or unanticipated costs in its efforts to secure necessary governmental approvals, which could delay or preclude it from marketing its products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Requirements

After regulatory approval of a product is obtained, AxoGen may be required to comply with a number of post-approval requirements. For example, as a condition of approval of a PMA or BLA, the FDA may require post marketing testing and surveillance to monitor the product’s safety or efficacy. In addition, holders of an approved PMA or BLA are required to keep extensive records, to report certain adverse reactions and production problems to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP regulations as well as the manufacturing conditions of approval set forth in the PMA or BLA. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP regulations, which imposes certain procedural, substantive and recordkeeping requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Future FDA inspections may identify compliance issues at AxoGen’s facilities or at the facilities of its contract manufacturers that may disrupt production or distribution, or require substantial resources to correct and prevent recurrence of any deficiencies. In addition, discovery of problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Finally, new government requirements, including those resulting from new legislation, may be established that could delay or prevent regulatory approval of AxoGen products that are currently under development.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that AxoGen failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, such as issuing a FDA Form 483 notice of inspectional observations, warning letter, or untitled letter, imposing civil money penalties, suspending or delaying issuance of approvals, requiring product recall, imposing a total or partial shutdown of production, withdrawal of approvals or clearances already granted, and pursuing product seizures, consent decrees or other injunctive relief, and criminal prosecution through the Department of Justice. The FDA can also require AxoGen to repair, replace or refund the cost of devices that it manufactured or distributed. If any of these events were to occur, it could materially adversely affect AxoGen’s business.

Clinical Trials

Clinical trials are required to support a BLA and a PMA and are sometimes required for 510(k) clearance. Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under strict requirements to ensure the protection of human subjects participating in the trial and under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring and safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND or IDE. In addition, an institutional review board (IRB) at each site at which the study is conducted must approve the protocol, subject consent form and any amendments. All research subjects must be informed, among other things, about the risks and benefits of the investigational product and provide their informed consent in writing.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. In AxoGen’s case, the company believes the Phase 3 clinical trial study for the Avance® Nerve Graft represents the only new clinical data that will be required to evaluate effectiveness. Phase 1 clinical trials usually involve the initial introduction of the investigational product into a small group of healthy volunteers (e.g., 10 to 20) to evaluate the product’s safety, (dosage tolerance and pharmacokinetics if a biologic product) and, if possible, to gain an early indication of its effectiveness. Phase 2 clinical trials usually involve controlled trials in a larger but limited patient population (e.g., a few hundred) to:

•	evaluate dosage tolerance and appropriate dosage;

•	identify possible adverse effects and safety risks; and

•	provide a preliminary evaluation of the efficacy of the product for specific indications.

Phase 3 clinical trials usually further evaluate clinical efficacy and test further for safety in an expanded patient population (e.g., several hundred to several thousand). Phase 3 clinical trials usually involve comparison with placebo, standard treatments or other active comparators. Usually at least one well-controlled large Phase 3 or pivotal clinical trial demonstrating safety and efficacy is required to support a PMA or a BLA. These trials are intended to establish the overall risk-benefit profile of the product and provide an adequate basis for physician labeling. Phase 3 trials are usually larger, more time consuming, more complex and more costly than Phase 1 and Phase 2 clinical trials. FDA regulators may accept a single study for the Avance® Nerve Graft on a smaller number of patients than would typically be required for pharmaceutical products in general, provided the data are sufficiently robust. Phase 1, Phase 2 and Phase 3 clinical testing may not be completed successfully within any specified period, if at all. Furthermore, the FDA or AxoGen may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk, have experienced a serious and unexpected adverse event, or that continued use in an investigational setting may be unethical. Similarly, an IRB can suspend or terminate approval of research if the research is not being conducted in accordance with the IRB’s requirements or if the research has been associated with unexpected serious harm to patients.

Investigational Device Exemption

In the U.S., clinical trials for a significant-risk medical device require the prior submission of an application for an Investigational Device Exemption (“IDE”), to the FDA for approval. An IDE amendment must be submitted before initiating a new clinical study. Some trials require a feasibility study followed by a pivotal trial. An IDE supplement is utilized as a means of obtaining approval to initiate a pivotal trial following the conclusion of a feasibility trial. IDE applications must be supported by appropriate data, such as animal and laboratory testing results, and any available data on human clinical experience, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The animal and laboratory testing must meet the FDA’s good laboratory practice requirements.

Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and each center’s IRB overseeing the welfare of the research subjects and responsible for that particular clinical trial. If the product is considered a non-significant risk device under FDA regulations, only the center’s IRB approval is required. Under its regulations, the agency responds to an IDE application (amendment or supplement) for a new trial within 30 days. The FDA may approve the IDE unconditionally, grant an approval with certain conditions, or identify deficiencies that must be addressed prior to the approval of the study. It is common for the FDA to require additional information before approving an IDE, and thus final FDA approval on a submission commonly extends beyond the initial 30 days. The FDA may also require that a small-scale feasibility study be conducted before a pivotal trial may commence. In a feasibility trial, the FDA limits the number of patients and centers that may participate. Feasibility trials are typically structured to obtain information on safety and to evaluate the clinical efficacy to determine the number of subjects required to demonstrate statistical significance in a pivotal trial.

Investigational New Drug (IND) Application

For a biologic product, an IND must be submitted prior to the initiation of the clinical study. The IND application must contain information in three broad areas:

•

Animal Pharmacology and Toxicology Studies—Pre-clinical data to permit an assessment as to whether the product is reasonably safe for initial testing in humans. Also included are any previous experience with the product in humans (often foreign use).

•

Manufacturing Information—Information pertaining to the composition, manufacturer, stability, and controls used for manufacturing of the drug substance and the drug product. This information is assessed to ensure that the company can adequately produce and supply consistent batches of the drug.

•

Clinical Protocols and Investigator Information—Detailed protocols for proposed clinical studies to assess whether the initial-phase trials will expose subjects to unnecessary risks. Also, information on the qualifications of clinical investigators—professionals (generally physicians) who oversee the administration of the experimental compound—to assess whether they are qualified to fulfill their clinical trial duties. Finally, commitments to obtain informed consent from the research subjects, to obtain review of the study by an IRB, and to adhere to the investigational new drug regulations.

Once the IND is submitted, the sponsor must wait 30 calendar days before initiating any clinical trials. During this time, FDA has an opportunity to review the IND for safety to assure that research subjects will not be subjected to unreasonable risk.

AxoGen Clinical Trials

AxoGen is currently performing two clinical studies to gather data on the Avance® Nerve Graft. The two studies are “A Multicenter Retrospective Study of Avance™ Nerve Graft Utilization, Evaluations and Outcomes in Peripheral Nerve Injury Repair (“RANGER”)” and “A Multicenter, Prospective, Randomized, Comparative Study of Hollow Nerve Conduit and Avance® Nerve Graft Evaluation Recovery Outcomes of the Nerve Repair in the Hand (“CHANGE”)”. AxoGen intends to continue to enroll patients in RANGER over the next several years. The CHANGE study is being run as a pilot comparative study and enrollment is nearing completion.

Clinical trials are subject to extensive recordkeeping and reporting requirements. AxoGen’s clinical trials must be conducted under the oversight of an IRB for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. AxoGen is also required to obtain the patients’ written informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. AxoGen, the FDA or the IRB may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA approval to market the product in the U.S. Similarly, in Europe, the clinical study must be approved by a local ethics committee and, in some cases, including studies with high-risk devices, by the ministry of health in the applicable country.

Education Grants, U.S. Anti-kickback, False Claims and Other Healthcare Fraud and Abuse Laws

Educational Grants

The FDA permits a medical product manufacturer to provide financial support, including support by way of grants, to third-parties for the purpose of conducting medical educational activities. If these funded activities are considered by the FDA to be independent of the manufacturer, then the activities fall outside the restrictions on promotion to which the manufacturer is subject.

The FDA considers several factors in determining whether an educational event or activity is independent from the substantive influence of the product manufacturer and therefore nonpromotional, including, but not necessarily limited to, the following:

•	whether the intent of the funded activity is to present clearly defined educational content, free from commercial influence or bias;

•	whether the third-party grant recipient and not the manufacturer has maintained control over selecting the faculty, speakers, audience, activity content and materials;

•	whether the program focuses on a single product of the manufacturer without a discussion of other relevant existing competitive products or treatment options;

•

whether there was meaningful disclosure to the audience, at the time of the program, regarding the manufacturer’s funding of the program, any significant relationships between the provider, presenters, or speakers and the supporting manufacturer;

•	whether any unapproved uses will be discussed; and

•

whether there are legal, business, or other relationships between the supporting manufacturer and the provider or its employees that could permit the supporting manufacturer to exert influence over the content of the program.

AxoGen seeks to ensure that the activities it supports pursuant to educational grants program are in accordance with these criteria for independent educational activities. However, AxoGen cannot provide an assurance that the FDA or other government authorities would view the programs supported as being independent.

Pervasive and Continuing Regulation

There are numerous regulatory requirements that apply after a product is cleared or approved. These include: the FDA’s Quality System Regulation (QSR) per 21 CFR § 820 for medical devices, the FDA’s Good Tissue Practices (GTP) per 21 CFR §1271 for 361 HCT/P tissue products and the FDA’s Good Manufacturing Practices (“GMP”) per 21 CFR § 210 and 211 for biologic products. These regulations require manufacturers, including third-party manufacturers to follow:

•	stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the false or misleading promotion or the promotion of products for uncleared, unapproved or off-label use or indication;

•	requirements to obtain clearance or approval of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use;

•

to report to the FDA certain adverse events, adverse reactions and deviations: (a) for medical devices, a report to FDA is required if the device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur; (b) for biologics, a deviation from current good manufacturing practice or an unexpected or unforeseeable event that may affect the safety, purity, or potency of the product must be reported; and (c) for HCT/P tissue products, FDA requires reporting of certain adverse reactions involving a communicable disease related to an HCT/P made available for distribution;

•	post-approval restrictions or conditions, including post-approval study commitments;

•	post-market surveillance regulations that may apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

•	requirements to issue notices of correction or removal, or conduct market withdrawals or recalls where quality or other issues arise.

AxoGen has not had any adverse events concerning the Avance® Nerve Graft or the AxoGuard® products and has not had to submit any Medical Device Report (“MDR”), biological deviation reports, or tissue adverse reaction reports to the FDA. However, there may have been other incidents, including patient deaths, which may have occurred during procedures utilizing AxoGen’s products without AxoGen being aware of any such incidents. In addition, there can be no assurance that in the future AxoGen will not have an adverse event or will not submit any MDR’s, biological deviation reports, or tissue adverse reaction reports to the FDA.

The advertising and promotion of medical products are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, some promotional activities for FDA-regulated products have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the Federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims.

AxoGen has registered with the FDA as a medical device repackager/relabeler for the AxoGuard® products and as tissue establishment for the Avance® Nerve Graft. The FDA has broad post-market and regulatory enforcement powers. AxoGen is subject to unannounced inspections by the FDA to determine compliance with the QSR, GTP and other regulations, and these inspections may also include the manufacturing facilities of suppliers.

Failure by AxoGen or by AxoGen’s suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other federal or state authorities, which may include any of the following sanctions, among others:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications, repair, replacement, refunds, recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	suspension or termination of our clinical trials;

•	refusing our requests for 510(k) clearance, premarket approval (PMA or BLA) of new products, new intended uses or modifications to existing products;

•	withdrawing premarket approvals that have already been granted; and

•	criminal prosecution.

Fraud, Abuse and False Claims

AxoGen is directly and indirectly subject to various federal and state laws governing relationships with healthcare providers and pertaining to healthcare fraud and abuse, including anti-kickback laws. In particular, the federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. In implementing the statute, the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”) has issued a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable element of a safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

The Federal False Claims Act (“FCA”) imposes civil liability on any person or entity that submits, or causes the submission of, a false or fraudulent claim to the U.S. Government. Damages under the FCA can be significant and consist of the imposition of fines and penalties. The FCA also allows a private individual or entity with knowledge of past or present fraud against the federal government to sue on behalf of the government to recover the civil penalties and treble damages. The U.S. Department of Justice (“DOJ”) on behalf of the government, has previously alleged that the marketing and promotional practices of pharmaceutical and medical device manufacturers included the off-label promotion of products or the payment of prohibited kickbacks to doctors violated the FCA resulting in the submission of improper claims to federal and state healthcare entitlement programs such as Medicaid. In certain cases, manufacturers have entered into criminal and civil settlements with the federal government under which they entered into plea agreements, paid substantial monetary amounts and entered into corporate integrity agreements that require, among other things, substantial reporting and remedial actions going forward.

AdvaMed is one of the primary voluntary U.S. trade associations for medical device manufacturers. This association has established guidelines and protocols for medical device manufacturers in their relationships with healthcare professionals on matters including research and development, product training and education, grants and charitable contributions, support of third-party educational conferences, and consulting arrangements. Adoption of the AdvaMed Code by a medical device manufacturer is voluntary, and while the OIG and other federal and state healthcare regulatory agencies encourage its adoption and may look to the AdvaMed Code, they do not view adoption of the AdvaMed Code as proof of compliance with applicable laws. AxoGen has incorporated the principles of the AdvaMed Code in its standard operating procedures, sales force training programs, and relationships with doctors. Key to the underlying principles of the AdvaMed Code is the need to focus the relationships between manufacturers and healthcare professionals on matters of training, education and scientific research, and limit payments between manufacturers and healthcare professionals to fair market value for legitimate services provided and payment of modest meal, travel and other expenses for a healthcare professional under limited circumstances. AxoGen has incorporated these principles into its relationships with healthcare professionals under its consulting agreements, payment of travel and lodging expenses, grant making procedures and sponsorship of third-party conferences. In addition, AxoGen has conducted training sessions on these principles. However, AxoGen cannot provide any assurance that regulatory or enforcement authorities will view these arrangements as being in compliance with applicable laws.

Regulation Outside of the United States

Sales of medical products outside of the U.S. are subject to foreign governmental regulations that vary substantially from country to country. The time required to obtain certification or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval and the requirements may be different.

There are restrictions under U.S. law on the export from the U.S. of medical devices and biologic product that cannot be legally distributed in the U.S. If a Class I or Class II medical device does not have 510(k) clearance, and the manufacturer reasonably believes that the device could obtain 510(k) clearance in the U.S., then the device can be exported to a foreign country for commercial marketing without the submission of any type of export request or prior FDA approval, if the device is not sold or offered for sale in the U.S., is labeled for export only and satisfies certain criteria relating primarily to specifications of the foreign purchaser and compliance with the laws of the country to which it is being exported, known as Importing Country Criteria. An unapproved Class III medical device can be exported if it complies with the criteria discussed above for devices that could obtain 510(k) clearance, meets certain other quality and labeling requirements, and has a valid marketing authorization from one of a list of countries listed in the Federal Food, Drug, and Cosmetic Act. If an unapproved Class III medical device does not have a valid marketing authorization from one of the listed countries, an export permit from the FDA is required in order to export it. An unapproved biologic product can be exported without submitting an export request to FDA if the product has received a marketing authorization in one of a list of countries listed in the FD&C Act and it meets applicable requirements of the FD&C Act and the laws of the country to which it is exported. An investigational biologic product may also be exported under an IND if a listed investigator is in a foreign country and certain requirements specified in FDA’s regulations are met. Depending on the final determination of the FDA on whether the product is a device or biologic product, AxoGen will comply with appropriate regulations when exporting the product.

The primary regulatory body in Europe is that of the EU, which has adopted numerous directives and promulgated voluntary standards regulating the design, manufacture and labeling of and clinical trials and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the member states of the European Union and other countries that comply with or mirror these directives. The method for assessing conformity varies depending on the type and class of the product, but normally involves an assessment by the manufacturer and a third-party assessment by a notified body, an independent and neutral institution appointed by a country to conduct the conformity assessment. This third-party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s device. Such an assessment is required for a manufacturer to commercially distribute the product throughout these countries. AxoGen has prepared the Quality System and is ready for an assessment by the International Organization for Standardization, (ISO) 13485:2003 Quality Management System. Compliance establishes the presumption of conformity with the essential requirements for a CE Marking.

Tissue products are not currently regulated under the CE Mark

Although some standards of harmonization exist, each country in which AxoGen does business has its own specific regulatory requirements. AxoGen procures and processes its tissue products in the U.S., and markets in the U.S., Canada, Switzerland and Italy under compliance with the individual country regulations. These requirements are dynamic in nature and, as such, are continually changing. New regulations may be promulgated at any time and with limited notice. While AxoGen believes that it is in compliance with all existing pertinent international and domestic laws and regulations, there can be no assurance that changes in governmental administrations and regulations will not negatively impact AxoGen’s operations.

The FDA and international regulatory bodies conduct periodic compliance inspections of AxoGen’s U.S. processing facilities. AxoGen’s operations are registered with the U.S. FDA Center for Biologics Evaluation and Research, or CBER, as a tissue establishment. AxoGen is also accredited by the AATB and is licensed in the states of Florida, New York, California, Maryland, Delaware, Oregon and Illinois. AxoGen believes that worldwide regulation of tissue products is likely to intensify as the international regulatory community focuses on the growing demand for these implant products and the attendant safety and efficacy issues of citizen recipients. Changes in governing laws and regulations could have a material adverse effect on AxoGen’s financial condition and results of operations. AxoGen management further believes that it can help to mitigate this exposure by continuing to work closely with government and industry regulators.

Environmental Regulations

AxoGen’s products, as well as the chemicals used in processing, are handled and disposed of in accordance with country-specific, federal, state and local regulations. Since 2007, AxoGen has used outside third parties to perform all biohazard waste disposal.

AxoGen contracts with independent, third parties to perform sterilization of its allografts. In view of the engagement of a third party to perform irradiation services, the requirements for compliance with radiation hazardous waste do not apply, and therefore AxoGen does not anticipate that having any material adverse effect upon its capital expenditures, results of operations or financial condition. However, AxoGen is responsible for assuring that the service is being performed in accordance with applicable regulations. Although AxoGen believes it is in compliance with all applicable environmental regulations, the failure to fully comply with any such regulations could result in the imposition of penalties, fines and/or sanctions which could have a material adverse effect on AxoGen’s business.

Legal Proceedings

AxoGen is not currently involved in any litigation or proceedings, individually or in the aggregate, that are likely to have a material adverse effect on the business, its financial position or the results of operations.

Facilities

AxoGen’s corporate headquarters are currently located in Alachua, Florida, in a facility with a five-year lease for 4,742 square feet of office space until March 2012. AxoGen also leases 2,224 square feet of laboratory and distribution space in University of Florida’s Sid Martin Biotechnology Incubator in Alachua, Florida under a one-year lease until September 2011. AxoGen believes these facilities are sufficient to operate its business and that lease arrangements will not significantly change in the future.

Employees

As of June 15, 2011, AxoGen had 28 employees, which included six in administration, six in manufacturing and quality control, five in research and development and regulatory and eleven in sales and marketing. AxoGen has never had a work stoppage and no employees are represented by a labor union. AxoGen believes its relationship with its employees is satisfactory.

Insurance

AxoGen maintains general, auto, and product liability insurance policies, as well as property, directors & officers, employment practices, worker’s compensation, umbrella and cargo insurance policies in amounts considered adequate and customary for a business of this kind. However, because of the nature of its business, AxoGen cannot ensure that it will be able to maintain insurance on a commercially reasonable basis or at all, or that any future claims will not exceed its insurance coverage.

AxoGen Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

AxoGen develops, manufactures, markets and distributes products to surgeons and hospitals for the treatment of peripheral nerve injuries. Revenues are derived primarily from the distribution of Avance® Nerve Graft, AxoGuard® Nerve Protector and AxoGuard® Nerve Connector. Revenue from the distribution of these products is the main contributor to AxoGen’s total reported sales and has been the key component of its growth to date.

AxoGen’s revenue decreased in 2010 compared to 2009 as a result of the termination of an agreement with a national distributor and subsequent reductions in AxoGen’s personnel as it took cost reduction measures to conserve capital as it addressed its future capital needs. However, AxoGen revenues increased in the first quarter of 2011 compared to the first quarter of 2010 as a result of increased penetration into target accounts through its direct sales force and independent distributors. AxoGen plans to build its sales channel in future months which should have a positive contribution to its revenue growth.

AxoGen’s operating expenses consist of salaries, wages and related costs, sales and marketing expenses, general and administrative expenses, research and development expenses and depreciation expenses. The largest component of operating expenses, salaries, wages and related costs, are expected to increase compared to total aggregate expenses as AxoGen increases its direct sales force and adds on other employees to support revenue growth.

Comparison of the Three Months Ended March 31, 2011 and 2010

Revenues

During the three months ended March 31, 2011, AxoGen revenues were $1,122,000 which represents an increase of $415,000 or 58.7% when compared to revenues for the three months ended March 31, 2010. This increase was principally the result of increased penetration into target accounts.

Gross Profit

AxoGen’s Gross Profit increased 58.2% to $783,000 in the quarter ended March 31, 2011 from $495,000 in the quarter ended March 31, 2010. As a percentage of sales, gross profit was 69.7% for the quarter ended March 31, 2011 compared to 70.0% for the quarter ended March 31, 2010. This slight decrease was a result of the fluctuations in the sizes and lengths of Avance® Nerve Graft sold and product mix between Avance® Nerve Graft and AxoGuard® products, as gross profit within, and among, these products varies.

Costs and Expenses

Total cost and expenses for AxoGen increased 4.2% to $1,685,000 in the quarter ended March 31, 2011 compared to $1,616,000 in the quarter ended March 31, 2010. This increase was primarily due to increased general and administrative costs associated with securing additional funding throughout the quarter offset by a decrease in salaries, wages and related costs. As a percentage of revenues, total operating expenses were 150.2% for the quarter ended March 31, 2011 compared to 228.5% for the quarter ended March 31, 2010 as operating costs were absorbed by increased revenues.

Salaries, wages and related costs, the largest component of total operating expenses, decreased 8.1% for the quarter ended March 31, 2011 to $845,000 from $919,000 compared to the same quarter last year primarily due to AxoGen having fewer employees in the current year when compared to the prior year. As a percentage of revenues, salaries, wages and related costs were 75.3% for the quarter ended March 31, 2011 compared to 130.0% for the quarter ended March 31, 2010.

Sales and marketing expenses increased 24.0% to $397,000 for the quarter ended March 31, 2011 compared to $320,000 for the quarter ended March 31, 2010. This increase was primarily due to an increase in independent distributor commissions directly related to increasing revenues. As a percentage of revenues, sales and marketing expenses were 35.4% for the quarter ended March 31, 2011 compared to 45.2% for the quarter ended March 31, 2010.

General and administrative expenses increased 22.8% to $349,000 for the quarter ended March 31, 2011 compared to $284,000 for the quarter ended March 31, 2010. This increase was principally a result of an increase in consulting and legal services as AxoGen engaged in efforts to secure and finalize funding opportunities. As a percentage of revenues, general and administrative expenses were 31.1% for the quarter ended March 31, 2011 compared to 40.2% for the quarter ended March 31, 2010.

Depreciation and amortization expense decreased 2.7% to $75,000 for the quarter ended March 31, 2011 compared to $77,000 for the quarter ended March 31, 2010. This decrease was due to certain AxoGen assets becoming fully depreciated during the quarter. As a percentage of revenues, depreciation and amortization expense was 6.7% for the quarter ended March 31, 2011 compared to 10.9% for the quarter ended March 31, 2010.

Research and development expenses increased 18.8% to $19,000 for the quarter ended March 31, 2011 compared to $16,000 for the quarter ended March 31, 2010. This increase was due to a rise in travel related expenditures associated with training conferences. As a percentage of revenues, research and development expenses were 1.7% for the quarter ended March 31, 2011 compared to 2.2% for the quarter ended March 31, 2010. Because AxoGen’s current products are developed for sale in their current use, it conducts limited direct research and development, but intends to pursue new products and new applications for existing products in the future that may result in increased spending.

Other Income and Expenses

Interest expense increased 26.8% to $203,000 for the quarter ended March 31, 2011 compared to $160,000 for the quarter ended March 31, 2010. This increase is primarily due to the increase in the stated interest rate during 2010 pursuant to AxoGen’s outstanding Loan and Security Agreements as later defined in Liquidity and Capital Resources.

Interest expense—deferred financing costs increased to $1,059,000 for the quarter ended March 31, 2011 compared to $105,000 for the quarter ended March 31, 2010. This increase is primarily due to the amortization of deferred financing costs associated with warrants issued as consideration for several amendments executed during 2010 related to AxoGen’s outstanding Loan and Security agreements.

Change in fair value of warrant liability decreased to $119,000 for the quarter ended March 31, 2011 compared to $217,000 for the same quarter last year. This decrease is principally due to the decline in the fair value of AxoGen’s warrant liability during the quarter ended of March 31, 2011 as compared to the quarter ended March 31, 2010.

Comparison of the Years Ended December 31, 2010 and 2009

Revenues

During the year ended December 31, 2010, AxoGen revenues were $3,004,000 which represents a decrease of $524,000 or 14.9% when compared to revenues for the year ended December 31, 2009. This decrease was primarily due to AxoGen’s national distributor ending sales activity during the second quarter of 2009 as termination of its agreement was negotiated and finally completed in February 2010. This decrease was partially offset by revenue from the AxoGuard® Nerve Protector and AxoGuard® Nerve Connector which were launched mid-year 2009.

Gross Profit

Gross Profit increased to $1,626,000 in the year ended December 31, 2010 from $207,000 for the year ended December 31, 2009. As a percentage of revenues, gross profit was 54.1% for the year ended December 31, 2010 compared to 5.9% for the year ended December 31, 2009. This increase in margins was a result of significantly lower direct selling costs experienced in 2010 as compared to higher costs incurred related to the previous agreement with a national distributor that AxoGen terminated in the second quarter of 2009.

Costs and Expenses

Total costs and expenses decreased 27.5% to $6,107,000 for the year ended December 31, 2010 compared to $8,429,000 for the year ended December 31, 2009. As a percentage of revenues, total operating expenses were 203% for the year ended December 31, 2010 compared to 239% for the year ended December 31, 2009. This decrease was primarily due to decreased salaries, wages and related costs, general and administrative costs and sales and marketing costs associated with providing the infrastructure needed to service AxoGen’s prior national distributor.

Salaries, wages and related costs, the largest component of total operating expenses, decreased 31.9% for the year ended December 31, 2010 to $3,035,000 from $4,456,000 compared to the prior year primarily due to AxoGen having fewer employees in 2010 when compared to the prior year. In May 2010, AxoGen experienced a layoff of 7 employees due to a decision to reduce expenses associated with the termination of its national distribution agreement. As a percentage of revenues, salaries, wages and related costs were 101% for the year ended December 31, 2010 compared to 126% for the year ended December 31, 2009.

Sales and marketing expenses decreased 10.1% to $1,360,000 for the year ended December 31, 2010 compared to $1,514,000 for the year ended December 31, 2009. This decrease was primarily due to a decrease in travel expenses, consulting expenses and other general expenses as AxoGen scaled down its staff after the termination of its national distribution agreement. As a percentage of revenues, sales and marketing expenses were 45.2% for the year ended December 31, 2010 compared to 42.9% for the year ended December 31, 2009.

General and administrative expenses decreased 31.7% to $1,343,000 for the year ended December 31, 2010 compared to $1,965,000 for the year ended December 31, 2009. This decrease was principally a result of a decrease in outside legal and other general expenses after resolving the termination of AxoGen’s national distribution agreement. As a percentage of revenues, general and administrative expenses were 44.7% for the year ended December 31, 2010 compared to 55.7% for the year ended December 31, 2009.

Depreciation and amortization expense remained constant at $212,000 for the years ended December 31, 2010 and 2009. This was due to all AxoGen assets remaining depreciable throughout the year and no new assets being purchased. As a percentage of revenues, depreciation and amortization expense was 7.1% for the year ended December 31, 2010 compared to 6.0% for the year ended December 31, 2009.

Research and development expenses decreased 44.0% to $158,000 for the year ended December 31, 2010 compared to $282,000 for the year ended December 31, 2009. This decrease was due to delaying any further research and development projects as AxoGen focused its efforts on sales of the existing products. As a percentage of revenues, research and development expenses were 5.3% for the year ended December 31, 2010 compared to 8.0% for the year ended December 31, 2009.

Other Income and Expenses

Interest expense increased 12.0% to $815,000 for the year ended December 31, 2010 compared to $728,000 for the year ended December 31, 2009. This increase is primarily due to the increase in the stated interest rate during 2010 pursuant to AxoGen’s outstanding Loan and Security Agreements.

Interest expense—deferred financing costs increased to $1,322,000 for the year ended December 31, 2010 compared to $56,000 for the year ended December 31, 2009. This increase is primarily due to the amortization of deferred financing costs associated with warrants issued as consideration for six amendments executed during 2010 related to AxoGen’s outstanding Loan and Security agreements.

Gain from the termination of the distribution agreement was $1,119,000 in 2009. AxoGen had entered into a long-term agreement to supply nerve grafts to a single national distributor. The distributor paid an up-front deposit of $1,500,000 to AxoGen, as consideration for exclusive distribution servicing of AxoGen’s products, which was initially recorded as deferred revenue. The repayment of the up-front deposit was to be subsequently released and recognized as revenue through discounts of future service fees, until AxoGen had granted discounts aggregating the full amount of the deposit. During the second quarter of 2009, all activities associated with the distribution agreement ceased and negotiations began to terminate the agreement. On February 26, 2010, AxoGen and the national distributor mutually agreed to terminate the agreement and released AxoGen from the repayment of the remaining portion of the obligation resulting in the gain on termination.

Income from the change in fair value of warrant liability decreased to $78,000 for the year ended December 31, 2010 compared to $108,000 for the prior year. This decrease is principally due to the decrease in the fair value of the warrant liability during the year ended December 31, 2010. Because AxoGen’s current products are commercially available for sale in their current use, it conducts limited direct research and development, but intends to pursue new products and new applications for existing products in the future that may results in increased spending.

Liquidity and Capital Resources

Going Concern and AxoGen Management’s Plans

The accompanying financial statements have been prepared assuming AxoGen will continue as a going concern. AxoGen has incurred losses from operations since inception and has an accumulated deficit of $40.9 million at March 31, 2011. AxoGen expects to continue to incur operating losses in 2011. In addition, AxoGen has debt of $8.4 million as of March 31, 2011, of which, $4.7 million is due in the 4th quarter of 2011 and the remaining portion is due in the 2nd quarter of 2013. These factors raise substantial doubt about AxoGen’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should AxoGen be unable to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of AxoGen, which in turn is dependent upon AxoGen’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. Management of AxoGen has taken actions to raise additional capital, reduce operating expenses and reduce capital expenditures. These actions include restructuring operations to more closely align operating costs with revenues. Additionally, AxoGen has entered into a Merger Agreement with LecTec that if completed will result in increased funding and better liquidity. Should the Merger experience delays or fail to reach a close, it could have adverse effects on AxoGen’s liquidity position and it may not be able to continue as a going concern.

Long-Term Debt

On April 21, 2008, AxoGen entered into a Loan and Security Agreement, as subsequently amended, which provides for an aggregate principal amount of $7.5 million with 18% interest payable monthly and the principle payable in full on September 30, 2011. This loan was collateralized by all of the assets of AxoGen. The balance outstanding under this loan at March 31, 2011 was $4.7 million. AxoGen received a commitment from different lenders for a proposed new loan for an aggregate principal amount of $5.0 million contingent on the closing of the Merger. The proposed facility will be for 42 months, with interest only for the first 12 months and straight line amortization of principal and interest for the remaining 30 months. The interest rate is equal to the three-year Treasury Rate plus 8.92%, but not to be less than 9.9% per annum. Such proposed loan facility will be secured by all of the assets of AxoGen. The lenders for the proposed loan facility will also receive a 10 year warrant currently estimated to purchase 83,302 shares of LecTec common at $2.401, subject to adjustment based upon the price of LecTec common stock at the Merger Closing. AxoGen intends to use the proceeds from the proposed loan facility to repay the entire outstanding balance of the existing loan. Upon such repayment, there will be no current portion of long term debt and all such debt will be characterized as long term.

On June 11, 2010, AxoGen entered into Convertible Debt Agreements for an aggregate principal amount of $3.7 million with 8% interest and principal and interest payable in full on June 30, 2013, as amended. The Convertible Debt Agreements are collateralized by a third lien on certain property and are subordinated to the Loan and Security Agreements. Immediately prior to the closing of the Merger, the Convertible Debt Agreements will automatically convert into AxoGen’s common stock which will then be exchanged for LecTec Corporation common stock pursuant to the terms of the Merger Agreement.

On May 3, 2011, AxoGen issued an 8% Convertible Note Payable to LecTec Corporation for $500,000. On May 31, 2011, AxoGen issued additional convertible notes payable under the same terms of which $2,000,000 was issued to LecTec and $500,000 was issued to certain AxoGen shareholders. These notes are collateralized by all assets of AxoGen and subordinated to AxoGen’s Loan and Security Agreements. Principal and interest accrued under the note is due upon the earlier of June 30, 2013 or a change in control other than in connection with the Merger. Immediately prior to the closing of the Merger, the notes held by investors other than LecTec will automatically convert into AxoGen’s common stock which will then be exchanged for LecTec common stock pursuant to the terms of the Merger Agreement. Immediately after to the closing of the Merger, the notes held by LecTec will be retired.

Cash Flow Information

At March 31, 2011, AxoGen had cash of approximately $587,000 compared to cash of approximately $1,799,000 at December 31, 2010. The net decrease resulted mainly from cash used in operating activities as AxoGen continued to incur operating losses and payment of interest during the three months ended March 31, 2011.

For the three months ended March 31, 2011, AxoGen used $1.2 million of cash in operating activities which remained flat compared to the three months ended March 31, 2010, primarily due to an increase of $1.0 million in amortization of deferred financing costs from $0.1 million for the three months ended March 31, 2010, to $1.1 million for the three months ended March 31, 2011, partially offset by an increase of $0.7 million in net loss from $1.6 million for the three months ended March 31, 2010, to $2.3 million for the three months ended

March 31, 2011. In addition, for the three months ended March 31, 2010, AxoGen generated proceeds from financing activities of $1.9 million in connection with the issuance of Series D preferred stock and warrants.

For the year ended December 31, 2010, AxoGen used $3.9 million of cash in operating activities compared to $7.3 million for the year ended December 31, 2009. This decrease in cash used in operating activities is attributable primarily to: (i) a decrease of $1.2 million in operating loss from $7.7 million in 2009 to $6.5 in 2010, (ii) a decrease of $0.5 million in inventories from $1.2 million in 2009 to $0.7 million in 2010, (iii) an increase of $1.2 million in amortization of deferred financing costs from $0.1 million in 2009 to $1.3 million in 2010, and (iv) a decrease of $1.1 million in 2009 due to the gain on termination of AxoGen’s national distribution agreement. Net cash provided by financing activities was $5.5 million in 2010, as compared to $0.09 million in 2009, primarily due to (i) proceeds of $2.0 million from issuance of Series D preferred stock and warrants in 2010, (ii) proceeds of $3.7 million from issuance of long-term convertible debt and warrants in 2010, and (iii) repayment of $2.6 million worth of debt in 2009.

Contractual Obligations

AxoGen leases lab space under a one-year lease agreement, currently expiring in September 2011. Its corporate office space lease agreement expires in March 2012.

AxoGen is a party to a biostorage and management services agreement with a vendor that specifies monthly administration fees and storage fees based on volume and retrieval fees. The agreement can be terminated with 90 days written notice.

AxoGen is also a party to a tissue processing agreement with a vendor that requires minimum annual purchases of $160,000. The agreement can be terminated by either party with six months written notice.

Off-Balance Sheet Arrangements

AxoGen does not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred and there is a reasonable assurance of collection of the sales proceeds. Revenues for products are recognized when the product is delivered to AxoGen’s customer, at which time title passes to the customer. Once product is delivered, AxoGen has no further performance obligations. Delivery is defined as delivery to a customer location or segregation of product into a contracted distribution location. At such time, this product cannot be sold to any other AxoGen customer. Fees charged to customers for storage and shipping of product are recognized as revenues when product is shipped to AxoGen’s customer or end user.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. AxoGen management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 40 days. As of March 31, 2011, there were no amounts deemed uncollectible by AxoGen and there was no allowance for doubtful accounts recorded.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up AxoGen’s customer base, thus spreading the trade credit risk. AxoGen also controls credit risk through credit approvals, credit limits and monitoring procedures. AxoGen performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

Preferred Stock

AxoGen accounts for its preferred stock under the provisions of Accounting Standards Codification on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability or temporary equity if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur.

All or any number of AxoGen’s Series B, Series C, and Series D preferred stock may become redeemable by a majority of preferred shareholder approval at any time after January 7, 2015 at a redemption price determined in accordance with AxoGen’s Certificate of Incorporation, plus accrued and unpaid dividends. AxoGen has determined that its Series B, Series C, and Series D preferred stock requires temporary equity classification as its obligation to redeem these instruments are outside the control of AxoGen. Permanent equity classification is not currently applicable as the preferred stock is not currently redeemable but may become so in the future. AxoGen preferred stock converts into common stock immediately prior to the Merger pursuant to the terms of the Merger Agreement.

Derivative Financial Instruments

AxoGen accounts for derivative instruments in accordance with Accounting Standards Codification on Derivatives and Hedging, which requires additional disclosures about AxoGen’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. AxoGen does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, including freestanding warrants, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. An evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Fair Value of Financial Instruments

AxoGen’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Fair value estimates are based upon certain market assumptions and pertinent information available to management. AxoGen uses the market approach to measure fair value of its Level 1 financial assets. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses. The fair value of AxoGen’s long-term debt approximates its carrying value based upon current rates available to AxoGen.

Stock-Based Compensation

Stock-based compensation cost related to stock options granted under the AxoGen 2002 Stock Option Plan is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. AxoGen estimates the fair value of each option award issued under the Plan on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted below. AxoGen estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. It determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. AxoGen uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. AxoGen has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

AxoGen Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the fiscal year 2010 awarded to or earned by Karen Zaderej, AxoGen’s Chief Executive Officer, Jamie M. Grooms, AxoGen’s former Chief Executive Officer and John P. Engels, AxoGen’s Vice President (collectively, the “AxoGen named executive officers”). There were no other executive officers of AxoGen who earned more than $100,000 during 2010.

Name and Principal Position	Year	Salary (1)	Option Awards (2)	Bonus	Other Annual Compensation (3)	Total
Karen Zaderej	2010	$196,492	$19,426	$8,090	$6,151	$230,159
Chief Executive Officer

Jamie M. Grooms(4)	2010	82,327	14,407	—	39	96,773
Former Chief Executive Officer

John P. Engels	2010	157,194	5,902	7,472	4,905	175,473
Vice President

(1)	Each AxoGen named executive officer voluntarily accepted reduced salaries in 2010.
(2)	The amounts shown for option awards relate to option awards granted under the AxoGen Corporation 2002 Stock Incentive Plan, as amended. These amounts are equal to the aggregate grant date fair value of the options computed in accordance with FASB ASC Topic 718 using the assumptions set forth in Note 2 to AxoGen’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. In March 2010, the AxoGen Board of Directors approved the repricing of all outstanding options, effectively reducing the exercise price to $0.01 per share. As a result of the repricing, AxoGen recorded approximately $15,000 in stock-based compensation expense for the year ended December 31, 2010, $2,521 of which was the incremental fair value of Ms. Zaderej’s outstanding options as of the repricing date, $1,642 of which was the incremental fair value of Mr. Grooms’ outstanding options as of the repricing date and $555 of which was the incremental fair value of Mr. Engels’ outstanding options as of the repricing date.
(3)	The amounts include life insurance premiums paid by AxoGen on behalf of the AxoGen named executive officer in the following amounts: $256 for Ms. Zaderej, $39 for Mr. Grooms, and $189 for Mr. Engels. The amounts also includes the amounts contributed by AxoGen to the SIMPLE IRA plan on behalf of the AxoGen named executive officers, as follows: $5,895 for Ms. Zaderej, $0 for Mr. Grooms, and $4,716 for Mr. Engels.
(4)	As of May 15, 2010, Mr. Grooms was no longer employed with AxoGen as an executive officer.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the unexercised stock options held at the end of fiscal year 2010 by the AxoGen named executive officers.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price (2)	Option Expiration Date
Karen Zaderej	6/7/2006	89,811	0	$0.01	6/7/2016
	4/27/2007	28,125	9,375	$0.01	4/27/2017
	12/6/2007	300,000	150,000	$0.01	12/6/2017
	12/6/2007	12,055	6,027	$0.01	12/6/2017
	11/18/2008	6,808	6,807	$0.01	11/18/2018
	6/9/2010	484,410	3,390,870	$0.01	6/9/2020

Jamie M. Grooms	12/5/2007	225,000	75,000	$0.01	12/5/2017
	12/6/2007	64,329	21,443	$0.01	12/6/2017
	11/18/2008	6,626	6,626	$0.01	11/18/2018
	6/9/2010	365,506	2,558,545	$0.01	6/9/2020

John P. Engels	6/7/2006	100,000	0	$0.01	6/7/2016
	12/6/2007	14,475	4,824	$0.01	12/6/2017
	11/18/2008	5,446	5,446	$0.01	11/18/2018
	6/9/2010	1,543,210	1,072,040	$0.01	6/9/2020

(1)	The option awards typically vest semi-annually over four years from the date of grant and the vesting is fully accelerated on a change of control of AxoGen.
(2)	In March 2010, the AxoGen Board of Directors approved the repricing of all outstanding options, effectively reducing the exercise price to $0.01 per share.

Employment Agreements

AxoGen is a party to employment agreements with each of Karen Zaderej, effective October 15, 2007, and John P. Engels, effective May 6, 2003. The employment agreements renew for one year periods on each anniversary of the effective date and provide for severance benefits upon termination of the executive’s employment: (1) by AxoGen for any reason other than “substantial cause” (as defined below), permanent disability, or death, (2) by the executive officer due to AxoGen’s breach of the employment agreement and AxoGen’s failure to cure such breach within ten days following notice by the executive of such breach; or (3) by the executive within six months of a “change of control” (as defined below) of AxoGen.

Upon a termination of Ms. Zaderej’s employment for any of the reasons set forth above, Ms. Zaderej is entitled to base salary in an amount equal to the base salary that she would have been paid for the remainder of the then current employment period had the executive’s employment not been terminated or the one-year non-competition period, whichever is longer. Upon a termination of Mr. Engels’ employment for any of the reasons set forth above, Mr. Engels is entitled to base salary in an amount equal to the base salary that he would have been paid for the remainder of the then current employment period had the executive’s employment not been terminated. Both Ms. Zaderej and Mr. Engels are entitled to continued medical and dental benefits (in the form of a reimbursement for the COBRA premiums) and continued bonus payments to which the executive would have been entitled for the remainder of the then current employment period had the executive’s employment not been terminated. In addition, Ms. Zaderej is entitled to full vesting of her outstanding stock options upon a change of control, regardless of whether her employment terminates on or following the change of control.

For purposes of the executive employment agreements, “change of control” means the occurrence of any of the following events: (i) any person who holds less than 20% of the combined voting power of the securities of AxoGen, becomes the beneficial owner, directly or indirectly, of securities of AxoGen representing 50% or more of the combined voting power of the securities of AxoGen then outstanding; (ii) during any period of 24 consecutive months, individuals, who, at the beginning of such period constitute all members of the AxoGen Board of Directors cease, for any reason, to constitute at least a majority of the board of directors, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) AxoGen consolidates or merges with another company and AxoGen is not the continuing or surviving corporation; (iv) shares of AxoGen’s common stock are converted into cash, securities, or other property (other than by a merger set forth in (iii) above) in which the holders of the AxoGen’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger; (v) AxoGen sells, leases, exchanges, or otherwise transfers all or substantially all of its assets (in one transaction or in a series of related transactions); or (vi) the holders of AxoGen’s stock approve a plan or proposal for the liquidation or dissolution of AxoGen. For purposes of Ms. Zaderej’s employment agreement, “substantial cause” means Ms. Zaderej’s (a) commission of any act of fraud, theft, or embezzlement; (b) material breach of the employment agreement, provided that AxoGen shall have first delivered to Ms. Zaderej written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that Ms. Zaderej shall have failed to cure or substantially mitigate such breach within ten days after receiving such written notice; (c) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (d) material failure to adhere to AxoGen’s corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time; or (e) failure to meet reasonable performance standards as determined by AxoGen. For purposes of Mr. Engels’ employment agreement, “substantial cause” means the commission by Mr. Engels of any act of fraud, theft or embezzlement.

Pension Benefits

AxoGen adopted the AxoGen SIMPLE IRA plan in 2007. The AxoGen named executive officers participate in the SIMPLE IRA plan. Eligibility is immediate upon employment, and enrollment is available any time during employment. Participating employees may make annual pretax contributions to their accounts up to a maximum amount as limited by law. The SIMPLE IRA plan requires AxoGen to make matching contributions of between 1% and 3% of the employee’s annual salary as long as the employee participates in the SIMPLE IRA plan. Additionally, the matching contribution has to be at least 3% for three of the first five years of the SIMPLE IRA. Both employee contributions and AxoGen contributions are fully vested at all times. In 2010, AxoGen’s matching contribution was 3% of the AxoGen named executive officers’ annual base salary. AxoGen contributed $10,610 in matching funds for the AxoGen named executive officers during 2010.

Director Compensation

AxoGen has not paid cash compensation to any director for service as a member of the AxoGen Board of Directors or any committee of the AxoGen Board of Directors. However, AxoGen typically grants stock options to its directors to compensate them for their service on the AxoGen Board of Directors. No stock option grants were made in 2010 as compensation for serving on the AxoGen Board of Directors. Historically, AxoGen elects non-executive directors to serve for a period of three years from the date of election to the board of directors and grants stock options to these directors that vest equally on the anniversary date of election over the three years of service. As of December 31, 2010, two non-executive members of the AxoGen Board of Directors, John Harper and Mark Gold, M.D., had outstanding stock options for a total of 160,000 and 100,000 shares, respectively.

Security Ownership of Certain Beneficial Owners and Management of AxoGen

The following table sets forth certain information with respect to the beneficial ownership of AxoGen common stock as of June 30, 2011, by each person, or group of affiliated persons, who is known by AxoGen to beneficially own more than 5% of its common stock, each of AxoGen’s named directors who will serve as a director of the combined company, each of its executive officers named in the AxoGen Summary compensation Table above and all of its continuing directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of, June 30, 2011 are considered outstanding. Each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Percentage of ownership is based on 152,843,911 shares of common stock outstanding on June 30, 2011.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Underlying Options Beneficially Owned	Percent of Shares Outstanding (%)
DeNovo Ventures II, LP(1)(2) 2180 Sand Hill Rd. Suite 200 Menlo Park, CA 94025	35,426,496	—	23.18

JAM Mark 3:1, LP(2) 16 Boardwalk Plaza Saint Simons Island, GA 31522	29,335,357	—	19.19

CHP II, L.P.(2) 230 Nassau St. Princeton, NJ 08542 Attn: John Park	22,648,477	—	14.82

AMV Partners I, L.P.(2) 2750 Premier Parkway Suite 200 Duluth, GA 30097	25,604,022	—	16.75

Springboard Capital II, LLC(2) 11512 Lake Mead Avenue Bldg. 100 Jacksonville, FL 32256	14,979,428	—	9.80

Karen Zaderej(3)	870,772	1,494,709	1.53

Jamie M. Grooms(4)	9,281,765	1,076,847	6.73

John P. Engels	2,433,334	430,115	1.87

Mark Gold, M.D.(5)	9,241,138	153,333	6.14

John Harper(6)	668,381	150,000	0.63

Joe Mandato(1)	—	—	—

All continuing directors and executive officers as a group (9 persons)	22,495,390	3,855,644	16.82

(1)	Mr. Mandato is the Managing Partner of this venture capital fund. Mr. Mandato disclaims beneficial ownership of the shares owned by the fund.
(2)	These shares assume conversion of preferred shares and convertible debt as if it occurred on date of subscription.

(3)	These shares include 343,216 shares of record held by Ms. Zaderej, options to purchase 1,494,709 shares of common stock which are immediately exercisable, and 527,566 shares assuming conversion of preferred shares and convertible debt as if it occurred on date of subscription.
(4)	These shares include 5,716,667 shares of record held by Mr. Grooms, options to purchase 1,076,847 shares of common stock, which are immediately exercisable, and 3,565,098 held by the Jamie Grooms Trust, of which Mr. Grooms is the trustee. This assumes the conversion of preferred shares held by the Jamie Grooms Trust as if it occurred on the date of subscription.
(5)	These shares include options to purchase 153,333 shares of common stock, which are immediately exercisable, and, assuming conversion of convertible debt as if it occurred on date of subscription, 2,605,004 held by Dr. Gold’s wife, 3,552,678 held by Dr. Gold’s son and 3,083,456 held by MJSK, Ltd., an investment trust held by Dr. Gold’s family.
(6)	These shares include 100,000 shares of record held by Mr. Harper, options to purchase 150,000 shares of common stock, which are immediately exercisable, and 568,381 shares assuming conversion of convertible debt as if it occurred on date of subscription.

CERTAIN INFORMATION CONCERNING LECTEC

General

LecTec is an intellectual property licensing and holding company. LecTec is pursuing a merger and acquisition strategy which is intended to leverage its cash asset and improve shareholder value and liquidity, having identified AxoGen as a candidate to fulfill this strategy through the Merger. LecTec’s intellectual property portfolio contains domestic and international patents based on its original hydrogel patch technology and patent applications on a hand sanitizer patch. LecTec also has a licensing agreement (the “Novartis Agreement”), with Novartis Consumer Health, Inc. (“Novartis”), under which LecTec receives royalties from time to time based upon a percentage of Novartis’s net sales of licensed products. The LecTec anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec is exploring the engagement of a strategic partner to complete its hand sanitizer patch development. An effort to monetize the remainder of LecTec’s intellectual property has been ongoing, however, additional value, if any, is not expected to be material.

LecTec was organized in 1977 as a Minnesota corporation and went public in December 1986. LecTec’s principal executive office is located at 1407 South Kings Highway, Texarkana, Texas 75501, its telephone number is (903) 832-0993, its corporate internet Website is www.lectec.com, and LecTec’s stock trades on the OTCBB under the symbol “LECT.”

Business Strategy

LecTec’s business plan is primarily focused on pursuing merger/acquisition opportunities, while also attempting to engage a strategic partner to complete development of the hand sanitizer patch and pursue manufacturing and marketing/co-marketing arrangements; and further monetization, if possible, of LecTec’s IP portfolio, excluding its hand sanitizer patch, through licensing, selling or engaging strategic partners for the remaining portion of its hydrogel IP. It is currently management’s intent to fund operations with royalty income from licensing agreements or from other income derived from sale of assets.

Due to the growing worldwide concern regarding the spread of germs through hand contact, LecTec filed patents for, and screened, identified and tested technologies suitable for, an anti-microbial hand sanitizer patch. This activity has lead to the development of a prototype that is ready to begin efficacy and other testing to determine its market viability. LecTec is seeking to engage a strategic partner to complete the development of its hand sanitizer patch and pursue manufacturing and marketing/co-marketing arrangements. Because the hand sanitizer patch is a consumer product, LecTec believes that engaging an established strategic partner is the best go-to-market strategy because LecTec will be able to leverage any such partner’s competencies regarding the development and manufacturing of products, customer requirements and marketing and distribution strategies. If LecTec is not able to engage an acceptable strategic partner, LecTec will evaluate how, or if, to proceed with its hand sanitizer patch in light of progress made in its other strategic initiatives.

LecTec completed an evaluation of its IP portfolio, which included conducting both a current analysis of its portfolio and referring to its 2007 extensive market research and intellectual property report. Based on this evaluation, LecTec believes that the best strategy to derive further value, if any, from its IP portfolio, other than its hand sanitizer patch, is to pursue licensing of this IP, and to engage strategic partners to help it further develop, if necessary, manufacture and/or market this IP, or sell all or a portion of this IP. In accordance with this strategy, on May 9, 2011 LecTec sold certain patents related to a significant portion of its hydrogel IP to Endo Pharmaceuticals Inc. for $2,000,000. Such patents represent those for which LecTec settled prior litigation relating to its hydrogel patch technology. Provisions were made for LecTec to meet its contractual obligations pursuant to its prior litigation settlements and the Novartis Agreement. As a result of this sale, LecTec will not pursue further patent infringement litigation related to these patents. An effort to monetize the remainder of LecTec’s intellectual property is ongoing, however, additional value, if any, is expected to be insubstantial.

LecTec’s strategy described above will remain fluid as LecTec pursues each area of it. Although LecTec believes that its strategy will result in increased value for its shareholders, there can be no assurance that its strategy, or any component thereof, will be successful.

Novartis Supply and License Agreement

In 2004, LecTec entered into the Novartis Agreement. By December 31, 2004, the supply portion of the Novartis Agreement was completed and LecTec no longer manufactured any product. Under the Novartis Agreement, LecTec granted Novartis an exclusive license (the “License”) to all of the intellectual property of LecTec to the extent that it is used or useful in the production of the vapor patches that Novartis is selling under the Novartis Agreement. The License will continue in effect for the duration of the patents lives permitted under applicable law. Upon the expiration of the patents included in the licensed intellectual property, Novartis will have a non-revocable, perpetual, fully paid-up license to the intellectual property used or useful in the production of vapor patches for the adult cough/cold market. Novartis is required by the Novartis Agreement to pay royalties, at an agreed upon percentage, to LecTec based on net sales of vapor patches by Novartis for each year the License is in effect.

Intellectual Property

LecTec’s policy is to protect its proprietary position by securing U.S. and foreign patents that cover the technology, inventions and improvements related to its business. LecTec has 4 pending and 9 granted U.S. patents, multiple international pending and granted patents and a foreign application through the PCT related to its patch technologies. LecTec’s issued U.S. patents have a remaining legal duration ranging from one to 11 years. Issued patents can later be held invalid by the patent office issuing the patent or by a court. LecTec cannot be certain that its patents will not be challenged, invalidated or circumvented or that the rights granted under LecTec’s patents will provide a competitive advantage. LecTec uses both patents and trade secrets to protect its proprietary property and information, but there can be no assurance that other parties will not independently develop the same or similar information to our detriment.

Legal Proceedings

On July 25, 2008, LecTec filed a complaint for patent infringement (the “Complaint”) against five companies, including Chattem, Inc. (Ticker: CHTT), Endo Pharmaceuticals, Inc. (Ticker: ENDP), Johnson & Johnson Consumer Company, Inc. (Ticker: JNJ), The Mentholatum Company, Inc. (Division of Rohto Pharmaceuticals, Ticker RPHCF.PK), and Prince of Peace Enterprises, Inc. (Private Company) (collectively, the

“Defendants”) in the U.S. District Court for the Eastern District of Texas. The Complaint alleged, among other things, that the Defendants infringed two of LecTec patents (the “Patents-In-Suit”), which relate to LecTec’s medicated patch technology. LecTec sought to enjoin the Defendants from infringing the Patents-In-Suit and to recover monetary damages related to such infringement, as well as interest and litigation costs.

In October 2008, all five of the Defendants filed answers (the “Answers”) in response to the Complaint denying LecTec’s claims therein, and asserting certain affirmative defenses and counterclaims against LecTec, including assertions that the Patents-In-Suit are invalid and unenforceable, and claims for attorneys’ fees and costs. On October 20, 2008, LecTec filed our replies to the Answers, denying such counterclaims and affirmative defenses, including the claims that the Patents-In-Suit are invalid and unenforceable.

On December 3, 2008, LecTec’s counsel in the litigation, Rader, Fishman & Grauer PLLC (the “Counsel”), participated in a scheduling conference in this case. As a result of that conference, the Court scheduled a Markman hearing for May 6, 2010 and a final pretrial conference for January 3, 2011 to address any final matters before the start of trial on January 4, 2011.

In February 2009, Counsel filed with the Court a motion to preliminarily enjoin the five defendants from infringing the Patents-In-Suit pending the trial.

On May 29, 2009, November 11, 2009 and December 18, 2009 LecTec entered into a settlement agreement with the Mentholatum Company, Endo Pharmaceuticals Inc. and Johnson and Johnson Consumer Companies, Inc., respectively, pursuant to which LecTec was paid $600,000, $23,000,000 and $1,200,000, respectively, in settlement of its claims against such parties.

On May 6, 2010 a Markman hearing occurred in Texarkana, Texas and the U.S. District Court for the Eastern District of Texas issued Orders concerning it on May 20, 2010. The first Order was based on LecTec’s motion to strike an exhibit from Chattem, Inc.’s Opposition Brief, and LecTec’s motion to strike was granted by the Court. The second Order issued by the court denied Defendant’s motion request for leave to file for summary judgment as to non-infringement, but granted the request for leave to file for summary judgment as to invalidity of patents. The Court also issued its Markman ruling interpreting the terms “cured” and “non-occlusive” contained in LecTec’s patents.

LecTec engaged in voluntary mediation with Chattem, Inc. in July 2010. A Report of Mediation by the Hon. Harlan A. Martin was filed stating that the parties were unable to reach settlement. On September 28, 2010 the U.S. District Court for the Eastern District of Texas issued an Order regarding Prince of Peace’s and Chattem’s (“Defendants”) requests to file motions for summary judgment: (1) of invalidity due to the on-sale bar of 35 U.S.C. § 102(b); and (2) regarding Defendants’ defenses of equitable estoppel and laches and our motions: (3) on, and to preclude testimony related to, Defendants’ 35 U.S.C. § 102(b) defense based on the Aqua-Patch; and (4) on infringement by Defendants. The Order granted Defendants’ the right to file a summary judgment motion regarding on-sale bar, but denied them the opportunity regarding the equitable defenses of estoppel and laches. With regard to the equitable issues, the Court stated that the custom in patent cases is to hold a separate bench proceeding after the jury trial on such issues. The Order granted LecTec the right to file summary judgment motions on infringement and to preclude Defendants Aqua-Patch defense. The court denied all summary judgments motions.

On March 23, 2011, LecTec entered into a Confidential Settlement Agreement and Mutual Release (the “Chattem Settlement Agreement”) with Chattem to settle LecTec’s claims against Chattem that Chattem infringed the Patents-In-Suit. Pursuant to the Settlement Agreement, Chattem paid a one-time sum of $3,600,000, which was deposited into LecTec’s infringement escrow account that it has with LecTec’s Counsel, and LecTec granted to Chattem a fully paid-up, world-wide, non-exclusive and irrevocable license to (a) the Patents-In-Suit, (b) any patent that claims priority, directly or indirectly, from the Patents-In-Suit (the “Family Patents”) and (c) any foreign counterparts of the Family Patents, for use in connection with any product or process sold or used by Chattem, other than products covered by exclusive licenses previously granted to other companies. Such settlement proceeds are before paying contingent legal fees and prior to any tax effect. In addition, under the Settlement Agreement LecTec and Chattem entered into mutual releases of all claims.

On April 25, 2011, LecTec entered into a Confidential Settlement Agreement and Mutual Release (the “POP Settlement Agreement”) with Prince of Peace Enterprises, Inc. (“POP”) to settle LecTec’s claims against POP that POP infringed the Patents-In-Suit. Pursuant to the Settlement Agreement, POP paid LecTec a one-time sum of $225,000 and LecTec granted to POP a fully paid-up, world-wide, non-exclusive and irrevocable license to (a) the Patents-In-Suit, (b) the “Family Patents” and (c) any foreign counterparts of the Family Patents, for use in connection with any product or process sold or used by POP, other than products covered by exclusive licenses previously granted to other companies. Such settlement proceeds are before paying contingent legal fees and prior to any tax effect. In addition, under the Settlement Agreement LecTec and POP entered into mutual releases of all claims.

LecTec has completed, through settlement, its previous legal action against the five defendants. It currently has no active or pending litigation matters.

Properties

LecTec has one leased facility in Texas and two record storage facilities in Minnesota as of March 31, 2011. In July 2008, LecTec moved its corporate headquarter facilities (principal executive office) from Edina, Minnesota to Texarkana, Texas. In connection with this relocation, LecTec entered into a Lease Agreement with Lockaway Storage, Inc. on July 23, 2008 (the “Texas Lease”), pursuant to which LecTec agreed to lease approximately 1,200 square feet of space located at 1407 South Kings Highway, Texarkana, Texas 75501. In February 2010, LecTec renewed the Texas Lease until March 1, 2011 at a monthly lease rate of $750 per month and has subsequently renewed the Texas lease until March 1, 2012 at a monthly lease rate of $750 per month. The Texas Lease contains customary representations, warranties, and covenants on the part of LecTec and the landlord.

In addition to the Texas Lease, LecTec currently maintains two storage facilities in Minnesota for record retention purposes at a cost of approximately $4,153 per year.

Employees

As of March 31, 2011, LecTec had 2 full-time employees. LecTec also retains outside consultants as necessary.

LecTec Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

LecTec’s business plan is primarily focused on pursuing a merger, while also attempting to engage a strategic partner to complete development of the hand sanitizer patch and pursue manufacturing and marketing/co-marketing arrangements; and further monetization, if possible, of its IP portfolio, excluding hand sanitizer patch, through licensing, selling or engaging strategic partners for the remaining portion of its hydrogel IP. It is currently management’s intent to fund operations with royalty income from licensing agreements or from other income derived from sale of assets, in conjunction with reducing operational costs.

Merger/Acquisition Opportunities. LecTec believes that its cash balance and public company status provide the potential for merger opportunities. In evaluating any such opportunities, primary consideration will be given to companies generating revenue and addressing sizable markets which may attract significant investment interest. Any transaction under consideration should also be expected to provide increased liquidity for its shareholders. LecTec current intention is not to seek multiple investments, but to focus its efforts on identifying a single transaction in which to apply its cash balance and public company status. Although opportunities related to its current business areas will be of greatest interest, LecTec will evaluate situations in other areas in which it has the capability to make an appropriate and informed review. LecTec believes the Merger meets the requirements of its merger strategy.

Hand Sanitizer Patch. Due to the growing worldwide concern regarding the spread of germs through hand contact, LecTec filed patents for, and screened, identified and tested technologies suitable for, an anti-microbial hand sanitizer patch. This activity has lead to the development of a prototype that is ready to begin efficacy and other testing to determine its market viability. LecTec is seeking to engage a strategic partner to complete the development of its hand sanitizer patch and pursue manufacturing and marketing/co-marketing arrangements. Because the hand sanitizer patch is a consumer product, LecTec believes that engaging an established strategic partner is the best go-to-market strategy because LecTec will be able to leverage any such partner’s competencies regarding the development and manufacturing of products, customer requirements and marketing and distribution strategies. If LecTec is not able to engage an acceptable strategic partner, it will evaluate how, or if, to proceed with its hand sanitizer patch in light of progress made in its other strategic initiatives.

IP Portfolio, Excluding Hand Sanitizer Patch. LecTec completed an evaluation of its IP portfolio, which included conducting both a current analysis of its portfolio and referring to its 2007 extensive market research and intellectual property report. Based on this evaluation, LecTec believes that the best strategy to derive further value, if any, from its IP portfolio, other than its hand sanitizer patch, is to pursue licensing of this IP, and to engage strategic partners to help it further develop, if necessary, manufacture and/or market this IP, or sell all or a portion of this IP. In accordance with this strategy, on May 9, 2011, LecTec sold certain patents related to a significant portion of its hydrogel IP to Endo Pharmaceuticals Inc. for $2,000,000. LecTec believes the limited time left before the expiration of the remaining hydrogel IP results in its further value being insubstantial.

Although LecTec believes that its strategy will result in increased value for its shareholders, there can be no assurance that its strategy, or any component thereof, will be successful. The effort to monetize the remainder of LecTec’s intellectual property is ongoing, however, any substantial additional value is uncertain.

Comparison of the Three Months Ended March 31, 2011 and 2010

Results of Operations

LecTec recorded infringement income of $3,600,000 for the quarter ended March 31, 2011. This income was related to a settlement with one defendant in its ongoing litigation. LecTec received no infringement income during the first quarter ended March 31, 2010. LecTec recorded royalty income of $25,007 and $19,529 for the three months ended March 31, 2011 and 2010, respectively, an increase of $5,478. The increase in royalty revenue resulted from higher sales from the seasonal cough/cold demand of Novartis’ patch products using LecTec’s IP. The royalty income recorded during the three month periods ended March 31, 2011 and 2010 was based on information provided by Novartis.

Operating expenses increased $1,743,512 to $2,137,987 for the three months ended March 31, 2011, from operating expenses of $394,475 for the comparable period in 2010. Of such increase, $1,575,418 related to litigation contingency fees and expenses and $203,967 related to non-cash expenses for stock option grants. Without including such litigation and stock option grant expenses, operating expenses decreased by $35,873. Such lower operating expenses were the result of reduced rent, salary, research and development and accounting expenditures, offset by increases in intellectual property and merger strategy related expenses.

LecTec recorded net income of $905,212 or $0.21 per basic and diluted share for the three months ended March 31, 2011, compared to a net loss of $(245,928) or $(0.06) per basic and diluted share, for the same period in 2010. The increase in net income of $1,151,140 for the three month period ended March 31, 2011 from the comparable period in 2010 is due to the increase in infringement and royalty income, offset by operating expenses, discussed above.

Income Taxes

The income tax expense for the three months ended March 31, 2011 was due to income generated in the first quarter of 2011. The income tax benefit for the three months ended March 31, 2010 was principally the result of the federal tax benefit of the operating loss for the quarter ended March 31, 2010.

Comparison of the Years Ended December 31, 2010 and 2009

Results of Operations

LecTec recorded revenue of $91,273 and $24,911,376 for the year ended December 31, 2010 and 2009, respectively. The decrease in revenue for the year ended December 31, 2010 from 2009 was primarily due to the lack of infringement revenue of $24.8 million as a result of no litigation being settled or concluded during 2010. Royalty income also decreased $20,103 for the year ended December 31, 2010, from the comparable period in 2009. The decrease in royalty income for 2010 from the comparable period in 2009 was due to a declining trend of sales by Novartis of its patch products using its licensed IP. The royalty income recorded during the year ended December 31, 2010 and 2009 was based on information provided by Novartis.

Operating expenses decreased $7,015,797 to $1,939,798 for the year ended December 31, 2010, from operating expenses of $8,955,595 for the comparable period in 2009. The decrease in operating expenses for 2010 resulted primarily from a decrease in legal expenses of approximately $7.3 million due to the lack of infringement income and related contingent settlement fees for 2010, partially offset with increases in salaries, management and director transition costs, consulting, litigation expenses and travel expenses. Actions to reduce its operating expenses beginning in the second half of the year are being realized in a number of areas including compensation, rent, consulting fees, and professional services. However, operating expenses relating to litigation, IP and merger and acquisition activity will continue to fluctuate based upon activity going forward.

LecTec recorded a net loss of $(1.32) million, or $(0.31) per basic and diluted share for the year ended December 31, 2010, compared to net income of $15.0 million, or $3.51 and $3.49 per basic and diluted share, respectively, for the same period in 2009.

Income Taxes

LecTec recorded an income tax benefit of $509,047 for the year ended December 31, 2010, compared to income tax expense for the year ended December 31, 2009 of $1.04 million. For 2009, the provision was principally the result of the income derived from infringement revenue. In 2009, LecTec also reversed its valuation allowance on the net operating loss carry forwards as they were significantly utilized in 2009.

Effect of Inflation

Inflation has not had a significant impact on LecTec’s operations or cash flows.

Liquidity and Capital Resources

Cash and cash equivalents and certificates of deposit decreased $211,425 for the three month period ended March 31, 2011, to $8,824,975 from cash and cash equivalents and certificates of deposit of $9,036,400 at December 31, 2010. The decrease in cash and cash equivalents and certificates of deposit resulted primarily from the current operating expenses. Prepaid expenses and infringement escrow account as of March 31, 2011 had a balance of $2,451,751 which is not reflected in cash and cash equivalents and certificates of deposit because it is still maintained in an escrow account for the benefit of LecTec.

LecTec had no material commitments for capital expenditures at March 31, 2011 or 2010.

LecTec had working capital of $11,087,272 and a current ratio of 48.7 at March 31, 2011 compared to working capital of $9,972,819 and a current ratio of 88.21 at December 31, 2010. The increase in working capital and decrease in the current ratio at March 31, 2011, compared to December 31, 2010, was primarily due to LecTec recording infringement litigation income and offset by income taxes and operating expenses.

Shareholders’ equity increased $1,109,179 to $11,138,307 at March 31, 2011 from $10,029,128 at December 31, 2010, due to net income of $905,212, in addition to compensation expense of $203,967 related to stock option grants, during the three months ended March 31, 2011.

Cash and cash equivalents decreased $1,435,589 during the quarter ended March 31, 2011 compared to $5,586,555 during the quarter ended March 31, 2011. The $4,150,966 change is primarily a result of paying a $4,298,350 dividend during the quarter ended March 31, 2010 and $0 dividends during the quarter ended March 31, 2011.

Cash and cash equivalents decreased $8,689,280 during the year ended December 31, 2010 compared to an increase of $15,433,259 during the year ended December 31, 2009. This change is primarily a result of $0 and $16 million of net cash proceeds from infringement settlements during the periods ended December 31, 2010 and

2009, respectively. Furthermore, LecTec paid $4,298,350 and $0 of dividends and purchased $1,959,573 and $1,957 of certificates of deposit during the periods ended December 31, 2010 and 2009, respectively.

On May 3, 2011, LecTec made a $500,000 loan to AxoGen and was given a note in return that bears interest at an annual rate of 8%, has a maturity date of June 30, 2013, is secured by AxoGen assets and is subordinated to the interests of AxoGen’s senior lenders.

On May 9, 2011, LecTec sold certain of its patents relating to its hydrogel patch technology to Endo Pharmaceuticals Inc. for $2,000,000, which proceeds will be subject to income taxation and related expenses.

LecTec entered into a contingency fee agreement with Rader, Fishman & Grauer PLLC, its legal counsel in its recently concluded patent infringement litigation. Under this agreement, the Rader firm receives a percentage of any recovery in the litigation or other proceeds resulting from a settlement of the litigation or related transactions with defendants as its primary compensation for representing LecTec in this matter. LecTec is also obligated (i) to reimburse the Rader firm for its out-of-pocket expenses in connection with the litigation through an upfront advance of $50,000 and monthly advances of $10,000, and (ii) to engage and pay for expert services needed in the litigation, provided that LecTec’s obligation to advance such funds and pay such expert expenses will be suspended LecTec’s cash levels fall below certain thresholds. Thereafter, if LecTec’s cash levels exceed such thresholds, or there is a recovery in or other proceeds from the litigation, then the Rader firm will be reimbursed for any expenses it has covered while such advances and payments were suspended.

LecTec earns interest on its available cash in addition to the trust arrangement it has with the Rader firm. Interest income earned during the three month periods ended March 31, 2011 and 2010 was $3,664 and $4,018, respectively. The average interest LecTec earns on its available cash is less than 1%. The decrease in interest income for the three month period ended March 31, 2011 from the comparable period in 2010, results from a decrease in LecTec’s cash available for investments due to operating and litigation expenses.

LecTec currently estimates that it will receive $50,000 to 75,000 per year in royalty income based upon historical royalty income and cash receipt activity from Novartis. Royalty income is uncertain because it is subject to factors that LecTec cannot control. There can be no assurance that the anticipated revenue stream or the anticipated expenses will be as planned, or that LecTec will be successful in negotiating new licensing opportunities with Novartis or other companies, raising additional capital, due to the uncertainties and risks described in “Risk Factors” in the Prospectus and Proxy Statements.

Off-Balance Sheet Arrangements

LecTec does not have any off-balance sheet arrangements.

Critical Accounting Policies

Critical accounting policies are as follows:

Revenue Recognition

Royalty and licensing fees are recognized when earned under the terms of the Novartis Agreement, based upon sales information of licensed products provided by Novartis, and when collection is reasonably assured. Infringement income is recognized when settlement agreements have been signed and collection is reasonably assured.

Patent Costs

The carrying value of patent costs is reviewed periodically or when factors indicating impairment are present. The amount of impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. LecTec believes that no impairment existed at March 31, 2010.

Royalty Receivable

LecTec grants credit to its only customer, Novartis, in the normal course of business and under the terms contained in the Novartis Agreement. Pursuant to the Agreement, Novartis pays royalty income within the terms defined in the Novartis Agreement and management believes, based upon past payment experience, that any and all amounts outstanding are fully collectible.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Share-Based Compensation

LecTec accounts for share-based compensation in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation, which requires that compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. That cost is measured based on the estimated fair value of the equity or liability instruments issued.

Recent Accounting Pronouncements

In December 2010, FASB issued Accounting Standards Update (“ASU”) No. 2010-29 “Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations.” If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 also expands the supplementary pro forma disclosures. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. ASU 2010-29 will only affect LecTec if there are future business combinations.

LecTec Directors, Executive Officers, Corporate Governance and Director Independence

LecTec Directors and Executive Officers

The following includes a brief biography for each member of the LecTec Board of Directors and LecTec’s executive officers, including their ages as of June 30, 2011. Each biography of each member of LecTec’s Board of Directors includes information regarding the specific experience, qualifications, attributes or skills that led the Compensation and Nominating Committee and/or LecTec’s Board of Directors to determine that the applicable director should serve as a member of LecTec’s Board of Directors as of the date of this report. The term of office of each director is until the 2011 Annual Meeting of shareholders or until a successor is duly elected or, if before then, a director resigns, retires or is removed by the shareholders.

For Mr. Freitag’s biography, see “The Merger—Management Following the Merger—Executive Officers and Other Key Employees of the Combined Company” and “The Merger—Management Following the Merger—Proposed Directors of the Combined Company” beginning on pages 66 and 68, respectively.

For Mr. Rudelius’s biography, “The Merger—Management Following the Merger—Proposed Directors of the Combined Company” beginning on page 68.

Timothy M. Heaney, J.D., 64 years old, has been a director of LecTec since September 2010, is Chairman of the Audit Committee and serves on the Nominating and Governance Committee. Mr. Heaney is a retired attorney, and since October 2002 has been a private investor and volunteer. From September 1999 through

September 2002, Mr. Heaney was a Vice President and General Counsel and a member of the Board of Directors of Techne Corporation and continued thereafter in a part-time non-director, non-officer role through September 2004. Techne Corporation is a NASDAQ listed company, with a market capitalization of over $2 billion that conducts its principal operations through its subsidiary, R&D Systems, a biotechnology company involved in the manufacture and worldwide sales of research and hematology products. From August 1972 through September 1999, Mr. Heaney practiced corporate law in Minneapolis, Minnesota and represented small and growing businesses and assisted clients with the preparation and execution of business plans, obtaining initial and follow-on financings, establishing supplier relationships and negotiating domestic and international distribution agreements, employment agreements and commercial contracts. Mr. Heaney also has extensive experience in government regulation compliance matters relating to securities, environment and labor issues and has served by court appointment under the Securities Investor Protection Act as a trustee for the liquidation of bankrupt brokerage firms. He has lectured in continuing legal education programs in the areas of securities law and venture capital. Mr. Heaney brings to the LecTec Board of Directors extensive experience in assisting companies with their financing, merger and acquisition matters. This experience, in addition to his legal perspective and experience as a director of a publicly traded company, adds significant value to the LecTec Board of Directors.

Lowell Hellervik, Ph.D., 76, has been a director since January 2011 is Chairman of the Compensation Committee and serves on the Nominating and Governance Committee. Dr. Hellervik is Chairman of the Board of Personnel Decisions International (“PDI”), the business where he started his career in 1967, was named President in 1975 and was CEO from 1989 until 2010. Under Dr. Hellervik’s direction, PDI has grown from a small, local consulting firm to a premier, international, management consulting firm, with headquarters in Minneapolis, Minnesota and has over 30 operating offices around the world. Dr. Hellervik is also on the adjunct staff at the University of Minnesota with the title of Clinical Associate Professor, has endowed several academic chairs at the University of Minnesota and is an original author of the Successful Manager’s Handbook. Dr. Hellervik brings to the LecTec Board of Directors extensive executive level experience, the successful growth of PDI reflects his business capabilities and as an industrial physiologist he is able to provide unique due diligence insights. Dr. Hellervik is well-suited to serve as a member of the LecTec Board of Directors.

Elmer Salovich, M.D., 74, has been a director since February 2011 and serves on the Compensation and Nominating and Governance Committees. Dr. Salovich is an orthopedic surgeon, having received his Doctor of Medicine, and completed his orthopedic surgery residency, at the University of Minnesota School of Medicine. In addition to his medical credentials, Dr. Salovich has a Bachelor’s Degree in Business Administration, with a Major in Corporate Finance and a Minor in Accounting and a Master’s Degree in Healthcare Administration. He is affiliated with Abbott Northwestern Hospital and Centennial Lakes Surgery Center and is a contract practitioner with Twin Cities Orthopedics. Dr. Salovich has a unique understanding of both the practice and business of health care that adds significant value to the LecTec Board of Directors.

There are no family relationships among any of the LecTec directors or executive officers. Other than the recommendation of the Compensation and Nominating Committee of the Board, there are no understandings or arrangements with any persons regarding the nomination or election of any of the above persons, except for Messrs. Freitag and Rudelius pursuant to the Merger Agreement. Please also see the text above under the caption “Interests of Certain Persons in the Merger.”

Committees of the Board

The standing Committees of the LecTec Board of Directors are an Audit Committee, Compensation Committee and Nominating and Governance Committees. Messrs. Heaney (Chairman) and Rudelius are the members of the Audit Committee. Drs. Hellervik (Chairman) and Salovich are members of the Compensation Committee. Messrs. Rudelius (Chairman) and Heaney and Drs. Hellervik and Salovich are members of the Nominating and Governance Committees. The Charters of the Audit Committee and the Compensation and Nominating Committees are available for viewing on LecTec’s web site www.lectec.com.

Audit Committee

The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper record keeping, accounting or disclosure. In the opinion of the LecTec Board of Directors, each of the members of the Audit Committee has both business experience and an understanding of generally accepted accounting principles and financial statements enabling them to effectively discharge their responsibilities as members of that Committee. Moreover, the LecTec Board of Directors has determined that both Messrs. Rudelius and Heaney are financial experts within the meaning of SEC regulations.

Compensation Committee

The Compensation Committee is responsible for establishing executive compensation and administering LecTec’s Incentive Compensation Plan.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible to provide oversight in relation to the corporate governance of LecTec and also identifies director nominees for election to fill vacancies on the LecTec Board of Directors. Nominees are approved by the LecTec Board of Directors on recommendation of the Governance and Nominating Committee. In evaluating nominees, the Governance and Nominating Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to board responsibilities. Candidates should also satisfy such other particular requirements that the Governance and Nominating Committee may consider important to LecTec’s business at the time. When a vacancy occurs on the LecTec Board of Directors, the Governance and Nominating Committee will consider nominees from all sources, including shareholders, nominees recommended by other parties, and candidates known to the directors or LecTec’s management. The best candidate from all evaluated will be recommended to the LecTec Board of Directors to consider for nomination.

Shareholders who wish to recommend candidates for consideration as nominees should on or before January 1 in each year furnish in writing detailed biographical information concerning the candidate to the Governance and Nominating Committee addressed to the Corporate Secretary of LecTec at the address set out on the Notice of Meeting. No material changes have been made to the procedures by which security holders may recommend nominees to LecTec’s Board of Directors.

Corporate Governance

Meetings

During 2010, there were 26 meetings of the LecTec Board of Directors, 4 meetings of the Audit Committee, 1 meeting of the Compensation Committee and no meetings of the Governance and Nominating Committee. The members of the Audit Committee met in executive session on 4 occasions. During fiscal year 2010, each director attended at least 75% of LecTec Board of Directors and Committee meetings of which he was a member. LecTec does not have a formal policy relating to director attendance at annual meetings.

Risk Oversight

The LecTec Board of Directors exercises ultimate risk oversight responsibility for LecTec directly and through its committees. The direct role for the LecTec Board of Directors is to assist management in identifying risk, to evaluate management’s performance in managing risk, and, when appropriate, to request information and data to assist in that process. The LecTec Board of Directors believes that its leadership structure of a separate Chairman and Chief Executive Officer enhances the board’s assessment of risk. The Audit Committee assesses financial risk, and reviews and approves all related party transactions and potential conflicts of interest. The Compensation Committee oversees risks relating to LecTec’s compensation policies and practices. Each Committee reports its activities and recommendations to the LecTec Board of Directors, including assessment of risk, when appropriate.

Board Leadership Structure

The LecTec Board of Directors is led by a Chairman who is a non-executive director selected by the full board on nomination of the Governance and Nominating Committee. Prior to the LecTec 2010 annual meeting of shareholders, the positions of Chairman and Chief Executive Officer where held by the same person. The LecTec Board of Directors believes that the Chairman is responsible for board leadership and the Chief Executive Officer is responsible for leading the management, employees and operations of LecTec and that these are two distinct and separate responsibilities. The LecTec Board of Directors believes this leadership structure is efficient and promotes good corporate governance. However, the LecTec Board of Directors continues to evaluate its leadership structure and may change it, if, in the opinion of the board, a change is required by the needs of LecTec’s business and operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires LecTec’s executive officers and directors and persons who beneficially own more than 10% of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors, and greater than 10% beneficial owners are required by the regulations of the SEC to furnish LecTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to LecTec and representations from the executive officers and directors, LecTec believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners during 2010 have been satisfied.

Code of Ethics

LecTec has adopted a Code of Business Ethics applicable to all of its employees, including its principal executive officer, principal financial officer, and principal accounting officer. LecTec’s Code of Business Ethics is required to be read and signed upon the commencement of employment with LecTec. A copy of LecTec’s Code of Business Ethics is available free of charge from the acting Secretary of LecTec.

Director Independence

LecTec is not a listed issuer and so is not subject to the director independence requirements of any exchange or inter-dealer quotation system. Nevertheless, in determining whether its directors and director nominees are independent, LecTec uses the definition of independence provided in Rule 4200(a) (15) of the NASDAQ Stock Market’s Marketplace Rules. Under this definition of independence, directors Timothy M. Heaney, Robert J. Rudelius, Lowell Hellervik, Ph.D., and Elmer Salovich, M.D., would be considered independent directors. Gregory G. Freitag, a member of the LecTec Board of Directors, would not be considered independent because he serves as LecTec’s Chief Executive Officer and Chief Financial Officer.

LecTec Executive Compensation

LecTec Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the last two fiscal years awarded to or earned by Judd A. Berlin, who was LecTec’s Chief Executive Officer and Chief Financial Officer during 2009 and through June 1, 2010, Gregory G. Freitag, who has been LecTec’s Chief Executive Officer and Chief Financial Officer since June 1, 2010, and Daniel C. Sigg, M.D., who served as LecTec’s Chief Scientific Officer until October 1, 2010 (collectively, the “LectTec named executive officers”). There were no other executive officers or individuals who earned more than $100,000 during 2010.

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards($)(1)	Option Awards(#)(1)	All Other Compensation($)	Total
Judd A. Berlin(2)	2010	165,000	—				80,500	245,500
Former Chief Executive Officer and Chief Financial Officer	2009	—	200,000	(3)			—	200,000

Gregory G. Freitag(4)	2010	87,500	—			393,060	6,000	486,560
Chief Executive Officer and Chief Financial Officer	2009		—				—	—

Daniel C. Sigg, M.D., Ph.D.(5)	2010	87,083	—				15,000	102,083
Former Chief Scientific Officer	2009		60,000	(6)			—	60,000

(1)	The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718. The amount of option awards for the year ended December 31, 2010 were calculated based on ASC Topic 718 and $183,428 has been recognized in the financial statements as compensation expense for stock option awards as reported in LecTec’s statements of operations as of December 31, 2010. The remaining $209,632 of compensation expense will be recognized in the financial statements by August 2011. The recorded expense is based on the fair value of the stock option grants as estimated using the Black-Scholes-Merton option-pricing model. The assumptions used to arrive at the Black-Scholes-Merton value are disclosed in Note H to LecTec’s financial statements included in this proxy statement/prospectus. The full grant date ASC Topic 718 value of the option awards granted in 2010 to Mr. Freitag was $393,060. There were no other option grants made to either Mr. Berlin or Mr. Freitag during 2009 or 2010.
(2)	Mr. Berlin served as LecTec’s Chief Executive Officer and Chief Financial Officer during 2009 and from January 1, 2010 to June 1, 2010, at which time Mr. Berlin stepped down as LecTec’s Chief Executive Officer and Chief Financial Officer, but continued as an advisor to LecTec. The Summary Compensation Table reflects $165,000 in compensation received by Mr. Berlin in his capacity as LecTec’s Chief Executive Officer and Chief Financial Officer in 2010 and $80,500 in compensation received by Mr. Berlin in his capacity as an advisor to LecTec in 2010.
(3)	On December 21, 2009, the LecTec Board of Directors granted to Mr. Berlin a one-time payment of $200,000 in recognition of Mr. Berlin’s long service to LecTec without compensation.
(4)	Mr. Freitag is LecTec’s current Chief Executive Officer and Chief Financial Officer and has been serving in such capacity since June 1, 2010, and, prior to such time, served as a consultant to LecTec in 2010. The Summary Compensation Table reflects $87,500 in compensation received by Mr. Freitag in his capacity as LecTec’s Chief Executive Officer and Chief Financial Officer in 2010 and $6,000 in compensation received by Mr. Freitag in his capacity as a consultant to LecTec in 2010.
(5)	Dr. Sigg served as LecTec’s Chief Scientific Officer during 2010 and from January 1, 2010 to October 1, 2010, at which time Dr. Sigg stepped down as LecTec’s Chief Scientific Officer, but continued as an advisor to LecTec. The Summary Compensation Table reflects $87,083 in compensation received by Dr. Sigg in his capacity as LecTec’s Chief Scientific Officer in 2010 and $15,000 in compensation received by Dr. Sigg in his capacity as an advisor to LecTec in 2010.
(6)	On December 21, 2009, the LecTec Board of Directors granted to Dr. Sigg a bonus payment of $60,000.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the unexercised stock options held at the end of fiscal year 2010 by the LecTec named executive officers.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Judd A. Berlin(1)	9/26/2008	66,000	—	$4.00	9/26/2018

Gregory G. Freitag(2)	6/1/2010	50,000	75,000	$3.50	6/1/2020

Daniel C. Sigg(3)	9/20/2007	25,000	—	$2.60	9/20/2017
	9/20/2007	25,000	—	$5.20	9/20/2017
	9/26/2008	16,000	—	$4.00	9/28/2018

(1)	On September 26, 2008, Mr. Berlin received an option to purchase 66,000 shares of LecTec common stock at $4.00 per share. These options were outstanding as of December 31, 2010. All of the options are fully vested and exercisable as of the date of grant and will expire on September 26, 2018. The option was granted under plans previously approved by LecTec’s shareholders and the exercise price for the options was equal to the fair market value of LecTec’s common stock on the date of grant. All of the options provide that termination of service as a director of LecTec for any reason other than for cause will not affect the terms of the option or cause the option to terminate.
(2)	On June 1, 2010, Mr. Freitag received an option to purchase 125,000 shares of LecTec common stock at $3.50 per share. These options were outstanding as of December 31, 2010. The option becomes exercisable in five equal installments on September 3, 2010, December 2, 2010, March 2, 2011, May 31, 2011 and August 29, 2011. The option was granted outside of plans previously approved by LecTec’s shareholders and the exercise price for the option was equal to the fair market value of LecTec’s common stock on the date of grant. If there is a Change of Control (as defined in the option agreement) of LecTec and Mr. Freitag’s employment by LecTec is terminated within 15 months following such change in control for any reason other than Mr. Freitag’s death, by LecTec for Cause (as defined in the option agreement) or by Mr. Freitag other than for Good Reason (as defined in the option agreement), the entire option will vest and become immediately exercisable.
(3)	On September 20, 2007, Dr. Sigg was awarded an option to purchase 25,000 shares of LecTec common stock at an exercise price of $2.60 per share and an option to purchase 25,000 shares of LecTec common stock at an exercise price of $5.20 per share. These options both were immediately vested in full on the date of grant and will expire on September 20, 2017. On September 26, 2008, Dr. Sigg was awarded an option to purchase 16,000 shares of our common stock at an exercise price of $4.00 per share. The option was immediately vested in full on the date of grant and will expire on September 26, 2018. All of these options provide that termination of service as a director of LecTec for any reason other than for cause will not affect the terms of the options or cause the options to terminate.

Ownership Guidelines

LecTec does not have a stock ownership policy for senior executives.

Hedging and Insider Trading Policies

LecTec does not have a formal policy on hedging. LecTec prohibits trading in its securities during closed periods which are the two months before the release of annual results and one month before the release of quarterly results.

Director Compensation

Each non-employee member of the Board of Directors receives an annual cash payment of $12,000 for annual services to LecTec, which cash payment is paid in advance in quarterly installments of $3,000 before the beginning of each of the quarters in which services are performed. In addition, each member of the LecTec Board of Directors receives a 7 year option to purchase 20,000 shares of LecTec’s common stock at an exercise price equal to the fair market value of LecTec’s common stock on the date of grant. The options vest immediately with respect to 5,000 shares of LecTec’s common stock and vest with respect to 5,000 shares of LecTec common stock for each of the following three quarters. Each option provides that termination of service as a member of the LecTec Board of Directors for any reason other than for cause, as defined in the option agreement, will not affect the terms of the option or cause the option to terminate and that the option will become fully vested in the event such director is terminated in connection with an acquisition or merger.

The following table shows the compensation earned by all persons serving as members of the LecTec Board of Directors during 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Total ($)
Judd A. Berlin(1)	—	—	—	—
Ramanathan Periakaruppan(1)	6,772	—	—	6,772
C. Andrew Rollwagen(1)	8,750	—	—	8,750
Daniel C. Sigg, M.D., Ph.D.(1)	—	—	—	—
Sanford M. Brink	16,125	—	61,829	77,954
Gregory G. Freitag(2)	—	—	—	—
Timothy M. Heaney(2)	6,000	—	61,830	67,830
Kevin C. Lynch(2)	6,000	—	61,830	67,830
Robert J. Rudelius(2)	6,000	—	61,830	67,830

(1)	Served as a member of the LecTec Board of Directors through September 22, 2010.
(2)	Service as a member of the LecTec Board of Directors began on September 22, 2010.
(3)	The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718. The amount of option awards for the year ended December 31, 2010 were calculated based on ASC Topic 718 and $61,830 has been recognized in the financial statements as compensation expense for stock option awards as reported in LecTec’s statements of operations as of December 31, 2010. The remaining $185,489 of compensation expense will be recognized in the financial statements by July 2011. The recorded expense is based on the fair value of the stock option grants as estimated using the Black-Scholes-Merton option-pricing model. The assumptions used to arrive at the Black-Scholes-Merton value are disclosed in Note H to LecTec’s financial statements included in this proxy statement/prospectus. The full grant date ASC Topic 718 value of the option awards granted in 2010 to four directors of LecTec as of December 31, 2010 was $247,319. Service as a member of the LecTec Board of Directors began on September 22, 2010 with the exception of Sanford M. Brink whose service as a director began on July 19, 2009.

LecTec 2010 Stock Incentive Plan

For a summary of the LecTec 2010 Stock Incentive Plan, see “Proposal 5: Approval of the Amendment and Restatement of the LecTec 2010 Stock Incentive Plan”, beginning on page 149.

Security Ownership of Certain Beneficial Owners and Management of LecTec

The following table sets forth certain information with respect to the beneficial ownership of LecTec common stock as of June 30, 2011, by each person, or group of affiliated persons, who is known by LecTec to beneficially own more than 5% of its common stock, each of its directors, each of the LecTec named executive officers and all of its directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of, June 15, 2011 are considered outstanding. Each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Percentage of ownership is based on 4,305,026 shares of common stock outstanding on June 30, 2011.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Underlying Options Beneficially Owned	Percent of Shares Outstanding (%)
Larry C. Hopfenspirger(1) 2025 Nicollet Ave. S., #203 Minneapolis, MN 55402	439,325	—	10.2

Estate of Lee M. Berlin c/o Helen Berlin, personal representative 9115 Strada Place Naples, FL 34106	405,759	—	9.4

Judd A. Berlin 9115 Strada Place Naples, FL 34106	203,145	66,000	6.2

Sanford M. Brink(2)(3) 1102 120th Street Roberts, WI 54023	345,280	10,000	8.2

Gregory G. Freitag	—	100,000	2.3

Daniel C. Sigg, M.D., Ph.D.	—	66,000	1.5

Robert J. Rudelius(4)	—	20,000	0.5

Timothy M. Heaney	—	20,000	0.5

Lowell Hellervik, Ph.D.(3)	15,500	15,000	0.7

Elmer Salovich, M.D.(4)	100,000	10,000	2.5

All directors and executive officers as a group (5 persons)	115,500	165,000	6.1

(1)	Based on a Schedule 13D filed with the SEC on April 3, 2009, by Mr. Hopfenspirger, he has sole voting and dispositive power over 406,066 shares and shared voting and dispositive power over 33,259 shares held by Mr. Hopfenspirger’s wife and children.
(2)	Based on a Schedule 13D jointly filed with the SEC July 7, 2009, Sanford M. Brink and Linda K. Brink, Mr. Brink has sole voting and dispositive power over 55,700 shares and Ms. Brink has sole voting and dispositive power over 6,085 shares. They have shared voting and dispositive over 283,495 shares. On September 15, 2010, Mr. Brink announced his intention to retire from the LecTec Board of Directors after LecTec’s annual meeting of shareholders that was held on September 22, 2010. Mr. Brink indicated that he would remain on the Board until his replacement is identified and ready to be appointed to his seat on the board.

(3)	On January 26, 2011, Lowell W. Hellervik, M.D., was appointed to fill Mr. Brink’s vacancy, and to serve as a member of the Compensation and Nominating & Governance Committees of the LecTec Board of Directors. Dr. Hellervik was granted an option to purchase 20,000 shares of LecTec common stock subject to certain vesting requirements at $3.50 per share.
(4)	On February 22, 2011, LecTec announced that Kevin C. Lynch, Chairman of the LecTec Board of Directors, had resigned from the board and relinquished and terminated his previously issued 20,000 share option granted on September 22, 2010, and that Elmer Salovich, M.D., has been appointed to fill the resulting vacancy, and to serve as a member of the Compensation and Nominating & Governance Committees of the board. On February 18, 2011, Dr. Salovich was granted an option to purchase 20,000 shares of LecTec common stock subject to certain vesting requirements at $3.50 per share. Director Robert J. Rudelius assumed the position of Chairman of the LecTec Board of Directors.

PROPOSAL 1: APPROVAL OF LECTEC’S ENTRY INTO THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PERFORMANCE OF ITS OBLIGATIONS THEREUNDER

General

At the Annual Meeting, LecTec shareholders will be asked to approve LecTec’s entry into the Merger Agreement, its consummation of the transactions contemplated thereby and its performance of its obligations thereunder, which will include the issuance of shares of LecTec common stock pursuant to the Merger Agreement. Based upon a Net Cash (as defined in the Merger Agreement) amount of $11,450,000, and applying the Formula, 6,106,201 shares of LecTec common stock will be issued in exchange for the stock of AxoGen, assuming the conversion of all outstanding AxoGen convertible securities, and 557,941 shares of LecTec common stock will be reserved for issuance upon exercise of AxoGen stock options which will be converted into LecTec stock options pursuant to the Merger. Assuming LecTec Net Cash at the closing of the Merger is $11,350,000 or $11,550,000, applying the Formula, 6,160,000 or 6,053,333 shares of LecTec common stock, respectively, would be issued in exchange for the stock of AxoGen and 562,856 or 553,110 shares of LecTec common stock, respectively, would be reserved for issuance upon exercise of AxoGen stock options which will be converted into LecTec stock options pursuant to the Merger. In addition, certain AxoGen stockholders have agreed to purchase 416,509 shares of LecTec common stock at $2.40 per share at the time of the Merger. As a result, there will be 10,827,736 shares of LecTec common stock outstanding and 1,021,941 shares of common stock reserved for issuance under stock options, resulting in 11,849,677 shares of common stock on a fully diluted basis. As a result of this issuance and purchase, immediately following the Merger, it is expected that AxoGen stockholders will own approximately 60% of the outstanding and fully-diluted common stock of the combined company, with existing LecTec shareholders and optionholders holding approximately 40% of the LecTec common stock both outstanding and on a fully-diluted basis. These percentages are based upon LecTec Net Cash at the closing of the Merger of $11,450,000, however, the exact Net Cash amount is subject to change depending on the date of the closing of the Merger and actual expenses of LecTec from the date of this proxy statement/prospectus until closing.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and issuance of LecTec common stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus.

Recommendation of the LecTec Board of Directors; Vote Required for Approval

The LecTec Board of Directors recommends that you vote “FOR” the proposal to approve LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The affirmative vote of a majority of the outstanding shares of LecTec common stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to approve LecTec’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

PROPOSAL 2: APPROVAL OF AMENDMENT AND RESTATEMENT OF LECTEC’S ARTICLES OF INCORPORATION

General

The LecTec Board of Directors has approved a proposal to amend and restate the current Articles of Incorporation of LecTec to, among other things, increase the number of authorized shares of LecTec’s capital stock from 15,000,000 to 50,000,000, change LecTec’s name to AxoGen, Inc. and modernize the provisions relating to written actions by directors and limitation of director liability to reflect changes in Minnesota law. The approval of this amendment and restatement by LecTec’s shareholders and the filing of an amendment to the Articles of Incorporation is required in order to enable LecTec to satisfy its obligations under the Merger Agreement with AxoGen.

If Proposal 1 is not approved by LecTec’s shareholders but this Proposal 2 is approved by LecTec’s shareholders, the Amended and Restated Articles of Incorporation of LecTec in the form attached to this proxy statement/prospectus as Appendix B will become the Articles of Incorporation of LecTec, provided, however, that LecTec’s name will remain LecTec Corporation and will not be changed to AxoGen, Inc.

Reasons for Amending and Restating LecTec’s Articles of Incorporation

As of June 30, 2011, LecTec had an aggregate of 15,000,000 shares either outstanding or reserved for future issuance consisting of 4,305,026 shares of LecTec common stock issued and outstanding, 464,000 shares reserved for issuance upon exercise of outstanding options and 360,000 shares reserved for future grants under existing stock option plans. Upon completion of the Merger, based upon a Net Cash amount of $11,450,000, LecTec will be obligated to issue an additional 6,106,201 shares of LecTec’s common stock to former AxoGen stockholders and reserve for issuance and additional 557,941 shares of LecTec common stock for issuance upon exercise of AxoGen stock options which would be converted into LecTec stock options pursuant to the Merger. In additional, certain AxoGen stockholders at the time of the Merger will purchase 416,509 shares of LecTec common stock at $2.40 per share.

The LecTec Board of Directors believes that authorizing additional shares of common stock is important because it provides LecTec with the flexibility it needs to meet business needs in the future and to take advantage of opportunities as they arise. The proposed increase in the number of authorized shares would result in additional shares being available for stock splits and stock dividends, stock issuances for other corporate purposes, such as acquisitions of businesses or assets, increases in shares reserved for issuance pursuant to employee benefit plans, and sales of stock or convertible securities for capital-raising purposes.

Change in Capitalization

Additional shares of LecTec capital stock authorized pursuant to the amendment to the Articles of Incorporation and not issued in the Merger could be issued at the discretion of the LecTec Board of Directors without further action by LecTec shareholders, except as required by applicable law, regulation or rule, in connection with future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes.

The issuance of shares of LecTec capital stock, including the additional shares described in this section, may, in certain situations, dilute the present equity ownership position of current LecTec shareholders. Although this proposal to increase the number of authorized shares of capital stock has been prompted by business and financial considerations, and not by the threat of any attempt to accumulate shares and gain control of LecTec, shareholders nevertheless should be aware that the additional shares of LecTec capital stock that would become available for issuance if this proposal is adopted could also be used by LecTec to oppose a hostile takeover attempt or delay or prevent changes of control in LecTec or changes in or removal of management of LecTec. For example, without further shareholder approval, the LecTec Board of Directors could sell shares of capital stock in a private transaction to purchasers who oppose a takeover or favor the current board and management. Such issuances may prevent transactions that are favored by the majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over the market price or benefit in some other manner.

As of the date of this proxy statement/prospectus, LecTec has no plans or commitments that would involve the issuance of the additional shares, other than pursuant to the terms of the Merger Agreement.

Recommendation of the LecTec Board of Directors; Vote Required for Approval

The LecTec Board of Directors recommends that you vote “FOR” the proposal to approve amendment and restatement of LecTec’s Articles of Incorporation. The affirmative vote of a majority of the outstanding shares of LecTec common stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to approve the amendment and restatement of LecTec’s Articles of Incorporation.

The form of the proposed Amended and Restated Articles of Incorporation is attached to this proxy statement/prospectus as Appendix B.

PROPOSAL 3: APPROVAL OF AMENDMENT AND RESTATEMENT OF LECTEC’S BYLAWS

General

The LecTec Board of Directors has approved a proposal to amend and restate the current bylaws of LecTec to modernize the bylaws of LecTec, to make the administration of the future operations of the combined entity more efficient and to provide more flexibility for the management of the combined entity within the limits of applicable law. To accomplish these objectives, the proposed amended and restated bylaws of LecTec include several new provisions which: (i) establish the timing and procedures for advance notice of director nominations and other business to be brought before regular meetings of the shareholders; (ii) establish the form and process for determining non-employee director compensation and expense reimbursement; (iii) expand the list of officers to include: chairman of the board, president, one or more vice presidents, treasurer, secretary and such other officers as the board may elect, and establish the duties for such positions and the process for determining officer compensation; (iv) authorize the board of directors to issue the shares authorized by the Articles of Incorporation and to establish the fair market value of any non-cash consideration received for such shares; (v) authorize the board of directors to declare dividends and establish the process for such action; (vi) require the board of directors to maintain a share register and other corporate books and records; (vii) permit the corporation to enter into certain loans, guarantees and suretyship arrangements, subject to board approval and certain other conditions and (viii) authorize the president to act on behalf of the corporation with respect to securities of other corporations held by the corporation, including voting, purchasing, selling, transferring or encumbering such securities, unless otherwise ordered by the board of directors. In addition, the proposed amended and restated bylaws revise certain provisions in the current bylaws to limit the board’s ability to remove a director by a majority vote of the board to situations where a director is convicted of a felony or the directors have determined that a director is engaged in an activity that is competitive with the business of the corporation, and to remove the provision permitting officers to delegate their duties to other persons.

If Proposal 1 is not approved by LecTec’s shareholders but this Proposal 3 is approved by LecTec’s shareholders, the amended and restated bylaws of LecTec in the form attached to this proxy statement/prospectus as Appendix C will become the bylaws of LecTec, provided, however, that LecTec’s name will remain LecTec Corporation and will not be changed to AxoGen, Inc.

Recommendation of the LecTec Board of Directors; Vote Required for Approval

The LecTec Board of Directors recommends that you vote “FOR” the proposal to approve amendment and restatement of LecTec’s bylaws. The affirmative vote of a majority of the outstanding shares of LecTec common stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to approve the amendment and restatement of LecTec’s bylaws.

The form of the proposed amended and restated bylaws is attached to this proxy statement/prospectus as Appendix C.

PROPOSAL 4: ELECTION OF DIRECTORS

Nominees for Election

The LecTec Board of Directors is currently composed of the following five directors: Gregory G. Freitag, Timothy M. Heaney, Lowell Hellervik, Ph. D., Robert J. Rudelius and Elmer Salovich, M.D. Mr. Heaney and Drs. Hellervik and Salovich will not stand for re-election at the Annual Meeting. Messrs. Freitag and Rudelius have been nominated for re-election to LecTec’s board of directors at the Annual Meeting to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). The size of LecTec’s board of directors will be increased to seven members, and Mark Gold, M.D., Jamie M. Grooms, John Harper, Joe Mandato and Karen Zaderej, each of whom is a current director of AxoGen, have been nominated for election to LecTec’s board of directors at the Annual Meeting to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy is intended to be voted for the election of nominees for director named below, unless authority to vote for one or more nominees is withheld as specified on the proxy card. Cumulative voting is not permitted. In accordance with Minnesota law, the nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since LecTec shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. In the event that any nominee becomes unable or unwilling to serve as a director of LecTec for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. The LecTec Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

The election of new directors is subject to the approval of Proposal 1 by LecTec’s shareholders. If Proposal 1 is not approved, LecTec’s current directors will continue in office and LecTec will hold another shareholder meeting to elect directors.

Each nominee has furnished to LecTec information with respect to his or her principal occupations or employment during the last five years and his or her directorships at other companies subject to the reporting requirements of the Exchange Act or the Investment Company Act of 1940. See “The Merger—Management Following the Merger—Proposed Directors of the Combined Company” beginning on page 68.

Recommendation of the LecTec Board of Directors; Vote Required for Approval

The LecTec Board of Directors recommends that you vote “FOR” the election of the seven nominated directors. In accordance with Minnesota law, the seven nominees receiving the highest number of votes will be elected. Proxies will be voted in favor of the election of the seven nominees unless otherwise specified.

PROPOSAL 5: APPROVAL OF AMENDMENT AND RESTATEMENT OF THE LECTEC 2010 STOCK INCENTIVE PLAN

The LecTec 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) was adopted by the LecTec Board of Directors on August 16, 2010 and approved by the LecTec shareholders on September 22, 2010. The LecTec Board of Directors approved the amended and restated 2010 Stock Incentive Plan on July 5, 2011, subject to shareholder approval. The 2010 Stock Incentive Plan was amended and restated to, among other things, increase the number of shares of common stock of LecTec authorized for issuance under the plan by 2,300,000 shares and to add new provisions or clarifying text to the plan to reflect recent changes in applicable laws and to permit the issuance of awards to employees of another corporation who become employees of LecTec through a merger, acquisition or other corporate transaction in substitution of their awards issued by the other corporation.

The form of the amended and restated LecTec 2010 Stock Incentive Plan is attached as Appendix E to this proxy statement/prospectus, and the amended language is highlighted by bold and underlined text. The following summary of the 2010 Stock Incentive Plan, including descriptions of the proposed amendments, is qualified in its entirety by reference to the full text of the amended and restated 2010 Stock Incentive Plan.

Summary of the 2010 Stock Incentive Plan

Administration

The Compensation Committee of LecTec’s Board of Directors (the “Compensation Committee”) administers the 2010 Stock Incentive Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2010 Stock Incentive Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2010 Stock Incentive Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2010 Stock Incentive Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the 2010 Stock Incentive Plan and establish rules and regulations for the administration of the 2010 Stock Incentive Plan.

The Compensation Committee may delegate its powers under the 2010 Stock Incentive Plan to one or more directors (including a director who is also one of our officers) and may authorize one or more officers to grant awards under the 2010 Stock Incentive Plan, except that the Compensation Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). LecTec’s Board of Directors may also exercise the powers of the Compensation Committee at any time, so long as its actions would not violate Section 162(m) of the Code. If this Proposal 5 is approved by the LecTec shareholders, the Compensation Committee’s ability to delegate its powers would also be limited by the rules of the NASDAQ Stock Market or other exchange on which LecTec’s shares are listed.

Eligible Participants

Any employee, officer, consultant, advisor or non-employee director providing services to LecTec or any of its affiliates, who is selected by the Compensation Committee, is eligible to receive an award under the 2010 Stock Incentive Plan, provided that, in the case of consultants and advisors, such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for LecTec’s securities.

Shares Available For Awards

The aggregate number of shares of LecTec common stock that may be issued under all stock-based awards made under the 2010 Stock Incentive Plan currently is 450,000 shares. If this Proposal 5 is approved by the LecTec shareholders, the total number of shares authorized for issuance under the plan will be 2,750,000. Under the 2010 Stock Incentive Plan, no person may be granted in any taxable year Qualified Performance Awards (as defined below) denominated in shares for more than 25,000 shares in the aggregate. In addition, under the 2010 Stock Incentive Plan, the maximum amount that may be paid with respect to Qualified Performance Awards (as defined below) denominated in cash to any participant in the aggregate in any taxable year is $100,000 in value (whether payable in cash, stock or other property). In addition, Qualified Performance Awards must comply with the requirements of Section 162(m) of the Code. If this Proposal 5 is approved by the LecTec shareholders, the maximum annual limit for shares under Section 162(m) of the Code would be revised to apply to options or stock appreciation rights instead of Qualified Performance Awards. In addition, the maximum annual limit for stock options or stock appreciation rights denominated in shares would be increased from 25,000 shares to 750,000 shares and the maximum annual limit for Qualified Performance Awards denominated in cash would be increased from $100,000 to $500,000.

The Compensation Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2010 Stock Incentive Plan.

Types of Awards and Terms and Conditions

The 2010 Stock Incentive Plan permits grants of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2010 Stock Incentive Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of LecTec common stock, other securities or property or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of LecTec common stock on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by LecTec. Determinations of fair market value under the 2010 Stock Incentive Plan will be made in accordance with methods and procedures established by the Compensation Committee. If this Proposal 5 is approved by the LecTec shareholders, the plan will be amended to establish the method by which the fair market value of shares is determined for publicly traded shares based on certain published market prices. The term of awards may not be longer than ten years from the date of grant. Awards will be adjusted by the Compensation Committee in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of LecTec common stock in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2010 Stock Incentive Plan.

Stock Options. The holder of an option will be entitled to purchase a number of shares of LecTec common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The 2010 Stock Incentive Plan provides that the term of any option will be fixed by the Compensation Committee but will not be longer than ten years from the grant date of the option. If this Proposal 5 is approved by the LecTec shareholders, the plan will be amended to clarify the limitations on the exercise price, term and amount permitted to be exercisable in any calendar year for stock options to qualify as “Incentive Stock Options” under the Code.

Stock Appreciation Rights. The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of LecTec common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee. The 2010 Stock Incentive Plan provides that the term of any SAR will be fixed by the Compensation Committee but will not be longer than ten years from the grant date of the SAR.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of LecTec common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of LecTec common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. If the participant’s employment or service as a director terminates during the vesting period for any reason, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in LecTec’s best interest to waive the remaining restrictions.

Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of LecTec common stock, other securities or other property) equivalent to the amount of cash dividends paid by LecTec to its shareholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee. If this Proposal 5 is approved by the LecTec shareholders, the plan will be revised to clarify that dividend equivalents may not be granted in connection with a stock option or SAR.

Performance Awards. The Compensation Committee may grant performance awards under the 2010 Stock Incentive Plan. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Compensation Committee in accordance with the 2010 Stock Incentive Plan. The Compensation Committee will determine the length of the performance period, establish the performance goals for the performance period and determine the amounts of the performance awards for each participant. Certain performance awards granted under the 2010 Stock Incentive Plan may be intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (“Qualified Performance Awards”).

Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit, line of business or geographic regional basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, net income, margins (including one or more of direct gross, gross, operating income, net income and pretax net income margins), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, investment capital, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, environmental health and safety goals, cost reductions and development and implementation of strategic plans, completion of key projects, management succession plans or diversity initiatives. Performance goals may be an absolute measure or a defined change (amount or percentage) in a measure. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The Compensation Committee may provide that, in determining whether the performance goal has been achieved, the effect of certain events may be excluded. These events include, but are not limited to, any of the following: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Stock Awards. The Compensation Committee may grant unrestricted shares of LecTec common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2010 Stock Incentive Plan.

Other Stock-Based Awards. The Compensation Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to LecTec’s common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2010 Stock Incentive Plan.

Accounting for Awards

If an award entitles the holder to receive or purchase shares of LecTec common stock, the shares covered by such award or to which the award relates will be counted against the aggregate number of shares available for awards under the 2010 Stock Incentive Plan. For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is exercised, rather than the number of shares actually issued upon exercise, will be counted against the number of shares available for awards under the 2010 Stock Incentive Plan. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash will not be counted against the aggregate number of shares available for awards under the 2010 Stock Incentive Plan.

The 2010 Stock Incentive Plan provides that shares covered by an award made under the 2010 Stock Incentive Plan (or to which such an award relates) that are not purchased, that are forfeited or are reacquired by LecTec (including shares of restricted stock, whether or not dividends have been paid on such shares), or that are subject to an award that otherwise terminates or is cancelled without delivery of such shares, shall be available for award again under the 2010 Stock Incentive Plan to the extent of any such forfeiture, reacquisition, termination or cancellation. Shares that are withheld in full or partial payment of the purchase or exercise price of any award or in connection with the satisfaction of tax obligations relating to an award will not be available again for grant awards under the 2010 Stock Incentive Plan. If this Proposal 5 is approved by the LecTec shareholders, the plan would be amended to add that if shares are repurchased in the open market with proceeds of the exercise price of options, such shares will also not be available again for issuance under the plan.

Duration, Termination and Amendment

Unless terminated by the Board of Directors, the 2010 Stock Incentive Plan will expire on August 15, 2020. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2010 Stock Incentive Plan prior to expiration may extend beyond the expiration of the 2010 Stock Incentive Plan through the award’s normal expiration date. The LecTec Board of Directors may amend, alter, suspend, discontinue or terminate the 2010 Stock Incentive Plan at any time, although shareholder approval must be obtained for any amendment to the 2010 Stock Incentive Plan that would: (1) increase the number of shares of LecTec common stock available under the 2010 Stock Incentive Plan, (2) increase the award limits under the 2010 Stock Incentive Plan, (3) permit awards of options or SARs at a price less than fair market value, (4) permit repricing of options or SARs or (5) cause Section 162(m) of the Code to become unavailable with respect to the 2010 Stock Incentive Plan. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the SEC or any other securities exchange that are applicable to LecTec.

Prohibition on Repricing Awards and Award Adjustments

No option or SAR may be amended to reduce its initial exercise or grant price, and no option or SAR may be cancelled and replaced with cash or awards having a lower exercise or grant price. However, the Compensation Committee may adjust the exercise or grant price of, and the number of shares subject to, any outstanding option or SAR in connection with a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of LecTec common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2010 Stock Incentive Plan.

Transferability of Awards

Except in certain limited situations permitted under the 2010 Stock Incentive Plan, awards (other than stock awards) under the 2010 Stock Incentive Plan may only be transferred by will or by the laws of descent and distribution. Under no circumstances may outstanding awards (other than stock awards) be transferred for value.

Other Provisions

If this Proposal 5 is approved by the LecTec shareholders, the plan would also be amended to add two new provisions to clarify the plan’s treatment of awards in connection with corporate transactions and clawback policies. The first provision would clarify that the Compensation Committee is permitted to make awards under the 2010 Stock Incentive Plan to employees of other corporations who become employees of LecTec in connection with a merger, acquisition or other corporate transaction in substitution of awards issued to such employee by the other corporation. The second provision would clarify that all awards issued under the 2010 Stock Incentive Plan are subject to any clawback or recoupment policies approved by the LecTec Board of Directors, as such policy may be in effect from time to time.

Federal Income Tax Consequences

Grant of Options and SARs

The grant of a stock option (either an incentive stock option or a non-qualified stock option) or SAR is not expected to result in any taxable income for the recipient.

Exercise of Incentive Stock Options

No taxable income is realized by the optionee upon the exercise of an incentive stock option. If stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such award holder within two years after the date of grant or within one year after the transfer of such shares to such award holder, then (1) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) LecTec will not be entitled to a deduction for federal income tax purposes.

If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) LecTec will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by LecTec.

Exercise of Non-Qualified Stock Options and SARs

Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of LecTec common stock acquired on the date of exercise over the exercise price, and LecTec generally will be entitled at that time to an income tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of LecTec common stock received are taxable to the recipient as ordinary income and generally are deductible by LecTec.

The tax consequence upon a disposition of shares acquired through the exercise of a non-qualified stock option or SAR will depend on how long the shares have been held. Generally, there will be no tax consequence to LecTec in connection with the disposition of shares acquired under a non-qualified stock option or SAR.

Restricted Stock

Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture will also be taxed as ordinary income. LecTec will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

Restricted Stock Units, Performance Awards and Dividend Equivalents

Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, “deferred awards”) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Cash or shares to be received pursuant to a deferred award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. LecTec will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Other Stock Grants

As to other grants of shares of LecTec common stock made under the 2010 Stock Incentive Plan not subject to a substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date of receipt) over (b) the amount (if any) paid for the shares by the holder of the award. LecTec generally will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction

Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and other Qualified Performance Awards paid under the 2010 Stock Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, LecTec generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2010 Stock Incentive Plan.

Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act

Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, shares received through exercise or payout of a non-qualified option, an incentive stock option (for purposes of the alternative minimum tax only), an SAR or a restricted stock unit, and any shares of restricted stock that vest, may be treated as restricted property for purposes of Section 83 of the Code if the recipient has had a non-exempt acquisition of shares of our common stock within the six months prior to the exercise, payout or vesting. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period (unless a special election is made by the recipient pursuant to Section 83(b) of the Code to recognize income as of the date the shares are received).

Delivery of Shares for Tax Obligation

Under the 2010 Stock Incentive Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of LecTec common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to LecTec to satisfy federal, state or local tax obligations.

Section 409A of the Internal Revenue Code

The 2010 Stock Incentive Plan contains provisions intended to prevent adverse tax consequences under Section 409A of the Code to holders of awards granted under the 2010 Stock Incentive Plan.

New Plan Benefits

Because future grants of awards under the 2010 Stock Incentive Plan are subject to the discretion of the Compensation Committee and the LecTec Board of Directors, the future awards that may be granted to participants cannot be determined at this time. During fiscal year 2010, the only options that were granted under the 2010 Stock Incentive Plan were 80,000 shares granted to all current directors who are not executive officers as a group.

Equity Compensation Plans

The following table summarizes, with respect to LecTec’s equity compensation plans, the number of shares of LecTec’s common stock to be issued upon exercise of outstanding options, warrants and other rights to acquire shares, the weighted-average exercise price of these outstanding options, warrants and rights and the number of shares remaining available for future issuance under LecTec’s equity compensation plans as of December 31, 2010.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in the first column)
Equity Compensation Plans Approved by Shareholders	329,000	$3.90	370,000

Equity Compensation Plans Not Approved by Shareholders	125,000	$3.50	—

Total	454,000	$3.79	370,000

Recommendation of the LecTec Board of Directors; Vote Required for Approval

The LecTec Board of Directors recommends that you vote “FOR” the proposal to approve the amendment and restatement of the LecTec 2010 Stock Incentive Plan. The affirmative vote of a majority of the outstanding shares of LecTec common stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to approve the amendment and restatement of the 2010 Stock Incentive Plan.

PROPOSAL 6: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The LecTec Board of Directors, based upon the recommendation of its Audit Committee, has appointed Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm to examine LecTec’s financial statements for the current fiscal year ending December 31, 2011 and to perform other appropriate accounting services. Lurie Besikof Lapidus & Company, LLP has no relationship with LecTec other than that arising from their employment as LecTec’s independent registered public accounting firm.

While LecTec is not required to do so, LecTec is submitting the appointment of Lurie Besikof Lapidus & Company, LLP to serve as its independent registered public accounting firm for the year ending December 31, 2011 for ratification in order to ascertain the views of its shareholders on this appointment. If the appointment is not ratified, LecTec’s Audit Committee will reconsider its selection.

Representatives of Lurie Besikof Lapidus & Company, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Recommendation of the LecTec Board of Directors; Vote Required for Approval

The LecTec Board of Directors recommends a vote “FOR” the ratification of Lurie Besikof Lapidus & Company, LLP as LecTec’s independent registered public accounting firm for the year ending December 31, 2011. The affirmative vote of a majority of the outstanding shares of LecTec common stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to ratify the appointment. Proxies will be voted in favor of the ratification of the appointment unless otherwise specified.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Lurie Besikof Lapidus & Company, LLP, LecTec’s independent registered public accounting firm, provides audit services to LecTec. The fee table below reports fees billed or to be billed to LecTec for professional services provided to us during 2009 and 2010 by Lurie Besikof Lapidus & Company, LLP. LecTec’s Audit Committee has approved, pursuant to its approval policies described below, all of the services listed below.

	2010	2009
Audit Fees	$60,600	$46,500
Audit-Related Fees	—	—
Tax Fees	12,582	10,350
All Other Fees	—	—

Total Fees	$73,182	$56,850

Because of LecTec’s size, complexity, financial condition and prospects, LecTec’s Audit Committee is apprised of and pre-approves all fees for services provided by LecTec’s independent registered public accounting firm, Lurie Besikof Lapidus & Company, LLP. All fees paid to Lurie Besikof Lapidus & Company, LLP for

2010 and 2009 were approved by LecTec’s Audit Committee. LecTec’s Audit Committee has considered whether non-audit services provided by Lurie Besikof Lapidus & Company, LLP during 2010 and 2009 were compatible with maintaining Lurie Besikof Lapidus & Company, LLP’s independence.

PROPOSALS FOR THE 2012 ANNUAL MEETING

Any proposal by a shareholder to be included in LecTec proxy materials and presented at its 2012 annual meeting of shareholders must be received at LecTec’s principal executive offices, 1407 South Kings Highway, Texarkana, Texas 75501, Attention: Corporate Secretary, no later than [                    ], 2012. In addition, in connection with any matter to be proposed by a shareholder at LecTec’s 2012 annual meeting, but not proposed for inclusion in its proxy materials, the proxy holders designated by LecTec for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by LecTec’s Corporate Secretary at its principal executive office by [                    ], 2012.

ANNUAL REPORT ON FORM 10-K

LecTec’s 2010 Annual Report to Shareholders, which includes its Annual Report on Form 10-K and financial statements for the year ended December 31, 2010, accompanies, or has been mailed to LecTec shareholders immediately prior to, this proxy statement/prospectus. The Annual Report on Form 10-K is also available on LecTec’s website at www.lectec.com. If requested, LecTec will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering LecTec’s reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to LecTec’s Corporate Secretary at LecTec Corporation, 1407 South Kings Highway, Texarkana, Texas 75501.

OTHER MATTERS

LecTec’s Board of Directors does not know of any other business to come before the Annual Meeting. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.

LEGAL MATTERS

Dorsey & Whitney LLP, counsel to LecTec, has issued a legal opinion concerning the legality of the common stock of LecTec to be issued to AxoGen stockholders in connection with the Merger. Morgan, Lewis & Bockius LLP, counsel to AxoGen, will issue a legal opinion concerning the U.S. federal income tax consequences of the Merger.

EXPERTS

The financial statements of LecTec as of December 31, 2010 and 2009 and for the years then ended, included in this proxy statement/prospectus, have been included in reliance of the reports on Lurie Besikof Lapidus & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of AxoGen as of December 31, 2010 and 2009, and for each of the two years ended December 31, 2010, included in this proxy statement/prospectus, have been so included in reliance on the reports of Cross, Fernandez & Riley, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing. The audit report covering the

December 31, 2010, financial statements contains an explanatory paragraph that states that AxoGen has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about AxoGen’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

LecTec files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like LecTec, who file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Copies of LecTec’s SEC filings are also available through its website (www.lectec.com) as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

LecTec has filed a registration statement on Form S-4 to register the shares of LecTec common stock to be issued to AxoGen stockholders in the Merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of LecTec with respect to such issuance of shares and the proxy statement of LecTec for its Annual Meeting of shareholders. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC’s principal office in Washington, D.C. or at the internet website maintained by the SEC at www.sec.gov. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

Information on the LecTec website is not part of the this proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement/prospectus, unless that information is also in this proxy statement/prospectus.

LECTEC CORPORATION

LECTEC CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,641,238	$7,076,827
Certificates of deposit	3,183,737	1,959,573
Royalty receivable	25,007	42,117
Infringement receivable and prepaid expenses	2,451,751	470,651
Deferred tax asset	18,000	538,000

Total current assets	11,319,733	10,087,168

FIXED ASSETS:
Office equipment	9,847	9,847
Accumulated depreciation	(6,844)	(6,199)

	3,003	3,648

OTHER ASSETS:
Patent costs	48,032	52,661

TOTAL ASSETS	$11,370,768	$10,143,477

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$115,835	$62,305
Accrued expenses	116,626	52,044

Total current liabilities	232,461	114,349

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value; 15,000,000 shares authorized; 4,305,026 shares issued and outstanding at March 31, 2011 and December 31, 2010	43,050	43,050
Additional contributed capital	13,140,294	12,936,327
Accumulated deficit	(2,045,037)	(2,950,249)

	11,138,307	10,029,128

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,370,768	$10,143,477

The accompanying notes are an integral part of these condensed financial statements.

LECTEC CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
REVENUE
Infringement income	$3,600,000	$—
Royalty and licensing fees	25,007	19,529

Total revenue	3,625,007	19,529

OPERATING EXPENSES	2,137,987	394,475

Income (loss) from operations	1,487,020	(374,946)

INTEREST AND MISCELLANEOUS INCOME	1,692	4,018

INCOME (LOSS) BEFORE INCOME TAXES	1,488,712	(370,928)

INCOME TAX BENEFIT (EXPENSE)	(583,500)	125,000

NET INCOME (LOSS)	$905,212	$(245,928)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	4,305,026	4,301,693

Diluted	4,310,661	4,301,693

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.21	$(0.06)

Diluted	$0.21	$(0.06)

The accompanying notes are an integral part of these condensed financial statements.

LECTEC CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$905,212	$(245,928)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Compensation expense related to issuance of stock options	203,967	—
Depreciation expense	645	716
Amortization of patent costs	4,629	4,500
Deferred income tax	520,000	(173,000)
Changes in operating assets and liabilities:
Royalty receivable	17,110	11,996
Infringement receivable and prepaid expenses	(1,981,100)	16,803
Income tax payable	63,500	(777,000)
Accounts payable	53,530	94,933
Accrued expenses	1,082	(251,237)

Net cash used in operating activities	(211,425)	(1,318,217)

Cash flows from investing activities:
Purchase of certificates of deposit	(1,224,164)	—
Purchase of office equipment	—	(1,257)
Investment in patents	—	(7,731)

Net cash used in investing activities	(1,224,164)	(8,988)

Cash flows from financing activities:
Payments of dividend	—	(4,298,350)
Stock option exercised	—	39,000

Net cash used in financing activities	—	(4,259,350)

Net decrease in cash and cash equivalents	(1,435,589)	(5,586,555)
Cash and cash equivalents—beginning of period	7,076,827	15,766,107

Cash and cash equivalents—end of period	$5,641,238	$10,179,552

The accompanying notes are an integral part of these condensed financial statements.

LECTEC CORPORATION

Notes to Condensed Financial Statements

March 31, 2011 and 2010

(Unaudited)

(1)	Basis of Presentation

The accompanying condensed financial statements include the accounts of LecTec Corporation (the “Company”) as of March 31, 2011 and December 31, 2010 and for the three month periods ended March 31, 2011 and 2010. The Company’s condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The interim condensed financial statements are unaudited and in the opinion of management, reflect all adjustments necessary for a fair presentation of results for the periods presented. Results for interim periods are not necessarily indicative of results for the full year.

(2)	Business/Premises Summary and Critical Accounting Policies

Business Summary

The Company is an intellectual property (“IP”) licensing and holding company whose primary strategy is to pursue a merger to leverage its cash asset and improve shareholder value and liquidity. LecTec is in discussions with AxoGen Corporation as a candidate for this strategy. LecTec also has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., under which LecTec receives royalties from time to time based upon a percentage of Novartis’ net sales of licensed products. LecTec’s intellectual property portfolio contains domestic and international patents based on its original hydrogel patch technology and patent applications on a hand sanitizer patch. LecTec has completed through settlement its previous legal action against five defendants and on May 9, 2011 sold a significant portion of its hydrogel patch intellectual property to Endo Pharmaceuticals Inc. for $2,000,000. Such actions have ended LecTec’s current pursuit of legal action regarding its intellectual property. The LecTec anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec is exploring the engagement of a strategic partner to complete its hand sanitizer patch development. An effort to monetize the remainder of LecTec’s intellectual property is also ongoing, however, any substantial additional value is uncertain.

The Company was organized in 1977 as a Minnesota corporation and went public in December 1986. The Company’s principal executive office is located at 1407 South Kings Highway, Texarkana, Texas 75501, its telephone number is (903) 832-0993, its corporate internet Website is www.lectec.com, and the Company’s stock trades on the Over the Counter (“OTC”) Bulletin Board under the symbol LECT.OB.

Corporate Office and Premises Summary

The Company has one leased facility in Texas and two record storage facilities in Minnesota as of March 31, 2011. In July 2008, the Company moved its corporate headquarter facilities (principal executive office) from Edina, Minnesota to Texarkana, Texas. In connection with this relocation, the Company entered into a Lease Agreement with Lockaway Storage, Inc. on July 23, 2008 (the “Texas Lease”), pursuant to which the Company agreed to lease approximately 1,200 square feet of space located at 1407 South Kings Highway, Texarkana, Texas 75501. In February 2010, the Company renewed the Texas Lease until March 1, 2011 at a monthly lease rate of $750 per month and has subsequently renewed the Texas lease until March 1, 2012 at a monthly lease rate of $750 per month. The Texas Lease contains customary representations, warranties, and covenants on the part of the Company and the landlord.

In addition to the Texas Lease, the Company currently maintains two storage facilities in Minnesota for record retention purposes at a cost of approximately $4,153 per year.

LECTEC CORPORATION

Notes to Condensed Financial Statements

March 31, 2011 and 2010

(Unaudited)

(2)	Business/Premises Summary and Critical Accounting Policies—(continued)

Critical Accounting Policies

The Company’s most critical accounting policies include:

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Credit Risk

A significant amount of cash is deposited in one financial institution. Certain amounts of the Company’s cash exceed federally insured limits. The Company has not experienced any losses and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Royalty Receivable

The Company grants credit to its only customer, Novartis, in the normal course of business and under the terms contained in the Novartis Agreement. Pursuant to the Novartis Agreement, Novartis pays the royalty income within the terms defined in the Novartis Agreement.

Infringement Receivable and Prepaid Expenses

Infringement receivable and prepaid expenses contains net proceeds from the settlement of litigation matters and prepaid legal costs. Release of such funds to the Company will occur pursuant to the procedures established for the trust account which is maintained by the Company’s legal counsel.

Patent Costs

Patent costs consist primarily of the cost of applying for patents and are amortized on a straight-line basis over the estimated useful life of the asset, which is generally five years. Patent maintenance costs are expensed as incurred.

The carrying value of patent costs is reviewed periodically or when factors indicating impairment are present. The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company believes that no impairment existed at March 31, 2011.

Revenue Recognition

Royalty and licensing fees are recognized when earned under the terms of the Novartis Agreement based upon sales information of licensed products provided by Novartis, and when collection is reasonably assured. Infringement income is recognized when settlement agreements have been signed and collection is reasonably assured.

LECTEC CORPORATION

Notes to Condensed Financial Statements

March 31, 2011 and 2010

(Unaudited)

(2)	Business/Premises Summary and Critical Accounting Policies—(continued)

Share-Based Compensation

The Company accounts for share-based compensation in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, which requires that compensation cost relating to share-based payment transactions (including the cost of all employee stock options), be recognized in the financial statements. That cost is measured based on the estimated fair value of the equity or liability instruments issued. Share-based payment accounting covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

Off-Balance Sheet Arrangements

The Company does not have any “off-balance sheet arrangements” (as such term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenue or expense, operating results, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

In December 2010, FASB issued Accounting Standards Update (ASU) No. 2010-29 “Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations.” If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 also expands the supplementary pro forma disclosures. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. ASU 2010-29 will only affect the Company if there are future business combinations.

(3)	Income (Loss) Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and common share equivalents related to stock options and warrants when dilutive.

Common stock options to purchase 474,000 shares of common stock with a weighted average exercise price of $3.78 were outstanding at March 31, 2011. The Company had a loss from operations for the quarter ended March 31, 2010; those shares were excluded from the net loss per common share computation because they were antidilutive. The Company had net income from operations for the quarter ended March 31, 2011.

LECTEC CORPORATION

Notes to Condensed Financial Statements

March 31, 2011 and 2010

(Unaudited)

(3)	Income (Loss) Per Common Share—(continued)

Diluted net income per common share for the three months ended March 31, 2011 was computed as follows:

Net income for per share computation	$905,212

Weighted-average common shares outstanding	4,305,026
Incremental shares from assumed exercise of stock options	5,635

Shares outstanding—diluted	4,310,661

(4)	Income Taxes

Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryforwards.

(5)	Novartis Supply and License Agreement

In 2004, the Company entered into a supply and licensing agreement with Novartis (the Novartis Agreement). By December 31, 2004, the supply portion of the Novartis Agreement was completed and the Company no longer manufactured any product. Under the Novartis Agreement, the Company granted Novartis an exclusive license (the “License”) to all of the intellectual property of the Company to the extent that it is used or useful in the production of the vapor patches that Novartis is selling under the Novartis Agreement. The License will continue in effect for the duration of the patents lives permitted under applicable law. Upon the expiration of the patents included in the licensed intellectual property, Novartis will have a non-revocable, perpetual, fully paid-up license to the intellectual property used or useful in the production of vapor patches for the adult cough/cold market. Novartis is required by the Novartis Agreement to pay royalties, at an agreed upon percentage, to the Company based on net sales of vapor patches by Novartis for each year the License is in effect.

During the three months ended March 31, 2011 and 2010, the Company recorded revenue of $25,007 and $19,529, respectively, for royalties covered under the Agreement.

(6)	Patents and Trademarks

The Company’s policy is to protect its proprietary position by securing U.S. and foreign patents that cover the technology, inventions and improvements related to its business. The Company has 4 pending and 9 granted U.S. patents, multiple international pending and granted patents and a foreign application through the Patent Cooperation Treaty (“PCT”) related to its patch technologies. The Company’s issued U.S. patents have a

LECTEC CORPORATION

Notes to Condensed Financial Statements

March 31, 2011 and 2010

(Unaudited)

(6)	Patents and Trademarks—(continued)

remaining legal duration ranging from one to 11 years. Issued patents can later be held invalid by the patent office issuing the patent or by a court. The Company cannot be certain that its patents will not be challenged, invalidated or circumvented or that the rights granted under the Company’s patents will provide a competitive advantage.

The Company uses both patents and trade secrets to protect its proprietary property and information, but there can be no assurance that other parties will not independently develop the same or similar information to our detriment.

On July 25, 2008, the Company filed a complaint for patent infringement against five companies, alleging that those companies had infringed upon two of the Company’s patents relating to its medicated patch technology. The Company has subsequently settled with all such parties.

(7)	Stock Option

In January and February 2011, the Company granted options to purchase 20,000 shares of common stock each to two directors of the Company. The options have an exercise price of $3.50 per share, vest as to 5,000 shares immediately and then additional 5,000 shares each of the following three quarters and will expire seven years from the grant date. The fair value of the option is the estimated present value at the grant date using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions: risk free interest rate 2.88%, expected life 7 years, expected volatility 172.94% and expected dividend rate 0.00%.

In February 2011, a director resigned and his previously granted option of 20,000 shares was cancelled.

The Company recorded share-based compensation of $203,967 during the three months ended March 31, 2011. There was no share-based compensation during the months ended March 31, 2010. At March 31, 2011, there was approximately $308,555 of total unrecognized compensation cost related to nonvested share-based compensation arrangements. The cost is expected to be recognized in the next three quarters.

(8)	Subsequent Events

On April 25, 2011, the Company entered into a Confidential Settlement Agreement and Mutual Release (the “POP Settlement Agreement”) with Prince of Peace Enterprises, Inc. (“POP”) to settle the Company’s claims against POP that POP infringed the Patents-In-Suit. Pursuant to the Settlement Agreement, POP paid the Company a one–time sum of $225,000 and the Company granted to POP a fully paid–up, world–wide, non–exclusive and irrevocable license to (a) U.S. Patent Nos. 5,536,263 and 5,741,510 (the “Patents–In–Suit”), (b) any patent that claims priority, directly or indirectly, from Patents-in-Suit (the “Family Patents”) and (c) any foreign counterparts of the Family Patents, for use in connection with any product or process sold or used by POP, other than products covered by exclusive licenses previously granted to other companies. Such settlement proceeds are before paying contingent legal fees and prior to any tax effect. In addition, under the Settlement Agreement the Company and POP entered into mutual releases of all claims.

On May 3, 2011, the Company made a $500,000 loan to AxoGen Corporation and was given a note in return that bears interest at an annual rate of 8%, has a maturity date of June 30, 2013, is secured by AxoGen assets and is subordinated to the interests of AxoGen’s senior lenders.

LECTEC CORPORATION

Notes to Condensed Financial Statements

March 31, 2011 and 2010

(Unaudited)

(8)	Subsequent Events—(continued)

On May 9, 2011, the Company sold certain of its patents relating to its hydrogel patch technology to Endo Pharmaceuticals Inc. for $2,000,000, which proceeds will be subject to income taxation and related expenses.

On May 16, 2011, the Company and its litigation counsel Rader, Fishman & Grauer PLLC (“Rader”) signed a Release and Settlement Agreement. Pursuant to such letter, Rader will no longer act as counsel to the Company, except as to matters arising specifically from the Company’s recently concluded patent infringement litigation and sale of patents. The parties have also agreed to mutual releases of claims against each other with regard to certain matters. A final reconciliation of the escrow account has been completed.

In conjunction with this subsequent event the parties have agreed that the Company will receive approximately $1,760,000 from the escrow account which relates to: (1) the funds remaining from an original contribution to pay litigation expenses: (2) the receipt of settlement funds net of legal expenses; and (3) fees related to the sale of hydrogel patch technology to Endo Pharmaceuticals Inc. This amount does not include the $2.0 million proceeds from the sale of hydrogel patch technology to Endo Pharmaceuticals Inc. These estimates also do not reflect any income tax affects.

It is currently estimated that Rader will receive $2.2 million in aggregate fees related to the Company’s settlement of its patent infringement claims against Chattem Inc. and POP and the Company’s sale of patents relating to its hydrogel patch technology to Endo Pharmaceuticals Inc.

On May 31, 2011 LecTec entered into Merger Agreement with Nerve Merger Sub Corp., a wholly owned subsidiary of LecTec (“Merger Sub”), and AxoGen Corporation (“AxoGen”). AxoGen is a privately held company that develops and markets surgical products for the repair and protection of peripheral nerves. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into AxoGen and AxoGen will be the surviving corporation and a wholly owned subsidiary of LecTec.

Pursuant to the terms of the Merger Agreement, and assuming $11,450,000 of Net Cash, each share of AxoGen’s common stock that is issued and outstanding will be converted into 0.03663996 shares of LecTec’s common stock, subject to final adjustment based upon LecTec actual Net Cash at Merger closing. It is expected that 6,106,201 shares of LecTec’s common stock will be issued in exchange for the stock of AxoGen assuming the conversion of all outstanding AxoGen convertible securities and 557,941 shares of LecTec’s common stock will be reserved for issuance upon exercise of AxoGen outstanding stock options that will be converted into LecTec’s stock options, subject to adjustment based upon LecTec Net Cash at Merger closing. It is also expected that all outstanding AxoGen warrants will be forfeited. In addition, current security holders of AxoGen have agreed to purchase, immediately following the Merger, an additional 416,509 shares of LecTec common stock at a price per share of $2.40. Upon consummation of these transactions, current AxoGen security holders will own approximately 60% of LecTec’s common stock on a fully diluted basis.

On May 31, 2011, AxoGen issued a Subordinated Secured Convertible Promissory Note in the principal amount of $2,000,000 (the “Note”) to LecTec. The Note bears interest at an annual rate of 8%, has a maturity date of June 30, 2013 and is secured by a pledge of all of the assets of AxoGen, which pledge is subordinated to a prior security interest in all of AxoGen’s assets held by AxoGen’s senior lenders. There is no penalty for AxoGen’s prepayment of the Note. At any time prior to the Note being paid in full and the closing of a business combination transaction between LecTec and AxoGen, LecTec can convert all principal and accrued interest into shares of AxoGen’s common stock at a conversion price based on a set valuation of AxoGen.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of

LecTec Corporation

We have audited the accompanying balance sheets of LecTec Corporation as of December 31, 2010 and 2009, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LecTec Corporation as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ LURIE BESIKOF LAPIDUS & COMPANY, LLP
Minneapolis, Minnesota

March 30, 2011

LecTec Corporation

BALANCE SHEETS

December 31, 2010 and 2009

	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,076,827	$15,766,107
Certificates of deposit	1,959,573	—
Royalty receivable	42,117	31,525
Prepaid expenses and other	470,651	975,423
Deferred tax asset	538,000	—

Total current assets	10,087,168	16,773,055

FIXED ASSETS:
Office equipment	9,847	8,590
Accumulated depreciation	(6,199)	(3,021)

	3,648	5,569

OTHER ASSETS:
Patent costs	52,661	29,811

TOTAL ASSETS	$10,143,477	$16,808,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$62,305	$84,659
Accrued expenses	52,044	322,854
Dividend payable	—	4,298,350
Income tax payable	—	993,403
Deferred tax liability	—	48,000

Total current liabilities	114,349	5,747,266

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value; 15,000,000 shares authorized; 4,305,026 and 4,290,026 shares issued and outstanding at December 31, 2010 and 2009, respectively	43,050	42,900
Additional contributed capital	12,936,327	12,652,219
Accumulated deficit	(2,950,249)	(1,633,950)

	10,029,128	11,061,169

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,143,477	$16,808,435

The accompanying notes are an integral part of these financial statements.

LecTec Corporation

STATEMENTS OF OPERATIONS

Years ended December 31, 2010 and 2009

	2010	2009
CONTINUING OPERATIONS:
REVENUE
Infringement income	$—	$24,800,000
Royalty and licensing fees	91,273	111,376

Total revenue	91,273	24,911,376
OPERATING EXPENSES	1,939,798	8,955,595

Operating income (loss) from continuing operations	(1,848,525)	15,955,781
INTEREST AND MISCELLANEOUS INCOME	23,179	1,954

Income (loss) from continuing operations before income taxes	(1,825,346)	15,957,735
INCOME TAX BENEFIT (EXPENSE)	509,047	(1,041,403)

Income (loss) from continuing operations	(1,316,299)	14,916,332

DISCONTINUED OPERATIONS:
Reversal of sales returns allowance	—	130,000

NET INCOME (LOSS)	$(1,316,299)	$15,046,332

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	4,304,204	4,290,026

Diluted	4,304,204	4,309,258

INCOME (LOSS) PER COMMON SHARE:
Basic -
Continuing operations	$(0.31)	$3.48
Discontinued operations	—	0.03

	$(0.31)	$3.51

Diluted -
Continuing operations	$(0.31)	$3.46
Discontinued operations	—	0.03

	$(0.31)	$3.49

DIVIDEND DECLARED PER COMMON SHARE	$—	$1.00

The accompanying notes are an integral part of these financial statements.

LecTec Corporation

STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended December 31, 2010 and 2009

	Common stock		Additional contributed capital	Accumulated deficit	Total
	Shares	Amount
Balance at December 31, 2008	4,290,026	$42,900	$12,652,219	$(12,381,932)	$313,187
Cash dividend	—	—	—	(4,298,350)	(4,298,350)
Net income	—	—	—	15,046,332	15,046,332

Balance at December 31, 2009	4,290,026	$42,900	$12,652,219	$(1,633,950)	$11,061,169

Stock compensation expense	—	—	245,258	—	245,258
Exercise of stock options	15,000	150	38,850		39,000
Net loss	—	—	—	(1,316,299)	(1,316,299)

Balance at December 31, 2010	4,305,026	$43,050	$12,936,327	$(2,950,249)	$10,029,128

The accompanying notes are an integral part of these financial statements.

LecTec Corporation

STATEMENTS OF CASH FLOWS

Years ended December 31, 2010 and 2009

	2010	2009
Cash flows from operating activities:
Net income (loss)	$(1,316,299)	$15,046,332
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Reversal of sales return allowance—discontinued operations	—	(130,000)
Compensation expense related to issuance of stock options	245,258	—
Amortization of patent costs	16,589	20,689
Depreciation expense	3,178	2,320
Deferred income tax	(586,000)	48,000
Changes in operating assets and liabilities:
Infringement and royalty receivable	(10,592)	1,061
Prepaid expenses and other	504,772	(866,321)
Accounts payable	(22,354)	58,504
Income tax payable	(993,403)	993,403
Accrued expenses	(270,810)	267,953

Net cash provided (used) by operating activities	(2,429,661)	15,441,941

Cash flows from investing activities:
Purchase of certificates of deposit	(1,959,573)	(1,957)
Purchase of office equipment	(1,257)	(1,957)
Investment in patents	(39,439)	(6,725)

Net cash used in investing activities	(2,000,269)	(8,682)

Cash flows from financing activities:
Payment of dividend	(4,298,350)	—
Stock option exercised	39,000	—

Net cash used in investing activities	(4,259,350)	—

Net increase (decrease) in cash and cash equivalents	(8,689,280)	15,433,259
Cash and cash equivalents—beginning of year	15,766,107	332,848

Cash and cash equivalents—end of year	$7,076,827	$15,766,107

Noncash operating and financing activities:
Dividend payable	$—	$4,298,350

The accompanying notes are an integral part of these financial statements.

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9 million in cash, cash equivalents, and Federal Deposit Insurance Corporation (“FDIC”) insured certificates of deposit at December 31, 2010. LecTec is pursuing a merger and acquisition strategy which is intended to leverage its cash asset and improve shareholder value and liquidity. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has filed patent applications on a hand sanitizer patch. LecTec also has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., under which LecTec receives royalties from time to time based upon a percentage of Novartis’ net sales of licensed products. LecTec takes legal action as necessary to protect its intellectual property and is currently involved in one patent infringement action. The LecTec hydrogel patch technology allows for a number of potential applications, while its anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec is exploring the engagement of a strategic partner to complete its hand sanitizer patch development. An effort to monetize products from LecTec’s intellectual property is also ongoing. A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Credit Risk

A significant amount of cash was deposited in one financial institution. Certain amounts of the Company’s cash exceed federally insured limits. The Company has not experienced any losses and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash Equivalents

The Company considers all highly liquid temporary investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents includes cash on hand of $52,532 and a money market account with a balance of $7,024,295 at December 31, 2010, which is not insured by the FDIC.

Certificates of Deposit

During 2010, the Company purchased certificates of deposit which matured in January and February 2011. The certificates earned interest at 0.15% to 0.25% primarily because of their short term maturities of six months or less. These certificates of deposit were recorded at fair market value at December 31, 2010. All the certificates of deposit were fully insured by the FDIC.

Royalty Receivable

The Company grants credit to its only customer, Novartis, in the normal course of business and under the terms contained in the Novartis Agreement. Pursuant to the Novartis Agreement, Novartis pays the royalty income within the terms defined in the Novartis Agreement.

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Patent Costs

Patent costs consist primarily of the cost of applying for patents and are amortized on a straight-line basis over the estimated useful life of the asset, which is generally five years. Patent maintenance costs are expensed as incurred.

The carrying value of patent costs is reviewed periodically or when factors indicating impairment are present. The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company believes that no impairment existed at December 31, 2010 and 2009.

Revenue Recognition

Royalty and licensing fees are recognized when earned under the terms of the Novartis Agreement based upon sales information of licensed products provided by Novartis, and when collection is reasonably assured. Infringement income is recognized when settlement agreements have been signed and collection is reasonably assured.

Income Taxes

Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryforwards.

Income (Loss) Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and common share equivalents related to stock options and warrants when dilutive.

Common stock options to purchase 454,000 shares of common stock with a weighted average exercise price of $3.79 were outstanding at December 31, 2010. As the Company had a loss from operations in 2010, those shares were excluded from the loss per common share computations because they were antidilutive.

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income (Loss) Per Common Share—(continued)

Diluted net loss per common share for the year ended December 31, 2009 was computed as follows:

Net income for per share computation	$15,046,332

Weighted-average common shares outstanding	4,290,026
Incremental shares from assumed exercise of dilutive instruments:
Options and warrants	19,232

Shares outstanding—diluted	4,309,258

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, which requires that compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. That cost is measured based on the estimated fair value of the equity or liability instruments issued. Share-based payment accounting covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

Fair Value of Financial Instruments

The carrying value of current financial assets and liabilities approximates their fair values due to their short-term nature.

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-29 “Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations.” If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 also expands the supplementary pro forma disclosures. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. ASU 2010-29 will only affect the Company if there are future business combinations.

In October 2009, FASB issued an update to the accounting and reporting guidance for multiple-deliverable revenue arrangements. The new accounting guidance removes the separation criterion that objective and reliable evidence of the fair value of the undelivered item must exist for the delivered items to be considered a separate unit or separate units of accounting. This FASB-issued update requires an entity to determine the selling price of qualifying deliverables based on a hierarchy of evidence. In considering the hierarchy of evidence, the entity must first determine the selling prices by using vendor-specific objective evidence (“VSOE”), if it exists; otherwise, third-party evidence (“TPE”) of selling price must be used. If neither VSOE nor TPE of selling price exists for a deliverable, an entity must use its best estimate of the selling price for that deliverable in allocating

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements—(continued)

consideration among deliverables in an arrangement. This update is effective for arrangements entered into in the fiscal years beginning on or after June 15, 2010, unless the vendor elects early application. The adoption of this standard did not have a material impact on our financial position and results of operations.

In January 2010, FASB issued an update to the existing disclosure requirements related to fair value measurements which requires entities to make new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. This update is effective for annual and interim periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The adoption of the required portion of this standard did not have a material impact on our financial position or results of operations.

In April 2010, FASB issued new accounting guidance to provide clarification on the classification of a share-based payment award as either equity or a liability. Under ASC 718, Compensation-Stock Compensation, a share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. The amendments clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, such an award should not be classified as a liability if it otherwise qualifies as equity. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. Adoption of this standard did not have a material impact on our financial position or results of operations.

In May 2010, FASB issued new guidance on the use of the milestone method of recognizing revenue for research and development arrangements under which consideration to be received by the vendor is contingent upon the achievement of certain milestones. The update provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Additional disclosures describing the consideration arrangement and the entity’s accounting policy for recognition of such milestone payments are also required. The new guidance is effective for fiscal years, and interim periods within such fiscal years, beginning on or after June 15, 2010, with early adoption permitted. The guidance may be applied prospectively to milestones achieved during the period of adoption or retrospectively for all prior periods. Adoption of this standard did not have a material impact on our financial position or results of operations.

NOTE B—INFRINGEMENT INCOME

On May 29, 2009, the Company entered into a Settlement Agreement and Mutual Release (the “Mentholatum Settlement Agreement”) with the Mentholatum Company (“Mentholatum”) to settle the Company’s claims against Mentholatum that Mentholatum infringed two of the Company’s patents (“Patents–In–Suit”) related to the Company’s medicated patch technology (the “Litigation”). Pursuant to the Mentholatum Settlement Agreement, Mentholatum paid the Company an aggregate of $600,000 in $100,000 monthly installments from May through October 2009. In addition, under the Mentholatum Settlement

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE B—INFRINGEMENT INCOME

Agreement (a) the Company agreed to dismiss the Litigation against Mentholatum with prejudice, (b) the parties agreed to mutual general releases of all claims other than their prospective obligations under the Mentholatum Settlement Agreement and claims arising after the date of the Mentholatum Settlement Agreement, (c) the Company agreed not to sue Mentholatum or Rohto Pharmaceutical Co., Ltd., the parent company of Mentholatum, for any infringement of the Patents–In–Suit, any patent that claims priority, directly or indirectly, from the Patents–In–Suit, or any foreign counterparts of the Patents–In–Suit, (d) the Company agreed not to transfer any such patents unless the transferee agrees to be bound by the covenant not to sue described above in clause (c), and (e). Mentholatum and Rohto agreed not to challenge the validity or enforceability of such patents.

As of December 31, 2009, Mentholatum had paid the Company $600,000 pursuant to the terms of the Mentholatum Settlement Agreement. The proceeds received from this settlement were reduced by the amounts due to the Rader firm per the Company’s contingent fee arrangement, out of pocket expenses, and other costs incurred related to depositions of parties in the infringement lawsuits, travel expenses, and other related costs. After these expenses the Company received net cash proceeds of approximately $350,000.

On November 6, 2009, the Company and Endo Pharmaceuticals Inc. (“Endo”) executed a Term Sheet that set forth the terms of a settlement and license agreement pursuant to which the parties would settle the Company’s claims against Endo that Endo infringed the Patents–In–Suit. On November 11, 2009, the Company entered into such Settlement and License Agreement (the “Endo Settlement Agreement”) with Endo and issued a press release announcing its entry into the Endo Settlement Agreement. On November 12, 2009 the Company filed a Form 8-K with the Securities and Exchange Commission disclosing this event. Pursuant to the Endo Settlement Agreement, Endo agreed to pay the Company a one–time license fee of $23,000,000 and the Company agreed to grant to Endo an exclusive license to the Patents–In–Suit for use in the field of prescription pain medicines and treatment. In addition, under the Endo Settlement Agreement: (a) the parties agreed to the dismissal of the Litigation with prejudice and without costs; (b) the Company agreed to release all claims against Endo that were asserted by or could have been asserted by the Company against Endo in the Litigation or that relate to, arise from or are in any manner connected to the Patents–In–Suit; (c) Endo agreed to release all claims against the Company that were asserted by or could have been asserted by Endo against the Company in the Litigation; (d) the Company agreed not to sue Endo for any infringement of any U.S. or foreign patents or patent applications owned or controlled by the Company as of November 11, 2009, any continuation, continuation–in–part or divisional of any such patent, any U.S. patent resulting from the reissue or reexamination of any such patents and any U.S. or foreign patent or patent application claiming common priority with any of such patents; and (e) the Company agreed not to transfer either of the Patents–In–Suit or any other such patent unless the transferee agrees in writing to the terms and conditions of the Endo Settlement Agreement. The Company received approximately $16,000,000 in net cash proceeds from this settlement in December 2009. From these proceeds, the Company replenished the trust fund it has with the Rader Firm with $1,000,000 to fund ongoing patent litigation. The Trust fund balance at December 31, 2010 was $432,344 compared to a balance of $931,954 at December 31, 2009. If funds are not completely expended, then the remaining cash balance in the trust fund will revert to the Company.

On December 18, 2009, the Company entered into a Settlement Agreement and Mutual Release (the “JJCC Settlement Agreement”) with Johnson & Johnson Consumer Companies, Inc. (“JJCC”) to settle the Company’s claims against JJCC that JJCC infringed the Patents–In–Suit. Pursuant to the JJCC Settlement Agreement, JJCC paid the Company a one–time sum of $1,200,000 and the Company granted to JJCC a fully paid–up, world–wide, non–exclusive and irrevocable license to (a) the Patents–In–Suit, (b) any patent that claims priority, directly or indirectly, from the Patents–In–Suit (the “Family Patents”), including, without limitation, U.S. Patent Nos.

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE B—INFRINGEMENT INCOME

6,096,333, 6,096,334 and 6,361,790, (c) any foreign counterparts of the Patents–In–Suit or any of the Family Patents to make, have made, sell, offer for sale, use, import, export or otherwise dispose of any apparatus, method, product, component, service, product by process or any device associated with JJCC or its subsidiaries, affiliates or other controlled entities, for the past, present and future until the expiration of the last patent described above and (d) any patents that the Company owns or currently has an interest in to make, have made, sell, offer for sale, use, import, export or otherwise dispose of any non–prescription, non–occlusive medicated hydrogel patch products that are used to alleviate pain (a “Patch Product”) associated with JJCC (collectively, the License Grant”); provided, however, that the License Grant under clauses (a), (b) and (c) above excludes over–the–counter vapor patches which emit vapors that provide cough and cold relief when inhaled, and prescription, non–occlusive, medicated hydrogel patch products that are used to alleviate pain. As of December 31, 2009, JJCC had paid the Company $1,200,000 pursuant to the terms of the Settlement Agreement. The proceeds received from this settlement were reduced by the amounts due to the Rader firm per the Company’s contingent fee arrangement, out of pocket expenses, and other costs incurred related to depositions of parties in the infringement lawsuits, travel expenses, and other related costs. After these expenses the Company received net cash proceeds of approximately $720,000.

In addition, under the JJCC Settlement Agreement: (w) the Company agreed to release, acquit and discharge JJCC and its direct and indirect customers and distributors from all claims, duties, obligations and causes of action relating to any matters of any kind, including those related to JJCC’s making, using, importing, selling or offering to sell Patch Products and the matters alleged in the Litigation; (x) JJCC agreed to release, acquit and discharge the Company and its direct and indirect customers and distributors from all claims, duties, obligations and causes of action relating to any matters of any kind, including any matters connected in any way with Patch Products sold by JJCC and the matters alleged in the Litigation; (y) the Company agreed not to assign or otherwise transfer the patents described above in the License Grant until the transferee agrees in writing to be bound by such licenses; and (z) JJCC agreed not to challenge or assist in any way in challenging the validity or enforceability of the Patents–In–Suit, any Family Patent or any foreign counterparts of the Patents–In–Suit or any of the Family Patents.

On March 23, 2011, the Company entered into a Confidential Settlement Agreement and Mutual Release (the “Chattem Settlement Agreement”) with Chattem to settle the Company’s claims against Chattem that Chattem infringed two of the Company’s patents related to the Company’s medicated patch technology. Pursuant to the Chattem Settlement Agreement, Chattem will pay the Company a one–time sum of $3,600,000 and the Company will grant to Chattem a fully paid–up, world–wide, non–exclusive and irrevocable license to (a) the Patents–In–Suit, (b) the Family Patents and (c) any foreign counterparts of the Family Patents, for use in connection with any product or process sold or used by Chattem, other than products covered by exclusive licenses previously granted to other companies. In addition, under the Chattem Settlement Agreement the Company and Chattem entered into mutual releases of all claims. The proceeds received from this settlement will be reduced by the amounts due to the Rader firm per the Company’s contingent fee arrangement.

NOTE C—NOVARTIS SUPPLY AND LICENSE AGREEMENT

In 2004, the Company entered into a supply and licensing agreement with Novartis (the Novartis Agreement). By December 31, 2004, the supply portion of the Novartis Agreement was completed and the Company no longer manufactured any product. Under the Novartis Agreement, the Company granted Novartis an exclusive license (the “License”) to all of the intellectual property of the Company to the extent that it is used or useful in the production of the vapor patches that Novartis is selling under the Novartis Agreement. The

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE C—NOVARTIS SUPPLY AND LICENSE AGREEMENT

License will continue in effect for the duration of the patents lives permitted under applicable law. Upon the expiration of the patents included in the licensed intellectual property Novartis will have a non-revocable, perpetual, fully paid-up license to the intellectual property used or useful in the production of vapor patches for the pediatric and the adult cough/cold market. Novartis is required by the Novartis Agreement to pay royalties, at an agreed upon percentage, to the Company based on net semi-annual sales of vapor patches by Novartis for each year the License is in effect.

In June 2006, Novartis issued a nationwide recall of all of its Triaminic® vapor patch products. In a press release issued by Novartis pertaining to the recall, Novartis explained that the recall was “due to the serious adverse health effects that could result if the product is ingested by a child removing the patch and chewing on it.” At the same time that Novartis announced this voluntary recall, the U.S. Food and Drug Administration (“FDA”) issued a release warning consumers “not to use the Triaminic Vapor Patch due to reports of serious adverse events associated with accidental ingestion by children.” According to news reports, the recall resulted from an adverse event experienced by a child who suffered a seizure after chewing on a Triaminic Vapor Patch. Novartis confirmed to the Company that the patch involved in this incident was not manufactured by the Company. As a result of this recall, the Company was proactive in assisting Novartis to resolve the FDA issues surrounding the product recall and used its resources to move the Company forward to revive its royalty income stream. The Company has met with Novartis representatives to discuss how to prevent an incident where a child or pet chews or ingests a patch.

In July 2007, Novartis began shipping a new adult vapor patch product in the United States for the cough and cold season. Novartis has not announced whether it will re-introduce a vapor patch for the pediatric market.

During the years ended December 31, 2010 and 2009, the Company recorded revenue of $91,273 and $111,376, respectively, for royalties covered under the Novartis Agreement. The Company does not know the marketing intent of Novartis for the vapor patch product. Year to year royalties paid to LecTec have declined and the Company expects this per annum downward trend to continue.

NOTE D—PATENT COSTS

Patent costs consisted of the following:

	December 31, 2010		December 31, 2009
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Patents costs	$361,366	$308,705	$321,927	$292,116

Amortization expense is expected to be as follows:

Years ending December 31,
2011	$15,046
2012	13,889
2013	10,360
2014	8,224
2015	5,142

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE D—PATENT COSTS

In April 2007, the Company was informed that the U.S. Patent and Trademark Office (the USPTO) had completed a re-examination of a patent pertinent to the Novartis Agreement and the Company was issued a re-examination certificate. The patent is entitled “Non-Occlusive Adhesive Patch for Applying Medication to the Skin” and covers the design for adhesive patches, which contain a reservoir of medication to be delivered through the inhalation of vapors.

NOTE E—DISCONTINUED OPERATIONS

The Company ceased manufacturing operations of topical patches in 2004 and reported these activities as discontinued operations. There was not any cost for assets of discontinued operations at December 31, 2010 or 2009. However, the Company has fully depreciated assets on hand that may be sold from time to time. Liabilities of discontinued operations of $130,000 consisted of a reserve for sales returns and credits for sales prior to the discontinuance of operations. At December 31, 2009 the Company determined that the reserve for sales returns was no longer a liability since the Company ceased its manufacturing operations in 2004. As a result, the Company recorded a reversal of this reserve of $130,000 in 2009.

NOTE F—COMMITMENTS AND CONTINGENCIES

Corporate Office and Lease Obligations

The Company relocated its principal executive office to a facility in Texarkana, Texas in August 2008 where it leases approximately 1,200 square feet of warehouse and office space. The lease expired in February 2010 and had been renewed for $750 per month through March 1, 2011, and has been subsequently renewed until March 1, 2012. The Company is also obligated to pay pro rata share of the costs and expenses incurred by the Lessor to operate the common areas of the office and warehouse complex. The Texas Lease contains customary representations, warranties and covenants on the part of the Company and the landlord.

The Company previously secured a small office in Pune, India in July 2008 to explore research, development and manufacturing opportunities for advanced skin interface technologies and products. Having completed an evaluation of the Company’s IP portfolio, this lease was terminated effective July 31, 2010.

At December 31, 2010, the Company had vacated its Edina, Minnesota facility. The Company used the space for liquidating saleable assets, storage of current accounting records, and managing an orderly wind down of operations at that facility. The Company maintained approximately 3,300 square feet of space at that facility. Notice was given by the Company to the landlord of its intention to vacate this facility by December 31, 2010.

Rent expense was $34,650 and $38,606 for 2010 and 2009, respectively.

The Company currently pays approximately $346 per month to provide storage and record retention services at two facilities located in Minnesota.

Employee Benefit Plan

The Company has a contributory 401(k) profit sharing benefit plan covering its employees. The Plan allows for discretionary contributions by the Company. No discretionary contributions were made for 2010 or 2009.

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE F—COMMITMENTS AND CONTINGENCIES

Contingency Fee Arrangement

The Company has entered into a contingency fee agreement with Rader, Fishman & Grauer PLLC, its legal counsel in the pending patent infringement litigation. Under this agreement, the Rader firm will receive a percentage of any recovery in the litigation or other proceeds resulting from a settlement of the litigation as its primary compensation for representing the Company in this matter. The Company is also obligated (i) to reimburse the Rader firm for its out-of-pocket expenses in connection with the litigation through an up front advance of $50,000 and monthly advances of $10,000, and (ii) to engage and pay for expert services needed in the litigation, provided that the Company’s obligation to advance such funds and pay such expert expenses will be suspended if the Company’s cash levels fall below certain thresholds. Thereafter, if the Company’s cash levels exceed such thresholds, or there is a recovery in or other proceeds from the litigation, then the Rader firm will be reimbursed for any expenses it has covered while such advances and payments were suspended. At December 31, 2010 the Company has expended approximately $8,500,000 (in aggregate) under the agreement for advances to the Rader firm and payments for expert services.

Legal Proceedings

On July 25, 2008, the Company filed a complaint for patent infringement (the “Complaint”) against five companies, including Chattem, Inc. (Ticker: CHTT), Endo Pharmaceuticals, Inc. (Ticker: ENDP), Johnson & Johnson Consumer Company, Inc. (Ticker: JNJ), The Mentholatum Company, Inc (Division of Rohto Pharmaceuticals, Ticker RPHCF.PK), and Prince of Peace Enterprises, Inc. (Private Company) (collectively, the “Defendants”) in the U.S. District Court for the Eastern District of Texas. The Complaint alleged, among other things, that the Defendants infringed two of the Company’s patents (the “Patents–In–Suit”), which relate to the Company’s medicated patch technology. The Company sought to enjoin the Defendants from infringing the Patents–In–Suit and to recover monetary damages related to such infringement, as well as interest and litigation costs.

In October 2008, all five of the Defendants filed answers (the “Answers”) in response to the Complaint denying the Company’s claims therein, and asserting certain affirmative defenses and counterclaims against the Company, including assertions that the Patents–In–Suit are invalid and unenforceable, and claims for attorneys’ fees and costs. On October 20, 2008, the Company filed its replies to the Answers, denying such counterclaims and affirmative defenses, including the claims that the Patents–In–Suit are invalid and unenforceable.

On December 3, 2008, the Company’s counsel in the litigation, Rader, Fishman & Grauer PLLC (the “Counsel”), participated in a scheduling conference in this case. As a result of that conference, the Court scheduled a Markman hearing for May 6, 2010 and a final pretrial conference for January 3, 2011. On May 6, 2010 a Markman hearing occurred in Texarkana, Texas and the US District Court for the Eastern District of Texas issued Orders concerning it on May 20, 2010. The first Order was based on the Company’s motion to strike an exhibit from Chattem, Inc.’s Opposition Brief, and the Company’s motion to strike was granted by the Court. The second Order issued by the court denied Defendant’s motion request for leave to file for summary judgment as to non-infringement, but granted the request for leave to file for summary judgment as to invalidity of patents. The Court also issued its Markman ruling interpreting the terms “cured” and “non-occlusive” contained in the Company’s patents.

The Company engaged in voluntary mediation with Chattem, Inc. in July 2010. A Report of Mediation by the Hon. Harlan A. Martin was filed stating that the parties were unable to reach settlement. On September 28, 2010 the United States District Court for the Eastern District of Texas issued an Order regarding Prince of

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE F—COMMITMENTS AND CONTINGENCIES

Legal Proceedings—(continued)

Peace’s and Chattem’s requests to file motions for summary judgment: (1) of invalidity due to the on-sale bar of 35 U.S.C. § 102(b); and (2) regarding such parties defenses of equitable estoppels and laches and the Company’s motions: (3) on, and to preclude testimony related to, Defendants’ 35 U.S.C. § 102(b) defense based on the Aqua-Patch; and (4) on infringement by Chattem and Prince of Peace. The Order granted Chattem and Prince of Peace the right to file a summary judgment motion regarding on-sale bar, but denied them the opportunity regarding the equitable defenses of estoppels and laches. With regard to the equitable issues, the Court stated that the custom in patent cases is to hold a separate bench proceeding after the jury trial on such issues. The Order granted the right to file summary judgment motions on infringement and to preclude Chattem’s and Prince of Peace’s Aqua-Patch defense. The court denied all summary judgment motions.

The Company reached settlements with Mentholatum, Endo and JJCC during 2009 (Note B). Prior to trial beginning with respect to Chattem and Prince of Peace in January 2011, the trial date was postponed until April 11, 2011. In March 2011 the Company reached settlement with Chattem (Note B).

The Company is diligent in pursuing its patent infringement lawsuit against the remaining defendant Prince of Peace and the Company’s legal counsel is preparing for trial.

The Company is unable to determine based on current information available whether it will be successful in its legal pursuits against the remaining defendant. The Company gives no assurance as to the outcome of the ongoing lawsuit or whether the Company’s Patents-In-Suit and claims asserted in the related patents could be deemed invalid by a court of law.

NOTE G—INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Years ended December 31,
	2010	2009
Current	$76,953	$$993,403
Deferred	(586,000)	48,000

	$(509,047)	$1,041,403

Effective tax rates differ from statutory income tax rates in the years ended December 31, 2010 and 2009 as follows:

	Years ended December 31,
	2010	2009
Federal statutory income tax rate	34.0%	34.0%
State income taxes, net of federal effect	—	0.7
Incentive stock option compensation	—	—
Utilization of net operating loss carryforwards	—	(26.0)
Valuation allowance for deferred taxes	(4.7)	—
Utilization of prior period credits	—	(2.0)
Other	(1.4)	(0.2)

	27.9%	6.5%

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE G—INCOME TAXES

Deferred tax asset (liability) as of December 31, 2010 and 2009 consist of the following:

	December 31,
	2010	2009
Current assets:
Accrued expenses	$(51,000)	$(49,300)

Long-term assets (liabilities):
Net operating loss carryforwards	866,000	292,000
Nonqualified option compensation	314,000	230,000
Other	17,000	1,300

Net long-term assets	1,197,000	523,300

Net deferred tax assets	1,146,000	474,000
Less valuation allowance	(608,000)	(522,000)

Net deferred income tax liability	$538,000	$(48,000)

In 2010, the Company incurred a federal net operating loss in the amount of $1,678,000. As of December 31, 2010, the Company had Federal and Minnesota net operating loss carryforwards of $1,678,000 and $4,537,000, respectively. A valuation allowance has been recorded for the State net operating loss carryforward. The Company has moved its operations to the state of Texas in 2009 and therefore management believes the Minnesota net operating losses will not be utilized.

During 2009 the Company utilized all of its federal loss carryforwards to reduce income tax payable.

The Company continually reviews the adequacy of the valuation allowance and recognizes those benefits only as the Company’s assessment indicates that it is more likely than not that future tax benefits will be realized. The valuation allowance increased (decreased) by approximately $86,000 and ($4,505,700) for 2010 and 2009, respectively.

It is the Company’s practice to recognize penalties and/or interest related to income tax matters in interest and penalties expense. As of December 31, 2010, the amount of accrued interest and penalties is not material.

The Company is subject to income taxes in the U.S. federal jurisdiction and various states and local jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for the years before 2007. The Company is not currently under examination by any taxing jurisdiction.

NOTE H—EQUITY TRANSACTIONS

Stock Options

In September 2010, LecTec shareholders approved the LecTec Corporation 2010 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan replaced the existing LecTec Corporation 2001 Stock Incentive Plan (the “2001 Stock Incentive Plan”), which is scheduled to expire by its terms on July 1, 2011. The Stock Incentive Plan and 2001 Stock Incentive Plan (collectively the “Plans”) are for the benefit of officers,

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE H—EQUITY TRANSACTIONS

Stock Options—(continued)

employees, and directors of the Company. Although there were 659,279 shares as of December 31, 2010 available for grant under the 2001 Stock Incentive Plan, no additional options can be granted under it because it was replaced by the Stock Incentive Plan. A total of 370,000 shares of common stock are available for grants under the Plans at December 31, 2010. An option not granted under the Plans to the Company’s CEO for 125,000 shares, subject to certain vesting requirements, were available for grant, at December 31, 2010. Options under the Company’s Plans are granted at fair market value on the date of grant and generally expire ten years from the grant date. Options given to directors, officers, and employees are exercisable at such times as set forth in their individual option agreements. All options that have been granted and outstanding are fully vested and exercisable as of December 31, 2010, except for options for 125,000 shares granted to LecTec’s CEO for which 50,000 shares had vested and options for an aggregate of 80,000 shares granted to directors for which 20,000 shares, had vested as of December 31, 2010. Subsequent to December 31, 2010, one director retired and was replaced by a new Board member but had 10,000 vested shares of a previously issued option as of December 31, 2010, and 10,000 unvested shares that will continue to vest until the options expiration date of November 1, 2017.

Stock option activity during 2010 is summarized below:

	Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)
Outstanding on December 31, 2009	264,000	$3.94
Granted	205,000	3.50
Exercised	(15,000)	(2.60)

Outstanding on December 31, 2010	454,000	3.79	7.7

Exercisable on December 31, 2010	319,000	$3.91	7.5

Changes in nonvested unit options were as follows for 2010:

	Number of Options	Weighted- Average Grant Date Fair Value
Outstanding on December 31, 2009	—	—
Granted	205,000	$3.12
Vested	(70,000)	($3.13)

Outstanding on December 31, 2010	135,000	$3.12

As of December 31, 2010, there was $395,121 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s 2010 Stock Incentive Plan. This unrecognized compensation cost will be recognized through August, 2011.

There were no options granted or exercised during fiscal 2009. Options granted during fiscal 2010 had a weighted-average fair value of $3.12 per option. One option was partially exercised for 15,000 shares at $2.60 per share during 2010.

LecTec Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE H—EQUITY TRANSACTIONS

Stock Options—(continued)

On May 26, 2010, the Board of Directors of the Company approved the grant as of June 1, 2010 of a Non-Qualified Stock Option, outside of the Plans or any plan approved by LecTec shareholders, to Gregory Freitag pursuant to his becoming CEO of the Company. The option to Mr. Freitag was for the purchase of 125,000 shares of the Company’s common stock at $3.50 per share, vests as to 20% of the shares every 90 days from the grant date and will expire on June 1, 2020. On November 1, 2010, the Board of Directors of the Company granted to each of the four non-employee members of the Board of Directors of the Company, non-incentive stock options pursuant to the Stock Incentive Plan. Messrs. Tim Heaney, Robert Rudelius, Sanford Brink and Kevin Lynch each received an option to purchase 20,000 shares of the Company’s common stock at $3.50 per share. All of the options vested as to 5,000 shares immediately and then vest as to an additional 5,000 shares every 90 days until fully vested and will expire on November 1, 2017. The exercise price for all options issued was at a price equal to, or greater than, the fair market value of the Company’s common stock on the date of grant. All such options provide that termination of service as a Director or employee of the Company in the event of a change in control will result in all shares being immediately vested and will not cause a change in the terms of the option or cause the option to terminate. All options do have provisions that alter the terms of the option in the event there is termination of service as a Director or employee other than as a result of a change in control of the Company.

The Company did not record any share-based compensation expense for the year ended December 31, 2009 as no options were granted. For the year ended December 31, 2010 the Company recorded share-based compensation expense of $245,258, using the Black-Scholes-Merton option pricing model with the following assumptions:

Risk-free interest rate	2.75%
Expected dividend yield	0.00%
Expected stock price volatility (1)	188.70%
Expected life of options in years (2)	8.83

(1)	Volatility was based on the historical volatility of the Company’s common stock.
(2)	Expected life of options was based on expected turnover and other averaging methods.

In January and February 2011, the Company granted options to purchase 20,000 shares of common stock each to two directors of the Company. The options have an exercise price of $3.50 per share, vest as to 5,000 shares immediately and then additional 5,000 shares each of the following three quarters and will expire seven years from the grant date.

In February, 2011 a director resigned and his previously granted option of 20,000 shares was cancelled.

Cash Dividends

On December 21, 2009, the Board of Directors declared a cash dividend of $1.00 per share to shareholders of record at January 29, 2010 that was payable on February 12, 2010. The Company distributed $4,298,350 on February 12, 2010 to its shareholders.

AxoGen Corporation

Balance Sheets

	March 31, 2011	December 31, 2010
	(unaudited)
Assets

Current:
Cash and cash equivalents	$586,741	$1,799,048
Accounts receivable	492,602	407,350
Inventory	1,872,360	1,902,789
Prepaid expenses	33,464	66,437
Deferred financing costs	61,809	1,083,630

Total current assets	3,046,976	5,259,254

Property and equipment, net	425,613	500,742
Intangible assets	645,076	637,771
Other assets	8,000	8,000

	$4,125,665	$6,405,767

See notes to financial statements.

AxoGen Corporation

Balance Sheets

	March 31, 2011	December 31, 2010
	(unaudited)
Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable and accrued expenses	$821,030	$967,896
Current portion of long-term debt, related party	1,338,455	1,338,455
Current portion of long-term debt, less debt discount	7,089,090	7,080,512

Total current liabilities	9,248,575	9,386,863

Preferred stock dividends payable	6,424,157	6,048,378
Warrant liability	2,789,275	2,669,815

Total liabilities	18,462,007	18,105,056

Commitments and contingencies	—	—

Temporary equity:
Series B convertible preferred stock, $.00001 par value; 17,065,217 shares authorized; 9,782,609 shares issued and outstanding	4,243,948	4,243,948
Series C convertible preferred stock, $.00001 par value; 16,798,924 shares authorized; 11,072,239 shares issued and outstanding	8,092,568	8,092,568
Series D convertible preferred stock, $.00001 par value; 67,000,000 share authorized; 30,156,259 shares issued and outstanding	3,075,523	3,075,523

Total temporary equity	15,412,039	15,412,039

Stockholders’ deficit:
Series A convertible preferred stock, $.00001 par value; 2,544,750 shares authorized, issued and outstanding	1,125,000	1,125,000
Common stock, $.00001 par value; 133,000,000 shares authorized; 32,345,449 shares issued and outstanding	323	323
Additional paid-in capital	9,976,713	9,946,713
Accumulated deficit	(40,850,417)	(38,183,364)

Total stockholders’ deficit	(29,748,381)	(27,111,328)

	$4,125,665	$6,405,767

See notes to financial statements.

AxoGen Corporation

Statements of Operations

(unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
Revenues	$1,121,561	$707,450
Cost of goods sold	338,777	212,482

Gross profit	782,784	494,968

Costs and expenses:
Sales and marketing	396,686	319,920
Research and development	19,155	15,681
Salaries, wages and related costs	844,706	919,146
General and administrative	349,056	284,303
Depreciation and amortization	75,129	77,232

Total costs and expenses	1,684,732	1,616,282

Loss from operations	(901,948)	(1,121,314)

Other income (expense):
Interest expense	(202,799)	(159,993)
Interest expense—deferred financing costs	(1,059,167)	(105,285)
Change in fair value of warrant liability	(119,460)	(216,852)
Other income (expense)	(7,900)	2

Total other income (expense)	(1,389,326)	(482,128)

Net loss	$(2,291,274)	$(1,603,442)

See notes to financial statements.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net loss	$(2,291,274)	$(1,603,442)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	75,129	77,232
Amortization of intangible assets	10,676	10,546
Amortization of deferred financing costs	1,059,167	105,285
Amortization of debt discount	8,578	8,577
Stock-based compensation	30,000	66,000
Change in fair value of warrant liability	119,460	216,852
Change in assets and liabilities:
Accounts receivable	(85,251)	9,783
Inventory	30,429	38,594
Prepaid expenses	32,973	28,431
Accounts payable and accrued expenses	(146,867)	(114,087)

Net cash used for operating activities	(1,156,980)	(1,156,229)

Cash flows from investing activities:
Acquisition of intangible assets	(17,981)	(15,800)

Cash flows from financing activities:
Proceeds from issuance of Series D preferred stock and warrants, net	—	1,921,006
Debt issuance costs	(37,346)	(41,694)

Net cash provided by (used for) financing activities	(37,346)	1,879,312

Net increase (decrease) in cash and cash equivalents	(1,212,307)	707,283
Cash and cash equivalents, beginning of year	1,799,048	282,801

Cash and cash equivalents, end of year	$586,741	$990,084

Supplemental disclosures of cash flow activity:
Cash paid for interest	$184,051	$194,945

Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible debt into Series D preferred stock	$—	$2,690,994
Accretion of dividends of Series B preferred stock	$110,849	$147,780
Accretion of dividends of Series C preferred stock	$187,601	$231,350
Accretion of dividends of Series D preferred stock	$77,329	$67,070
Warrants issued with Series D preferred stock	—	$517,529
Deferred financing costs related to warrants issued with debt	—	$505,712

See notes to financial statements.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

1.	Unaudited Interim Financial Information

The accompanying unaudited financial statements do not include the information and footnotes necessary for a fair presentation of financial position, results of operations or cash flows in conformity with accounting principles generally accepted in the United States of America. These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto for the fiscal year ended December 31, 2010.

These financial statements are unaudited but include all adjustments, which include normal recurring adjustments, which in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. Results of operations for interim periods are not necessarily indicative of the results that may be expected for the year as a whole.

2.	Organization and Business

AxoGen Corporation (the “Company” or “AxoGen”), located in Alachua, Florida, was formed on November 12, 2002 as a Florida corporation and reincorporated as a Delaware corporation on June 13, 2006. AxoGen is an innovative company focused on the development and commercialization of peripheral nerve grafting and nerve regeneration and repair technologies. The Company has licensed patented and patent-pending technologies from the University of Florida, the University of Texas and Emory University and has developed a portfolio of products for the surgical reconstruction of peripheral nerves including Avance Nerve Graft, AxoGuard Nerve Connector and AxoGuard Nerve Protector. The Company is bringing the science of nerve repair to life through innovative technologies.

3.	Summary of Significant Accounting Policies

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred and there is a reasonable assurance of collection of the sales proceeds. Revenues for processed tissue are recognized when the tissue is delivered to the customer, at which time title passes to the customer. Once product is delivered, the Company has no further performance obligations. Delivery is defined as delivery to a customer location or segregation of product into a contracted distribution location. At such time, this product cannot be sold to any other customer. Fees charged to customers for storage and shipping of processed tissue are recognized as revenues when processed tissue is shipped to the customer or end user.

Cash and Cash Equivalents and Concentration

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at March 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company’s non-interest bearing cash balances may again exceed federally insured limits. There were no interest-bearing amounts on deposit in excess of federally insured limits at March 31, 2011.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 40 days. As of March 31, 2011, there were no amounts deemed uncollectible and there was no allowance for doubtful accounts recorded.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

Inventories

Inventories are comprised of implantable nerve grafts, tissue and supplies that are valued at the lower of cost (first-in, first-out) or market and consist of the following:

	March 31, 2011	December 31, 2010
	(unaudited)
Finished goods	$956,692	$1,081,489
Work in process	424,719	319,293
Raw materials	490,949	502,007

	$1,872,360	$1,902,789

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and equipment	2-5 years
Leasehold improvements	5 years
Processing equipment	5-7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense. Depreciation and amortization expense for the three months ended March 31, 2011 and 2010 was $75,129 and $77,232, respectively.

Intangible Assets

Intangible assets consist primarily of license agreements for exclusive rights to use various patented and patent-pending technologies described in Note 6 and other costs related to the license agreements, including patent prosecution and protection costs. Such costs are capitalized and amortized on a straight-line basis over the underlying terms of the license agreements, ranging from 17 to 20 years.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

Impairment of Long-lived Assets, Including License Agreements

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment has been recognized during 2011 and 2010.

Deferred Financing Costs

The Company capitalizes all third-party costs incurred, including equity-based payments, associated with the issuance of long-term debt. The costs are amortized to interest expense over the term of the debt using the effective interest method.

Advertising

Advertising costs are expensed as incurred. Advertising costs were approximately $1,640 and $2,907 for the three months ended March 31, 2011 and 2010, respectively, and are included in sales and marketing expense on the accompanying statements of operations.

Research and Development Costs

Research and Development costs are expensed as incurred.

Income Taxes

The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the statement of financial position. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2007 through 2010.

Preferred Stock

The Company accounts for its preferred stock under the provisions of Accounting Standards Codification on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability or temporary equity if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

All or any number of the Series B, Series C, and Series D preferred stock may become redeemable by a majority of preferred shareholder approval at any time after January 7, 2015 at a redemption price determined in accordance with the Certificate of Incorporation, plus accrued and unpaid dividends. The Company has determined that its Series B, Series C, and Series D preferred stock requires temporary equity classification as its obligation to redeem these instruments are outside the control of the Company. Permanent equity classification is not currently applicable as the preferred stock is not currently redeemable but may become so in the future.

Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification on Derivatives and Hedging, which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, including freestanding warrants, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. An evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Fair Value of Financial Instruments

The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

Level 1—Valuation based on quoted market prices in active markets for identical assets and liabilities.

Level 2—Valuation based on quoted market prices for similar assets and liabilities in active markets.

Level 3—Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The Company uses the market approach to measure fair value of its Level 1 financial assets, which include cash equivalents of $12,372 and $12,459 at March 31, 2011 and December 31, 2010, respectively. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses. The fair value of the Company’s long-term debt approximates its carrying value based upon current rates available to the Company.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

The Company’s Level 3 financial liabilities measured at fair value consisted of the warrant liability as of March 31, 2011. A reconciliation of the beginning and ending fair value of the warrant liability is as follows:

Warrant Liability
Balance at December 31, 2010	$2,669,815
Change in fair value	119,460

Balance at March 31, 2011	$2,789,275

Stock-Based Compensation

Stock-based compensation cost related to stock options granted under the 2002 Stock Option Plan (the “Plan”—see Note 9) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. The Company estimates the fair value of each option award issued under the Plan on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company used the following assumptions for options granted during the three months ended March 31:

2011
Expected term (in years)	4.0
Expected volatility	55.0%
Weighted average volatility	55.0%
Risk free rate	1.47% - 1.72%
Expected dividends	0.0%

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods. The Company did not apply a forfeiture allocation to its unvested options outstanding during the three months ended March 31, 2011 as they were deemed insignificant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

4.	Going Concern and Management’s Plans

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses from operations since inception and has an accumulated deficit of $40.9 million at March 31, 2011. The Company expects to continue to incur operating losses in 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. Management has taken actions to raise additional capital, reduce operating expenses and reduce capital expenditures. These actions include restructuring operations to more closely align operating costs with revenues. Additionally, the Company began negotiations on a pending merger transaction (see Note 12) that could result in increased funding and better liquidity. Should that transaction experience delays or fail to reach a close, it could have adverse effects on the Company’s liquidity position and the Company may not be able to continue as a going concern.

5.	Property and Equipment

Property and equipment consist of the following:

	March 31, 2011	December 31, 2010
	(unaudited)
Furniture and equipment	$514,573	$514,573
Leasehold improvements	42,564	42,564
Processing equipment	988,716	988,716
Less: accumulated depreciation and amortization	(1,120,240)	(1,045,111)

Property and equipment	$425,613	$500,742

6.	Intangible Assets

The Company’s intangible assets consist of the following:

	March 31, 2011	December 31, 2010
	(unaudited)
License agreements	$844,455	$833,481
Patents	35,808	28,801
Less: accumulated amortization	(235,187)	(224,511)

Intangible assets, net	$645,076	$637,771

License agreements are being amortized over periods ranging from 17-20 years. Patent costs are not amortizable as all costs are associated with pending patents. Amortization expense for the three months ended March 31, 2011 and 2010 was approximately $10,676 and $10,546, respectively. As of March 31, 2011, future amortization of license agreements is expected to be approximately $35,000 for the remainder of fiscal 2011, $46,000 from 2012 through 2016 and approximately $345,000 thereafter.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

License Agreements

The Company has entered into multiple license agreements (the “License Agreements”) with the University of Florida Research Foundation (“UFRF”), University of Texas at Austin (“UTA”) and Emory University (“Emory”). Under the terms of the License Agreements, the Company acquired exclusive worldwide licenses for underlying technology used in repairing and regenerating nerves. The licensed technologies include the rights to issued patents and patents pending in the United States and international markets. The effective term of the license agreements extends through the term of the related patents and the agreements may be terminated by the Company with 60 days prior written notice. Additionally, in the event of default, licensors may terminate an agreement if the Company fails to cure a breach after written notice. The License Agreements contain the key terms listed below:

•	pay annual license maintenance fees, some of which may be credited against future royalty payments;

•

pay royalty fees of 1% to 3% based on net sales of licensed products, the level depending on the agreement, which may include a minimum quarterly royalty payment with discounts off royalty rates when royalty stacking applies;

•	pay a percentage of sublicense fees received;

•	reimburse certain legal expenses incurred for patent prosecution and defense; and

•	other payments of various amounts based on achieving certain milestones.

7.	Long-Term Debt

Long-term debt consists of the following:

	March 31, 2011	December 31, 2010
	(unaudited)
Loan and Security Agreement with a financial institution for $5,000,000 with 15.5% interest (at December 31, 2010), payable monthly; principal payable in full on October 1, 2011 (as amended—see Note 14), collateralized by all the assets of the Company and subject to no financial covenant restrictions.	$3,155,238	$3,155,238
Loan and Security Agreement with financial institution for $2,500,000 with 15.5% interest (at December 31, 2010) payable monthly; principal payable in full on October 1, 2011 (as amended—see Note 14), collateralized by all the assets of the Company and subject to no financial covenant restrictions.	1,577,619	1,577,619
2010 Related Party Convertible Debt with 8.0% interest; principal and interest payable in full on June 30, 2013; subordinated to the Loan and Security Agreements; collateralized by a third lien on certain property.	1,338,455	1,338,455
2010 Convertible Debt with 8.0% interest; principal and interest payable in full on June 30, 2013; subordinated to the Loan and Security Agreements; collateralized by a third lien on certain property.	2,359,091	2,359,091

Total debt	8,430,403	8,430,403
Less unamortized debt discount	(2,858)	(11,436)
Less current portion	8,427,545	8,418,967

Long-term portion	$—	$—

AxoGen Corporation

Notes to Financial Statements

(unaudited)

Loan and Security Agreements and Warrants

Upon issuance of the Loan and Security Agreements, the Company recorded $155,556 in deferred financing costs which are being amortized through interest expense on the accompanying statements of operations over the life of the term note. Amortization of the deferred financing costs was $12,963 and $10,473 for the three months ended March 31, 2011 and 2010, respectively.

In conjunction with the issuance of the Loan and Security Agreements, the Company also issued warrants to purchase a combined 280,803 shares of the Company’s Series C Preferred Stock, immediately exercisable at $0.7345 per share, expiring on May 1, 2018. The fair value of the warrants was recorded as debt discount and is being amortized through interest expense using the effective interest method over the term of the debt, of which $2,858 was unamortized as of March 31, 2011. Amortization of this debt discount was $8,578 and $8,577 during the three months ended March 31, 2011 and 2010, respectively.

During 2010, the Company executed six amendments to the Loan and Security Agreements, resulting in the issuance of a total of 28,561,272 additional warrants for the purchase of the Company’s Series D preferred stock, immediately exercisable at $0.1198 per share, expiring on varying dates during the year 2020. The total fair value of the warrants of $2,160,879 was recorded as deferred financing costs during 2010 and is being amortized through interest expense—deferred financing costs on the accompanying statement of operations. The Company recognized $1,014,825 in amortization of these costs for the three months ended March 31, 2011. See additional discussion related to the accounting for the warrants at Note 9.

As discussed further in Note 13, the Company entered into a seventh amendment to the Loan and Security Agreements.

2009 Convertible Debt and Warrants

The 2009 Convertible Debt was initially convertible automatically into shares of conversion stock, defined in the agreement as a future “qualified next equity financing,” or its Series C preferred stock. The debt was also convertible at the option of the Company in the event of a future equity financing which was not considered a “qualified next equity financing”. The conversion price was defined as the per share purchase price of the applicable equity financing which results in the conversion of the debt, or $0.734 per share if converted into Series C preferred stock.

Upon issuance of the 2009 Convertible Debt, the Company recorded a total of $49,639 in debt issuance costs. These costs are included in deferred financing costs in the accompanying balance sheet and are being amortized through interest expense on the accompanying statements of operations over the debt term. Amortization of the debt issuance costs was $41,696 for the three months ended March 31, 2010 as a result of the conversion of the debt in full into Series D preferred stock during January 2010.

In conjunction with the issuance of the 2009 Convertible Debt, the Company also issued warrants, initially for the purchase of 4,368,948 shares of the Company’s Series C Preferred Stock, immediately exercisable at $0.7345 per share, expiring on August 31, 2014. The fair value of the warrants of $74,272 was recorded as debt discount and is being amortized through interest expense using the effective interest method over the term of the debt. This debt discount was expensed in full through interest expense in 2010 as a result of the conversion of the associated debt, as noted below. The lenders paid additional consideration totaling $5,234 for the purchase of the warrants. As a result of the Company’s subsequent issuance of its Series D preferred stock on January 7, 2010, the warrants became exercisable for the purchase of Series D preferred stock at $0.1198 per share. All other terms of the warrants remained unchanged. See additional discussion related to the accounting for the warrants at Note 9.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

As a result of the Company’s closing on the sale of its Series D preferred stock on January 7, 2010, all of the $2,617,000 in principal under the 2009 Convertible Debt, along with $73,994 in accrued and unpaid interest, was converted into 22,462,387 shares of the Series D preferred stock at a rate of $0.1198 per share.

2010 Convertible Debt and Warrants

The 2010 Convertible Debt is convertible automatically into shares of conversion stock, defined in the agreement as a future “qualified next equity financing”, or its Series C preferred stock. The debt is also convertible at the option of the Company in the event of a future equity financing which is not considered a “qualified next equity financing”. The conversion price is 65% of the price per share paid at the next equity financing, as defined in the agreement.

Upon issuance of the 2010 Convertible Debt, the Company recorded a total of $122,900 in deferred financing costs which are being amortized through interest expense on the accompanying statements of operations over the debt term. Amortization of the deferred financing costs was $31,379 for the three months ended March 31, 2011.

In conjunction with the issuance of the 2010 Convertible Debt, the Company also issued warrants, for the purchase of shares of the Company’s next private equity financing. To date, the securities underlying the warrants, the number of shares exercisable, and the exercise price have not been determined since the next private equity financing has not been consummated.

8.	Stockholders’ Deficit and Temporary Equity

Classes of Stock

The Company has authorized 133,000,000 shares of common stock with a $.00001 par value.

The Company has authorized 103,408,891 shares of preferred stock with a $.00001 par value which the Board of Directors is empowered to designate and issue in different series. At March 31, 2011, the Board of Directors had designated and issued 2,544,750 shares of Series A Preferred Stock; 17,065,217 shares of Series B Preferred Stock; 16,798,924 shares of Series C Preferred Stock and 67,000,000 shares of Series D Preferred Stock.

Series A Convertible Preferred Stock

In 2004, the Company issued 2,544,750 shares of Series A Convertible Preferred Stock (“Series A”) at $0.4421 per share for an aggregate price of $1,125,000. No dividends accrue or are payable on the Series A, except upon the declaration of dividends on the Company’s common stock, payable at a rate per share of Series A equal to the amount the holder would be entitled to receive had all of the Series A been converted to common stock. Upon liquidation, Series A holders have preference to any distribution of any of the assets of the Company to the holders of Common Stock after Series B, Series C, and Series D preferences have been paid. Series A has no redemption option. Each share of Series A is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of March 31, 2011 is equal to the purchase price of $0.4421. The conversion price is subject to adjustment, as defined. The only election right for Series A is to vote along with common stockholders to elect two directors to the Board. Each share of Series A has voting rights equal to the number of common shares as if converted.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

Series B Convertible Preferred Stock

In 2006, the Company issued 16,847,826 shares of Series B Convertible Preferred Stock (“Series B”) at $0.46 per share for an aggregate price of $7,750,000. The holders of the Series B are entitled to receive a cash dividend in preference over common and Series A stockholders of the Company at a rate of 8% of the issued price, per annum. Upon liquidation, the Series B holders have preference to any distributions of any of the Company’s assets equal to the Preferred Original Issue Price plus any unpaid dividends after Series C and Series D preferences have been paid. At any time on or after January 7, 2015, the Series B stockholders have the right to redeem shares equal to the redemption price upon written request of at least 55% of the holders of Series B. Each share of Series B is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of March 31, 2011 is equal to the purchase price of $0.46. The conversion price is subject to adjustment, as defined. The holders of a majority of the Series B, C and D Preferred Stock have the right to elect three directors to the Board. Also, Series B, C and D will vote together with Series A and common stockholders to elect two directors to the Board. Each share of Series B, C and D has voting rights equal to the number of common shares as if converted.

The Company is accreting dividends on the Series B, based on the stated dividend rate of 8% per annum. The Series B dividends accreted for the three months ended March 31, 2011 was $110,849. A total of $2,971,123 in Series B dividends have been accreted as of March 31, 2011 and are reflected as dividends payable on the accompanying balance sheet.

On June 11, 2010, 7,065,217 shares of Series B, representing $3,250,000, were converted into 7,065,217 shares of the Company’s common stock at the election of the stockholder.

Series C Convertible Preferred Stock

In 2007, the Company issued 16,518,121 shares of Series C Convertible Preferred Stock (“Series C”) at $0.7345 per share for an aggregate purchase price of $12,132,559. The holders of the Series C are entitled to receive a cash dividend in preference over common, Series A and Series B stockholders of the Company at a rate of 8% of the issued price, per annum. Upon liquidation, the Series C holders have preference to any distributions of any of the Company’s assets equal to the Preferred Original Issue Price plus any unpaid dividends after Series D preferences have been paid. At any time on or after January 7, 2015, the Series C shareholders have the right to redeem shares equal to the redemption price upon written request of at least 60% of the holders of Series C. Each share of Series C is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of March 31, 2011 is equal to the purchase price of $0.7345. The conversion price is subject to adjustment, as defined. The holders of a majority of the Series B, C and D have the right to elect three directors to the Board. Also, Series B, C and D will vote together with Series A and common stockholders to elect two directors to the Board. Each share of Series B, C and D has voting rights equal to the number of common shares as if converted.

The Company is accreting dividends on the Series C, based on the stated dividend rate of 8% per annum. The dividends accreted for the three months ended March 31, 2011 was $187,601. A total of $3,077,723 in Series C dividends have been accreted as of March 31, 2011 and are reflected as dividends payable on the accompanying balance sheet.

On June 11, 2010, 5,445,882 shares of Series C, representing $4,000,000, were converted into 5,445,882 shares of the Company’s common stock at the election of the stockholder.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

Series D Preferred Stock and Warrants

On January 7, 2010, the Company issued 39,156,876 shares of Series D Preferred Stock (“Series D”) at $0.1198 per share for an aggregate price of $4,661,326, net of issuance costs of $29,667. Of the total shares issued, 16,694,489 shares were issued for $2,000,000 in cash. The remaining 22,462,387 shares were issued in conjunction with the conversion of $2,617,000 of principal and $73,994 of accrued and unpaid interest under the 2009 Convertible Debt (see Note 7). The holders of the Series D are entitled to receive a cash dividend in preference over all other stockholders of the Company at a rate of 8% of the issued price, per annum. Upon liquidation, the Series D holders have preference to any distributions of any of the Company’s assets equal to the Preferred Original Issue Price plus any unpaid dividends. At any time on or after January 7, 2015, the Series D shareholders have the right to redeem shares equal to the redemption price upon written request of at least 66 2/3% of the holders of Series D. Each share of Series D is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of March 31, 2011 is equal to the purchase price of $0.1198. The conversion price is subject to adjustment, as defined. The holders of a majority of the Series B, C and D have the right to elect three directors to the Board. Also, Series B, C and D will vote together with Series A and common stockholders to elect two directors to the Board. Each share of Series B. C and D has voting rights equal to the number of common shares as if converted.

The Company is accreting dividends on the Series D, based on the stated dividend rate of 8% per annum. Dividends accreted during the three months ended March 31, 2011 were $77,329. A total of $375,311 in Series D dividends have been accreted as of March 31, 2011 and are reflected as dividends payable on the accompanying balance sheet.

On June 11, 2010, 9,000,617 shares of Series D, representing $1,078,274, were converted into 9,000,617 of the Company’s common stock at the election of the stockholder.

In conjunction with the issuance of the Series D, the Company also issued warrants for the purchase of 8,347,236 shares of the Company’s Series D Preferred Stock, immediately exercisable at $0.1198 per share, expiring on January 7, 2015. The investors paid additional consideration totaling $10,000 for the purchase of the warrants. The warrants are considered offering costs related to the Series D issuance and their fair value of $517,529 was recorded net against proceeds on the issuance on the stock during fiscal 2010.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

9.	Preferred Stock Warrants and Warrant Liability

Preferred Stock Warrants

At March 31, 2011, the Company had outstanding warrants to purchase the Company’s Series C and Series D preferred stock which were issued in connection with certain financing arrangements and amendments to existing financing arrangements. Information relating to these warrants is summarized as follows:

Warrants	Remaining Number Outstanding	Exercise Price
Series C Warrants-Loan and Security Agreements	280,803	$0.7345
Series D Warrants-2009 Convertible Debt	4,368,948	$0.1198
Series D Warrants-Series D Preferred Stock Issuance	8,347,236	$0.1198
*Series D Warrants-1st Amendment	6,243,362	$0.1198
*Series D Warrants-2nd Amendment	8,694,558	$0.1198
*Series D Warrants-3rd Amendment	4,462,227	$0.1198
*Series D Warrants-5th Amendment	2,260,440	$0.1198
*Series D Warrants-6th Amendment	6,900,685	$0.1198

Total	41,558,259

*	Warrants issued to lenders in conjunction with amendments to the Loan and Security Agreements (see Note 7).

Warrant Liability

The warrants issued in conjunction with the Loan and Security Agreements (see Note 7) are issuable for Series C preferred stock. The warrants issued in connection with the 2009 Convertible Debt (see Note 7) and the Series D Preferred Stock (see Note 9) are issuable for Series D preferred stock. Both the Series C and Series D preferred stock are considered contingently redeemable based on the stockholders’ right to redeem the shares on or after January 7, 2015. In accordance with Accounting Standards Codification on Distinguishing Liabilities from Equity, since the warrants are indexed to contingently redeemable securities of the Company, they are classified as liabilities upon issuance. As liability classified derivative financial instruments, the warrants are initially and subsequently required to be measured at their fair values as defined in Accounting Standards Codification on Fair Value Measurement.

The change in fair value of the warrants between each reporting period is recorded in the statements of operations and was estimated by the Company using a binomial lattice valuation model. The following assumptions were incorporated into the valuations during the three months ended March 31, 2011:

Three Months Ended March 31, 2011
Exercise price	$0.1198 – $0.7345
Market value of stock at end of period	$0.01
Expected dividend rate	0.00%
Expected volatility	39.77% – 66.22%
Risk-free interest rate	0.09% – 3.47%
Expected life in years	3.40 – 9.90
Shares underlying warrants outstanding classified as liabilities	41,558,259

AxoGen Corporation

Notes to Financial Statements

(unaudited)

The Company recorded expense of $119,460 and $216,852 for the three months ended March 31, 2011 and 2010, respectively, as a result of the change in the fair value of warrant liability between reporting periods which is recorded in other income (expense) on the statements of operations. The total balance of the warrant liability on the accompanying balance sheet as of March 31, 2011 was $2,789,275.

10.	Stock Options

The Company has a 2002 Stock Option Plan (the Plan), which allows for issuance of incentive stock options and non-qualified stock options to employees, directors and consultants at an exercise price equal to or greater than fair market value. Under the provisions of the Plan, the Company authorized for issuance 18,144,688 options for the purchase of common shares. As of March 31, 2011, 1,235,947 options were available for issuance. The options to employees typically vest 12.5% every six months over a four-year period. Options issued to consultants vest over the service period ranging from three to ten years. All options are exercisable for a term of ten years.

The following is a summary of stock option activity:

	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2010	12,010,156	$0.01	8.62
Granted	2,101,509	0.01

Outstanding at March 31, 2011	14,111,665	$0.01	7.93

The average fair value of options granted at market during the three months ended March 31, 2011 was $0.01 per option.

Stock-based compensation expense was $30,000 and $66,000 for the three months ended March 31, 2011 and 2010, respectively. Total future stock compensation expense related to nonvested awards is expected to be approximately $18,000 at March 31, 2011. The following table represents non-vested share-based payment activity with employees for the three months ended March 31, 2011:

	Number of Options	Weighted Average Grant Date Fair Value
Nonvested options—December 31, 2010	8,734,778	$0.01
Granted	2,101,509	0.01
Vested	(24,375)	0.01

Nonvested options—March 31, 2011	10,811,912	$0.01

11.	Related Party Transactions

The Chairman of the Board of Directors is a member of an investment company which owns 904,800 shares of Series A and 204,221 shares of Series C. The Company has license agreements and research agreements with the University of Florida and Emory who have been issued shares of the Company’s common stock as part of those agreements. The CEO of the Company owns 68,074 shares of Series C and 175,292 shares of Series D which were purchased with her personal funds. The Director of Sales owns 68,074 shares of Series C which were purchased with his personal funds.

AxoGen Corporation

Notes to Financial Statements

(unaudited)

12.	Subsequent Events

The Company has evaluated events and transactions occurring subsequent to March 31, 2011 as of June 10, 2011, which is the date the financial statements were available to be issued. No other material events have occurred since March 31, 2011 that require recognition or disclosure in the financial statements except as follows:

Seventh Amendment to Loan and Security Agreements

On April 11, 2011, the Company entered into a waiver and seventh amendment (the “Amendment”) to the Loan and Security Agreements discussed in Note 7. The Amendment waives the event of default resulting from the failure to pay the balance due under the Loan and Security Agreements by March 31, 2011, increases the annual interest rate to 18% beginning April 1, 2011, and extends the maturity to the earlier of an acquisition event (including the Reverse Merger), or October 1, 2011. In connection with the Amendment, an event of default would occur if the Company fails to receive proceeds from equity and/or convertible subordinated debt financings of at least $2.5 million by May 31, 2011 and an additional $2.5 million by August 31, 2011. The warrants issued to the holders of the Loan and Security Agreements (see Note 9) will expire upon the effective date of the Reverse Merger provided it occurs prior to September 30, 2011. The Company obtained the required debt financing by May 31, 2011 as noted below.

Subordinated Convertible Notes Payable

On May 3, 2011, the Company issued an 8% convertible note payable for $500,000 to LecTec Corporation (“LecTec”) related to the Merger Agreement discussed below. On May 31, 2011, the Company issued additional convertible notes payable under the same terms of which $2,000,000 was issued to LecTec and $500,000 was issued to existing debt holders. The notes are collateralized by all assets of the Company and subordinated to the Company’s Loan and Security Agreements (see Note 7). Principal and interest accrued under the note is due upon the earlier of June 30, 2013 or a change in control other than in connection with the Merger Agreement discussed below. Immediately prior to the closing of the merger, the notes held by investors other than LecTec will automatically convert into the Company’s common stock which will then be exchanged for LecTec common stock under the terms of the Merger Agreement.

Merger Agreement

On May 31, 2011 the Company entered into an Agreement and Plan of Merger with LecTec Corporation, a publicly traded company, whereby, the Company will be the surviving corporation and will continue its business as a wholly-owned subsidiary of LecTec. Pursuant to the terms of the Merger Agreement, upon the closing of the merger, each share of the Company’s common stock that is issued and outstanding at such time will be cancelled and converted into the right to receive 0.03663996 shares of LecTec’s common stock. It is expected that 6,664,142 shares of Lectec’s common stock will be issued in exchange for the stock of the Company assuming the conversion of all of the Company’s outstanding convertible securities and exercise of all the Company’s stock options. In addition, current security holders of the Company have agreed to purchase, immediately following the Merger, an additional 416,509 shares of Company common stock at a price per share of $2.40. Upon consummation of these transactions, current stockholders of the Company will own approximately 60% of the LecTec’s common stock on a fully diluted basis.

The consummation of the merger is subject to customary conditions and the transaction is subject to the approval of the Company’s and LecTec’s shareholders. Subject to the satisfaction of these conditions, the Company anticipates that the merger will close in the third quarter of 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

AxoGen Corporation

We have audited the accompanying balance sheets of AxoGen Corporation as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AxoGen Corporation at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s recurring losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

May 25, 2011

Orlando, Florida

AxoGen Corporation

Balance Sheets

December 31,	2010	2009
Assets
Current:
Cash and cash equivalents	$1,799,048	$282,801
Accounts receivable	407,350	293,108
Inventory	1,902,789	2,574,611
Prepaid expenses	66,437	104,169
Deferred financing costs, current	1,083,630	—

Total current assets	5,259,254	3,254,689
Property and equipment, net	500,742	807,061
Intangible assets	637,771	612,594
Deferred financing costs, non-current	—	95,113
Other assets	8,000	8,000

	$6,405,767	$4,777,457

See notes to financial statements.

AxoGen Corporation

Balance Sheets

December 31,	2010	2009
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$967,896	$931,861
Current portion of long-term debt, related party	1,338,455	—
Current portion of long-term debt, less debt discount	7,080,512	—

Total current liabilities	9,386,863	931,861
Long-term debt, related party, less current portion and debt discount	—	2,542,728
Long-term debt, less current portion and debt discount	—	4,687,112
Preferred stock dividends payable	6,048,378	4,482,017
Warrant liability	2,669,815	69,589

Total liabilities	18,105,056	12,713,307

Commitments and contingencies	—	—
Temporary equity:
Series B convertible preferred stock, $.00001 par value; 17,065,217 shares authorized; 9,782,609 and 16,847,826 shares issued and outstanding	4,243,948	7,493,948
Series C convertible preferred stock, $.00001 par value; 16,798,924 shares authorized; 11,072,239 and 16,518,121 shares issued and outstanding	8,092,568	12,092,568
Series D convertible preferred stock, $.00001 par value; 67,000,000 share authorized; 30,156,259 shares issued and outstanding	3,075,523	—

Total temporary equity	15,412,039	19,586,516

Stockholders’ deficit:
Series A convertible preferred stock, $.00001 par value; 2,544,750 shares authorized, issued and outstanding	1,125,000	1,125,000
Common stock, $.00001 par value; 133,000,000 shares authorized; 32,345,449 and 10,441,401 shares issued and outstanding	323	104
Additional paid-in capital	9,946,713	1,427,277
Accumulated deficit	(38,183,364)	(30,074,747)

Total stockholders’ deficit	(27,111,328)	(27,522,366)

	$6,405,767	$4,777,457

See notes to financial statements.

AxoGen Corporation

Statements of Operations

Year ended December 31,	2010	2009
Revenues	$3,004,445	$3,527,679
Cost of goods sold	1,378,936	3,320,796

Gross profit	1,625,509	206,883

Costs and expenses:
Sales and marketing	1,360,018	1,513,834
Research and development	157,541	281,615
Salaries, wages and related costs	3,034,732	4,456,212
General and administrative	1,342,512	1,965,476
Depreciation and amortization	212,276	212,320

Total costs and expenses	6,107,079	8,429,457

Loss from operations	(4,481,570)	(8,222,574)

Other income (expense):
Interest income	—	75,238
Interest expense	(814,994)	(728,319)
Interest expense—deferred financing costs	(1,322,413)	(56,264)
Gain from termination of distribution agreement	—	1,119,094
Change in fair value of warrant liability	78,306	107,607
Other income (expense)	(1,584)	4,220

Total other income (expense)	(2,060,685)	521,576

Net loss	$(6,542,255)	$(7,700,998)

See notes to financial statements.

AxoGen Corporation

Statements of Stockholders’ Deficit

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2008	2,544,750	$1,125,000	10,082,831	$101	$1,273,323	$(20,783,144)	$(18,384,720)
Issuance of warrants with debt	—	—	—	—	5,234	—	5,234
Stock-based compensation	—	—	—	—	207,991	—	207,991
Vesting of prepaid stock option exercises	—	—	—	—	5,966	—	5,966
Exercise of stock options	—	—	358,570	3	37,687	—	37,690
Series B preferred stock dividends	—	—	—	—	—	(620,000)	(620,000)
Series C preferred stock dividends	—	—	—	—	—	(970,605)	(970,605)
Reclassification of warrant liability	—	—	—	—	(102,924)		(102,924)
Net loss	—	—	—	—	—	(7,700,998)	(7,700,998)

Balance, December 31, 2009	2,544,750	1,125,000	10,441,401	104	1,427,277	(30,074,747)	(27,522,366)
Stock-based compensation	—	—	—	—	187,458	—	187,458
Exercise of stock options	—	—	392,332	4	3,919	—	3,923
Conversion of Series B preferred stock	—	—	7,065,217	71	3,249,929	—	3,250,000
Conversion of Series C preferred stock	—	—	5,445,882	54	3,999,946	—	4,000,000
Conversion of Series D preferred stock	—	—	9,000,617	90	1,078,184	—	1,078,274
Series B preferred stock dividends	—	—	—	—	—	(483,725)	(483,725)
Series C preferred stock dividends	—	—	—	—	—	(784,655)	(784,655)
Series D preferred stock dividends	—	—	—	—	—	(297,982)	(297,982)
Net loss	—	—	—	—	—	(6,542,255)	(6,542,255)

Balance, December 31, 2010	2,544,750	$1,125,000	32,345,449	$323	$9,946,713	$(38,183,364)	$(27,111,328)

See notes to financial statements.

AxoGen Corporation

Notes to Financial Statements

Year ended December 31,	2010	2009
Cash flows from operating activities:
Net loss	$(6,542,255)	$(7,700,998)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	306,319	309,993
Amortization of intangible assets	46,828	44,024
Amortization of deferred financing costs	1,322,413	56,264
Amortization of debt discount	108,580	48,603
Stock-based compensation	187,458	207,991
Gain on termination of distribution agreement	—	(1,119,094)
Loss on sale of equipment	—	1,738
Change in fair value of warrant liability	(78,306)	(107,607)
Change in assets and liabilities:
Restricted cash	—	50,000
Accounts receivable	(114,242)	162,440
Inventory	671,822	1,153,855
Prepaid expenses	37,732	29,986
Accounts payable and accrued expenses	110,152	(246,763)
Deferred revenue	—	(159,240)

Net cash used for operating activities	(3,943,499)	(7,268,808)

Cash flows from investing activities:
Purchase of property and equipment	—	(21,858)
Acquisition of intangible assets	(72,005)	(96,819)

Net cash used for investing activities	(72,005)	(118,677)

Cash flows from financing activities:
Proceeds from issuance of Series D preferred stock and warrants, net	1,980,332	—
Proceeds from issuance of long-term debt and warrants, net	3,697,547	2,622,234
Repayment of long-term debt	—	(2,551,612)
Debt issuance costs	(150,051)	(22,611)
Proceeds from stock option exercises	3,923	37,690

Net cash provided by financing activities	5,531,751	85,701

Net increase (decrease) in cash and cash equivalents	1,516,247	(7,301,784)
Cash and cash equivalents, beginning of year	282,801	7,584,585

Cash and cash equivalents, end of year	$1,799,048	$282,801

Supplemental disclosures of cash flow activity:
Cash paid for interest	$812,104	$582,726
Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible debt into Series D preferred stock	$2,690,994	$—
Conversion of preferred stock into common stock	8,328,274	—
Accretion of dividends of Series B preferred stock	483,725	620,000
Accretion of dividends of Series C preferred stock	784,654	970,605
Accretion of dividends of Series D preferred stock	297,982	—
Reclassification of warrant liability	—	102,924
Warrants issued with Series D preferred stock	517,529	—
Deferred financing costs related to warrants issued with debt	2,160,879	—
Debt discount related to warrants issued with debt	—	74,292
Vesting of prepaid stock option exercises	—	5,966

See notes to financial statements.

AxoGen Corporation

Notes to Financial Statements

1.	Organization and Business

AxoGen Corporation (the “Company” or “AxoGen”), located in Alachua, Florida, was formed on November 12, 2002 as a Florida corporation and reincorporated as a Delaware corporation on June 13, 2006. AxoGen is an innovative company focused on the development and commercialization of peripheral nerve grafting and nerve regeneration and repair technologies. The Company has licensed patented and patent-pending technologies from the University of Florida, the University of Texas and Emory University and has developed a portfolio of products for the surgical reconstruction of peripheral nerves including Avance Nerve Graft, AxoGuard Nerve Connector and AxoGuard Nerve Protector. The Company is bringing the science of nerve repair to life through innovative technologies.

2.	Summary of Significant Accounting Policies

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred and there is a reasonable assurance of collection of the sales proceeds. Revenues for processed tissue are recognized when the tissue is delivered to the customer, at which time title passes to the customer. Once product is delivered, the Company has no further performance obligations. Delivery is defined as delivery to a customer location or segregation of product into a contracted distribution location. At such time, this product cannot be sold to any other customer. Fees charged to customers for storage and shipping of processed tissue are recognized as revenues when processed tissue is shipped to the customer or end user.

Cash and Cash Equivalents and Concentration

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company’s non-interest bearing cash balances may again exceed federally insured limits. There were no interest-bearing amounts on deposit in excess of federally insured limits at December 31, 2010 and 2009.

In 2008 and 2009, the Company was party to a long-term agreement to supply nerve grafts to a single distribution customer. Until May 2009, the majority of the nerve graft production was performed on behalf of this customer. As a result, the majority of the 2009 nerve graft revenue was derived from sales to this customer under the contractual obligations of the agreement, which was primarily generated through June 2009. In July 2009, the Company transitioned to direct sales to its customers. Sales to the distribution customer comprised 51.2% of the Company’s revenue for the year ended December 31, 2009. On February 26, 2010, the Company and the customer mutually agreed to terminate the agreement for distribution services. Subsequent to the termination of this agreement, the Company began servicing the majority of its customers on a direct basis thus eliminating the credit risk of relying on a single customer.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for

AxoGen Corporation

Notes to Financial Statements

doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 40 days. As of December 31, 2010 and 2009, there were no amounts deemed uncollectible and there was no allowance for doubtful accounts recorded.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

Inventories

Inventories are comprised of implantable nerve grafts, tissue and supplies that are valued at the lower of cost (first-in, first-out) or market and consist of the following:

December 31,	2010	2009
Finished goods	$1,081,489	$1,237,031
Work in process	319,293	538,659
Raw materials	502,007	798,921

	$1,902,789	$2,574,611

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and equipment	2-5 years
Leasehold improvements	5 years
Processing equipment	5-7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense. Depreciation and amortization expense for the years ended December 31, 2010 and 2009 was $306,319 and $309,993, respectively.

Intangible Assets

Intangible assets consist primarily of license agreements for exclusive rights to use various patented and patent-pending technologies described in Note 5 and other costs related to the license agreements, including patent prosecution and protection costs. Such costs are capitalized and amortized on a straight-line basis over the underlying terms of the license agreements, ranging from 17 to 20 years.

Impairment of Long-lived Assets, Including License Agreements

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and

AxoGen Corporation

Notes to Financial Statements

used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. No impairment has been recognized during 2010 and 2009.

Deferred Financing Costs

The Company capitalizes all third-party costs incurred, including equity-based payments, associated with the issuance of long-term debt. The costs are amortized to interest expense over the term of the debt using the effective interest method.

Advertising

Advertising costs are expensed as incurred. Advertising costs were approximately $6,000 and $27,000 for the years ended December 31, 2010 and 2009, respectively, and are included in sales and marketing expense on the accompanying statements of operations.

Research and Development Costs

Research and Development costs are expensed as incurred.

Deferred Revenue and Gain on Termination of Distribution Agreement

The Company had entered into a long-term agreement to supply nerve grafts to a single distribution customer. As per this agreement, the customer paid an up-front fee of $1,500,000 to the Company, as consideration for exclusive distribution servicing of the products, which was recorded as deferred revenue. The Company agreed to repay the up-front fee to the servicer by discounting future service fees by 10% until the date that the Company has granted discounts aggregating the full amount of the up-front fee repayment obligation. On February 26, 2010, the Company and the customer mutually agreed to terminate the agreement whereby releasing the Company from the repayment obligation. The remaining balance of deferred revenue of $1,119,094 was amortized to gain from termination of distribution agreement in the accompanying statement of operations during the year ended December 31, 2009.

Income Taxes

The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the statement of financial position. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2007 through 2010.

AxoGen Corporation

Notes to Financial Statements

Preferred Stock

The Company accounts for its preferred stock under the provisions of Accounting Standards Codification on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability or temporary equity if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur.

All or any number of the Series B, Series C, and Series D preferred stock may become redeemable by a majority of preferred shareholder approval at any time after January 7, 2015 at a redemption price determined in accordance with the Certificate of Incorporation, plus accrued and unpaid dividends. The Company has determined that its Series B, Series C, and Series D preferred stock requires temporary equity classification as its obligation to redeem these instruments are outside the control of the Company. Permanent equity classification is not currently applicable as the preferred stock is not currently redeemable but may become so in the future.

Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification on Derivatives and Hedging, which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, including freestanding warrants, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. An evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Fair Value of Financial Instruments

The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

Level 1—Valuation based on quoted market prices in active markets for identical assets and liabilities.

Level 2—Valuation based on quoted market prices for similar assets and liabilities in active markets.

Level 3—Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The Company uses the market approach to measure fair value of its Level 1 financial assets, which include cash equivalents of $12,459 and $12,661 at December 31, 2010 and 2009, respectively. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

AxoGen Corporation

Notes to Financial Statements

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses. The fair value of the Company’s long-term debt approximates its carrying value based upon current rates available to the Company.

The Company’s Level 3 financial liabilities measured at fair value consisted of the warrant liability of $2,669,815 and $69,589 as of December 31, 2010 and 2009, respectively. A reconciliation of the beginning and ending fair value of the warrant liability is as follows:

Warrant Liability
Balance at December 31, 2009	$69,589
Issuance of warrants	2,678,506
Changes in fair value	(78,280)

Balance at December 31, 2010	$2,669,815

Stock-Based Compensation

Stock-based compensation cost related to stock options granted under the 2002 Stock Option Plan (the “Plan”—see Note 10) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. The Company estimates the fair value of each option award issued under the Plan on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company used the following assumptions for options granted during the years ended December 31:

	2010	2009
Expected term (in years)	5.0	4.0
Expected volatility	55.0%	55.0%
Weighted average volatility	55.0%	55.0%
Risk free rate	0.75% – 1.59%	1.43% – 2.30%
Expected dividends	0.0%	0.0%

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods. The Company did not apply a forfeiture allocation to its unvested options outstanding during the years ended December 31, 2010 and 2009 as they were deemed insignificant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

AxoGen Corporation

Notes to Financial Statements

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

The Series B and C convertible preferred stock of $7,493,948 and $12,092,568, respectively, included in the statement of stockholders’ equity as of December 31, 2008 was reclassified to temporary equity. Accordingly, total stockholders’ equity at December 31, 2008 was reduced by $19,586,516.

3.	Going Concern and Management’s Plans

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses from operations since inception and has an accumulated deficit of $38.2 million at December 31, 2010. The Company expects to continue to incur operating losses in 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. Management has taken actions to raise additional capital, reduce operating expenses and reduce capital expenditures. These actions include restructuring operations to more closely align operating costs with revenues. Additionally, the Company began negotiations on a pending merger transaction (see Note 14) that could result in increased funding and better liquidity. Should that transaction experience delays or fail to reach a close, it could have adverse effects on the Company’s liquidity position and the Company may not be able to continue as a going concern.

4.	Property and Equipment

Property and equipment consist of the following:

December 31,	2010	2009
Furniture and equipment	$514,573	$514,573
Leasehold improvements	42,564	42,564
Processing equipment	988,716	988,716
Less: accumulated depreciation and amortization	(1,045,111)	(738,792)

Property and equipment	$500,742	$807,061

For the years ended December 31, 2010 and 2009, depreciation and amortization expense on property and equipment was $306,319 and $309,993, respectively.

5.	Intangible Assets

The Company’s intangible assets consist of the following:

December 31,	2010	2009
License agreements	833,481	777,143
Patents	28,801	13,151
Less: accumulated amortization	(224,511)	(177,700)

Intangible assets, net	637,771	612,594

AxoGen Corporation

Notes to Financial Statements

License agreements are being amortized over periods ranging from 17-20 years. Patent costs are not amortizable as of December 31, 2010 as all costs are associated with pending patents. Amortization expense for the years ended December 31, 2010 and 2009, was approximately $47,000 and $44,000, respectively. Future amortization of license agreements for each of the next five years is expected to be approximately $46,000 and approximately $379,000 thereafter.

License Agreements

The Company has entered into multiple license agreements (the “License Agreements”) with the University of Florida Research Foundation (“UFRF”), University of Texas at Austin (“UTA”) and Emory University (“Emory”). Under the terms of the License Agreements, the Company acquired exclusive worldwide licenses for underlying technology used in reconstructing and regenerating nerves. The licensed technologies include the rights to issued patents and patents pending in the United States and international markets. The effective term of the license agreements extends through the term of the related patents and the agreements may be terminated by the Company with 60 days prior written notice. Additionally, in the event of default, licensors may terminate an agreement if the Company fails to cure a breach after written notice. The License Agreements contain the key terms listed below:

•	pay annual license maintenance fees, some of which may be credited against future royalty payments;

•

pay royalty fees of 1% to 3% based on net sales of licensed products, the level depending on the agreement, which may include a minimum quarterly royalty payment with discounts off royalty rates when royalty stacking applies;

•	pay a percentage of sublicense fees received;

•	reimburse certain legal expenses incurred for patent prosecution and defense; and

•	other payments of various amounts based on achieving certain milestones.

6.	Long-Term Debt

Long-term debt consists of the following:

December 31,	2010	2009
Loan and Security Agreement with a financial institution for $5,000,000 with 15.5% interest (at December 31, 2010), payable monthly; principal payable in full on October 1, 2011 (as amended—see Note 14), collateralized by all the assets of the Company and subject to no financial covenant restrictions.	$3,155,238	$3,155,238
Loan and Security Agreement with financial institution for $2,500,000 with 15.5% interest (at December 31, 2010) payable monthly; principal payable in full on October 1, 2011 (as amended—see Note 14), collateralized by all the assets of the Company and subject to no financial covenant restrictions.	1,577,619	1,577,619
2009 Related Party Convertible Debt with 8.0% fixed interest rate; converted into Series D convertible preferred stock during 2010.	—	2,617,000

AxoGen Corporation

Notes to Financial Statements

December 31,	2010	2009
2010 Related Party Convertible Debt with 8.0% interest; principal and interest payable in full on June 11, 2011; subordinated to the Loan and Security Agreements; collateralized by a third lien on certain property.	1,338,455	—
2010 Convertible Debt with 8.0% interest; principal and interest payable in full on June 11, 2011; subordinated to the Loan and Security Agreements; collateralized by a third lien on certain property.	2,359,091	—

Total debt	8,430,403	7,349,857
Less unamortized debt discount	(11,436)	(120,017)
Less current portion	(8,418,967)	—

Long-term portion	$—	$7,229,840

Loan and Security Agreements and Warrants

Upon issuance of the Loan and Security Agreements, the Company recorded $155,556 in deferred financing costs which are being amortized through interest expense on the accompanying statements of operations over the life of the term note. Amortization of the deferred financing costs was $61,531 and $51,852 for the years ended December 31, 2010 and 2009, respectively.

In conjunction with the issuance of the Loan and Security Agreements, the Company also issued warrants to purchase a combined 280,803 shares of the Company’s Series C Preferred Stock, immediately exercisable at $0.7345 per share, expiring on May 1, 2018. The fair value of the warrants was recorded as debt discount and is being amortized through interest expense using the effective interest method over the term of the debt, of which $11,436 and $45,745 was unamortized as of December 31, 2010 and 2009, respectively. Amortization of this debt discount was $34,308 and $48,603 during 2010 and 2009, respectively.

During 2010, the Company executed six amendments to the Loan and Security Agreements, resulting in the issuance of a total of 28,561,272 additional warrants for the purchase of the Company’s Series D preferred stock, immediately exercisable at $0.1198 per share, expiring on varying dates during the year 2020. The total fair value of the warrants of $2,160,879 was recorded as deferred financing costs during 2010 and is being amortized through interest expense—deferred financing costs on the accompanying statement of operations. The Company recognized approximately $1,180,000 in amortization of these costs for the year ended December 31, 2010. See additional discussion related to the accounting for the warrants at Note 9.

As discussed further in Note 14, the Company entered into a seventh amendment to the Loan and Security Agreements.

2009 Convertible Debt and Warrants

The 2009 Convertible Debt was initially convertible automatically into shares of conversion stock, defined in the agreement as a future “qualified next equity financing”, or its Series C preferred stock. The debt was also convertible at the option of the Company in the event of a future equity financing which was not considered a “qualified next equity financing”. The conversion price was defined as the per share purchase price of the applicable equity financing which results in the conversion of the debt, or $0.734 per share if converted into Series C preferred stock.

Upon issuance of the 2009 Convertible Debt, the Company recorded a total of $49,639 in debt issuance costs. These costs are included in deferred financing costs in the accompanying balance sheets and are being

AxoGen Corporation

Notes to Financial Statements

amortized through interest expense on the accompanying statements of operations over the debt term. Amortization of the debt issuance costs was $45,203 and $4,412 for the years ended December 31, 2010 and 2009, respectively.

In conjunction with the issuance of the 2009 Convertible Debt, the Company also issued warrants, initially for the purchase of 4,368,948 shares of the Company’s Series C Preferred Stock, immediately exercisable at $0.7345 per share, expiring on August 31, 2014. The fair value of the warrants of $74,272 was recorded as debt discount and is being amortized through interest expense using the effective interest method over the term of the debt. This debt discount was expensed in full through interest expense in 2010 as a result of the conversion of the associated debt, as noted below. The lenders paid additional consideration totaling $5,234 for the purchase of the warrants. As a result of the Company’s subsequent issuance of its Series D preferred stock on January 7, 2010, the warrants became exercisable for the purchase of Series D preferred stock at $0.1198 per share. All other terms of the warrants remained unchanged. See additional discussion related to the accounting for the warrants at Note 9.

As a result of the Company’s closing on the sale of its Series D preferred stock on January 7, 2010, all of the $2,617,000 in principal under the 2009 Convertible Debt, along with $73,994 in accrued and unpaid interest, was converted into 22,462,387 shares of the Series D preferred stock at a rate of $0.1198 per share.

2010 Convertible Debt and Warrants

The 2010 Convertible Debt is convertible automatically into shares of conversion stock, defined in the agreement as a future “qualified next equity financing”, or its Series C preferred stock. The debt is also convertible at the option of the Company in the event of a future equity financing which is not considered a “qualified next equity financing”. The conversion price is 65% of the price per share paid at the next equity financing, as defined in the agreement.

Upon issuance of the 2010 Convertible Debt, the Company recorded a total of $122,900 in deferred financing costs which are being amortized through interest expense on the accompanying statements of operations over the debt term. Amortization of the deferred financing costs was $35,679 for the year ended December 31, 2010.

In conjunction with the issuance of the 2010 Convertible Debt, the Company also issued warrants, for the purchase of shares of the Company’s next private equity financing. To date, the securities underlying the warrants, the number of shares exercisable, and the exercise price have not been determined since the next private equity financing has not been consummated.

7.	Commitments and Contingencies

Operating Leases

The Company leases its lab space under one-year lease agreements, currently expiring in September 2011. Its corporate office space lease agreement expires in March 2012. Approximate future minimum rental payments on the leases are as follows:

Year ending December 31,
2011	$148,000
2012	25,000

$173,000

Total rent expense for the Company’s leased office and lab space for the years ended December 31, 2010 and 2009 was approximately $178,000 and $185,000, respectively.

AxoGen Corporation

Notes to Financial Statements

Service Agreements

In 2008, the Company entered into a biostorage and management services agreement with a vendor. The agreement specifies monthly administration fees, storage fees based on volume, and retrieval fees per specimen based on lead times. The agreement can be terminated with 90 days written notice.

In 2009, the Company also entered into a two-year tissue processing agreement with another vendor. Tissue processing fees are based on a per donor batch rate. The agreement requires minimum annual purchases of $160,000 and either party may terminate this agreement with six month written notice.

8.	Stockholders’ Deficit and Temporary Equity

Classes of Stock

The Company has authorized 133,000,000 shares of common stock with a $.00001 par value.

The Company has authorized 103,408,891 shares of preferred stock with a $.00001 par value which the Board of Directors is empowered to designate and issue in different series. At December 31, 2010, the Board of Directors had designated and issued 2,544,750 shares of Series A Preferred Stock; 17,065,217 shares of Series B Preferred Stock; 16,798,924 shares of Series C Preferred Stock and 67,000,000 shares of Series D Preferred Stock.

Series A Convertible Preferred Stock

In 2004, the Company issued 2,544,750 shares of Series A Convertible Preferred Stock (“Series A”) at $0.4421 per share for an aggregate price of $1,125,000. No dividends accrue or are payable on the Series A, except upon the declaration of dividends on the Company’s common stock, payable at a rate per share of Series A equal to the amount the holder would be entitled to receive had all of the Series A been converted to common stock. Upon liquidation, Series A holders have preference to any distribution of any of the assets of the Company to the holders of Common Stock after Series B, Series C, and Series D preferences have been paid. Series A has no redemption option. Each share of Series A is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of December 31, 2010 is equal to the purchase price of $0.4421. The conversion price is subject to adjustment, as defined. The only election right for Series A is to vote along with common stockholders to elect two directors to the Board. Each share of Series A has voting rights equal to the number of common shares as if converted.

Series B Convertible Preferred Stock

In 2006, the Company issued 16,847,826 shares of Series B Convertible Preferred Stock (“Series B”) at $0.46 per share for an aggregate price of $7,750,000. The holders of the Series B are entitled to receive a cash dividend in preference over common and Series A stockholders of the Company at a rate of 8% of the issued price, per annum. Upon liquidation, the Series B holders have preference to any distributions of any of the Company’s assets equal to the Preferred Original Issue Price plus any unpaid dividends after Series C and Series D preferences have been paid. At any time on or after January 7, 2015, the Series B stockholders have the right to redeem shares equal to the redemption price upon written request of at least 55% of the holders of Series B. Each share of Series B is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of December 31, 2010 is equal to the purchase price of $0.46. The conversion price is subject to adjustment, as defined. The holders of a majority of the Series B, C and D Preferred Stock have the right to elect three directors to the Board. Also, Series B, C and D will vote together with Series A and common stockholders to elect two directors to the Board. Each share of Series B, C and D has voting rights equal to the number of common shares as if converted.

AxoGen Corporation

Notes to Financial Statements

The Company is accreting dividends on the Series B, based on the stated dividend rate of 8% per annum. The Series B dividends accreted for the years ended December 31, 2010 and 2009 were $483,725 and $620,000, respectively. A total of $2,860,274 in Series B dividends have been accreted as of December 31, 2010 and are reflected as dividends payable on the accompanying balance sheets.

On June 11, 2010, 7,065,217 shares of Series B, representing $3,250,000, were converted into 7,065,217 shares of the Company’s common stock at the election of the stockholder.

Series C Convertible Preferred Stock

In 2007, the Company issued 16,518,121 shares of Series C Convertible Preferred Stock (“Series C”) at $0.7345 per share for an aggregate purchase price of $12,132,559. The holders of the Series C are entitled to receive a cash dividend in preference over common, Series A and Series B stockholders of the Company at a rate of 8% of the issued price, per annum. Upon liquidation, the Series C holders have preference to any distributions of any of the Company’s assets equal to the Preferred Original Issue Price plus any unpaid dividends after Series D preferences have been paid. At any time on or after January 7, 2015, the Series C shareholders have the right to redeem shares equal to the redemption price upon written request of at least 60% of the holders of Series C. Each share of Series C is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of December 31, 2010 is equal to the purchase price of $0.7345. The conversion price is subject to adjustment, as defined. The holders of a majority of the Series B, C and D have the right to elect three directors to the Board. Also, Series B, C and D will vote together with Series A and common stockholders to elect two directors to the Board. Each share of Series B, C and D has voting rights equal to the number of common shares as if converted.

The Company is accreting dividends on the Series C, based on the stated dividend rate of 8% per annum. The dividends accreted for the years ended December 31, 2010 and 2009 were $784,654 and $970,605, respectively. A total of $2,888,074 in Series C dividends have been accreted as of December 31, 2010 and are reflected as dividends payable on the accompanying balance sheets.

On June 11, 2010, 5,445,882 shares of Series C, representing $4,000,000, were converted into 5,445,882 shares of the Company’s common stock at the election of the stockholder.

Series D Preferred Stock and Warrants

On January 7, 2010, the Company issued 39,156,876 shares of Series D Preferred Stock (“Series D”) at $0.1198 per share for an aggregate price of $4,661,326, net of issuance costs of $29,667. Of the total shares issued, 16,694,489 shares were issued for $2,000,000 in cash. The remaining 22,462,387 shares were issued in conjunction with the conversion of $2,617,000 principal and $73,994 of accrued and unpaid interest under the 2009 Convertible Debt (see Note 6). The holders of the Series D are entitled to receive a cash dividend in preference over all other stockholders of the Company at a rate of 8% of the issued price, per annum. Upon liquidation, the Series D holders have preference to any distributions of any of the Company’s assets equal to the Preferred Original Issue Price plus any unpaid dividends. At any time on or after January 7, 2015, the Series D shareholders have the right to redeem shares equal to the redemption price upon written request of at least 66 2/3% of the holders of Series D. Each share of Series D is convertible into common stock at any time at the option of the holder by dividing the Preferred Original Issue Price by the Conversion Price at the time of conversion, which as of December 31, 2010 is equal to the purchase price of $0.1198. The conversion price is subject to adjustment, as defined. The holders of a majority of the Series B, C and D have the right to elect three directors to the Board. Also, Series B, C and D will vote together with Series A and common stockholders to elect two directors to the Board. Each share of Series B. C and D has voting rights equal to the number of common shares as if converted.

AxoGen Corporation

Notes to Financial Statements

The Company is accreting dividends on the Series D, based on the stated dividend rate of 8% per annum. The dividends accreted for the year ended December 31, 2010 were $297,982 and are reflected as dividends payable on the accompanying balance sheets.

On June 11, 2010, 9,000,617 shares of Series D, representing $1,078,274, were converted into 9,000,617 of the Company’s common stock at the election of the stockholder.

In conjunction with the issuance of the Series D, the Company also issued warrants for the purchase of 8,347,236 shares of the Company’s Series D Preferred Stock, immediately exercisable at $0.1198 per share, expiring on January 7, 2015. The lenders paid additional consideration totaling $10,000 for the purchase of the warrants. The warrants are considered offering costs related to the Series D issuance and their fair value of $517,529 was recorded net against proceeds on the issuance on the stock.

9.	Preferred Stock Warrants and Warrant Liability

Preferred Stock Warrants

At December 31, 2010, the Company had outstanding warrants to purchase the Company’s Series C and Series D preferred stock which were issued in connection with certain financing arrangements and amendments to existing financing arrangements. Information relating to these warrants is summarized as follows:

Warrants	Remaining Number Outstanding	Exercise Price
Series C Warrants-Loan and Security Agreements	280,803	$0.7345
Series D Warrants-2009 Convertible Debt	4,368,948	$0.1198
Series D Warrants-Series D Preferred Stock Issuance	8,347,236	$0.1198
*Series D Warrants-1st Amendment	6,243,362	$0.1198
*Series D Warrants-2nd Amendment	8,694,558	$0.1198
*Series D Warrants-3rd Amendment	4,462,227	$0.1198
*Series D Warrants-5th Amendment	2,260,440	$0.1198
*Series D Warrants-6th Amendment	6,900,685	$0.1198

Total	41,558,259

*	Warrants issued to lenders in conjunction with amendments to the Loan and Security Agreements (see Note 6).

Warrant Liability

The warrants issued in conjunction with the Loan and Security Agreements (see Note 6) are issuable for Series C preferred stock. The warrants issued in connection with the 2009 Convertible Debt (see Note 6) and the Series D Preferred Stock (see Note 8) are issuable for Series D preferred stock. Both the Series C and Series D preferred stock are considered contingently redeemable based on the stockholders’ right to redeem the shares on or after January 7, 2015. In accordance with Accounting Standards Codification on Distinguishing Liabilities from Equity, since the warrants are indexed to contingently redeemable securities of the Company, they are classified as liabilities upon issuance. As liability classified derivative financial instruments, the warrants are initially and subsequently required to be measured at their fair values as defined in Accounting Standards Codification on Fair Value Measurement.

AxoGen Corporation

Notes to Financial Statements

The change in fair value of the warrants between each reporting period is recorded in the statements of operations and was estimated by the Company using a binomial lattice valuation model. The following assumptions were incorporated into the valuations during the years ended December 31:

	2010	2009
Exercise price	$0.1198 - $0.7345	$0.1198 - $0.7345
Market value of stock at end of period	$0.01	$0.1198
Expected dividend rate	N/A	N/A
Expected volatility	39.46% – 75.57%	48.44% – 71.81%
Risk-free interest rate	0.12% – 3.39%	0.06% – 2.69%
Expected life in years	7.33 – 10.00	8.67 – 10.00
Shares underlying warrants outstanding classified as liabilities	41,558,259	4,649,751

The Company recorded income of $78,306 and $107,607 for the years ended December 31, 2010 and 2009, respectively, as a result of the change in the fair value of warrant liability between reporting periods which is recorded in other income (expense) on the statements of operations. The total balance of the warrant liability on the accompanying balance sheets as of December 31, 2010 and 2009 was $2,669,815 and $69,589, respectively.

10.	Stock Options

The Company has a 2002 Stock Option Plan (the Plan), which allows for issuance of incentive stock options and non-qualified stock options to employees, directors and consultants at an exercise price equal to or greater than fair market value. Under the provisions of the Plan, the Company authorized for issuance 18,144,688 options for the purchase of common shares. As of December 31, 2010, 3,337,456 options were available for issuance. The options to employees typically vest 12.5% every six months over a four-year period. Options issued to consultants vest over the service period ranging from three to ten years. All options are exercisable for a term of ten years.

The following is a summary of stock option activity:

	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2008:	4,435,681	$0.11	6.00
Granted	835,000	0.12
Forfeited	(244,875)	0.12
Exercised	(358,570)	0.10

Outstanding at December 31, 2009:	4,667,236	0.10	7.55
Granted	8,890,625	0.01
Forfeited	(1,155,373)	0.10
Exercised	(392,332)	0.09

Outstanding at December 31, 2010	12,010,156	$0.01	8.62

Exercisable at December 31, 2009	2,379,578	$0.10	6.75

Exercisable at December 31, 2010	3,275,378	$0.01	7.04

AxoGen Corporation

Notes to Financial Statements

The average fair value of options granted at market during 2010 and 2009 was $0.04 and $0.53 per option, respectively.

The intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was approximately $0 and $496, respectively. The intrinsic value of options outstanding at December 31, 2010 and 2009 was approximately $0 and $5,500, respectively. The intrinsic value of options exercisable at December 31, 2010 and 2009 was approximately $0 and $47,000, respectively.

During 2010, the Board of Directors approved the repricing of all outstanding options, effectively reducing the exercise price to $0.01 per share. As a result of the repricing, the Company recorded approximately $15,000 in stock-based compensation expense for the year ended December 31, 2010.

Stock-based compensation expense was approximately $187,000 and $208,000 for the years ended December 31, 2010 and 2009, respectively. The total fair value of shares vested during the years ended December 31, 2010 and 2009 was approximately $556,000 and $1,549,000, respectively. Total future stock compensation expense related to nonvested awards is expected to be approximately $130,000 at December 31, 2010. The following table represents non-vested share-based payment activity with employees for the year ended December 31, 2010 and 2009:

	Number of Options	Weighted Average Grant Date Fair Value
Nonvested options—December 31, 2008	2,560,739	$0.12
Granted	835,000	$0.05
Vested	(990,856)	$0.10
Forfeited	(117,225)	$0.12

Nonvested options—December 31, 2009	2,287,658	$0.10
Granted	8,890,625	$0.01
Vested	(2,197,198)	$0.09
Forfeited	(246,307)	$0.10

Nonvested options—December 31, 2010	8,734,778	$0.01

11.	Related Party Transactions

The Chairman of the Board of Directors is a member of an investment company which owns 904,800 shares of Series A and 204,221 shares of Series C. The Company has license agreements and research agreements with the University of Florida and Emory who have been issued shares of the Company’s common stock as part of those agreements. The CEO of the Company owns 68,074 shares of Series C and 175,292 shares of Series D which were purchased with her personal funds. The Director of Sales owns 68,074 shares of Series C which were purchased with his personal funds.

AxoGen Corporation

Notes to Financial Statements

12.	Income Taxes

The Company has temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and their respective income tax basis, as measured by enacted state and federal rates as follows:

December 31,	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$11,785,000	$9,367,000
Charitable contributions	3,000	3,000
Accruals	50,000	27,000
Stock-based compensation	267,000	267,000

Total deferred tax assets	12,105,000	9,664,000

Deferred tax liabilities:
Depreciation	(189,000)	(157,000)
Amortization	(47,000)	(40,000)

Total deferred tax liabilities	(236,000)	(197,000)

Net deferred tax assets	11,869,000	9,467,000
Valuation allowance	(11,869,000)	(9,467,000)

	$—	$—

As of December 31, 2010, the Company had net operating loss carryforwards of approximately $31.3 million to offset future taxable income which expire in various years through 2030. A valuation allowance is recorded to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, including reversal of deferred tax liabilities, future taxable income and other factors, management has determined that a full valuation allowance is necessary as of December 31, 2010 and 2009. The valuation allowance increased by $2,402,000 and $2,751,800 during 2010 and 2009, respectively.

13.	Employee Benefit Plan

The Company adopted the AxoGen Simple IRA plan in 2007. All full-time employees who have attained the age of 18 are eligible to participate in the Plan. Eligibility is immediate upon employment and enrollment is available any time during employment. Participating employees may make annual pretax contributions to their accounts up to a maximum amount as limited by law. The simple IRA plan requires the Company to make matching contributions of between 1% and 3% of the employee’s annual salary as long as the employee participates in the Plan. Additionally, the matching has to be at least 3% for three of the first five years of the Plan. Both employee contributions and Company contributions vest immediately. In 2010 and 2009, the Company match was 3% of the participating employee’s annual salary. The Company contributed $54,363 and $68,415 in matching funds during 2010 and 2009, respectively.

14.	Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2010 as of May 25, 2011, which is the date the financial statements were available to be issued. No other material events have occurred since December 31, 2010 that require recognition or disclosure in the financial statements except as follows:

Proposed Reverse Merger and Debt Issuance

On March 23, 2011, the Company signed a non-binding letter of intent to enter into a definitive merger agreement (“Reverse Merger”) with a public operating company. This is intended to be accounted for as a

AxoGen Corporation

Notes to Financial Statements

reverse merger and recapitalization for financial reporting purposes as AxoGen Corporation’s shareholders will hold the majority of the outstanding stock of the surviving public company after the Reverse Merger and will be considered the accounting acquirer. The operations of the surviving public company will be those of AxoGen Corporation. The consummation of the Reverse Merger is subject to the satisfaction of certain conditions one of which is to execute a merger agreement no later than May 31, 2011 provided certain conditions are satisfied.

On May 3, 2011, the Company issued an 8% convertible note payable to the public operating company for $500,000. The note is collateralized by all assets of the Company and subordinated to the Company’s Loan and Security Agreements (see Note 6). Principal and interest accrued under the note is due upon the earlier of June 30, 2013 or a change in control other than in connection with the Reverse Merger.

Amendment to Loan and Security Agreements

On April 11, 2011, the Company entered into a waiver and seventh amendment (the “Amendment”) to the Loan and Security Agreements discussed in Note 6. The Amendment waives the event of default resulting from the failure to pay the balance due under the Loan and Security Agreements by March 31, 2011, increases the annual interest rate to 18% beginning April 1, 2011, and extends the maturity to the earlier of an acquisition event (including the Reverse Merger), or October 1, 2011. In connection with the Amendment, an event of default would occur if the Company fails to receive proceeds from equity and/or convertible subordinated debt financings of at least $2.5 million by May 31, 2011 and an additional $2.5 million by August 31, 2011. The warrants issued to the holders of the Loan and Security Agreements (see Note 9) will expire upon the effective date of the Reverse Merger provided it occurs prior to September 30, 2011.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LECTEC CORPORATION,

NERVE MERGER SUB CORP.

AND

AXOGEN CORPORATION

DATED AS OF MAY 31, 2011

ARTICLE 1 THE MERGER	A-6
1.1 The Merger	A-6
1.2 Effective Time of the Merger	A-7
1.3 Effects of the Merger	A-7
1.4 Closing	A-7
1.5 Certificate of Incorporation	A-7
1.6 Bylaws	A-7
1.7 Parent Articles of Incorporation and Bylaws	A-7
1.8 Directors and Officers	A-7
ARTICLE 2 CONVERSION OF SECURITIES	A-7
2.1 Consideration for the Merger	A-7
2.2 Dissenting Shares	A-9
2.3 Exchange Procedures	A-9
2.4 No Further Rights in Company	A-11
2.5 No Fractional Shares of Parent Common Stock	A-11
2.6 Lost Certificates	A-11
2.7 Withholding Rights	A-11
2.8 Further Assurances	A-11
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-12
3.1 Corporate Organization and Power	A-12
3.2 Certificate of Incorporation of Company; No Subsidiaries	A-12
3.3 Authorization	A-12
3.4 Capitalization of the Company	A-12
3.5 Non-Contravention	A-13
3.6 Consents and Approvals	A-13
3.7 Proxy Statement; Registration Statement; Information Statement; Other Information	A-13
3.8 Financial Statements; Undisclosed Liabilities	A-14
3.9 Absence of Certain Changes	A-14
3.10 Assets and Properties	A-15
3.11 Manufacturing and Marketing Rights	A-16
3.12 FDA and Regulatory Matters	A-16
3.13 Reimbursement/Billing	A-17
3.14 Compliance with Applicable Laws	A-17
3.15 Compliance Program	A-17
3.16 Permits	A-18
3.17 Inventories	A-18
3.18 Receivables	A-18
3.19 Payables	A-18
3.20 Grants, Incentives and Subsidies	A-18
3.21 Litigation	A-18
3.22 Contracts	A-18
3.23 Benefit Plans	A-20
3.24 Labor and Employment Matters	A-22
3.25 Intellectual Property	A-23
3.26 Environmental Compliance	A-24
3.27 Insurance	A-26
3.28 Tax Matters	A-26
3.29 Bank Accounts; Powers of Attorney	A-27
3.30 Orders, Commitments and Returns	A-27
3.31 Product Liability Claims	A-27
3.32 Warranties	A-27

3.33 Relations with Suppliers and Customers	A-28
3.34 Indemnification Obligations	A-28
3.35 Brokers	A-28
3.36 Investigation by Parent	A-28
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY	A-28
4.1 Organization and Qualification	A-29
4.2 Certificate of Incorporation of Company; Minutes; Subsidiaries	A-29
4.3 Authorization	A-29
4.4 Capitalization	A-29
4.5 Valid Issuance of Parent Common Stock	A-30
4.6 Non-Contravention	A-30
4.7 Consents and Approvals	A-30
4.8 Parent SEC Documents; Financial Reports	A-30
4.9 Proxy Statement; Registration Statement; Other Information	A-31
4.10 Absence of Certain Changes	A-32
4.11 Assets and Properties	A-33
4.12 Intellectual Property	A-33
4.13 Parent Intellectual Property Agreements	A-34
4.14 FDA and Regulatory Matters	A-35
4.15 Compliance with Applicable Laws	A-36
4.16 Permits	A-37
4.17 Litigation	A-37
4.18 Contracts	A-37
4.19 Environmental Compliance	A-37
4.20 Insurance	A-38
4.21 Tax Matters	A-38
4.22 Parent Benefit Plans	A-39
4.23 Brokers	A-42
4.24 Bank Accounts; Powers of Attorney	A-42
4.25 Indemnification Obligations	A-42
4.26 Internal Accounting Controls; Books of Account	A-42
4.27 Listing and Maintenance Requirements	A-42
4.28 Investigation by Company	A-42
ARTICLE 5 COVENANTS	A-43
5.1 Conduct of the Business	A-43
5.2 Full Access	A-44
5.3 Confidentiality	A-44
5.4 Filings; Consents; Removal of Objections	A-45
5.5 Further Assurances; Cooperation; Notification	A-45
5.6 Information Statement; Proxy Statement; Registration Statement	A-45
5.7 Stockholder Meetings or Communication with Stockholders	A-46
5.8 Update Disclosure; Breaches	A-47
5.9 No Solicitation	A-47
5.10 Public Announcements	A-48
5.11 State Takeover Statutes	A-48
5.12 Stockholder Litigation	A-48
5.13 Parent Board of Directors	A-48
5.14 Restrictions on Transfer of Parent Common Stock	A-49
5.15 Company Benefit Plans	A-49
5.16 Stock Option Plans	A-49
5.17 Company Warrants	A-49

5.18 Parent Capitalization	A-49
5.19 Permissible Investment	A-50
5.20 Affiliate Letters	A-50
ARTICLE 6 CONDITIONS TO PARENT’S AND MERGER SUBSIDIARY’S OBLIGATIONS	A-50
6.1 Representations and Warranties	A-50
6.2 Performance	A-50
6.3 Filed Certificate of Merger	A-50
6.4 Required Approvals and Consents	A-50
6.5 No Proceeding or Litigation	A-51
6.6 Legislation	A-51
6.7 No Material Adverse Effect	A-51
6.8 Certificates	A-51
6.9 Other Receipts; Good Standing	A-51
6.10 Exchange Agreement	A-51
6.11 Share Transfer Restriction Agreements	A-51
6.12 Dissenting Shares	A-51
6.13 Company Debt	A-51
6.14 Conversion of Company Securities	A-51
6.15 Company Tax Certificate	A-51
6.16 Tax Opinion	A-52
6.17 Form S-4	A-52
6.18 Affiliates’ Letters	A-52
ARTICLE 7 CONDITIONS TO COMPANY’S OBLIGATIONS	A-52
7.1 Representations and Warranties	A-52
7.2 Performance	A-52
7.3 Filed Certificate of Merger	A-52
7.4 Required Approvals and Consents	A-52
7.5 No Proceeding or Litigation	A-53
7.6 Legislation	A-53
7.7 No Material Adverse Effect	A-53
7.8 Certificates	A-53
7.9 Other Receipts; Good Standing	A-53
7.10 Exchange Agreement	A-53
7.11 Share Transfer Restriction Agreements	A-53
7.12 Dissenting Shares	A-53
7.13 Parent Closing Funds	A-53
7.14 Conversion of Company Preferred Stock	A-53
7.15 Parent Tax Certificate	A-53
7.16 Tax Opinion	A-54
7.17 Form S-4	A-54
ARTICLE 8 TERMINATION	A-54
8.1 Methods of Termination	A-54
8.2 Procedure Upon Termination	A-54
8.3 Effect of Termination	A-54
8.4 Survival	A-55
ARTICLE 9 TAX MATTERS	A-55
9.1 Tax-Deferred Reorganization	A-55
9.2 Transactional Taxes	A-55
ARTICLE 10 DEFINITIONS	A-55
10.1 Definitions	A-55

ARTICLE 11 MISCELLANEOUS	A-60
11.1 Notices	A-60
11.2 Amendments; No Waivers	A-61
11.3 Expenses	A-61
11.4 Successors and Assigns	A-61
11.5 Governing Law	A-61
11.6 Counterparts; Effectiveness	A-61
11.7 Entire Agreement	A-61
11.8 Captions	A-61
11.9 Severability	A-62
11.10 Construction	A-62
11.11 Cumulative Remedies	A-62
11.12 Third Party Beneficiaries	A-62

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2011, is entered into by and among LecTec Corporation, a Minnesota corporation (“Parent”), Nerve Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and AxoGen Corporation, a Delaware corporation (the “Company” and, together with Parent, Merger Subsidiary and the Company, the “Parties”).

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Subsidiary have (i) determined that the Merger is fair and in the best interests of their respective stockholders and (ii) approved the merger of Merger Subsidiary with and into the Company, with the Company surviving, in accordance with the terms and conditions of this Agreement;

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and this Agreement is to be treated as a plan of reorganization within the meaning of said Section 368(a);

WHEREAS, the Company has entered into voting agreements with certain holders of Company Capital Stock under which such stockholders have agreed to vote their shares in favor of the Merger, this Agreement and the performance of the Company hereunder;

WHEREAS; Parent has entered into voting agreements with certain holders of Parent Common Stock under which such shareholders have agreed to vote their shares in favor of the six matters to be voted upon under the Proxy Statement (as defined below);

WHEREAS, prior to the Effective Time certain other investors (the “Investors”) shall have (i) loaned to the Company an aggregate of $1.0 million in exchange for certain convertible notes (the “Investor Notes”) which, among other terms, provide that at the Effective Time the principal amount of such notes will automatically convert into shares of Parent Common Stock based on the Investor Note Conversion Price (as defined below) and (ii) agreed to purchase at or immediately following the Effective Time shares of Parent Common Stock for an aggregate purchase price of $1.0 million and a per share purchase price equal to the Investor Stock Purchase Price (as defined below); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Subsidiary hereby agree as follows:

ARTICLE 1

THE MERGER

1.1	The Merger. Upon the terms and subject to the conditions hereof, in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (the “Surviving Corporation”), which shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of Merger Subsidiary shall thereupon cease and the Merger will have the effects specified in the DGCL. As a result of the Merger, the Company will thereafter be a wholly-owned subsidiary of Parent. The name of the Surviving Corporation shall be the name of the Company.

1.2	Effective Time of the Merger. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger of the Company and Merger Subsidiary, or other appropriate documents, with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL on or before the Closing Date. The Merger shall become effective at the time designated by the Parties in the Certificate of Merger as the effective time of the Merger, or if no such time has been designated, upon filing (the date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.3	Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

1.4	Closing. Upon the terms and subject to the conditions set forth in Articles 6 and 7 and the termination rights set forth in Article 8, the closing (the “Closing”) will take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, MN 55402, at 10:00 a.m. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Articles 6 and 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to by the Parties (the date of the Closing, the “Closing Date”).

1.5	Certificate of Incorporation. In connection with the Merger and at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to read substantially in the form of the Certificate of Incorporation of Merger Subsidiary until duly amended in accordance with the terms thereof and of the DGCL.

1.6	Bylaws. In connection with the Merger and at the Effective Time, the bylaws of the Company shall be amended and restated to read substantially in the form of the bylaws of Merger Subsidiary until duly amended in accordance with the terms thereof and of the DGCL.

1.7	Parent Articles of Incorporation and Bylaws. In connection with the Merger and at the Effective Time, the Articles of Incorporation and bylaws of Parent shall be amended and restated in a form mutually agreed by Parent and the Company.

1.8	Directors and Officers. (i) The persons who shall serve as the directors of the Surviving Corporation as of the Effective Time shall be (A) Gregory Freitag, (B) John Harper and (C) Karen Zaderej, and (ii) the persons who shall serve as the officers of the Surviving Corporation as of the Effective Time shall be the officers of the Company as of immediately prior to the Effective Time, in each case until their respective successors are duly elected and qualified. In furtherance thereof, any persons serving as a director or officer of Merger Subsidiary prior to the Effective Time and not identified in the preceding sentence shall resign effective as of the Effective Time.

ARTICLE 2

CONVERSION OF SECURITIES

2.1	Consideration for the Merger. Subject to the terms and conditions of this Agreement and the DGCL, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Subsidiary or any Stockholder:

(a)	Treasury Stock. All shares of Company Capital Stock that are held by the Company as treasury stock or that are owned by the Company, Parent or any of its Subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties) immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(b)	Company Capital Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares) shall, at the Effective Time, be canceled and converted into, and become a right to receive, such number of fully paid and nonassessable shares of Parent Common Stock equal to the Closing Ratio (the aggregate number of such shares being referred to herein as the “Merger Consideration”), rounded to the nearest ten-thousandth of a share after giving effect to the conversion of all shares of Company Capital Stock into such consideration deliverable upon surrender of the certificate representing such share as provided in Section 2.3 below.

For purposes of clarity, the Parties acknowledge that, at the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of Company Certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except (i) the right to receive the applicable portion of the Merger Consideration to be issued in consideration therefor, (ii) cash for any fractional shares of Parent Common Stock as provided in Section 2.5 and (iii) any dividends and other distributions payable in accordance with Section 2.3(g).

(c)	Company Stock Options and Company Warrants.

(i)	At the Effective Time, each Company Stock Option granted under the Company Stock Option Plan, shall be assumed by Parent in a transaction described in Section 424(a) of the Code. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Option immediately prior to the Effective Time, except that (i) each Company Stock Option will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Closing Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Closing Ratio, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of Company Stock Options, notices describing the conversion of such Company Stock Options (as modified by this Section 2.1(c)), and the agreements evidencing the Company Stock Options shall continue in effect on the same terms and conditions (as modified by this Section 2.1(c)). Parent shall comply with the terms of all such Company Stock Options. Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 2.1(c). As soon as practicable after the Effective Time, Parent shall file a registration statement or statements on Form S-8 or Form S-3 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Stock Options assumed by Parent pursuant to this Agreement.

(ii)	Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent Securities) and dispositions of Company Securities (including derivative securities with respect to any Company Securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(iii)	Prior to the Effective Time, the Company shall take all such steps as may be required to cause each Company Warrant exercisable for Company Capital Stock that is outstanding as of the date hereof and as of the Effective Time to be terminated, without any further consideration payable in respect thereof, and have no further force and effect.

(d)	Capital Stock of Merger Subsidiary. Each issued and outstanding share of capital stock of Merger Subsidiary outstanding as of immediately prior to the Effective Time shall be canceled and converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.2	Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent (if at all) that holders of Company Capital Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive only such rights as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his, her or its rights under Section 262 of the DGCL, such holder’s shares of Company Capital Stock will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares will not be deemed to be Dissenting Shares. The Company will give Parent (a) prompt notice of any notices or demands for appraisal or payment for shares of Company Capital Stock received by the Company prior to the Closing and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Prior to the Closing, the Company will not, without the prior written consent of Parent or as otherwise required by a Governmental Order, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands.

2.3	Exchange Procedures.

(a)	At or prior to the Effective Time, Parent shall appoint Wells Fargo Bank, N.A. to serve as the exchange agent hereunder (the “Exchange Agent”). Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Capital Stock (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares), at the Effective Time, a number of shares of Parent Common Stock equal to the Merger Consideration, (such shares being hereafter referred to as the “Exchange Fund”) pursuant to the terms of this Agreement and an agreement among Parent, the Company and the Exchange Agent, in a form reasonably acceptable to the parties thereto (the “Exchange Agreement”). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.3(g) and cash in lieu of any fractional shares payable pursuant to Section 2.5. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.3(e), the Exchange Fund must not be used for any other purpose. Parent shall pay the fees and expenses of the Exchange Agent, and Parent will indemnify the Exchange Agent against actions taken by the Exchange Agent pursuant to this Agreement and the Exchange Agreement, other than for acts or omissions which constitute willful misconduct or gross negligence.

(b)

As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Company Certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares (other than shares canceled pursuant to Section 2.1(a)) and Dissenting Shares of Company Capital Stock (i) a form of letter of transmittal (which will be in such form as the Company and Parent may reasonably agree and will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable portion of the Merger Consideration into which the number of shares of Company Capital Stock previously represented by such Company Certificates will have been converted pursuant to this Agreement.

(c)	Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Company Certificate will be entitled to receive in exchange therefor (i) the applicable portion of the Merger Consideration for each share of Company Capital Stock formerly represented by such Company Certificate, (ii) any dividends and other distributions payable in accordance with Section 2.3(g) and (iii) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5, to be distributed within five days of the Closing Date, after giving effect to any required tax withholding and without interest, and the Company Certificate so surrendered will immediately be canceled. In the event of a transfer of ownership of shares of Company Capital Stock prior to the Effective Time which is not registered in the transfer records of the Company, (i) the applicable portion of the Merger Consideration, (ii) any dividends and other distributions payable in accordance with Section 2.3(g) and (iii) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5, may be issued to a transferee if the Company Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Company Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender (i) the applicable portion of the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby, (ii) any dividends and other distributions payable in accordance with Section 2.3(g) and (iii) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5.

(d)	Following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Section 2.3. From and after the Effective Time, holders of Company Certificates will cease to have any rights as stockholders of the Surviving Corporation, except as provided by Applicable Law.

(e)	To the extent permitted by Applicable Law, any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Capital Stock one year after the Effective Time will be delivered to Parent, upon demand, and any holders of shares of Company Capital Stock who have not theretofore complied with this Article 2 must thereafter look only, as general creditors, to Parent for the Merger Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Capital Stock will, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto immediately prior to the date on which such amounts would otherwise escheat to or become property of any Governmental Authority.

(f)	Notwithstanding Section 2.1, none of the Exchange Agent, Parent, the Company, Merger Subsidiary or the Surviving Corporation will be liable to any holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)	No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered

Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with this Article 2. After the surrender of a Company Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Company Certificate. The Exchange Agent shall make available such amounts to such holders of Company Certificates formerly representing Shares subject to and in accordance with the terms of Section 2.3(c).

2.4	No Further Rights in Company. All shares of Parent Common Stock issued, any dividends or other distributions paid pursuant to Section 2.3(g), and all cash paid for fractional shares of Parent Common Stock pursuant to Section 2.5, to the Stockholders upon conversion of shares of Company Capital Stock in accordance with the terms of this Article 2 shall be deemed to have been issued or paid in full satisfaction of all obligations of Parent and the Company pertaining to the shares of Company Capital Stock.

2.5	No Fractional Shares of Parent Common Stock. No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. In lieu of any such fractional share, Parent shall cause the Exchange Agent to pay each holder of Company Capital Stock that would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Company Capital Stock (determined after taking into account all shares of Company Capital Stock delivered by such holder), upon such surrender, cash (without interest) in an amount equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled and (ii) the Parent Closing Share Price. The Exchange Agent shall make available such amounts to such holders of Company Certificates formerly representing Shares subject to and in accordance with the terms of Section 2.3(c).

2.6	Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the Company Capital Stock formerly represented thereby (including any dividends or other distributions payable pursuant to Section 2.3(g) and any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5).

2.7	Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent.

2.8	Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows (the Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 3, and disclosure in one section of the Disclosure Schedule shall constitute disclosure for all other sections of the Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent):

3.1	Corporate Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate the assets and properties of the Company as now owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by the Company or the nature of the business conducted by the Company requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.2	Certificate of Incorporation of Company; No Subsidiaries. The Company has heretofore made available to Parent complete and accurate copies of its Certificate of Incorporation and Bylaws, as currently in effect. The Company does not, directly or indirectly, own or control any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture or other business association or entity.

3.3	Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the necessary approval of the Stockholders with respect to the Merger and the other transactions contemplated hereby, including, but not limited to the Company Preferred Stock Conversion, to carry out the transactions contemplated herein. The Board of Directors of the Company have taken all action required by Applicable Law, the Company’s Certificate of Incorporation and Bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated herein and no other corporate proceedings, other than approval of the Stockholders of the Company, on the part of the Company or any Subsidiary are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and each of the agreements, if any, required by Article 6 to be entered into by the Company, will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary of this Agreement, constitute or, upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with the respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.4

Capitalization of the Company. The authorized capital stock of the Company consists of (a) 133,000,000 shares of Company Common Stock, 32,344,824 shares of which are issued and outstanding; (b) 2,544,750 shares of Series A Convertible Preferred Stock, par value $.00001 per share, all of which shares are issued and outstanding, (c) 17,065,217 shares of Series B Convertible Preferred Stock, par value $.00001 per share, 9,782,609 of which shares are issued and outstanding, (d) 16,798,924 shares of Series C Convertible Preferred Stock, par value $.00001 per share, 11,072,239 of which shares are issued and outstanding, and (e) 67,000,000 shares of Series D Convertible Preferred Stock, par value $.00001 per share, 30,156,251 shares of which are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding shares of Company Capital Stock are owned by the Stockholders in the exact amounts and in the exact percentages on a fully converted basis as set forth in the Disclosure Schedule. There are 644,826 shares of Company Common Stock reserved for future issuance pursuant to the Company Stock Option Plan, 15,342,506 shares subject to outstanding Company Stock Options, and those outstanding Company Warrants identified in Section 3.4 of the Disclosure Schedule, and all such Company Stock Options and Company Warrants are held of record by the holders and in the exact amounts, as set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no other outstanding (w) shares of capital stock or other voting securities of the Company, (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (y) options, warrants, conversion privileges, rights of first refusal, contracts, understandings, agreements or other rights to purchase or acquire from the Company, and, no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (z) equity equivalent interests in the ownership or earnings of the Company or other similar rights (collectively, “Company Securities”). Except as set forth in the Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in the Disclosure Schedule, there are no agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

3.5	Non-Contravention. Neither the execution, delivery and performance by the Company of this Agreement nor the consummation of the transactions contemplated herein will (a) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company or any of the Company’s assets, (c) result in the creation or imposition of any Lien on any of the Company’s assets, other than Permitted Liens, or (d) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which the Company is a party, or by which any of its properties or assets may be bound, except in any case under clause (b) or clause (d) of this Section 3.5 where such conflicts or other occurrences would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.6	Consents and Approvals. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any individual or entity, including without limitation any Governmental Authority or Person, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein, other than the requirements of the DGCL for filing of appropriate documents to effect the Merger, the Consent of the stockholders of the Company, the Consent of the third parties to Contracts to which the Company is a party which Contracts are identified in Section 3.6 of the Disclosure Schedule, and such other Consents which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and would not prevent, or materially alter or delay, the consummation of any of the transactions contemplated hereby.

3.7

Proxy Statement; Registration Statement; Information Statement; Other Information. The material, information, financial statements and exhibits, taken as a whole, with respect to the Company (i) supplied in writing by the Company to Parent (and its legal counsel and accounting advisors) for inclusion in the proxy statement prepared by Parent and included as part of the Registration Statement (such proxy statement/prospectus, the “Proxy Statement”) and (ii) included in the information statement prepared by the Company (such information statement, together with written consent resolutions and any letter or other materials to the Stockholders included therein are referred to in this Agreement as the “Information Statement”), shall not, at the time the Proxy Statement or Information Statement is first mailed or supplemented, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to any information regarding the Parent, Merger Subsidiary or any Affiliate of the Parent or Merger Subsidiary that is contained or incorporated by reference in the Information Statement.

3.8	Financial Statements; Undisclosed Liabilities.

(a)	The Company has made available to Parent true, correct and complete copies of (i) the unaudited balance sheet, as of March 31, 2011 of the Company (the “Latest Balance Sheet”) and the unaudited statements of income, stockholders’ equity and cash flows of the Company for the three-month period ended March 31, 2011 (such statements of income, stockholders’ equity and cash flows and the Latest Balance Sheet being herein referred to as the “Latest Financial Statements”) and (ii) the audited balance sheets, as of December 31, 2009, and 2010 of the Company and the related audited statements of income, stockholders’ equity and cash flows of the Company for each of the years ended December 31, 2009 and 2010 (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly and accurately present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis and consistent with the past accounting practices of the Company. The Latest Financial Statements have been prepared in accordance with GAAP on a basis consistent with the Annual Financial Statements, except as otherwise stated therein, for the omission of footnotes and certain prior period comparative data, and subject to normal recurring year-end adjustments. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)	The books of account of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of the Company, and each document upon which entries in the Company’s books and records are based is complete and accurate in all material respects. The minute books and stock or equity records of the Company, all of which have been made available to Parent, are complete and correct in all material respects. At the Closing, all such books and records will be in the possession of the Company.

(c)	Except as and to the extent reflected in the Latest Balance Sheet, the Company has no Liabilities except (i) Liabilities incurred in the ordinary course of business and not required to be set forth in the Latest Balance Sheet, (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, consistent with past custom and practice, (iii) Liabilities disclosed on Section 3.8 of the Disclosure Schedule, or (iv) Liabilities under Contracts set forth on Section 3.22 of the Disclosure Schedule.

(d)	There is no outstanding indebtedness payable by any director or officer of the Company to the Company.

3.9	Absence of Certain Changes. Except as otherwise authorized or contemplated by this Agreement, since March 31, 2011, the Company has owned and operated its assets, properties and businesses in the ordinary course of business and consistent with past practice and there has not been:

(a)	any change, effect, event, occurrence, state of facts or development that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(b)	any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company (other than any wholly-owned subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

(c)	any split, combination or reclassification of the Company Capital Stock;

(d)	any amendment of any provision of the Certificate of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company;

(e)	any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

(f)	any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in GAAP and concurred with by the Company’s independent public accountants;

(g)	issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Option Plan, Company Stock Options or Company Warrants in the ordinary course of business and consistent with past practice;

(h)	acquisition or disposition of assets material to the Company, taken as a whole, except for sales of inventory in the ordinary course of business consistent with past practice, any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by the Company;

(i)	any creation or assumption by the Company of any Lien, other than Permitted Liens;

(j)	any individual capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(k)	any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(l)	any material increase in the base salary of any officer or employee of the Company;

(m)	except as set forth in the Disclosure Schedule, any adoption, amendment, modification, or termination of any Benefit Plan or any other bonus, profit-sharing, incentive, severance or other similar plan for the benefit of any of its directors, officers or employees;

(n)	entry by the Company into any joint venture, partnership or similar agreement with any person;

(o)	any filing of any amended Tax Return, settlement of any Tax claim or assessment relating to the Company, payment of any estimated Taxes in excess of $10,000, change in method of Tax accounting, or consent to the extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes; or

(p)	any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

3.10	Assets and Properties.

(a)	Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties. The Company holds title to each such owned assets and properties free and clear of all Liens, except Permitted Liens.

(b)

To the Company’s knowledge, (i) the current use and operation of all real property is in compliance in all material respects with all public and private covenants and restrictions and (ii) utilities, access and parking, if any, for such real property are adequate for the current use and operation of such real property. To the Company’s knowledge, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws, which could materially detrimentally affect the use or operation of any real property, nor has the Company received any notice of any special assessment proceedings affecting the real property, or applied for any change to the zoning or land use status of the real property. The Company is not a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

3.11	Manufacturing and Marketing Rights. Except as set forth in the Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell the Products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell the Products.

3.12	FDA and Regulatory Matters.

(a)	The Company has no knowledge of any actual or threatened enforcement action or investigation by the FDA or any other Governmental Authority. The Company has no knowledge or reason to believe that the FDA or any Governmental Authority is considering such action. The operation of the business of the Company, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, sales, and distribution of the Products is, and at all times has been, in material compliance with all applicable laws and permits, or within the FDA’s exercise of enforcement discretion consistent with Schedule 3.12.

(b)	All material reports, documents, claims, permits and notices required to be filed with, maintained for or furnished to the FDA or any Governmental Authority have been so filed, maintained or furnished by the Company. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, and remain complete and accurate.

(c)	The Company has not received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA or any Governmental Authority (i) alleging or asserting noncompliance with any applicable laws or permits and the Company has no knowledge or reason to believe that the FDA or any Governmental Authority is considering such action or (ii) contesting the investigational device exemption, pre-market clearance or approval of, the uses of or the labeling or promotion of any Product.

(d)	Each Product or product candidate subject to the FDCA that has been developed, manufactured, test distributed or marketed by or on behalf of the Company is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable requirements under the FDCA and comparable laws in any non-U.S. jurisdiction, including those relating to investigational use, pre-market clearance or approval, biologics licensing, registration and listing, good manufacturing practices, labeling, advertising, record keeping and filing of required reports.

(e)	The Company, under a distributor agreement, distributes certain Medical Devices. No Medical Device distributed by the Company is “adulterated” or “misbranded” under the Federal Food, Drug, and Cosmetic Act or similar law of any Governmental Authority. All Medical Devices distributed by the Company have received a pre-market clearance and may be lawfully placed into commerce and sold as they are currently manufactured.

(f)

The Company has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product. The Company is not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any Product sold or distributed, or intended to be sold or distributed by the Company; (2) a change in the marketing classification or a material change in the labeling of any such Product, consistent with Schedule 3.12, or (3) a termination or suspension of the currently marketed Products.

(g)	The Company does not have an investigational device exemption (“IDE”), investigational new drug application (“IND”), premarket clearance or approval, or a biologics license, and has not received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to withdraw an IDE, IND, pre-market clearance or approval, or biologics license, or requested the recall of any Product, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product produced at any facility where any Product is manufactured, tested, processed, packaged or held for sale.

3.13	Reimbursement/Billing. To its knowledge, the Company has not engaged in any activities that are prohibited, or are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other State Health Care Program or Federal Health Care Program (each, a “Program”) under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or §1395nn, or the Federal False Claims Act, 31 USC § 3729, or the regulations promulgated pursuant to such statutes. To the knowledge of the Company, there is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand threatened against the Company, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company participates. The Company has not been sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof or debarred, excluded or suspended from participation in any federal or state health care program. In addition, neither the Company nor any of its directors or officers have been debarred or convicted of a crime for which a person or entity can be debarred under 21 U.S.C. § 335a, nor to the knowledge of the Company has the company or any of its directors or officers been threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person or entity can be debarred.

3.14	Compliance with Applicable Laws. The Company has not violated or infringed, nor is it in violation or infringement of, any order, writ, injunction or decree of any Governmental Authority in connection with its activities or use or operation of its real properties, except where such violation or infringement would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its officers, directors, agents and employees are in compliance with all Applicable Laws, including, but not limited to, Applicable Laws relating to Government Programs, billing and health care fraud, the privacy of health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any regulations related thereto, as well as any similar state statutes, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company. Except to the extent resolved, dismissed or withdrawn, (i) to the Company’s knowledge, no claims have been filed against the Company alleging a violation of any Applicable Law and (ii) the Company has not received any written notice of non-compliance with any Applicable Laws.

3.15

Compliance Program. The Company has made available to Parent a copy of the Company’s current compliance program materials, including all program descriptions, code of conduct documents for employees, officers and independent contractors, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. The Company (i) is not a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) to its knowledge, has not been the subject of any Government Program investigation conducted by any governmental body, (iv) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which the Company has no knowledge), and (v) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or to the Company’s knowledge, telephone or personal contact by or from any governmental body. For purposes of this Agreement the term “compliance program” refers to programs of the type described in the compliance guidance published by the Office of the Inspector General of the Department of Health and Human Services.

3.16	Permits. The Disclosure Schedule sets forth those approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) of the Company which are necessary to conduct its business and own and operate its properties, other than those the failure of which to have would not have a Material Adverse Effect on the Company (the “Permits”). Each Permit is valid and in full force and effect and none of the Permits will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger except as would not have a Material Adverse Effect on the Company. The Company has conducted its business in compliance with all terms and conditions of the Permits, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company.

3.17	Inventories. All inventories of the Company reflected in the Latest Balance Sheet (a) are salable in the ordinary course of business, (b) conform to the specifications established therefor, and (c) have been manufactured in accordance with all Applicable Laws, except to the extent as would not reasonably be expected to have a Material Adverse Effect on the Company. The present quantities of all inventory, materials and supplies of the Company are reasonable in the present circumstances of the business of the Company, taken as a whole, as currently conducted, except for items that are obsolete or below standard quality, all of which are immaterial to the overall financial condition of the Company, taken as a whole.

3.18	Receivables. The accounts receivables and other receivables reflected on the Latest Balance Sheet, and those arising in the ordinary course of business after the date thereof, have arisen from bona fide transactions in the ordinary course of business, are not subject to valid counterclaims or setoffs.

3.19	Payables. The Disclosure Schedule contains a listing of all outstanding and unpaid accounts payable that are as of the date of the Latest Balance Sheet more than sixty (60) days past due. The Disclosure Schedule will be supplemented pursuant to Section 5.8 to contain a listing of all outstanding and unpaid accounts payable that are, as of five (5) Business Days prior to the Closing Date, more than sixty (60) days past due. All account payables so listed in the Disclosure Schedule arose from bona fide transactions in the ordinary course of the Company’s business.

3.20	Grants, Incentives and Subsidies. The Company (a) has no pending or outstanding grants, incentives or subsidies (collectively, “Grants”) from any Governmental Authority, and (b) has applied for those Grants set forth on the Disclosure Schedule.

3.21	Litigation. There are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or any other Person, nor any claims or any investigations or reviews by any Governmental Authority against or affecting the Company, pending or, to the Company’s knowledge, threatened, against or by the Company or any of its assets or which seek to enjoin or rescind the transactions contemplated by this Agreement; and (b) existing Governmental Orders naming the Company as an affected party or, to the knowledge of the Company, otherwise affecting any of the assets or the business of the Company.

3.22	Contracts.

(a)	The Disclosure Schedule lists the following Contracts to which the Company is a party or is subject, or by which any of its assets are bound (collectively, the “Scheduled Contracts”):

(i)	Each Contract providing for the lease of real property by the Company or real property which is used by Company in connection with the operation of its business.

(ii)

Each Contract relating to the acquisition, lease, or maintenance of all machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies) owned, leased or used by the Company, except for items which do not, in the aggregate, have a total value of more than $50,000 or having a remaining term of longer than six (6) months or that are not cancelable by the Company in its discretion and without penalty upon notice of sixty (60) days or less.

(iii)	Each Contract to which the Company is a party that would reasonably be expected to involve payments by or to the Company in excess of $50,000 in any given calendar year or the termination of which by any other party thereto would have a Material Adverse Effect on the Company.

(iv)	All Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset).

(v)	Each independent sales representative or distribution agreement, supply agreement or similar Contract relating to or providing for the marketing or manufacturing of the Company’s products, which agreement is not terminable upon sixty (60) days notice or less without penalty therefor or which involves payments of in excess of $50,000.

(vi)	Each consulting, development, joint development, research and development regulatory or similar Contract relating to development of the Company’s Products or material Intellectual Property and each Contract under which the Company has granted or obtained a license to Intellectual Property, other than commercial software licenses.

(vii)	All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

(viii)	Any Contract under which the Company has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of the Company to conduct its business.

(ix)	All Benefit Plans.

(x)	All Contracts with any “disqualified individual” (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any “excess parachute payment” (as defined in Section 280G(b)(l) of the Code) under Section 280G of the Code.

(xi)	Every Contract between the Company and any of the Company’s officers, directors or more than 5% stockholders, or any entity in which any of the Company’s officers, directors or more than 5% stockholders has a greater than 2% equity interest.

(xii)	All Contracts for clinical or marketing trials relating to the Company’s Products and all Contracts with physicians, hospitals or other health care providers, or other scientific or medical advisors.

(xiii)	All material Contracts not identified in clause (xii) that relate to the Company’s compliance with or obligation to comply with the requirements of the HIPAA Privacy, Security and Other Administrative Simplification Regulations, including without limitation all business associate agreements, subcontractor agreements, administrative service agreements, confidentiality agreements and similar contracts.

(b)

The Company has made available to Parent true and correct copies (or summaries, in the case of any oral Contracts) of all Scheduled Contracts. None of the Scheduled Contracts contain a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. No notice of material default arising under any Scheduled Contract has been delivered to or by the Company. Each Scheduled Contract is a legal, valid and binding obligation of the Company and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, and neither the Company nor, to the knowledge of the Company, the other party thereto is in breach, violation or default thereunder except for such breach, violation or default as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

3.23	Benefit Plans.

(a)	The term “Plan” means every plan, fund, Contract, program and arrangement (formal or informal, whether written or not) that the Company or any other ERISA Affiliate sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the Company and/or its ERISA Affiliates (the “Employees”) including, without limitation, those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliates” means each Subsidiary of the Company and any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes the Company within the meaning of Code Section 414(b), (c), (m) or (o).

(b)	Section 3.23(b) of the Disclosure Schedule sets forth each ERISA Affiliate and Plan by name.

(c)	There are no Plans subject to Title IV of ERISA or Code Section 412 and neither he Company nor any ERISA Affiliate has ever maintained a Plan subject to Title IV or ERISA or Code Section 412.

(d)	No employer other than the Company or an ERISA Affiliate is permitted to participate or participates in the Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.

(e)	Neither the Company nor any ERISA Affiliate has any liability resulting from past membership in a Code Section 414 controlled group of corporations that would result in a Material Adverse Affect to the Company. No Plan is a multiple employer plan or multiemployer plan under Code Section 413(c) or 414(f), and none of the Company or any other ERISA Affiliate has ever contributed to a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA).

(f)	There are no Plans which promise or provide health, life or other welfare benefits to retirees or former employees of the Company and/or its ERISA Affiliates, or which provide severance benefits to Employees, except as otherwise required by Code Section 4980B or comparable state statute or other law which provides for continuing health care coverage.

(g)	No Plan that is intended to be qualified under Section 401(a) of the Code has received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

(h)

With respect to all Plans, to the extent that the following documents exist, the Company has made available to Buyer true and complete copies of: (i) the most recent determination letter, if any, received by the Company and/or its ERISA Affiliates from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iv) Plan documents, summary plan descriptions, trust agreements, insurance Contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) and (v) all closing letters, audit finding letters, revenue agent findings and similar documents issued by a Governmental Authority.

(i)	Each Plan has at all times been operated in material compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereby) and the terms of such Plan. With respect to each Plan that is intended to be qualified under Section 401(a) and/or 4975(e)(7) of the Code, each such Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from Tax pursuant to Section 501(a) of the Code. To the knowledge of the Company, no reason exists which would cause such qualified status to be revoked. To the knowledge of the Company, no non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Plan that would reasonably be expected to subject such Plan or the Company or applicable ERISA Affiliate to any material penalty under the Code or ERISA.

(j)	No state of facts or conditions exist which could reasonably be expected to subject the Company and/or any ERISA Affiliate to any material liability (other than routine claims for benefits) with respect to any Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable Law.

(k)	All material contributions, premiums, fees or charges due and owing to or in respect of any Plan for periods on or before the Closing have been or will be paid in full by the Company and its ERISA Affiliates prior to the Closing in accordance with the terms of such Plan and all applicable laws, and no material Taxes are owing on the part of the Company as a result of any Plan.

(l)	The Company and its ERISA Affiliates have not committed to make any material increase in contributions or benefits under any Plan that would become effective either on or after the Closing Date.

(m)	No Plan is currently under audit or examination by the IRS or the DOL. There are no pending or, to the Company’s knowledge, threatened, audits, investigations, claims, suits, grievances or other proceedings.

(n)	The events contemplated in this Agreement will not trigger, or entitle any current or former employee of the Company to, severance, termination, change in control payments or accelerated vesting under any Plan, and will not result in any material Tax or other liability payable by any Plan or, with respect to any Plan, by the Company or any ERISA Affiliate.

(o)	Benefits provided to participants under each Plan (other than a tax qualified plan under Code Section 401(a) or a plan established under Code Section 408(p)) are provided exclusively from insurance policies or the general assets of the Company and/or its ERISA Affiliates.

(p)	The Company and/or its ERISA Affiliates can terminate each Plan without material liability to the Company and/or its ERISA Affiliates. No action or omission of the Company, any ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, the Company, any ERISA Affiliate or any successor from amending, merging, or terminating any Plan in accordance with the express terms of any such Plan and applicable law.

(q)	To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject the Company or any ERISA Affiliate to any (i) excise Tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty Tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(r)

None of the Company or its ERISA Affiliates have established or contributed to, is required to contribute to or has or could reasonably be expected to have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’

beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(s)	All Nonqualified Deferred Compensation Plans (as defined in Code Section 409A(d)(1)) of the Company are in material compliance with Code Section 409A.

(t)	The exercise price of each Company Stock Option granted under the Company Stock Option Plan is not less than the fair market value, determined in accordance with Section 409A of the Code, of a Share of the underlying Company Common Stock on the date such Company Stock Option was granted. No Company Stock Option granted under the Company Stock Option Plan provides for a deferral of compensation under Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(5).

3.24	Labor and Employment Matters.

(a)	To the Company’s knowledge, no executive employee of the Company and no group of employees of the Company or any Subsidiary has any plans to terminate his, her or their employment. Each of the Company and the Subsidiaries has complied in all material respects at all times with all applicable laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or other protected characteristic), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. Neither the Company nor any Subsidiary has any labor relations problem pending or, to the Company’s knowledge, threatened and its labor relations are satisfactory. There are no material workers’ compensation claims pending against the Company or any Subsidiary or, to the Company’s knowledge, any facts that would give rise to such a claim. There has been no lay-off of employees or work reduction program undertaken by or on behalf of the Company or any Subsidiary in the past two years, and no such program has been adopted by the Company or any Subsidiary or publicly announced. Each of the Company and the Subsidiaries has paid in full to all employees all material wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(b)	Section 3.24(b) of the Disclosure Schedule lists each employee of the Company as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete in all material respects. The Company or a Subsidiary received the appropriate notice of approval from the Department with respect to each such Work Permit, and all such employees are eligible to work in the United States. For each employee of the Company or any Subsidiary hired after November 6, 1986, the Company or such Subsidiary has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(c)	Except as listed on Section 3.24(c) of the Disclosure Schedule, neither the Company nor any Subsidiary is bound by any oral or written employee collective bargaining agreement or employment agreement, and to the extent any such agreements exist, copies have been provided by the Company to Parent prior to the date hereof.

(d)	All noncompetition, nonsolicitation and/or confidentiality/nondisclosure agreements currently in force between the Company and employees of the Company or of any Subsidiary, or with third parties are listed on Section 3.24(d) of the Disclosure Schedule, and complete copies have been provided by the Company in due diligence.

(e)	Except as listed on Section 3.24(e) of the Disclosure Schedule, no litigation is pending or, to the Company’s knowledge, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing.

3.25	Intellectual Property.

(a)	The term “Intellectual Property” means the following rights: (i) all rights in patents and patent applications and subject matter under consideration for patenting; (ii) trademarks, service marks, trade names, trade dress, material logos, material slogans, material tag lines, and other material designators of origin (all whether registered or not); (iii) uniform resource locators, Internet domain name registrations, Internet domain name applications (“Internet Names”); (iv) names or account names registered with social media sites (“Social Media Names”); (v) copyright applications and registered copyrighted works (including without limitation, proprietary software, product documentation, and website content); (vi) material trade secrets; and (vii) material know-how. Section 3.25(a) of the Disclosure Schedule is a full and complete listing and description of all Intellectual Property that the Company owns (“Company Intellectual Property”), other than the Company Intellectual Property covering subject matter under consideration for patenting or contemplated by Sections 3.25(a)(i) through (v) and sets forth, with the owner name, country(ies) or regional scope, and any applicable registration and application numbers and dates indicated. For the Company Intellectual Property contemplated by Sections 3.25(a)(vi) and (vii), Section 3.25(a) of the Disclosure Schedule generally describes the subject matter of the Company Intellectual Property in these categories.

(b)	Section 3.25(b) of the Disclosure Schedule sets forth a full and complete listing and description of all Contracts (including any material undocumented arrangements) related to Intellectual Property, including, without limitation, pursuant to which Intellectual Property (other than off-the-shelf computer programs or commercially available computer programs licensed for a one-time fee or that have annual fees of $10,000 or less) that, by third party permission, is used or held for use by the Company in its business as presently conducted. The Company is not in breach of any material provision of any such Contract and has provided Buyer a full and complete copy of all such Contracts.

(c)	The Intellectual Property listed in Sections 3.25(a) and (b) of the Disclosure Schedule constitutes all of the material intellectual property necessary for the business of the Company as now conducted or presently proposed to be conducted (without taking into account the transactions contemplated hereby).

(d)	The Company owns and possesses all right, title and interest in and to all Company Intellectual Property listed in Section 3.25(a) of the Disclosure Schedule, free and clear of Liens, except for Permitted Liens and except for licenses of Company Intellectual Property to third parties listed in Section 3.25(d) of the Disclosure Schedule. The Company is the sole owner of record of all Company Intellectual Property that is the subject of an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights or a pending application for such rights (“Registered Company Intellectual Property”). There are no royalties, fees or other payments payable by the Company to any Person by reason of the ownership, development, modification, use, license, sublicense, or sale of the Company Intellectual Property listed in Section 3.25(a) of the Disclosure Schedule other than salaries and sales commissions paid to employees and sales agents in the ordinary course of the Company’s business.

(e)	The Company is the sole named owner of the registrations for the Internet Names and Social Media Names listed in Section 3.25(a) of the Disclosure Schedule, and such registration are free and clear of all Liens (except for Permitted Liens).

(f)	All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Intellectual Property either (i) have been a party to “work-for-hire” arrangements or agreements with the Company in accordance with applicable national and state law that has accorded the Company ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property arising thereby, except for immaterial failures of clause (i) or (ii) above.

(g)	The Company owns or has a valid and enforceable right under contract to use all computer software and databases used by the Company in the operation of its business as presently conducted.

(h)	All of the Registered Company Intellectual Property that has been issued is to the Company’s knowledge valid and enforceable, and the Company has no knowledge of facts showing, and has received no written notice of any party asserting, that any such Company Intellectual Property rights are invalid or not enforceable. To the Company’s knowledge, the Company Intellectual Property has not been infringed by other Persons. To the Company’s knowledge, no claim by any third party contesting the validity of any Company Intellectual Property has been made, received, is currently outstanding or, has been threatened. Without limiting the generality of the foregoing, all of the Intellectual Property rights that are Registered Company Intellectual Property rights are in full force and effect and all actions required as of the Closing Date to keep such rights pending or in effect, including the payment of filing, examination, annuity, and maintenance fees and the filing of renewals or statements of use have been taken. To Company’s knowledge, no Registered Company Intellectual Property rights are the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. The Company has used reasonable secrecy measures to protect its material trade secrets.

(i)	The Company has not received any written notice of, or performed any study of, any infringement, misappropriation or violation by the Company of any rights in Intellectual Property of a third party.

(j)	Company has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business.

3.26	Environmental Compliance.

(a)	As used in this Section 3.26 and in Section 4.19, the following terms have the following meanings:

(i)	“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization or any actions necessary to comply with any Environmental Law.

(ii)	“Environmental Law” means any law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)	“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

(iv)	“List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Authority with respect to sites from which there has been a Release of Hazardous Materials.

(v)	“Property” means real property owned, leased, controlled or occupied by the Company or any Subsidiary, or Parent, as the case may be, at any time, excluding any public storage facilities.

(vi)	“Regulatory Action” means any litigation with respect to the Company or any Subsidiary, or Parent, as the case may be, brought or instigated by any Governmental Authority in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vii)	“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(viii)	“Third-Party Environmental Claim” means any litigation (other than a regulatory action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)	No Third-Party Environmental Claim or Regulatory Action is pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary.

(c)	No Property is listed on a List.

(d)	All transfer, transportation or disposal of Hazardous Materials by the Company or any Subsidiary to properties not owned, leased or operated by the Company or any Subsidiary has been in compliance in all material respects with applicable Environmental Law. To the Company’s knowledge, the Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is: (i) listed on a List; (ii) listed for possible inclusion on any List; or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)	To the knowledge of the Company, no Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)	To the knowledge of the Company, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

(g)	To the knowledge of the Company, during the Company’s occupancy or use thereof, the Property has been used and operated in compliance in with all applicable Environmental Law.

(h)	Each of the Company and the Subsidiaries has obtained all Governmental Authorizations relating to the Environmental Law necessary for operation of the Company, each of which is listed on Section 3.26(h) of the Disclosure Schedule. All Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

(i)

At all times during the Company’s occupancy or use thereof, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Property. Any aboveground or underground storage tanks located on, under or about the Property have been duly registered with all appropriate Governmental Authorities and are otherwise in compliance in all material respects with all applicable Environmental Law.

(j)	No material expenditure will be required in order to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

(k)	All environmental reports and investigations in the possession of the Company or any of its Subsidiaries with respect to the Company, any Subsidiary of the Company or the Property are listed on Section 3.26(k) of the Disclosure Schedule.

(l)	No Lien has been attached or filed against the Company or any Subsidiary in favor of any Person for: (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

3.27	Insurance. The Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by the Company, including, but not limited to, fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer the policy number, and the term of the coverage. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) all present policies are in full force and effect and all premiums with respect thereto have been paid, and (ii) the Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years.

3.28	Tax Matters.

(a)	The Company has (i) timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete; (ii) timely and properly paid all Taxes due and payable for all Tax periods or portions thereof, whether or not shown on such Tax Returns; (iii) established in the Company’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable; and (iv) complied with all applicable laws relating to the withholding of Taxes and the payment thereof.

(b)	There are no Liens (other than Permitted Liens) for Taxes upon any assets of the Company.

(c)	No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending. There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Return for any Tax year of the Company, nor has there been any notice to the Company by any Governmental Authority regarding any such Tax audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns of the Company.

(d)	The Company has no Liability for Taxes in a jurisdiction where it does not file a Tax Return, nor has the Company received notice from a Taxing Authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(e)	All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(f)	The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in connection with this Agreement, in the payment of any

“excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(g)	The Company has not been a member of any joint venture, partnership, contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes. The Company does not own any interest in an entity that is classified as an entity that is “disregarded as an entity separate from its owner” under Treasury Regulations Section 301.7701-3(b).

(h)	The Company (i) has not been a member of an affiliated group filing a consolidated Return, and (ii) has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)	The Company is not required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not proposed any such adjustment or change in accounting method.

(j)	The Company is not, and has not been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)	The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(l)	The Company has not engaged in any reportable or listed transaction as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder or under any similar provision of state law.

3.29	Bank Accounts; Powers of Attorney. The Disclosure Schedule sets forth: (a) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; and (b) the names of all persons or entities holding general or special powers of attorney from the Company and copies thereof.

3.30	Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of Products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from the Company were made in bona fide transactions in the ordinary course of business. There are no material claims pending against the Company received in writing to return Products purchased pursuant to purchase orders by reason of alleged over-shipments, defective Products or otherwise, or of products in the hands of customers or retailers under an understanding that such Products would be returnable.

3.31	Product Liability Claims. The Company has not ever received a claim, or incurred any uninsured or insured liability, for or based upon failure to warn, breach of product warranty (other than warranty service and repair claims incurred in the ordinary course of business and expensed as warranty expense on the Latest Financial Statements for the period in which incurred), strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its Products or from the provision of services, that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Company.

3.32

Warranties. All Products manufactured or sold, and all services provided, by the Company have complied, and are in compliance with all contractual requirements, warranties or covenants applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto except where such non-compliance would not have a Material Adverse Effect on the Company. The terms of all standard product and service warranties and product return, sales credit, discount, demo sales and credit policies of the Company are specifically set forth in the Disclosure Schedule. No product or service manufactured, sold, delivered, or performed by the Company pursuant to any Contract set forth on Section 3.22(a)(iii) of the Disclosure Schedule is subject to any guaranty, warranty or other indemnity that materially deviates from such standard terms and that could have a Material Adverse Effect on the Company if breached, except to the extent identified in the Disclosure Schedule.

3.33	Relations with Suppliers and Customers. No current supplier of the Company from which the Company purchased more than 5% of the goods and services it purchased during the last full fiscal year has canceled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies or services to the business of the Company either prior to or following the Effective Time. The Company has not received any written notice from any customer during the last full fiscal year to the effect that such customer intends to decrease the amount of business it does with the Company either prior to or following the Effective Time, and the Company has not received any written complaint of a material nature from any such customer, in any case which would reasonably be expected to result in a Material Adverse Effect on the Company. The Disclosure Schedule lists each supplier to the Company (i) from which the Company purchased more than 5% of the goods and services it purchased during the last full fiscal year and (ii) that is the source of a particular raw material, product, supply or service with respect to which locating and qualifying a replacement source would involve significant cost or delay.

3.34	Indemnification Obligations. None of the Contract set forth in Section 3.22(a)(iii) of the Disclosure Schedule contain any provisions requiring the Company to indemnify any Person (excluding indemnities contained in the Company’s standard terms and conditions of sale, copies of which have been provided to Parent), except for those Contracts identified in the Disclosure Schedule as containing indemnification provisions that materially deviate from such standard terms and conditions.

3.35	Brokers. Except as provided in the Disclosure Schedule, neither the Company nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

3.36	Investigation by Parent. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by Parent shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to Parent in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Parent knew or should have known that any of the same is or might be inaccurate in any respect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBSIDIARY

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Subsidiary to the Company on the date hereof (the “Parent Disclosure Schedule”) and except as otherwise specifically disclosed in the Parent SEC Reports (as defined below) filed by Parent prior to and including the date of this Agreement, including, its Form 10-K filed March 31, 2010 (but expressly excluding in each case materials included as exhibits thereto and any risk factors or other general cautionary or forward-looking language contained in such Parent SEC Reports and provided that any disclosure in the Parent SEC Reports shall qualify such a section or subsection of this Article 4 only to the extent to which the applicability of such disclosure is reasonably apparent and in any event any disclosure in the Parent SEC Reports shall not qualify Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.21 or 4.23 of

this Agreement), Parent and Merger Subsidiary hereby represent and warrant to the Company as follows (the Parent Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 4, and disclosure in one section of the Parent Disclosure Schedule shall constitute disclosure for all other sections of the Parent Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent):

4.1	Organization and Qualification. Parent and Merger Subsidiary are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and each has all requisite corporate power and authority required to own, operate and lease their respective assets and properties as now owned, leased and operated and to carry on their respective businesses as now being conducted. Parent and Merger Subsidiary are each duly qualified or licensed to do business as a foreign corporation and are in good standing in every jurisdiction in which the character or location of their properties and assets owned, leased or operated by them or the nature of their business require such licensing or qualification, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary. Merger Subsidiary is a recently formed Delaware corporation that has not conducted, and prior to the Effective Time will not conduct, any activities other than those incident to its formation and in connection with the consummation of the Merger.

4.2	Certificate of Incorporation of Company; Minutes; Subsidiaries. Each of Parent and Merger Subsidiary has heretofore made available to the Company complete and accurate copies of (i) its Certificate of Incorporation and Bylaws, as currently in effect, and (ii) the minutes (or in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of the shareholders of Parent, the Parent Board of Directors and each committee of the Parent Board of Directors since June 1, 2010. Neither Parent (except with respect to Merger Subsidiary) nor Merger Subsidiary, directly or indirectly, owns or controls any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture or other business association or entity. Parent has been the sole stockholder and controlling party of Merger Subsidiary since the formation of Merger Subsidiary and Parent will be the sole stockholder and controlling party of Merger Subsidiary immediately prior to and as of the Effective Time.

4.3	Authorization. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereunder. This Agreement has been, and each of the agreements, if any, required by Article 7 to be entered into by Parent or Merger Subsidiary, will be, duly and validly executed and delivered by each of them and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the legal, valid and binding obligations of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.4	Capitalization.

(a)

The authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock. As of the date hereof, there are 4,305,026 shares of Parent Common Stock issued and outstanding and no shares of Parent Common Stock held in Parent’s treasury. No shares of Parent Common Stock have been issued between March 31, 2011 and the date hereof. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Parent is entitled to (or has been issued in violation of) preemptive rights. Except as set forth on Section 4.4 of the Parent Disclosure Schedule, there are no other outstanding (w) shares of capital stock or other voting securities of Parent, (x) securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (y) options, warrants, conversion privileges, contracts, understandings, agreements or other rights to purchase or acquire from Parent or any of its subsidiaries, and, no obligations of Parent or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (z) equity equivalent interests in the ownership or earnings of Parent or any of its subsidiaries or other similar rights (collectively, “Parent Securities”). There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Except for the Parent Voting Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Parent.

(b)	The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent.

4.5	Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws; provided, however, that such shares of Parent Common Stock will be subject to restrictions on transfer of shares of capital stock imposed by the rules and regulations of the Securities Act, the Exchange Act or state securities laws.

4.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement by Parent and Merger Subsidiary nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Articles of Incorporation or Certificate of Incorporation, as applicable, Bylaws or other governing document of Parent and Merger Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which Parent or Merger Subsidiary or any of their respective properties or assets may be bound; (c) result in the creation or imposition of any Lien on any of the assets of Parent or Merger Subsidiary, other than Permitted Liens; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which Parent or Merger Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (d), where such violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

4.7	Consents and Approvals. No Consent of, with or from any Person or any Governmental Authority is required by Parent or Merger Subsidiary in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of the OTCBB and the HSR Act, (ii) the vote of the shareholders of Parent to approve this Agreement, the Merger and the other items recommended for their approval at the Parent Annual Meeting in accordance with Section 5.7(b) of this Agreement, and (iii) the filing and recordation of the Certificate of Merger as required by the DGCL.

4.8	Parent SEC Documents; Financial Reports.

(a)

Parent has filed with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC under Applicable Laws for the three (3) years preceding the date hereof (together with all information incorporated therein by reference, the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. As of their respective dates, as of the Closing Date and as of the date any information from such Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the last day of the quarter end reported upon by Parent by the filing with the SEC of Parent’s most recent Quarterly Report on Form 10-Q, with respect to Parent and the Merger Subsidiary, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents.

(b)	Each of the financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted in Form 10-Q under the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as and to the extent reflected in the financial statements (the “Parent Latest Financials”) of Parent included or incorporated by reference in the Form 10-Q filed by Parent on March 31, 2011, Parent has no Liabilities except (i) Liabilities incurred in the ordinary course of business and not required to be set forth in the Parent Latest Financials, (ii) Liabilities that have arisen after the date of the Parent Latest Financials in the ordinary course of business, consistent with past custom and practice, (iii) Liabilities disclosed on Section 4.8 of the Parent Disclosure Schedule, or (iv) Liabilities under Contracts set forth on Section 4.17 of the Parent Disclosure Schedule.

(c)	There is no outstanding indebtedness payable by any director or officer of Parent to Parent.

(d)	Parent has heretofore furnished or made available to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

4.9	Proxy Statement; Registration Statement; Other Information. The material, information, financial statements and exhibits, taken as a whole, with respect to Parent or its Subsidiaries (i) for inclusion in the Proxy Statement or the Registration Statement or (ii) supplied in writing by Parent to the Company (and its legal counsel and accounting advisors) for inclusion in the Information Statement, will not, in the case of the Proxy Statement and the Information Statement, or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or Information Statement, or any amendments or supplements thereto, and at the time of the Parent Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Subsidiary with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Proxy Statement or the Registration Statement. Each of the Proxy Statement and Registration Statement (as it relates to Parent) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

4.10	Absence of Certain Changes. Except as otherwise authorized or contemplated by this Agreement, since March 31, 2011, each of Parent and Merger Subsidiary has owned and operated its assets, properties and businesses in the ordinary course of business and consistent with past practice and there has not been:

(a)	any change, effect, event, occurrence, state of facts or development that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary;

(b)	any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent or Merger Subsidiary, or any repurchase, redemption or other acquisition by Parent or Merger Subsidiary (other than any wholly-owned subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, Parent or Merger Subsidiary;

(c)	any split, combination or reclassification of the Parent Common Stock or any capital stock of Merger Subsidiary;

(d)	any amendment of any provision of the Articles of Incorporation or Certificate of Incorporation, as applicable, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, Parent or Merger Subsidiary;

(e)	any incurrence, assumption or guarantee by Parent or Merger Subsidiary of any indebtedness for borrowed money;

(f)	any change in any method of accounting or accounting practice by Parent, except for any such change required by reason of a change in GAAP and concurred with by Parent’s or Merger Subsidiary’s independent public accountants;

(g)	issuance of any equity or debt securities of Parent or Merger Subsidiary other than pursuant to the Parent Stock Option Plan or Parent Stock Options in the ordinary course of business and consistent with past practice;

(h)	acquisition or disposition of assets material to Parent or Merger Subsidiary other than the sale of certain patents to Endo Pharmaceuticals Inc. pursuant to the Patent Purchase Agreement;

(i)	any creation or assumption by Parent or Merger Subsidiary of any Lien, other than Permitted Liens;

(j)	any individual capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the ordinary course of business;

(k)	any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(l)	any material increase in the base salary of any officer or employee of Parent;

(m)	except as set forth in the Parent Disclosure Schedule, any adoption, amendment, modification, or termination of any Benefit Plan or any other bonus, profit-sharing, incentive, severance or other similar plan for the benefit of any of its directors, officers or employees;

(n)	entry by Parent or Merger Subsidiary into any joint venture, partnership or similar agreement with any person;

(o)	any filing of any amended Tax Return, settlement of any Tax claim or assessment relating to Parent or Merger Subsidiary, payment of any estimated Taxes in excess of $10,000, change in method of Tax accounting, or consent to the extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes; or

(p)	any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

4.11	Assets and Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties. Parent holds title to each such owned assets and properties free and clear of all Liens, except Permitted Liens. Merger Subsidiary owns no property or assets.

4.12	Intellectual Property.

(a)	Section 4.12(a) of the Disclosure Schedule is a full and complete listing and description of all Intellectual Property that Parent owns (“Parent Intellectual Property”), other than the Parent Intellectual Property covering subject matter under consideration for patenting or contemplated by Sections 3.25(a)(i) through (v) and sets forth, with the owner name, country(ies) or regional scope, and any applicable registration and application numbers and dates indicated. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining such Parent Intellectual Property have been paid through the Effective Date. For the Parent Intellectual Property contemplated by Sections 3.25(a)(vi) and (vii), Section 4.12(a) of the Parent Disclosure Schedule generally describes the subject matter of the Parent Intellectual Property in these categories.

(b)	Section 4.12(b) of the Parent Disclosure Schedule sets forth a full and complete listing and description of all Contracts (including any material undocumented arrangements) related to Intellectual Property, including, without limitation, pursuant to which Parent Intellectual Property (other than off-the-shelf computer programs or commercially available computer programs licensed for a one-time fee or that have annual fees of $10,000 or less) that, by third party permission, is used or held for use by the Parent in its business as presently conducted. The Parent is not in breach of any material provision of any such Contract and has provided the Company a full and complete copy of all such Contracts.

(c)	The Parent Intellectual Property listed in Sections 4.12(a) and (b) of the Parent Disclosure Schedule constitutes all of the material intellectual property necessary for the business of the Parent as now conducted or presently proposed to be conducted (without taking into account the transactions contemplated hereby).

(d)	The Parent owns and possesses all right, title and interest in and to all Parent Intellectual Property listed in Section 4.12(a) of the Parent Disclosure Schedule, free and clear of Liens, except for Permitted Liens and except for licenses of Parent Intellectual Property to third parties listed in Section 4.12(d) of the Disclosure Schedule. The Parent is the sole owner of record of all Parent Intellectual Property that is the subject of an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights or a pending application for such rights (“Registered Parent Intellectual Property”). There are no royalties, fees or other payments payable by the Parent to any Person by reason of the ownership, development, modification, use, license, sublicense, or sale of the Parent Intellectual Property listed in Section 4.12(a) of the Parent Disclosure Schedule other than salaries and sales commissions paid to employees and sales agents in the ordinary course of the Parent’s business.

(e)	The Parent is the sole named owner of the registrations for the Internet Names and Social Media Names listed in Section 4.12(a) of the Parent Disclosure Schedule, and such registrations are free and clear of all Liens (except for Permitted Liens).

(f)	The Parent owns or has a valid and enforceable right under contract to use all computer software and databases used by the Parent in the operation of its business as presently conducted.

(g)

All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Parent Intellectual Property either (i) have been a party to “work-for-hire” arrangements or agreements with Parent in accordance with applicable national and state law that has accorded Parent ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Parent as assignee that have conveyed to Parent effective and exclusive ownership of all tangible and intangible property arising thereby, except for immaterial failures of clause (i) or (ii) above.

(h)	All of the Registered Parent Intellectual Property that has been issued is to the Parent’s knowledge valid and enforceable and the Parent has no knowledge of facts showing, and has received no written notice of any party asserting, that any such Intellectual Property rights of the Parent are invalid or not enforceable except as disclosed in Schedule 4.12(h) of the Parent Disclosure Schedules. To the Parent’s knowledge, the Registered Parent Intellectual Property has not been infringed by other Persons except as disclosed in Schedule 4.12(h) of the Parent Disclosure Schedules. No claim by any third party contesting the validity of any such Registered Parent Intellectual Property has been made, received, is currently outstanding or, to the Parent’s knowledge, has been threatened. Without limiting the generality of the foregoing, all of the Parent Intellectual Property rights that are Registered Parent Intellectual Property rights are in full force and effect and all actions required as of the Closing Date to keep such rights pending or in effect, including the payment of filing, examination, annuity, and maintenance fees and the filing of renewals or statements of use have been taken. No Registered Parent Intellectual Property rights are the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. The Parent has used reasonable secrecy measures to protect its material trade secrets.

(i)	The Parent has not received any written notice of any infringement, misappropriation or violation by the Parent of any rights in Third Party Intellectual Property.

4.13	Parent Intellectual Property Agreements.

(a)	Prior to the execution of the patent purchase agreement entered into between Parent and Endo Pharmaceuticals Inc. (“Endo”) on May 9, 2011 (“Patent Purchase Agreement”), Parent provided to Endo complete and correct copies of the following agreements and Endo confirmed review of such agreements: Supply and License Agreement entered into between Parent and Novartis Consumer Health, Inc. on January 1, 2004; Settlement Agreement and Mutual Release entered into between Parent and The Mentholatum Company on May 29, 2009; Settlement and License Agreement entered into between Parent and Endo on November 11, 2009; Settlement Agreement and Mutual Release entered into between Parent and Johnson & Johnson Consumer Companies, Inc. on December 18, 2009; Confidential Settlement Agreement and Mutual Release entered into between Parent and Chattem on March 23, 2011; Settlement Agreement and Mutual Release entered into between Parent and Prince of Peace Enterprises, Inc. and Haw Par Corporation Limited on April 25, 2011 (collectively “Parent Intellectual Property Agreements”).

(b)

At the time of execution of the Patent Purchase Agreement Parent was (subject to the Parent Intellectual Property Agreements) the sole and exclusive legal and beneficial owner of all right, title and interest worldwide, including past, present and future enforcement rights and the right to license and collect royalties, to the following patents, reexamination certificates and patent applications: U.S. Patent No. 5,536,263, U.S. Patent No. 5,741,510, U.S. Patent No. 6,096,333, U.S. Patent No. 6,096,334, U.S. Patent No. 6,361,790, Reexamination Certificate corresponding to Reexamination Request No. 90/005,877 issued on April 4, 2007 for U.S. Patent No. 5,536,263, Reexamination Certificate corresponding to Reexamination Request No. 90/005,878 issued on April 30, 2002 for U.S. Patent No. 5,741,510, Austria patent AT 269744, Australia patent AU 676623, Canada patent CA 2133598, Germany patent DE 69433859, European Patent Office patent EP 0674913, Spain patent ES 2224102, Finland patent application FI 950465, Japan patent application JP 7265353, Norway patent application NO 951217 including the right, title and interest to all continuations, continuation-in-part, divisionals of such patents and patent applications and any U.S. patents resulting from any reissue or reexamination of such patents and reexamination certificates, all U.S. and foreign counterparts claiming priority to such patents and patent applications, all foreign counterparts to any of such patents and patent applications (collectively, “Key Patents”).

(c)	At the time of execution of the Patent Purchase Agreement, Parent had obtained all third party consents, approvals and/or other authorizations required to sell and assign to Endo the right, title and interest to the Key Patents (subject to the Parent Intellectual Property Agreements).

(d)	At any time prior to or after the execution of the Patent Purchase Agreement, Parent has not breached any provision of the Patent Purchase Agreement or any provision of any of the Parent Intellectual Property Agreements.

(e)	At any time prior to or after the execution of the Patent Purchase Agreement and each Parent Intellectual Property Agreement, Parent had the full right and authority to enter into such agreement and to carry out its obligations and covenants thereunder, including such covenant in the Patent Purchase Agreement that Parent had made no assignments or agreements that could prevent, delay or interfere with the transaction covered therein.

(f)	Parent has taken all actions required before the effective date of the Patent Purchase Agreement to maintain in good standing all Key Patents (including payment of all applicable fees due and payable to the governmental authority and timely compliance with filing, prosecution and maintenance requirements) have been taken.

(g)	Except as set forth in Section 4.13(g) of the Parent Disclosure Schedules, there are no claims, judgments or settlements against or owed by Parent, nor any pending reissue, reexamination, interference, opposition or similar proceedings, with respect to any of the Key Patents, and Parent has not received written notice of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the Key Patents.

(h)	There have been no and there is no reason to believe that there will be any inventorship challenges with respect to any of the Key Patents.

(i)	All current and former employees and consultants of Parent and its Affiliates who are or have been substantially involved in the conception or reduction to practice of the subject matter claimed in the Key Patents is a party to an agreement with the Parent requiring such employee or consultant to assign any inventorship rights to Parent.

4.14	FDA and Regulatory Matters.

(a)	Parent has complied and is complying with all applicable laws and regulations including, without limitation: (i) the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the Controlled Substance Act, and the regulations promulgated under each such statute; (ii) any relevant guidance or other instructions issued by a Governmental Authority; (iii) relevant state laws and regulations; and (iv) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), and all of the regulations promulgated under all such statutes.

(b)	Parent has not received notice of, nor has Parent been subject to, any adverse inspectional finding, data integrity review, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, Form 483, or other compliance or enforcement notice, communication, or correspondence from the FDA or any other Governmental Authority.

(c)

None of the products designed, manufactured, processed, packaged, sold, marketed, or distributed by Parent or designed, manufactured, processed, packaged, sold, marketed, or distributed pursuant to any Permit held by Seller, including, without limitation, any Parent 510(k) premarket notification, premarket approval application, investigational device exemption, new drug application, abbreviated new drug application, or investigational new drug application (collectively, the “Parent Products”) have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, nor is any Parent Product recall, removal, market withdrawal, or other corrective action currently under consideration by Parent or, to the knowledge of Parent, any Governmental Authority or any of Parent’s customers. All Parent Product research, development, manufacturing, processing, testing, packaging, labeling, distribution, marketing, and sales activities have been performed in compliance with all applicable laws and regulations and any applicable Permits.

(d)	No Parent Products have been manufactured, processed, packaged, sold, marketed, distributed, licensed, or otherwise commercialized, nor have any Parent Products been tested in humans or other animals, within the past five (5) years. Parent has not, in the past five (5) years, engaged in any research, development, manufacturing, processing, testing, packaging, labeling, distribution, marketing, or sales activities with respect to any product or article regulated under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the Controlled Substance Act, or the regulations promulgated under each such statute.

(e)	Neither Parent nor any employee or agent of Parent has (i) made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority, or in any records or documentation prepared or maintained to comply with the applicable laws and regulations; (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority; (iii) or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other comparable Governmental Authority for data or healthcare program fraud. Neither Parent nor any of its officers, directors and employees have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority.

(f)	Neither Parent nor any employee or agent of Parent has (i) violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, without limitation, the anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b); (ii) been excluded or threatened with exclusion under law or regulation, including, without limitation, under 42 U.S.C. § 1320a-7 or 42 C.F.R. Part 1001; (iii) been assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; (iv) been debarred or threatened with debarment under any law or regulation, including, without limitation, 21 U.S.C. § 335a; (v) been convicted of any offense or engaged in any conduct which could result in exclusion or debarment under any law or regulation.

(g)	There are not presently pending, nor, to Parent’s knowledge, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials, or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any Parent Product, or alleging that any such Parent Product is otherwise noncompliant or unsafe or ineffective for its intended use. Parent has not made any modification to any Parent Product because of warranty, product liability, regulatory, or other claims or communications concerning any alleged hazard, defect, or other noncompliance concerning such Product.

4.15	Compliance with Applicable Laws. Each of Parent and Merger Subsidiary has not violated or infringed, nor is it in violation or infringement of, any order, writ, injunction or decree of any Governmental Authority in connection with its activities, except where such violation or infringement would not reasonably be expected to have a Material Adverse Effect thereon. Each of Parent and Merger Subsidiary and each of their respective officers, directors, agents and employees are in compliance with all Applicable Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company.

4.16	Permits. The Parent Disclosure Schedule sets forth those approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) of Parent which are necessary to conduct its business and own and operate its properties, other than those the failure of which to have would not have a Material Adverse Effect on Parent (the “Parent Permits”). Each Parent Permit is valid and in full force and effect and none of the Parent Permits will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger except as would not have a Material Adverse Effect on Parent. Parent has conducted its business in compliance with all terms and conditions of the Parent Permits, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on Parent.

4.17	Litigation. There are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or any other Person, nor any claims or any investigations or reviews by any Governmental Authority against or affecting Parent or Merger Subsidiary, pending or, to Parent’s knowledge, threatened, against or by Parent or Merger Subsidiary or any of their respective assets or which seek to enjoin or rescind the transactions contemplated by this Agreement; and (b) existing orders, judgments or decrees of any Governmental Authority naming Parent or Merger Subsidiary as an affected party or otherwise affecting any of the assets or the business of Parent or Merger Subsidiary.

4.18	Contracts. The Parent Disclosure Schedule sets forth a list of each Contract to which either Parent or Merger Subsidiary is a party or is subject, or by which any of their respective assets are bound (i) that would reasonably be expected to involve payments by or to Parent in excess of $50,000 in any given calendar year or (ii) is otherwise material to Parent (collectively, the “Parent Contracts”). Parent has made available to the Company true and correct copies (or summaries, in the case of any oral Contracts) of all Parent Contracts. None of the Parent Contracts contain a provision requiring the consent of any Person with respect to the consummation of the transactions contemplated herein. No notice of material default arising under any Parent Contract has been delivered to or by Parent or Merger Subsidiary. Each Parent Contract is a legal, valid and binding obligation of Parent or Merger Subsidiary, as applicable, and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, and neither Parent or Merger Subsidiary, as applicable, nor, to the knowledge of Party, the other party thereto is in breach, violation or default thereunder except for such breach, violation or default as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Subsidiary, as applicable.

4.19	Environmental Compliance.

(a)	No Third-Party Environmental Claim or Regulatory Action is pending or, to Parent’s knowledge, threatened against Parent.

(b)	No Property is listed on a List.

(c)	All transfer, transportation or disposal of Hazardous Materials by Parent or any Subsidiary to properties not owned, leased or operated by Parent or any Subsidiary has been in compliance with applicable Environmental Law in all material respects. To Parent’s knowledge, Parent has not transported or arranged for the transportation of any Hazardous Materials to any location that is: (i) listed on a List; (ii) listed for possible inclusion on any List; or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(d)	To the knowledge of Parent, no Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(e)	To the knowledge of Parent, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

(f)	To the knowledge of Parent, during Parent’s occupancy or use thereof, the Property at all times has been used and operated in compliance with all applicable Environmental Law.

(g)	Parent has obtained all Governmental Authorizations relating to the Environmental Law necessary for operation of the Company, each of which is listed on Section 4.19(g) of the Parent Disclosure Schedule. All Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Parent has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

(h)	At all times during Parent’s occupancy or use thereof, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Property. Any aboveground or underground storage tanks located on, under or about the Property have been duly registered with all appropriate Governmental Authorities and are otherwise in compliance in all material respects with all applicable Environmental Law.

(i)	No material expenditure will be required in order to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

(j)	No Lien has been attached or filed against Parent in favor of any Person for: (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

4.20	Insurance. The Parent Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by Parent or Merger Subsidiary, including, but not limited to, fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Parent or Merger Subsidiary, specifying the insurer the policy number, and the term of the coverage. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary, (i) all present policies are in full force and effect and all premiums with respect thereto have been paid, and (ii) neither Parent nor Merger Subsidiary has been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years.

4.21	Tax Matters.

(a)	Parent has (i) timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete; (ii) timely and properly paid all Taxes due and payable for all Tax periods or portions thereof, whether or not shown on such Tax Returns; (iii) established in Parent’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable; and (iv) complied with all applicable laws relating to the withholding of Taxes and the payment thereof.

(b)	There are no Liens (other than Permitted Liens) for Taxes upon any assets of Parent.

(c)	No deficiency for any Taxes has been proposed, asserted or assessed against Parent that has not been resolved and paid in full. No waiver, extension or comparable consent given by Parent regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending. There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Return for any Tax year of Parent, nor has there been any notice to Parent by any Governmental Authority regarding any such Tax audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns of Parent.

(d)	Parent has no Liability for Taxes in a jurisdiction where it does not file a Tax Return, nor has Parent received notice from a Taxing Authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(e)	All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by Parent in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(f)	Parent is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in connection with this Agreement or any change of control of Parent, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(g)	Parent has not been a member of any joint venture, partnership, contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes. Parent does not own any interest in an entity that is classified as an entity that is “disregarded as an entity separate from its owner” under Treasury Regulations Section 301.7701-3(b).

(h)	Parent (i) has not been a member of an affiliated group filing a consolidated Return, and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)	Parent is not required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Parent, and the IRS has not proposed any such adjustment or change in accounting method.

(j)	Parent is not, and has not been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)	Parent is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(l)	Parent has not engaged in any reportable or listed transaction as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder or under any similar provision of state law.

4.22	Parent Benefit Plans.

(a)

The term “Parent Plan” means every plan, fund, Contract, program and arrangement (formal or informal, whether written or not) that Parent or any other Parent ERISA Affiliate sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of Parent and/or its Parent ERISA Affiliates (the “Parent Employees”) including, without limitation, those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “Parent ERISA Affiliates” means each Subsidiary of Parent and any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes Parent within the meaning of Code Section 414(b), (c), (m) or (o).

(b)	Section 4.22(b) of the Disclosure Schedule sets forth each Parent ERISA Affiliate and Parent Plan by name.

(c)	There are no Parent Plans subject to Title IV of ERISA or Code Section 412 and neither Parent nor any Parent ERISA Affiliate has ever maintained a Parent Plan subject to Title IV or ERISA or Code Section 412.

(d)	No employer other than Parent or a Parent ERISA Affiliate is permitted to participate or participates in the Parent Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Parent Plan.

(e)	Neither Parent nor any Parent ERISA Affiliate has any liability resulting from past membership in a Code Section 414 controlled group of corporations that would result in a Material Adverse Affect. No Parent Plan is a multiple employer plan or multiemployer plan under Code Section 413(c) or 414(f), and none of Parent or any Parent ERISA Affiliate has ever contributed to a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA).

(f)	There are no Parent Plans which promise or provide health, life or other welfare benefits to retirees or former employees of Parent and/or its Parent ERISA Affiliates, or which provide severance benefits to Parent Employees, except as otherwise required by Code Section 4980B or comparable state statute or other law which provides for continuing health care coverage.

(g)	No Parent Plan that is intended to be qualified under Section 401(a) of the Code has received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

(h)	With respect to all Parent Plans, to the extent that the following documents exist, Parent has made available to the Company true and complete copies of: (i) the most recent determination letter, if any, received by Parent and/or its Parent ERISA Affiliates from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iv) Parent Plan documents, summary plan descriptions, trust agreements, insurance Contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) and (v) all closing letters, audit finding letters, revenue agent findings and similar documents issued by a Governmental Authority.

(i)	Each Parent Plan has at all times been operated in material compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereby) and the terms of such Parent Plan. With respect to each Parent Plan that is intended to be qualified under Section 401(a) and/or 4975(e)(7) of the Code, each such Parent Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from Tax pursuant to Section 501(a) of the Code. To the knowledge of Parent, no reason exists which would cause such qualified status to be revoked. To the knowledge of Parent, no non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Parent Plan that would reasonably be expected to subject such Parent Plan or Parent or applicable Parent ERISA Affiliate to any material penalty under the Code or ERISA.

(j)	No state of facts or conditions exist which reasonably could be expected to subject Parent and/or any Parent ERISA Affiliate to any material liability (other than routine claims for benefits) with respect to any Parent Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable Law.

(k)	All material contributions, premiums, fees or charges due and owing to or in respect of any Parent Plan for periods on or before the Closing have been paid in full by Parent and its Parent ERISA Affiliates prior to the Closing in accordance with the terms of such Parent Plan and all applicable laws, and no material Taxes are owing on the part of Parent as a result of any Parent Plan.

(l)	Parent and its Parent ERISA Affiliates have not committed to make any material increase in contributions or benefits under any Parent Plan that would become effective either on or after the Closing Date.

(m)	No Parent Plan is currently under audit or examination by the IRS or the DOL. There are no pending or, to Parent’s knowledge, threatened, audits, investigations, claims, suits, grievances or other proceedings.

(n)	The events contemplated in this Agreement will not trigger, or entitle any current or former employee of Parent to, severance, termination, change in control payments or accelerated vesting under any Parent Plan, and will not result in any material Tax or other liability payable by any Parent Plan or, with respect to any Parent Plan, by Parent or any Parent ERISA Affiliate.

(o)	Benefits provided to participants under each Parent Plan (other than a tax qualified plan under Code Section 401(a) or a plan established under Code Section 408(p)) are provided exclusively from insurance policies or the general assets of Parent and/or its Parent ERISA Affiliates.

(p)	Parent and/or its Parent ERISA Affiliates can terminate each Parent Plan without material liability to Parent and/or its Parent ERISA Affiliates. No action or omission of Parent, any Parent ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, the Company, any Parent ERISA Affiliate or any successor from amending, merging, or terminating any Parent Plan in accordance with the express terms of any such Parent Plan and applicable law.

(q)	To the knowledge of Parent, there are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject Parent or any Parent ERISA Affiliate to any (i) excise Tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty Tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(r)	None of Parent or its Parent ERISA Affiliates have established or contributed to, is required to contribute to or has or could reasonably be expected to have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(s)	All Nonqualified Deferred Compensation Plans (as defined in Code Section 409A(d)(1)) of Parent are in material compliance with Code Section 409A.

(t)	The exercise price of each Parent Stock Option granted under the Parent Stock Option Plan is not less than the fair market value, determined in accordance with Section 409A of the Code, of a Share of the underlying Parent Common Stock on the date such Parent Stock Option was granted. No Parent Stock Option granted under the Parent Stock Option Plan provides for a deferral of compensation under Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(5).

(u)	With respect to each Parent Plan, Parent has operated each Parent Plan in material compliance with all laws and regulations applicable to employee benefit plans of public companies, including, without limitation, Section 162(m) of the Code and Sarbanes-Oxley Act of 2002, and no material liability or loss of Tax deduction has resulted from any noncompliance.

4.23	Brokers. Neither Parent nor Merger Subsidiary, nor any of their directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

4.24	Bank Accounts; Powers of Attorney. The Parent Disclosure Schedule sets forth: (a) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which Parent or Merger Subsidiary maintain accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; and (b) the names of all persons or entities holding general or special powers of attorney from Parent or Merger Subsidiary and copies thereof.

4.25	Indemnification Obligations. Neither Parent nor Merger Subsidiary is a party to any Contract that contains any provisions requiring Parent or Merger Subsidiary to indemnify any Person, except for those Contracts identified in the Parent Disclosure Schedule as containing indemnification provisions.

4.26	Internal Accounting Controls; Books of Account.

(a)	Parent maintains a system of internal accounting controls sufficient, in the judgment of the Parent Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)	The books of account of Parent are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of Parent, and each document upon which entries in Parent’s books and records are based is complete and accurate in all material respects.

4.27	Listing and Maintenance Requirements. Parent has not, in the twelve (12) months preceding the date hereof, received notice from the trading market or stock quotation system on which Parent Common Stock is listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

4.28	Investigation by Company. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by the Company shall affect the representations and warranties of Parent or Merger Subsidiary under this Agreement or contained in any other writing to be furnished to the Company in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Company knew or should have known, that any of the same is or might be inaccurate in any respect.

ARTICLE 5

COVENANTS

5.1	Conduct of the Business.

(a)	Except as contemplated by this Agreement or to the extent that Parent otherwise consents in writing, not to be unreasonably withheld or delayed, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall maintain its assets and properties and carry on its business and operations in accordance with the Operating Budget (except and to the extent otherwise expressly approved in writing by Parent); and the Company shall use its commercially reasonable efforts to preserve intact (i) its business organizations, (ii) existing business relationships, including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers, except to the extent the Company in good faith elects to not so preserve any such relationships that are not material to the Company, (iii) good will and (iv) going concern value.

(b)	Except as contemplated by this Agreement or to the extent that the Company otherwise consents in writing, not to be unreasonably withheld or delayed, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, each of Parent and Merger Subsidiary shall maintain its assets and properties and carry on its business and operations in the ordinary course consistent with past practice (except and to the extent otherwise expressly approved in writing by the Company); and each of Parent and Merger Subsidiary shall use its commercially reasonable efforts to preserve intact its (i) business organizations, (ii) existing business relationships, including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers, except to the extent Parent in good faith elects to not so preserve any such relationships that are not material to Parent, (iii) good will and (iv) going concern value.

(c)	Except as contemplated by this Agreement or to the extent that Parent otherwise consents in writing, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall not amend its Certificate of Incorporation or Bylaws (or other similar governing instruments). Except as contemplated by this Agreement or to the extent that the Company otherwise consents in writing, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Parent shall not amend its Articles of Incorporation or Bylaws (or other similar governing instruments).

(d)	Except as contemplated by this Agreement, the Company shall not: (i) declare, pay or set aside for payment any dividend or other distribution in respect of, or split, combine or reclassify, its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (ii) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except (A) the issuance of options under the terms of the Company Stock Option Plan as in effect on the date hereof and (B) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on the date hereof; (iii) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (iv) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity. Notwithstanding anything to the contrary set forth herein, between the date hereof and the Effective Time, the Company shall be permitted to increase the authorized number of shares of Company Common Stock in the Company’s Certificate of Incorporation from 133,000,000 to 185,000,000.

(e)	Except as contemplated by this Agreement, Parent shall not: (i) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except (A) the issuance of options under the terms of the Parent Stock Option Plan as in effect on the date hereof and (B) the issuance of Company Common Stock pursuant to the exercise of Parent Stock Options outstanding on the date hereof; (ii) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (iii) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity.

(f)	Except as contemplated by this Agreement, neither the Company nor Parent, as applicable, shall agree, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2	Full Access. Each Party shall afford to each other Party and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, at such other Party’s expense, reasonable access to its facilities, properties, books and records in order that each such other Party may have full opportunity to make such investigations as it shall desire to make of its affairs; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business operations of any Party and such additional financial and operating data and other information as may be reasonably requested, from time to time, shall be furnished if such data or information may be obtained without unreasonable expense; provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of any Party provided herein.

5.3	Confidentiality. Each of the Parties agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto furnished or made available to it in connection with the transactions contemplated herein (“Information”) for any purpose or in any manner other than solely in connection with its evaluation or consummation of the transactions contemplated by this Agreement in a manner that the disclosing Party has approved and shall in no event use or permit the use of any of such Information in a manner or for a purpose detrimental to such other Party, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose”), or permit the Disclosure of, any of the Information to any Person, other than solely to their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (collectively, the “Representatives”) who have a “need to know” to carry out the purposes of this Agreement, except as may be required by judicial or administrative process or, in the opinion of such Party’s regular counsel, by other requirements of Applicable Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing Party shall first obtain the recipients’ undertaking to comply with the provisions of this subsection with respect to such Information. Each Party shall instruct its Representatives to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any of its Representatives. The term “Information” as used herein shall not include any information relating to a Party which the Party receiving such information can show: (i) to have been rightfully in its possession prior to its receipt from another Party hereto; (ii) to be now or to later become generally available to the public through no fault of the receiving party; (iii) to have been received separately by the receiving Party in an unrestricted manner from a Person entitled to disclose such information; or (iv) to have been developed independently by the receiving Party without regard to any Information received in connection with this transaction. Each Party also agrees to promptly return to the Party from whom originally received all original and duplicate copies of materials containing Information and to destroy any summaries, analyses or extracts thereof or based thereon (whether in hard copy form or intangible media) should the transactions contemplated herein not occur. A Party shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information, which shall in no event be less than reasonable care. The provisions of this Section 5.3 shall survive indefinitely any termination of this Agreement.

5.4	Filings; Consents; Removal of Objections. Subject to the terms and conditions herein, the Parties shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under Applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any Person, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (a) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (b) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

5.5	Further Assurances; Cooperation; Notification.

(a)	Each Party shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other Party or Parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement including the satisfaction of all conditions contained in Articles 6 and 7 of this Agreement.

(b)	Between the date hereof and the Closing, the Parties shall cooperate with each other to promptly develop plans for the management of the businesses Parent and the Surviving Corporation after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Parties shall further cooperate with each other to provide for the implementation of such plans as soon as practicable after the Closing. Between the date hereof and the Closing, subject to Applicable Law, the Parties shall confer with each other on a regular and reasonable basis to report on material operational matters and the general status of ongoing operations of such Party.

(c)	At all times from the date hereof until the Closing, each Party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or is reasonably likely to result in a failure by such Party to satisfy the conditions specified in Articles 6 or 7 of this Agreement.

5.6	Information Statement; Proxy Statement; Registration Statement.

(a)	Parent shall cooperate with the Company in order to timely assist in the preparation, as soon as reasonably practicable, of the Information Statement. The Company shall use all reasonable efforts to cause the Information Statement (together with either written consent resolutions for execution by the Stockholders or forms of proxy) to be mailed to the Stockholders as soon as reasonably practicable following the date hereof, with the date of mailing as mutually determined by the Company and Parent.

(b)	The Company shall cooperate with Parent in order to timely assist in the preparation and filing with the SEC, as soon as reasonably practicable, of the Proxy Statement and Registration Statement. The Company shall use all reasonable efforts to cause the definitive Proxy Statement (together with either written consent resolutions for execution by the Stockholders or forms of proxy) to be mailed to the Stockholders as soon as reasonably practicable following effectiveness of the Registration Statement of which the Proxy Statement is a part, with the date of mailing as mutually determined by the Company and Parent.

(c)

Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the Securities Act registering the shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”), which Registration Statement shall include the Proxy Statement. Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and the holders of its capital stock, and shall take such other reasonable action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

(d)	Parent shall notify the Company promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the receipt of comments of the SEC with respect to the transactions contemplated hereby and of any request by the SEC for amendments or supplements to the Registration Statement, and shall provide the Company with an opportunity to participate in the response of Parent to such comments. Parent shall supply the Company with copies of all correspondence with the SEC with respect to the transactions contemplated hereby.

(e)	If at any time prior to the Effective Time, any event should occur relating to the Company or the Company’s officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event shall occur relating to Parent or Merger Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The Parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

(f)	In addition, the Parties shall cooperate with one another regarding the preparation of any filings with the SEC that may be required under the Exchange Act.

5.7	Stockholder Meetings or Communication with Stockholders.

(a)	Following effectiveness of the Registration Statement, the Company shall, in accordance with Applicable Law and its Certificate of Incorporation and Bylaws, solicit the written consent resolutions of its stockholders approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger and the other matters appurtenant thereto.

(b)	Parent shall, in accordance with Applicable Law and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold an annual meeting (as the same may be duly adjourned, the “Parent Annual Meeting”) of its stockholders for the purpose of approving (i) an amendment to its Articles of Incorporation to increase its authorized capital stock, (ii) an amendment to its Articles of Incorporation to change its name as of the Effective Time to such name as may be mutually agreed by the Parties following the date hereof, (iii) an amendment to the Parent Stock Option Plan to increase the number of shares authorized for issuance under such Plan, as determined in accordance with Section 5.16, (iv) an increase in the number of members on the Parent Board of Directors to seven, (v) the election of seven Persons to serve as directors of Parent from and after the Effective Time, and (vi) the issuance of Parent Common Stock in connection with the Merger. Parent agrees to use its reasonable efforts to cause the Parent Annual Meeting to occur within 60 days after the date on which the Registration Statement becomes effective, but, if incorporation by reference is relied upon in the Registration Statement, not earlier than 20 business days after the date the Proxy Statement is first mailed to Parent’s shareholders. Parent shall include in the Proxy Statement the recommendation of the Parent Board of Directors that its shareholders vote in favor of the six items listed above.

5.8	Update Disclosure; Breaches. The Company shall use commercially reasonable efforts to give prompt notice to Parent, and Parent shall use commercially reasonable efforts to give prompt notice to the Company, to the extent that either acquires actual knowledge of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect and (b) any failure of Parent, Merger Subsidiary or Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice. Notwithstanding the foregoing, provided that, from the date of this Agreement until the Closing, no action taken by the Company in compliance with the Operating Budget, or otherwise taken in accordance with the prior written consent of Parent’s Chief Executive Officer, shall be deemed to result in a Material Adverse Effect of the Company.

5.9	No Solicitation.

(a)	Each Party agrees (i) it and its authorized representatives will negotiate exclusively with the other Party hereto and its authorized representatives regarding the transaction contemplated hereby and will not, directly or indirectly, encourage or solicit the submission of, entertain inquiries, proposals or offers from, or enter into any agreement or negotiate with any Person (other than the Parties) for the sale, acquisition or other combination of any Party (whether by merger, combination, sale of assets, sale of stock or otherwise) or other disposition of assets or technology (an “Alternative Transaction”) other than, solely with respect to dispositions of assets or technology, in the ordinary course of business, and (ii) it will not furnish to any Person (other than the Parties) any information with respect to any Alternative Transaction. Each Party agrees to take all reasonably necessary steps to promptly inform any Person who inquires of such Party regarding a potential Alternative Transaction of the obligations undertaken in this Section 5.9. Each Party agrees to promptly inform the other Parties of any such inquiry from any Person, including the material terms thereof (including without limitation, any terms regarding price) and the identity of the Person making such inquiry, and to keep the other Parties informed, on a current basis, of the status and terms of any such proposed Alternative Transaction.

(b)	Neither the Parent Board of Directors nor the Company Board of Directors shall (i) (A) withdraw (or modify or qualify in any manner adverse to the other Party) its approval, recommendation or declaration of advisability of this Agreement, the Merger or any of the transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Transaction or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.9(b)(i), a “Change in Recommendation”), or (ii) cause or permit Parent or the Company, as the case may be, to enter into any Contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Alternative Transaction (an “Alternative Transaction Agreement”).

(c)

Notwithstanding Sections 5.9(a) and 5.9(b), prior to the receipt of approval by the shareholders of Parent of the transactions contemplated by this Agreement, the Parent Board of Directors may (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal of an Alternative Transaction regarding Parent that the Parent Board of Directors reasonably believes in good faith constitutes or would be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to Parent pursuant to an executed confidentiality agreement, (iii) following receipt of and on account of a Superior Proposal, make a Change in Recommendation, and/or (iv) take any action that any court of competent jurisdiction orders Parent to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Parent Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause Parent Board of Directors to be in breach of its fiduciary duties under Applicable Law. In no event shall the Parent Board of Directors (i) make a Change in

Recommendation or (ii) enter into an Alternative Transaction Agreement, without first delivering written notice to the Company at least five Business Days in advance thereof (in each case, a “Section 5.9 Notice”).

(d)	Nothing contained herein shall prohibit Parent from providing accurate disclosure (and such disclosure shall not be deemed to be a Change in Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the fact that a proposal regarding an Alternative Transaction has been made, the identity of the Person making such proposal, the position of the Parent Board of Directors with respect to such proposal or the material terms of such proposal in the Proxy Statement, Registration Statement or otherwise, to the extent that Parent in good faith determines that such information, facts, identity, position or terms is required to be disclosed under Applicable Law.

5.10	Public Announcements. None of the Parties shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as required by Applicable Law, rule or regulation. The Parties shall maintain this Agreement and the terms hereof in strict confidence, and no Party shall disclose this Agreement or any of its terms to any third party unless specifically ordered to do so by a court of competent jurisdiction after consulting with the other Parties or unless required by Applicable Law or regulation including, but not limited to, the rules and regulations of the Securities and Exchange Commission. Notwithstanding the foregoing, the Parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement.

5.11	State Takeover Statutes. Parent and the Company and their respective Boards of Directors shall (a) take all reasonable actions necessary to ensure that no “Fair Price,” “Control Share Acquisition,” “Business Combination” or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby and (b) if any “Fair Price,” “Control Share Acquisition,” “Business Combination” or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, the Merger or any other transaction contemplated hereby or thereby, grant such actions and take all reasonable action necessary to ensure that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

5.12	Stockholder Litigation. The Parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the Parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no Party shall compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without the prior written consent of each other Party.

5.13

Parent Board of Directors. In the Proxy Statement, the Parent Board of Directors shall nominate a slate of seven persons to serve as directors of Parent as of the Effective Time and conditioned upon the Closing of the Merger which slate shall include (a) two members of the Parent Board of Directors prior to the Merger, (b) Jamie M. Grooms, Karen Zaderej and John Harper or, if any such person is unable or unwilling to serve as a director of Parent, then such other Person or Persons as may be designated by the Company and be reasonably acceptable to Parent, and (c) Mark Gold and Joe Mandato or, if any such person is unable or unwilling to serve as a director of Parent, then such other Person or Persons as may be designated by the holders of a majority of the principal amount of the Investor Notes and be reasonably acceptable to Parent.

At and as of the Effective Time, the Parent Board of Directors shall also cause Mr. Grooms to be elected as Interim Chairman of the Parent Board of Directors or, if Mr. Grooms is unable or unwilling to serve in such position, then such other member of the Parent Board of Directors as Parent shall choose in its discretion, and cause the two members of the Parent Board of Directors who were on the Board prior to the Effective Time to serve as Chairs of the Audit Committee and Compensation Committee of the Board as of the Effective Time. Parent and Company agree that the first annual meeting of Parent shareholders and election of Parent directors to be held after the Effective Time shall occur between March 31, 2012 and October 1, 2012, and that the nominees for director of Parent to be elected at that meeting shall be determined by the Parent Board of Directors in the ordinary course prior to that meeting with no obligation to nominate or renominate any particular Person for election to the Parent Board of Directors.

5.14	Restrictions on Transfer of Parent Common Stock. Parent and the Company agree to cause each Person who will be a director, officer or holder of more than 5% of the Parent Common Stock to be outstanding after the Merger (each such person, a “Restricted Stockholder”) to execute and deliver to Parent on or prior to the Closing Date a Share Transfer Restriction Agreement, in the form mutually agreed upon by Parent and the Company (the “Share Transfer Restriction Agreement”), which Share Transfer Restriction Agreement shall contain, among others, the following restrictions:

(a)	In no event will any Restricted Stockholder sell, transfer, assign, pledge, hypothecate or otherwise dispose of (“Transfer”) all or any portion of the shares of Parent Common Stock beneficially owned by such Restricted Stockholder immediately after the Merger prior to the six-month anniversary of the Closing Date (the “Initial Lock-Up Period”).

(b)	During the six-month period following the Initial Lock-Up Period, this transfer restriction shall lapse with respect to 50% of the shares of Parent Common Stock beneficially owned by such Restricted Stockholder immediately after the Merger.

(c)	On the date that is the one-year anniversary of the Closing Date, this transfer restriction shall lapse with respect to the remaining portion of shares of Parent Common Stock beneficially owned by such Restricted Stockholder immediately after the Merger.

5.15	Company Benefit Plans. Except as otherwise set forth in Section 5.16, Parent shall assume or shall cause the Surviving Corporation to assume all Plans of the Company, which shall continue in accordance with their terms following the Effective Time.

5.16	Stock Option Plans. The Company shall use commercially reasonable efforts to cause all appropriate action to be taken to terminate the Company Stock Option Plan, as of the Effective Time. Parent and the Company agree to cause to be amended prior to the Effective Time the Parent Stock Option Plan for the benefit of the employees and other service providers of Parent and the Surviving Corporation. As of the Effective Time, all outstanding Company Stock Options shall be assumed and converted in accordance with Section 2.1(c) above into stock options to purchase Parent Common Stock under the Parent Stock Option Plan. As of the Effective Time, a number of shares of Parent Common Stock equal to the sum of (a) 15% of Post-Closing Parent Shares, plus (b) the number of shares of Parent Common Stock reserved for issuance pursuant to each outstanding Parent Stock Option, plus (c) the number of shares of Parent Common Stock to be reserved for issuance pursuant to each outstanding Company Stock Option, shall be reserved for issuance under the Parent Stock Option Plan.

5.17	Company Warrants. The Company shall use commercially reasonable efforts to cause all holders of Company Warrants to, not later than 15 days prior to the Effective Time, agree in writing that any Company Warrants outstanding as of the Effective Time shall be cancelled in accordance with Section 2.1(c), it being understood that such cancellation may be subject, in certain instances, to satisfaction of the condition described in Section 6.13 hereof.

5.18

Parent Capitalization. Parent shall not issue any shares of capital stock or grant or award any options, warrants or other rights to acquire Parent Common Stock on or after the date of this Agreement and prior to the Effective Time or termination of this Agreement in accordance with its terms; except pursuant to the exercise of any option outstanding on the date hereof. Notwithstanding the foregoing, Parent shall have the right to declare a cash dividend on the outstanding shares of Parent Common Stock at any time prior to the Effective Time only to the extent that the declaration and payment of such dividend does not interfere in any way with Parent’s ability to satisfy the condition set forth in Section 7.11.

5.19	Permissible Investment. Each of the Parties acknowledges and agrees that, at or immediately after the Effective Time, up to $2.0 million of additional capital may be invested in Parent by certain investors, which may include Parent. To the extent any such additional investment shall be made by Persons other than Parent, such investor shall purchase shares of Parent Common Stock at the Investor Stock Purchase Price (after taking into account the adjustment described in the next sentence). To the extent any such additional investment is to be made by Parent, it shall be effected by increasing the amounts of the Agreed Upon Value of Parent and the Agreed Upon Value of Parent Post-Merger by the amount of such investment by Parent and then adjusting all definitions in Article 10 that are impacted by the foregoing changes to such agreed upon values so that such definitions reflect these changes. The Persons making such investments and the amounts to be invested must be determined prior to the filing of the Registration Statement.

5.20	Affiliate Letters. Within 10 Business Days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all Persons who are to the Company’s knowledge “affiliates” of the Company as defined in Rule 405 under the Securities Act. The Company shall use reasonable efforts to cause each such Person to deliver to Parent, prior to the Effective Time, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to Parent and the Company.

ARTICLE 6

CONDITIONS TO PARENT’S AND MERGER SUBSIDIARY’S OBLIGATIONS

The obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by Parent:

6.1	Representations and Warranties. The representations and warranties of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date, and it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 6.1 and except as otherwise specifically set forth herein, any disclosure made pursuant to Section 5.8 shall be disregarded), provided that this condition shall be deemed satisfied unless any and all inaccuracies in the representations and warranties of the Company, in the aggregate, result in a Material Adverse Effect with respect to the Company.

6.2	Performance. The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

6.3	Filed Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of Delaware.

6.4	Required Approvals and Consents.

(a)	All action required by Applicable Law and otherwise to be taken by the Board of Directors of the Company and the Stockholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

(b)	All action required by Applicable Law and otherwise to be taken by the shareholders of Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

(c)	All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein, and those Consents of or from all Persons other than Governmental Authorities set forth on Schedule 6.4(c) shall have been delivered, made or obtained, and Parent shall have received copies thereof.

(d)	Any and all filings and submissions required under any laws or regulations applicable to Parent for the consummation of the transactions contemplated by this Agreement shall have been timely made, and a response satisfactory to Parent shall have been received, or Parent shall be satisfied with the lack of any response, and all applicable statutory waiting periods shall have elapsed.

6.5	No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other person or entity shall have been instituted or threatened that (a) questions the validity or legality of the transactions contemplated hereby, or (b) is reasonably expected either individually or in the aggregate, to have a Material Adverse Effect on the Company.

6.6	Legislation. No Applicable Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

6.7	No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company, and Parent shall not have discovered any fact, event or circumstance which has not been disclosed to Parent in the Disclosure Schedule as of the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

6.8	Certificates. Parent shall have received such certificates of the Company’s officers, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 6 and such other matters as may be reasonably requested by Parent.

6.9	Other Receipts; Good Standing. Parent shall have received (a) copies of the Certificate of Incorporation, or similar governing document of the Company, certified by the Secretary of State of the State of Delaware, and (b) Certificates of Good Standing (or their equivalent) with respect to the Company from the Secretary of State of the State of Delaware and from the Secretary of State of the State of Florida.

6.10	Exchange Agreement. The Company and Exchange Agent shall have executed and delivered the Exchange Agreement in a form reasonably acceptable to the parties thereto.

6.11	Share Transfer Restriction Agreements. Each of the Restricted Stockholders who were affiliated with the Company prior to the Merger shall have executed and delivered the Share Transfer Restriction Agreement.

6.12	Dissenting Shares. No more than 2.5% of the issued and outstanding shares of Company Capital Stock (determined on an as-converted-basis as of immediately prior to the Effective Time) shall be Dissenting Shares.

6.13	Company Debt. On or prior to the Closing Date, the Company shall have (i) amended its existing debt agreement due and payable as of the end of September 2011 or (ii) entered into an agreement with a new lender (or lenders) to refinance such debt agreement, upon terms consistent with those set forth on Schedule 6.13.

6.14	Conversion of Company Securities. All shares of Company Preferred Stock shall have been converted into shares of Company Common Stock, and all dividends waived thereon, prior to the Effective Time (the “Company Preferred Stock Conversion”). The Bridge Notes, and all accrued interest thereon, shall have been converted into shares of Company Common Stock in accordance with their terms prior to the Effective Time.

6.15	Company Tax Certificate. The Company shall have delivered to Dorsey & Whitney LLP the Company Tax Certificate, dated as of the Closing Date, signed by an authorized officer of the Company in his capacity as an officer of the Company.

6.16	Tax Opinion. Parent shall have received an opinion dated as of the Closing Date from Dorsey & Whitney LLP to the effect that the Merger will be for federal income tax purposes, a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code (such opinion, the “Tax Opinion”). The Tax Opinion shall be prepared on the basis of certain assumptions set forth therein, as well as certain representations, warranties and covenants reasonably requested by Dorsey & Whitney LLP and set forth in officer’s certificates received from each of the Company (the “Company Tax Certificate”) and Parent (the “Parent Tax Certificate”). The Company’s counsel shall have a reasonable opportunity to review the Tax Opinion and provide comment before the Closing Date. Parent and the Company shall cooperate in good faith in the preparation of the Company Tax Certificate and the Parent Tax Certificate.

6.17	Form S-4. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

6.18	Affiliates’ Letters. Parent shall have received a letter from each Affiliate of the Company specified Section 5.20 hereof.

ARTICLE 7

CONDITIONS TO COMPANY’S OBLIGATIONS

The obligation of the Company to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by the Company:

7.1	Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), provided that this condition shall be deemed satisfied unless any and all inaccuracies in the representations and warranties of Parent and Merger Subsidiary, in the aggregate, result in a Material Adverse Effect with respect to Parent or Merger Subsidiary.

7.2	Performance. Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent and Merger Subsidiary at or prior to the Closing.

7.3	Filed Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of Delaware.

7.4	Required Approvals and Consents.

(a)	All action required by Applicable Law and otherwise to be taken by the Board of Directors of the Company and the Stockholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

(b)	The Boards of Directors of Parent and Merger Subsidiary and Parent, as sole stockholder of Merger Subsidiary, shall have approved the transactions contemplated hereby, and all action required by Applicable Law and otherwise to be taken by Parent and the shareholders of Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

(c)	All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein, and those Consents of or from all Persons other than Governmental Authorities set forth on Schedule 6.4(c) shall have been delivered, made or obtained, and Parent shall have received copies thereof.

(d)	Any and all filings and submissions required under any laws or regulations applicable to Parent for the consummation of the transactions contemplated by this Agreement shall have been timely made, and a response satisfactory to the Company shall have been received, or the Company shall be satisfied with the lack of any response, and all applicable statutory waiting periods shall have elapsed.

7.5	No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other Person shall have been instituted or threatened that (a) questions the validity or legality of the transactions contemplated hereby, or (b) which is reasonably expected either individually or in the aggregate, to have a Material Adverse Effect on Parent or Merger Subsidiary. Parent shall not have received any communication from a third party relating to the Parent Intellectual Property Agreements or any agreement entered into by Parent pursuant to which Parent Intellectual Property (or former Parent Intellectual Property) was sold, licensed, assigned or the subject of a covenant.

7.6	Legislation. No Applicable Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

7.7	No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent or Merger Subsidiary, and the Company shall not have discovered any fact, event or circumstance which has not been disclosed to the Company as of the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or Merger Subsidiary.

7.8	Certificates. Parent shall have furnished the Company with such certificates of Parent’s and Merger Subsidiary’s officers, in a form and substance reasonably acceptable to the Company, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 7 and such other matters as may be reasonably requested by the Company.

7.9	Other Receipts; Good Standing. The Company shall have received (a) copies of the Articles of Incorporation or Certificate of Incorporation, as applicable, or similar governing document of Parent and Merger Subsidiary, certified by the Secretary of State of the state of incorporation of Parent and Merger Subsidiary, and (b) a Certificate of Good Standing with respect to Parent from the Secretary of State of Minnesota and a Certificate of Good Standing with respect to Merger Subsidiary from the Secretary of State of Delaware.

7.10	Exchange Agreement. Parent and the Exchange Agent shall have executed and delivered the Exchange Agreement in a form reasonably acceptable to the parties thereto.

7.11	Share Transfer Restriction Agreements. Each of the Restricted Stockholders who were affiliated with Parent prior to the Merger shall have executed and delivered the Share Transfer Restriction Agreement.

7.12	Dissenting Shares. No more than 2.5% of the issued and outstanding shares of Company Capital Stock (determined on an as-converted-basis as of immediately prior to the Effective Time) shall be Dissenting Shares.

7.13	Parent Closing Funds. As of the Closing, Parent shall have Parent Closing Funds of not less than $10.5 million, and Parent shall have furnished the Company with a certificate of Parent’s Chief Financial Officer, in a form reasonably satisfactory to the Company, dated as of the Closing Date, to such effect.

7.14	Conversion of Company Preferred Stock. The Company Preferred Stock Conversion shall have occurred.

7.15	Parent Tax Certificate. The Parent shall have delivered to Dorsey & Whitney LLP the Parent Tax Certificate, dated as of the Closing Date, signed by an authorized officer of Parent in his capacity as an officer of Parent.

7.16	Tax Opinion. Parent shall have received the Tax Opinion.

7.17	Form S-4. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

ARTICLE 8

TERMINATION

8.1	Methods of Termination. Subject to the other provisions of this Article 8, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by the Stockholders, at any time prior to the Closing:

(a)	By mutual written consent of Parent, Merger Subsidiary and the Company; or

(b)	By Parent and Merger Subsidiary on or after the Termination Date, if any of the conditions provided for in Article 6 of this Agreement have not been reasonably satisfied or waived in writing by Parent prior to such date (unless the failure to satisfy such condition results primarily from a breach by Parent or Merger Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(c)	By the Company on or after the Termination Date, if any of the conditions provided for in Article 7 of this Agreement have not been reasonably satisfied or waived in writing by the Company prior to such date (unless the failure to satisfy such condition results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

(d)	By Parent and Merger Subsidiary if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for 30 days after written notice thereof, or which breach, by its nature, cannot be cured prior to the Closing, on the part of the Company set forth in this Agreement; or

(e)	By the Company if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for 30 days after written notice thereof, or which breach, by its nature, cannot be cured prior to the Closing, on the part of Parent or Merger Subsidiary set forth in this Agreement; or

(f)	By any Party if any court of competent jurisdiction or any other Governmental Authority has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action has become final and non-appealable; or

(g)	By Parent upon written notice to the Company if the Board of Directors of the Company withdraws, modifies or changes its recommendation regarding the approval of this Agreement or the Merger in a manner adverse to Parent; or

(h)	By the Company upon written notice to Parent following receipt by the Company of a Section 5.9 Notice.

8.2	Procedure Upon Termination. In the event of termination of this Agreement and abandonment of the Merger pursuant to Section 8.1, written notice thereof will forthwith be given to the other Party or Parties, and the transactions contemplated herein will be abandoned, without further action by any Party hereto.

8.3	Effect of Termination. If this Agreement is terminated as provided herein:

(a)	each Party will, upon request, return all documents, work papers and other material of any other Party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the Party furnishing the same;

(b)	the obligations of Sections 5.3 (Confidentiality), 5.10 (Public Announcements) and 11.3 (Expenses) will continue to be applicable; and

(c)	except as otherwise provided herein to the contrary, no Party hereto shall have any liability to any other Party with respect to this Agreement except for any willful or intentional breach of, or knowing misrepresentation made in, this Agreement occurring prior to termination of this Agreement.

8.4	Survival. The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.

ARTICLE 9

TAX MATTERS

9.1	Tax-Deferred Reorganization. Prior to the closing, each of the Company, the Stockholders, and the Parent shall use its best efforts to cause the Merger to qualify as a reorganization under Section 368 of the Code, and shall not take any action independent of the transactions contemplated by this Agreement that are reasonably likely to cause the Merger to not so qualify. Parent shall not take, or cause or permit the Surviving Corporation to take, any action after the Closing that would reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368 of the Code unless otherwise required by a Taxing Authority. None of the Company, the Stockholders, or Parent will take any position on any federal income Tax Return that is inconsistent with the treatment of the Merger as a reorganization for U.S. federal income tax purposes as of the Effective Time. The Stockholders, the Company and Parent shall each comply with the record keeping and information reporting requirements of Treasury Regulation Section 1.368-3. Notwithstanding the foregoing, and notwithstanding any statement or inference to the contrary in any other provision of this Agreement or any other agreement contemplated by this Agreement, it is agreed that no Party shall be considered to have made any representation or warranty to any other Party as to the qualification of the transactions contemplated by this Agreement as a reorganization under Section 368 of the Code. Each of the Company and Parent shall use its best efforts to deliver, respectively, the Company Tax Certificate and the Parent Tax Certificate described in Sections 6.16 and 7.15 to Dorsey & Whitney LLP, respectively. Each Party agrees that it has obtained independent tax advice in respect of the proper treatment of the Merger for federal income Tax purposes.

9.2	Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Taxing Authority in connection with the transactions contemplated by this Agreement will be borne by Parent.

ARTICLE 10

DEFINITIONS

10.1	Definitions. The following terms, as used herein, have the following meanings:

(a)	“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person, or (ii) any Person who may be deemed to be an “affiliate” under Rule 145 of the Securities Act of 1933, as amended.

(b)	“Agreed Upon Value of the Company” means $16.0 million.

(c)	“Agreed Upon Value of Parent” means $10.5 million, subject to adjustment as provided in Section 5.19.

(d)	“Agreed Upon Value of Parent Post-Merger” means $27.5 million, subject to adjustment as provided in Section 5.19.

(e)	“Agreement” shall have the meaning set forth in the Preamble.

(f)	“Alternative Transaction” shall have the meaning set forth in Section 5.9(a).

(g)	“Alternative Transaction Agreement” shall have the meaning set forth in Section 5.9(b).

(h)	“Annual Financial Statements” shall have the meaning set forth in Section 3.8(a).

(i)	“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

(j)	“Benefit Plan” shall mean any Pension Plan, Welfare Plan or Compensation Plan.

(k)	“Bridge Notes” shall mean those certain Convertible Promissory Notes issued by the Company pursuant to and in accordance with the terms of that certain Convertible Promissory Note and Warrant Purchase Agreement, dated June 11, 2010, as amended to date.

(l)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.

(m)	“Certificate of Merger” shall have the meaning set forth in Section 1.2.

(n)	“Change in Recommendation” shall have the meaning set forth in Section 5.9(b).

(o)	“Closing” shall have the meaning set forth in Section 1.4.

(p)	“Closing Date” shall have the meaning set forth in Section 1.4.

(q)	“Closing Ratio” means the number of shares of Parent Common Stock to be issued in the Merger for each share of Company Common Stock, or a number, calculated to four decimal points, equal to the quotient obtained by dividing (i) the Merger Consideration Shares (i.e., 7,267,087 shares) by (ii) the Fully Diluted Company Shares (i.e., 181,881,791 shares), or 0.03995500.

(r)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code, part 6 of Title I of ERISA and applicable regulations issued thereunder.

(s)	“Code” shall have the meaning set forth in the Recitals.

(t)	“Company” shall have the meaning set forth in the Preamble.

(u)	“Company Board of Directors” shall mean the board of directors of the Company at any given time.

(v)	“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

(w)	“Company Certificate” and “Company Certificates” shall mean, individually and collectively, any certificate representing either shares of Company Common Stock or shares of Company Preferred Stock.

(x)	“Company Common Stock” means the common stock, $.00001 par value, of the Company.

(y)	“Company Intellectual Property” shall have the meaning set forth in Section 3.23(a).

(z)	“Company Preferred Stock” means the Series A Convertible Preferred Stock, $.00001 per share par value, the Series B Convertible Preferred Stock, $.00001 per share par value, the Series C Convertible Preferred Stock, $.00001 per share par value, and the Series D Convertible Preferred Stock, $.00001 per share par value, of the Company.

(aa)	“Company Preferred Stock Conversion” shall have the meaning set forth in Section 6.14.

(bb)	“Company Securities” shall have the meaning set forth in Section 3.4.

(cc)	“Company Special Meeting” shall have the meaning set forth in Section 5.7(a).

(dd)	“Company Stock Option” means an option to purchase a share of the Company’s Common Stock granted pursuant to the Company Stock Option Plan.

(ee)	“Company Stock Option Plan” means the AxoGen Corporation 2002 Stock Option Incentive Plan, as amended.

(ff)	“Company Stockholder Percentage” means the percentage of the Post-Closing Parent Shares to be held by the pre-Merger stockholders of the Company following the Merger, or the Agreed Upon Value of the Company (i.e., $16.0 million) divided by the Agreed Upon Value of Parent Post-Merger (i.e., $27.5 million), or 58.181818%.

(gg)	“Company Tax Certificate” shall have the meaning set forth in Section 6.16.

(hh)	“Company Warrants” means those warrants described in subsection (h) of Section 3.4 the Disclosure Schedule.

(ii)	“Compensation Plan” means any material benefit or arrangement that is not either a Pension Plan or a Welfare Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers’ compensation benefits, (iii) each bonus, incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each current or deferred compensation agreement, arrangement or policy, (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate of the Company covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them, and (viii) each agreement, arrangement or plan that provides for the payment of compensation to any person who provides services to the Company and who is not an employee, former employee, director or former director of the Company.

(jj)	“Consent” or “Consents” shall have the meaning set forth in Section 3.6.

(kk)	“Contracts” means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Company is a party on the Closing Date, including the Scheduled Contracts.

(ll)	“Department” shall have the meaning set forth in Section 3.24(b).

(mm)	“DGCL” shall have the meaning set forth in Section 1.1.

(nn)	“Disclose” shall have the meaning set forth in Section 5.3.

(oo)	“Disclosure Schedule” shall have the meaning set forth in the preamble to Article 3.

(pp)	“Dissenting Shares” shall have the meaning set forth in Section 2.2.

(qq)	“DOL” means the United States Department of Labor.

(rr)	“Effective Time” shall have the meaning set forth in Section 1.2.

(ss)	“Employee” shall have the meaning set forth in Section 3.23(a).

(tt)	“Endo” shall have the meaning set forth in Section 4.13(a).

(uu)	“Environmental Costs” shall have the meaning set forth in Section 3.26(a).

(vv)	“Environmental Law” shall have the meaning set forth in Section 3.26(a).

(ww)	“ERISA” shall have the meaning set forth in Section 3.23(a).

(xx)	“ERISA Affiliates” shall have the meaning set forth in Section 3.23(a).

(yy)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(zz)	“Exchange Agent” shall have the meaning set forth in Section 2.3(a).

(aaa)	“Exchange Agreement” shall have the meaning set forth in Section 2.3(a).

(bbb)	“Exchange Fund” shall have the meaning set forth in Section 2.3(a).

(ccc)	“FDA” means the United States Food and Drug Administration.

(ddd)	“FDCA” means the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder).

(eee)	“Fully Diluted Company Shares” means 181,881,791 shares of Company Common Stock, or the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time plus all shares of Company Common Stock issuable as of immediately prior to the Effective Time upon conversion of (x) all outstanding shares of Company Preferred Stock, (y) the Investor Notes and (z) the Bridge Notes and all accrued interest thereon, and upon exercise of all (i) outstanding Company Stock Options and (ii) Company Stock Options reserved for issuance under the Company Stock Option Plan, in each case without regard to whether or not such Company Preferred Stock or Company Stock Option is then convertible or exercisable in accordance with its terms.

(fff)	“Fully Diluted Parent Shares” means 4,769,026 shares of Parent Common Stock or the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time plus all shares of Parent Common Stock issuable immediately prior to the Effective Time upon exercise of all outstanding Parent Stock Options, without regard to whether or not any such Parent Stock Option is then exercisable in accordance with its terms.

(ggg)	“GAAP” means generally accepted accounting principles in the United States.

(hhh)	“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(iii)	“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization that is binding upon the Company and issued, granted, given, made available or otherwise required by any Governmental Authority with jurisdiction over the Company or pursuant to law.

(jjj)	“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Authority or arbitrator.

(kkk)	“Government Programs” means Medicare, Medicaid and any other government-sponsored health care program.

(lll)	“Grants” shall have the meaning set forth in Section 3.20.

(mmm)	“Hazardous Materials” shall have the meaning set forth in Section 3.26(a).

(nnn)	“HIPAA” shall have the meaning set forth in Section 3.14.

(ooo)	“HIPAA Privacy, Security and other Administrative Simplification Regulations” means the regulations issued by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996.

(ppp)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(qqq)	“IDE” shall have the meaning set forth in Section 3.12(g).

(rrr)	“IND” shall have the meaning set forth in Section 3.12(g).

(sss)	“Information” shall have the meaning set forth in Section 5.3.

(ttt)	“Information Statement” shall have the meaning set forth in Section 3.7.

(uuu)	“Initial Lock-Up Period” shall have the meaning set forth in Section 5.14(a).

(vvv)	“Intellectual Property” shall have the meaning set forth in Section 5.25(a).

(www)	“Internet Names” shall have the meaning set forth in Section 5.25(a).

(xxx)	“Investors” shall have the meaning set forth in the Recitals.

(yyy)	“Investor Notes” shall have the meaning set forth in the Recitals.

(zzz)	“Investor Note Conversion Price” means the price at which the principal amount of the Investor Notes will convert into Company Common Stock immediately prior to the Effective Time, or the Agreed Upon Value of the Company (i.e., $16.0 million) divided by the Fully Diluted Company Shares (i.e., 181,881,791 shares), or $0.08796922.

(aaaa)	“Investor Stock Purchase Price” means the price at which the Investors will purchase shares of Parent Common Stock immediately following the Effective Time, or the Agreed Upon Value of Parent (i.e. $10.5 million) divided by the Fully Diluted Parent Shares (i.e. 4,769,026), or $2.2017.

(bbbb)	“IRS” means the Internal Revenue Service.

(cccc)	“Key Patents” shall have the meaning set forth in Section 4.13(b).

(dddd)	“knowledge” means, when used with respect to any Person, the actual knowledge of any officer of such Person after due inquiry.

ARTICLE 11

MISCELLANEOUS

11.1	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by e-mail, once such notice or other communication is transmitted to the e-mail specified below; provided, however, that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to the Company:

To: AxoGen, Inc.

13859 Progress Blvd., Suite 100

Alachua, FL 32615

Attn: Karen Zaderej, Chief Executive Officer

Email: kzaderej@axogeninc.com

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Fahd M.T. Riaz

Email: friaz@morganlewis.com

If to Parent or Merger Subsidiary:

To: LecTec Corporation

1407 South Kings Highway

Texarkana, TX 75501

Attn: Gregory G. Freitag, CEO

Email: ceo@lectec.com

With copies to:

Gregory G. Freitag

909 Kenwood Parkway

Minneapolis, MN 55403

Email: ceo@lectec.com

and

Dorsey & Whitney LLP

50 south Sixth Street, Suite 1500

Minneapolis, MN 55402

Attn: Timothy S. Hearn

Email: Hearn.Tim@dorsey.com

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.2	Amendments; No Waivers.

(a)	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)	No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the Party incurring such cost or expense; provided that, (i) in the event the Company breaches its agreement in Section 5.9 and the Merger is not consummated, then Parent shall be entitled to reimbursement from Company for its reasonable costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (ii) in the event (A) Parent breaches its agreement in Section 5.9 and the Merger is not consummated or (B) this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall be entitled to reimbursement from Parent for its reasonable costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby. This Section 11.3 shall survive the termination of this Agreement.

11.4	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other Party.

11.5	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

11.6	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.

11.7	Entire Agreement. This Agreement (including the exhibits, schedules and other agreements referred to herein or therein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement, including, without limitation, the Letter of Intent. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

11.8	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

11.9	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

11.10	Construction. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

11.11	Cumulative Remedies. Except as otherwise provided herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or equity.

11.12	Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of Parent, Merger Subsidiary or the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:	LECTEC CORPORATION

	By:	/s/ Gregory G. Freitag
Gregory G. Freitag Chief Executive Officer

MERGER SUBSIDIARY:	NERVE MERGER SUB CORP.

	By:	/s/ Gregory G. Freitag
Gregory G. Freitag Chief Executive Officer

COMPANY:	AXOGEN CORPORATION

	By:	/s/ Karen Zaderej
Karen Zaderej Chief Executive Officer

- Signature Page to Agreement and Plan of Merger -

Exhibit 2.2

Appendix A2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (“Amendment”) to Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2011, entered into by and among LecTec Corporation, a Minnesota corporation (“Parent”), Nerve Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and AxoGen Corporation, a Delaware corporation (the “Company” and, together with Parent, Merger Subsidiary and the Company, the “Parties”) is entered into on June 30, 2011 (“Effective Date”).

WHEREAS, the Parties wish to amend the Merger Agreement under the terms and subject to the conditions set forth in this Amendment and in accordance with Section 11.2 of the Merger Agreement;

In consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Amendment.

1.1.	Section 5.20 of the Merger Agreement is hereby deleted in its entirety.

1.2.	Section 6.15 of the Merger Agreement is hereby amended by deleting “Dorsey & Whitney LLP” and replacing such deleted language with “Morgan, Lewis & Bockius LLP”.

1.3.	Section 6.16 of the Merger Agreement is hereby amended and restated in its entirety as set forth below:

“6.16 Tax Opinion. Company shall have received the Tax Opinion.”

1.4.	Section 6.18 of the Merger Agreement is hereby deleted in its entirety.

1.5.	Section 7.15 of the Merger Agreement is hereby amended by deleting “Dorsey & Whitney LLP” and replacing such deleted language with “Morgan, Lewis & Bockius LLP”.

1.6.	Section 7.16 of the Merger Agreement is hereby amended and restated in its entirety as set forth below:

“7.16 Tax Opinion. Company shall have received an opinion dated as of the Closing Date from Morgan, Lewis & Bockius LLP to the effect that the Merger will be for federal income tax purposes, a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code (such opinion, the “Tax Opinion”). The Tax Opinion shall be prepared on the basis of certain assumptions set forth therein, as well as certain representations, warranties and covenants reasonably requested by Morgan, Lewis & Bockius LLP and set forth in officer’s certificates received from each of the Company (the “Company Tax Certificate”) and Parent (the “Parent Tax Certificate”). The Parent’s counsel shall have a reasonable opportunity to review the Tax Opinion and provide comment before the Closing Date. Parent and the Company shall cooperate in good faith in the preparation of the Company Tax Certificate and the Parent Tax Certificate.”

1.7.	Section 9.1 of the Merger Agreement is hereby amended by deleting “Dorsey & Whitney LLP” and replacing such deleted language with “Morgan, Lewis & Bockius LLP”.

1.8.	Section 10.1(gg) of the Merger Agreement is hereby amended by deleting “6.16” and replacing such deleted language with “7.16”.

1.9.	Section 10.1(mmmmm) of the Merger Agreement is hereby amended by deleting “6.16” and replacing such deleted language with “7.16”.

1.10.	Section 10.1(tttttt) of the Merger Agreement is hereby amended by deleting “6.16” and replacing such deleted language with “7.16”.

2.	General Provisions.

2.1.	Except as defined herein, all defined terms used herein shall have the meaning set forth in the Merger Agreement.

2.2.	The captions to the paragraphs/sections in this Amendment are not a part of this Amendment or the Merger Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

2.3.	This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

2.4.	This Amendment was drafted by all Parties concerned and thus any rule of contract interpretation calling for documents to be construed against the drafter shall not apply to the construction of this Amendment.

2.5.	The Parties confirm and acknowledge that the Merger Agreement is in full force and effect, that there have been no uncured events of breach to date, and that each represents and warrants to the other that they are in material compliance with the Merger Agreement. Except for the changes made by this Amendment to the Merger Agreement, the Merger Agreement remains in full force and effect without modification. All references to the Agreement in the Merger Agreement mean the Merger Agreement as amended hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:	LECTEC CORPORATION

	By:	/s/Gregory G. Freitag
Gregory G. Freitag
Chief Executive Officer

MERGER SUBSIDIARY:	NERVE MERGER SUB CORP.

	By:	/s/Gregory G. Freitag
Gregory G. Freitag
Chief Executive Officer

COMPANY:	AXOGEN CORPORATION

	By:	/s/Karen Zaderej
Karen Zaderej
Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

Appendix B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AXOGEN, INC.

ARTICLE 1. NAME

The name of the corporation is “AxoGen, Inc.”

ARTICLE 2. REGISTERED OFFICE

The address of the registered office of the corporation in Minnesota is 909 Kenwood Parkway, Minneapolis, MN 55403.

ARTICLE 3. AUTHORIZED SHARES

The aggregate number of authorized shares of the corporation is 50,000,000, $0.01 par value per share, which shall be divisible into the classes and series, have the designations, voting rights, and other rights and preferences and be subject to the restrictions that the Board of Directors of the corporation may from time to time establish, fix, and determine consistent with Articles 4 and 5 hereof and as permitted by law. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

ARTICLE 4. NO CUMULATIVE VOTING

There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 5. NO PREEMPTIVE RIGHTS

The shareholders of the corporation shall not have preemptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class, or series of the corporation.

ARTICLE 6. WRITTEN ACTION BY DIRECTORS

An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or consented to by authenticated electronic communication, by all of the directors.

ARTICLE 7. DIRECTOR LIABILITY

To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article 7 or any predecessor of this provision. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

B-1

Appendix C

AXOGEN, INC.

AMENDED AND RESTATED BYLAWS

[DATE], 2011

AMENDED AND RESTATED BYLAWS OF

AXOGEN, INC.

Adopted by the Shareholders on                     , 2011.

Article 1. Offices, Corporate Seal

1.1 Registered Office. The registered office of the corporation in the State of Minnesota shall be that set forth in the corporation’s Articles of Incorporation or in the most recent amendment of the corporation’s Articles of Incorporation or resolution of the directors filed with the Secretary of State of Minnesota changing the registered office.

1.2 Other Offices. The corporation may have such other offices, within or without the State of Minnesota, as the Board of Directors shall, from time to time, determine.

1.3 Corporate Seal. The corporation shall have no seal.

Article 2. Meetings of Shareholders

2.1 Place and Time of Meetings. Except as provided otherwise by Minnesota Statutes Chapter 302A, meetings of the shareholders may be held at any place, within or without the State of Minnesota, as may from time to time be designated by the Board of Directors and, in the absence of such designation, shall be held at the registered office of the corporation in the State of Minnesota. The Board of Directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at ten o’clock a.m.

2.2 Regular Meetings.

(a) A regular meeting of the shareholders shall be held on such date as the Board of Directors shall by resolution establish.

(b) At a regular meeting the shareholders, voting as provided in the corporation’s Articles of Incorporation and these Bylaws, shall designate the number of directors to constitute the Board of Directors (subject to the authority of the Board of Directors thereafter to increase or decrease the number of directors as permitted by law), shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting and shall transact such other business as may properly come before them.

2.3 Advance Notice of Other Business. Only business that has been properly brought before a regular meeting of the shareholders may be conducted. To be properly brought before a regular meeting, business must be:

(a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors;

(b) otherwise properly brought before the regular meeting by or at the direction of the Board of Directors; or

(c) a proper matter for shareholder action under the Minnesota Business Corporation Act that has been properly brought before the meeting by a shareholder: (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.3 and on the record date for the determination of shareholders entitled to vote at such annual meeting; and (ii) who complies with the notice procedures set forth in this Section 2.3.

For such business to be considered properly brought before the meeting by a shareholder such shareholder must, in addition to any other applicable requirements, have given timely notice in proper form of such shareholder’s intent to bring such business before such meeting. To be timely, such shareholder’s notice must:

(a) in the case of a proposal submitted for inclusion in the corporation’s proxy statement and form of proxy pursuant to Rule 14a–8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), meet the deadline for proposals submitted under such rule; or

(b) in the case of all other matters, be delivered to or mailed and received by the secretary of the corporation at the corporation’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding regular meeting; provided, however, that in the event that no regular meeting was held in the previous year or the regular meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

To be in proper form, a shareholder’s notice shall be in writing and shall set forth:

(a) the name and record address of the shareholder who intends to propose the business, the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder or any Associated Person (as defined below) of such shareholder and any other direct or indirect positions, agreements or understandings to which such shareholder or any Associated Person of such shareholder is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the corporation;

(b) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(c) a complete description of the business desired to be brought before the regular meeting and the reasons for conducting such business at the regular meeting;

(d) any material interest of the shareholder or any Associated Person of such shareholder in such business including any agreements the shareholder or any Associated Person of such shareholder may have with others in connection with such business; and

(e) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act.

If any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing and delivered to or mailed and received by the secretary of the corporation at the corporation’s principal executive offices.

For purposes of this Section 2.3 and Section 2.4, “Associated Person” of any shareholder or proposed nominee shall mean: (i) any member of the immediate family of such shareholder or proposed nominee sharing the same household with such shareholder or proposed nominee; (ii) any person controlling, controlled by or under common control with, such shareholder or proposed nominee; (iii) any person acting in concert or as part of a group (within the meaning of the Exchange Act and the regulations promulgated thereunder) with such shareholder or proposed nominee; or (iv) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder or proposed nominee.

In order to include information with respect to a shareholder proposal in the corporation’s proxy statement and form of proxy for a shareholder’s meeting, shareholders must provide notice as required by, and otherwise comply with the requirements of, the Exchange Act and the regulations promulgated thereunder in addition to the requirements of this Section 2.3.

No business shall be conducted at the regular meeting of the shareholder except business brought before the regular meeting in accordance with the procedures set forth in this Section 2.3. The chairperson of the regular meeting may refuse to acknowledge the proposal of any business not made in compliance with the foregoing procedures.

2.4 Advance Notice of Director Nominations. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. To be properly brought before a regular meeting of the shareholders, or any special meeting of the shareholders called for the purpose of electing directors, nominations for the election of a director must be: (i) specified in the notice of meeting (or any supplement thereto); (ii) made by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (iii) made by any shareholder of the corporation (a) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.4 and on the record date for the determination of shareholders entitled to vote at such meeting and (b) who complies with the notice procedures set forth in this Section 2.4.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the corporation. To be timely, a shareholder’s notice to the secretary must be delivered to or mailed and received at the corporation’s principal executive offices, in the case of a regular meeting, in accordance with the provisions set forth in Section 2.3, and, in the case of a special meeting of the shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

To be in proper form, a shareholder’s notice shall be in writing and shall set forth:

(a) as to each person whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person or any Associated Person of the person; (iv) any other direct or indirect positions, agreements or understandings to which such person or any Associated Person of such person is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the corporation; (v) a description of all arrangements, understandings or material relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; (vi) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected and a completed questionnaire concerning such person’s business experience, beneficial ownership, relationships and transactions with the corporation, independence and other matters typically contained in the corporation’s questionnaire for directors and officers); and

(b) as to such shareholder giving notice, the information required to be provided pursuant to Section 2.3.

If any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing and delivered to or mailed and received by the secretary of the corporation at the corporation’s principal executive offices.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 2.4. If the chairperson of the meeting properly determines that a nomination was not made in accordance with the foregoing procedures, the chairperson shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

2.5 Special Meetings. Special meetings of the shareholders may be held at any time and for any purpose and may be called by the President, Treasurer, any two (2) or more directors or by one (1) or more shareholders holding ten percent (10%) or more of the shares entitled to vote on the matters to be presented at the meeting.

2.6 Quorum; Adjourned Meetings. The holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business at any regular or special meeting. In case a quorum shall not be present at a meeting, those present may adjourn the meeting to such day as they shall, by majority vote, agree upon, and a notice of such adjournment and the date and time at which such meeting shall be reconvened shall be mailed to each shareholder entitled to vote at least five (5) days before such reconvened meeting. If a quorum is present, a meeting may be adjourned from time to time without notice other than announcement at the meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

2.7 Voting. At each meeting of the shareholders every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the corporation’s Articles of Incorporation or statute provide otherwise, shall have one (1) vote for each share having voting power registered in such shareholder’s name on the books of the corporation. Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares. Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting at the time of the vote except if otherwise required by statute, the corporation’s Articles of Incorporation or these Bylaws.

2.8 Closing of Books. The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed. The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the twentieth (20th) day preceding the date of such meeting.

2.9 Notice of Meeting. There shall be mailed to each shareholder, shown by the books of the corporation to be a holder of record of voting shares, at his address as shown by the books of the corporation, a notice setting out the time and place of each regular meeting and each special meeting, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, which notice shall be mailed to all shareholders of record, whether entitled to vote or not, at least fourteen (14) days prior thereto. Every notice of any special meeting called pursuant to Section 2.5 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the notice.

2.10 Waiver of Notice. Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting orally or in writing signed by such shareholder or a representative entitled to vote the shares of such shareholder. A shareholder, by his attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the time may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

2.11 Written Action. Any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.

Article 3. Directors

3.1 General Powers. The business and affairs of the corporation shall be managed by or under the authority of the Board of Directors, except as otherwise permitted by statute.

3.2 Number, Qualification and Terms of Office. The number of directors shall be seven, which number of directors may be increased or decreased from time to time by resolution of the shareholders (subject to the authority of the Board of Directors to increase or decrease the number of directors as permitted by law). Directors need not be shareholders or residents of the State of Minnesota. Each of the directors shall hold office until the regular meeting of shareholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director; provided, however, that no director shall be elected to a term in excess of five (5) years.

3.3 Board of Director Meetings. Meetings of the Board of Directors may be held from time to time at such time and place within or without the State of Minnesota as may be designated in the notice of such meeting.

3.4 Calling Meetings; Notice. Meetings of the Board of Directors may be called by the Chairman of the Board of Directors by giving at least twenty–four (24) hours’ notice, or by any other director by giving at least five (5) days’ notice, of the date, time and place thereof to each director by mail, telephone, telegram or in person.

3.5 Waiver of Notice. Notice of any meeting of the Board of Directors may be waived by any director either before, at or after such meeting orally or in a writing signed by such director. A director, by his attendance at any meeting of the Board of Directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

3.6 Quorum. A majority of the directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting.

3.7 Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. If such director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

3.8 Conference Communications. Any or all directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 3.8 shall be deemed present in person at the meeting and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

3.9 Vacancies; Newly Created Directorships. Vacancies in the Board of Directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors although less than a quorum. Newly created directorships resulting from an increase in the authorized number of directors by action of the Board of Directors as permitted by Section 3.2 may be filled by a majority vote of the directors serving at the time of such increase. Each director elected pursuant to this Section 3.9 shall be a director until such director’s successor is elected by the shareholders at their next regular or special meeting.

3.10 Removal. Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors except, as otherwise provided by Minnesota Statutes Section 302A.223, as amended, when the shareholders have the right to cumulate their votes. A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal. In the event that the entire Board of Directors or any one or more directors be so removed, new directors shall be elected at the same meeting. In addition to the foregoing, any director may be removed at any time by the affirmative vote of a majority of the remaining directors if (a) such director is convicted of a felony or (b) if the remaining directors determine that the director to be removed is engaged in an activity that is competitive with any business of the Company. A director may be determined to be engaged in an activity if he or she is an employee, director, partner, consultant, owner, representative, agent or shareholder (other than a shareholder beneficially owning less than one percent (1%) of the outstanding stock) of a company, partnership, sole proprietorship or other organization. An activity may be deemed to be competitive with the Company if the product or service created by the activity is the same as or an alternative to any of the products or services of the Company. The Board of Directors shall determine whether a director is engaged in a competitive activity utilizing the guidelines described in the previous two sentences as well as any other guidelines it determines to be relevant. The Board of Director’s decision shall not be overturned by any court unless the decision is shown to be clearly erroneous.

3.11 Committees. A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the corporation to the extent provided in the resolution. A committee shall consist of one (1) or more persons, who need not be directors, appointed by the affirmative vote of a majority of the directors present. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors, except as provided by Minnesota Statutes Section 302A.243. A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or small proportion or number is provided in a resolution approved by the affirmative vote of a majority of the directors present.

3.12 Written Action. Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by all of the directors or committee members, unless the corporation’s Articles of Incorporation provide otherwise and the action need not be approved by the shareholders.

3.13 Compensation. Directors who are not salaried officers of this corporation shall receive such fixed sum per meeting attended or such fixed annual sum as shall be determined, from time to time, by resolution of the Board of Directors. The Board of Directors may, by resolution, provide that all directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

Article 4. Officers

4.1 Number. The officers of the corporation shall consist of a Chairman of the Board of Directors (if one is elected by the Board of Directors), the President, one or more Vice Presidents (if desired by the Board of

Directors), a Treasurer, a Secretary (if one is elected by the Board of Directors) and such other officers and agents as may, from time to time, be elected by the Board of Directors. Any number of offices may be held by the same person.

4.2 Election, Term of Office and Qualifications. The Board of Directors shall elect or appoint, by resolution approved by the affirmative vote of a majority of the directors present, from within or without their number, the President, Treasurer and such other officers as may be deemed advisable, each of whom shall have the powers, rights, duties, responsibilities and terms in office provided for in these Bylaws or a resolution of the Board of Directors not inconsistent therewith. The President and all other officers who may be directors shall continue to hold office until the election and qualification of their successors, notwithstanding an earlier termination of their directorship.

4.3 Removal and Vacancies. Any officer may be removed from his office by the Board of Directors at any time, with or without cause. Such removal, however, shall be without prejudice to the contract rights of the person so removed. If there be a vacancy among the officers of the corporation by reason of death, resignation or otherwise, such vacancy shall be filled for the unexpired term by the Board of Directors.

4.4 Chairman of the Board of Directors. The Chairman of the Board of Directors, if one is elected, shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors.

4.5 President. The President shall be the chief executive officer and shall have general active management of the business of the corporation. In the absence of the Chairman of the Board of Directors, he shall preside at all meetings of the shareholders and directors. He shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute and deliver, in the name of the corporation, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation unless the authority to execute and deliver is required by law to be exercised by another person or is expressly delegated by the corporation’s Articles of Incorporation, these Bylaws or by the Board of Directors to some other officer or agent of the corporation. He shall maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders, and in general, shall perform all duties usually incident to the office of the President. He shall have such other duties as may, from time to time, be prescribed by the Board of Directors.

4.6 Vice Presidents. Each Vice President, if one or more are elected, shall have such powers and shall perform such duties as prescribed by the Board of Directors or by the President. In the event of the absence or disability of the President, the Vice President(s) shall succeed to his power and duties in the order designed by the Board of Directors.

4.7 Secretary. The Secretary, if one is elected, shall be secretary of and shall attend all meetings of the shareholders and Board of Directors and shall record all proceedings of such meetings in the minute book of the corporation. He shall give proper notice of meetings of shareholders and directors. He shall perform such other duties as may, from time to time, be prescribed by the Board of Directors or by the President.

4.8 Treasurer. The Treasurer shall be the chief financial officer and shall keep accurate financial records for the corporation. He shall deposit all moneys, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositaries as the Board of Directors shall, from time to time, designate. He shall have the power to endorse, for deposit, all notes, checks and drafts received by the corporation. He shall disburse the funds of the corporation, as ordered by the Board of Directors, making proper vouchers therefor. He shall render to the President and the directors, whenever requested, an account of all of his transactions as Treasurer and of the financial condition of the corporation, and shall perform such other duties as may, from time to time, be prescribed by the Board of Directors or by the President.

4.9 Compensation. The officers of this corporation shall receive such compensation for their services as may be determined, from time to time, by resolution of the Board of Directors.

Article 5. Shares and Their Transfer

5.1 Certificated and Uncertificated Shares. Shares of the corporation’s stock may be certificated or uncertificated, as provided under Minnesota law. Shares of stock represented by certificates shall be in such form as shall be prescribed by the Board of Directors. Share certificates shall include the number of shares of the corporation owned by the shareholder, shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the President and by the Secretary or an Assistant Secretary or by such officers as the Board of Directors may designate. If the certificate is signed by a transfer agent or registrar, such signatures of the corporate officers may be by facsimile if authorized by the Board of Directors. Every certificate surrendered to the corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 5.4.

5.2 Issuance of Shares. The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the corporation’s Articles of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received by the corporation under a written agreement, of services rendered or to be rendered to the corporation under a written agreement, or of an amount transferred from surplus to state capital upon a share dividend. At the time of such allotment of shares, the Board of Directors making such allotments shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are allotted.

5.3 Transfer of Shares. Transfer of shares on the books of the corporation may be authorized only by the registered holder of such shares, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney–in–fact, and, in the case of certificated shares, upon surrender of the certificate or the certificates for such shares. The corporation may treat as the absolute owner of shares of the corporation, the person or persons in whose name shares are registered on the books of the corporation.

5.4 Loss of Certificates. Except as otherwise provided by Minnesota Statutes Section 302A.419, any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

Article 6. Dividends; Record Date

6.1 Dividends. Subject to the provisions of the corporation’s Articles of Incorporation, of these Bylaws and of law, the Board of Directors may declare dividends whenever, and in such amounts as, in its opinion, are deemed advisable.

6.2 Record Date. Subject to any provisions of the corporation’s Articles of Incorporation, the Board of Directors may fix a date not exceeding one hundred twenty (120) days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the corporation after the record date. The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period.

Article 7. Books and Records; Fiscal Year

7.1 Share Register. The Board of Directors of the corporation shall cause to be kept at its principal executive office, or at another place or places within the United States determined by the Board of Directors:

(a) a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder; and

(b) a record of the dates on which certificates or transaction statements representing shares were issued.

7.2 Other Books and Records. The Board of Directors shall cause to be kept at its principal executive office, or, if its principal executive office is not in the State of Minnesota, shall make available at its registered office within ten (10) days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes section 302A.461, originals or copies of:

(a) records of all proceedings of shareholders for the last three (3) years;

(b) records of all proceedings of the Board of Directors for the last three (3) years;

(c) its Articles of Incorporation and all amendments currently in effect;

(d) its Bylaws and all amendments currently in effect;

(e) financial statements required by Minnesota Statutes Section 302A.463 and the financial statements for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public records;

(f) reports made to shareholders generally within the last three (3) years;

(g) a statement of the names and usual business addresses of its directors and principal officers;

(h) any shareholder voting or control agreements of which the corporation is aware; and

(i) such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business.

7.3 Fiscal Year. The fiscal year of the corporation shall be determined by the Board of Directors.

Article 8. Loans, Guarantees, Suretyship

8.1 Loans, Guarantees, Suretyship. The corporation may lend money to, guarantee an obligation of, become a surety for or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present, and:

(a) is in the usual and regular course of business of the corporation;

(b) is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship or an organization to which the corporation has the power to make donations;

(c) is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the judgment of the Board of Directors, to benefit the corporation; or

(d) has been approved by (i) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested person or persons, or (ii) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote.

The loan, guarantee, surety contract or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as a majority of the directors approve, including, without limitation, a pledge of or other security interest in shares of the corporation. Nothing in this section shall be deemed to deny, limit or restrict the power of guaranty or warranty of the corporation at common law or under a statute of the State of Minnesota.

Article 9. Indemnification of Certain Persons

9.1 Indemnification of Certain Persons. The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Minnesota Statutes Section 302A.521 as now enacted or hereafter amended.

Article 10. Amendments

10.1 Amendments. These Bylaws may be amended or altered by a vote of the majority of the whole Board of Directors at any meeting, provided that notice of such proposed amendment shall have been given in the notice given to the directors of such meeting. Such authority in the Board of Directors is subject to the power of the shareholders to change or repeal such Bylaws by a majority vote of the shareholders present or represented at any regular or special meeting of shareholders called for such purpose, and the Board of Directors shall not make or alter any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors or fixing the number of directors or their classifications, qualifications or terms of office, except that the Board of Directors may adopt or amend any Bylaw to increase their number.

Article 11. Securities of Other Corporations

11.1 Voting Securities Held by the Corporation. Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the corporation: (a) to attend any meeting of security holders of other corporations in which the corporation may hold securities and to vote such securities on behalf of this corporation; (b) to execute any proxy for such meeting on behalf of the corporation; or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of this corporation. At such meeting, the president shall possess and may exercise any and all rights and power incident to the ownership of such securities that the corporation possesses. The Board of Directors may, from time to time, grant such power and authority to one or more other persons and may remove such power and authority from the President or from any such other person or persons.

11.2 Purchase and Sale of Securities. Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other corporation owned by the corporation, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors may, from time to time, confer like powers upon any other person or persons.

Appendix D

May 26, 2011

Board of Directors

LecTec Corporation

1407 South Kings Highway

Texarkana, TX 75501

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Lectec Corporation (“Lectec”, or “Parent”) of the Merger Consideration (as defined in the Agreement, defined below) to be paid by Parent in the Merger (as defined below), pursuant to a merger agreement (the “Agreement”), to be entered into among Parent, Nerve Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Axogen Corporation (“Axogen” or the “Company”). Capitalized terms herein shall have the same meanings used in the Agreement unless otherwise defined herein.

The Agreement provides for, among other things, the merger of the Merger Subsidiary with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Company will be a wholly-owned subsidiary of Parent. The terms and conditions of the Merger are more fully set forth in the Agreement. The Agreement contemplates that certain Investors (as defined in the Agreement) will loan $1 million to the Company that will convert into Parent Common Stock at the Effective Time (as defined in the Agreement) and will purchase an additional $1 million of Parent Common Stock at the Investor Stock Purchase Price at the Effective Time (the “Proposed Financing”).

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated May 24, 2011; (ii) reviewed and analyzed certain financial and other data with respect to Parent and the Company, as applicable, which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to us by the Company; (iv) reviewed and analyzed certain financial information and assets of Parent which was either publicly available or furnished to us by Parent (v) conducted discussions with senior management of Parent and the Company concerning the matters described in clauses (ii)—(iv) above, as well as business and prospects before and after giving effect to the Merger; (vi) reviewed the current and historical reported prices and trading activity of Parent Common Stock; and (vii) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of Parent and the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that

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would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Parent and the Company as to the expected future results of operations and financial condition of Parent and the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and Parent, and on the assumptions of the management of Parent and the Company, as to all accounting, legal, tax and financial reporting matters with respect to Parent, the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. We have also assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect Parent or the Company or the contemplated benefits of the Merger. We assumed that the Proposed Financing occurs promptly following the consummation of the Merger.

In arriving at our opinion, we have not performed any appraisals of any specific assets or liabilities (fixed, contingent or other) of Parent or the Company, and have not been furnished or provided with any such appraisals, nor have we evaluated the solvency of Parent or the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of Parent or the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Parent or the Company or any of its affiliates is a party or may be subject, and at the direction of Parent or the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither Parent nor the Company is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the Proposed Financing.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Parent Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, or (ii) advise the Board of Directors or any other party with respect to alternatives to the Merger. In addition, we were not requested to and did not provide advice regarding the structure, the Merger Consideration, any other aspect of the Merger or the Proposed Financing, or provide services other than the delivery of this opinion.

We will receive a fee for rendering this opinion which is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Parent has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We and/or our affiliates may, in the ordinary course of our business, actively trade securities of Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to Parent and the Company or entities that are affiliated with Parent or the Company, for which we would expect to receive compensation.

This opinion is provided to the Board of Directors of Parent in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of Parent as to how such stockholder should act or vote or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with Parent, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Opinion Committee of The Oak Ridge Financial Services Group, Inc.

This opinion addresses solely the fairness, from a financial point of view, to Parent of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement or the Proposed Financing. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or the Proposed Financing, the merits of the Merger and the Proposed Financing relative to any alternative transaction or business strategy that may be available to Parent or any other terms contemplated by the Agreement. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to Parent as of the date hereof.

Sincerely,

/s/ The Oak Ridge Financial Services Group, Inc.

Appendix E

LECTEC CORPORATION

2010 STOCK INCENTIVE PLAN

Amended and Restated as of                     , 2011

Section 1. Purpose.

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non–employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock–based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock–Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in any Award Agreement; provided, however, that no Award Agreement shall contain a definition of Change in Control that has the effect of accelerating the exercisability of any Award or the lapse of restrictions relating to any Award upon only the announcement or shareholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b–3, and each member of the Committee shall be a “Non–Employee Director” within the meaning of Rule 16b–3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance–based compensation” within the meaning of Section 162(m) of the Code.

(h) “Company” shall mean LecTec Corporation, a Minnesota corporation, or any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k) “Eligible Person” shall mean any employee, officer, consultant, advisor or non–employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person, provided that, in the case of consultants and advisors, such services are not in connection with the offer or sale of securities in a capital–raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” of Shares is (i) if the Shares are publicly traded, then the Fair Market Value per Share shall be determined as follows: (A) if the principal trading market for the Shares is a national securities exchange, the last reported sale price during regular trading hours on the relevant date or (if there were no trades on that date) on the latest preceding date upon which a sale was reported, or (B) if the Shares are not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Shares on the relevant date or (if there were no “bid” and “asked” prices reported on that date) on the latest preceding date upon which “bid” and “asked” prices were reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines, or (ii) if the Shares are not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non–Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non–Qualified Stock Option.

(q) “Other Stock–Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit, line of business or geographic region basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre–tax income, net income, margins (including one or more of direct gross, gross, operating income, net income and pretax net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, investment capital, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, environmental health and safety goals, cost reductions and development and implementation of strategic plans, completion of key projects, management succession plans or diversity initiatives. A Performance Goal may be an absolute measure or a defined change (amount or percentage) in a measure. A Performance Goal may reflect absolute entity or business unit performance or performance relative to the performance of a peer group of companies or other external measure. To the extent consistent with Section 162(m), the Committee may provide that, in determining whether the Performance Goal has been achieved, the effect of certain events may be excluded. These events include, but are not limited to, any of the following: asset write–downs, litigation or related judgments or settlements, changes in tax law, accounting principles or other such laws or provisions affecting reported results, severance, contract termination and other costs related to exiting certain business activities, and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean this LecTec Corporation 2010 Stock Incentive Plan, as amended from time to time.

(w) “Qualified Performance Award” means a Performance Award that (i) is made to as officer of the Company who may be a “covered person” under Section 162(m), and (ii) is intended to be “qualified performance–based compensation” within the meaning of Section 162(m).

(x) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(y) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z) “Rule 16b–3” shall mean Rule 16b–3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(aa) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(bb) “Shares” shall mean shares of Common Stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(cc) “Specified Employee” shall mean a “specified employee” as such term is defined in Section 409A(a)(2)(B) of the Code.

(dd) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ee) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

(ff) “2001 Plan” shall mean the LecTec Corporation 2001 Stock Option Plan, as amended from time to time.

Section 3. Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors and may authorize one or more officers of the Company to grant Awards under the Plan, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m). Any delegation by the Committee pursuant to this Section 3(b) shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the NASDAQ Stock Market or such other securities exchange on which the Shares are listed.

(c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m).

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the total aggregate number of Shares that may be issued under all Awards under the Plan shall be 2,750,000. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including shares of Restricted Stock, whether or not dividends have been paid on such shares), or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted pursuant to Section 4(b) of the Plan against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan. For the avoidance of doubt, if Shares are repurchased on the open market with the proceeds of the exercise price of Options, such Shares may not again be made available for issuance under the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for Awards under the Plan. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is exercised, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares and Awards that are settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split–up, spin–off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Awards and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Section 162(m) Limitations for Qualified Performance Awards. In accordance with Section 162(m), there are limits on the Qualified Performance Awards that may be granted to an Eligible Person under the Plan in any taxable year. Qualified Performance Awards denominated in Shares are subject to the limit set forth in subsection (i) below, and Qualified Performance Awards denominated in cash are subject to the limit set forth in subsection (ii) below. In no case is a Qualified Performance Award subject to both of the limits set forth in subsections (i) and (ii) below.

(i) Limitation for Qualified Performance Awards Denominated in Shares. No Eligible Person may be granted any Options or Stock Appreciation Rights denominated in Shares for more than 750,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan) in the aggregate in any taxable year.

(ii) Limitation for Qualified Performance Awards Denominated in Cash. No Eligible Person may be granted any Qualified Performance Award or Qualified Performance Awards denominated in cash with a value in excess of $500,000 (whether payable in cash, Shares or other property) in the aggregate in any taxable year.

Section 5. Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full–time or part–time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards.

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Notwithstanding the foregoing, an Incentive Stock Option may not be granted to any employee of the Company or a subsidiary of the Company who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, unless the purchase price is not less than 110% of the Fair Market Value on the date of grant.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an employee of the Company or a subsidiary of the Company who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, may not have a term that exceeds five (5) years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv) Limits on Incentive Stock Options

Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary of the Company, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The term of any Stock Appreciation Right will be fixed by the Committee but shall not be longer than ten (10) years from the date of grant. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book–entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units, unless such issuance and delivery is otherwise deferred to a date authorized by the Committee.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine, but in no event shall Dividend Equivalents be granted to a Participant in connection with the grant of an Option or Stock Appreciation Right.

(e) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property, and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more objective Performance Goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. Qualified Performance Awards shall be conditioned, to the extent required by 162(m), solely on the achievement of one or more objective Performance Goals established by the Committee within the time prescribed by Section 162(m), and Qualified Performance Awards shall otherwise comply with the requirements of Section 162(m).

(f) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock–Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards. The term of each Award shall be for a period not longer than ten (10) years from the date of grant.

(v) Limits on Transfer of Awards. Except as otherwise provided in this Section 6(h)(v), no Award (other than a Stock Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non–Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S–8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non–Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (other than a Stock Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, no Option may be amended to reduce its initial exercise price, and no Option shall be cancelled and replaced with cash, other Awards or an Option or Options having a lower exercise price than the original Option. In addition, except as provided in Section 4(c) hereof, no Stock Appreciation Right may be amended to reduce its initial grant price, and no Stock Appreciation Right shall be cancelled and replaced with cash, other Awards, or a Stock Appreciation Right or Stock Appreciation Rights having a lower grant price than the original Stock Appreciation Right.

(viii) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance, unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short–term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or, if earlier, upon the Specified Employee’s death), unless the payment or distribution is exempt from the application of Section 409A by reason of the short–term deferral exemption or otherwise.

Section 7. Amendment and Termination; Corrections.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the shareholders of the Company shall be required for any amendment to the Plan that:

(i) requires shareholder approval under the rules or regulations of the Securities and Exchange Commission, the NASDAQ Stock Market or any securities exchange that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares or value subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 6(h)(vii) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.

(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9. General Provisions.

(a) Awards in Connection with Corporate Transactions and Otherwise.

Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make an Award to an employee of another corporation who becomes an employee of the Company by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Awards may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Awards.

(b) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(c) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement is issued to, and accepted by, the Participant.

(d) Clawback Policies.

All Awards under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.

(e) No Rights of Shareholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(f) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(g) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(h) Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(i) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(j) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(k) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(l) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10. Effective Date of the Plan; Effect on 2001 Plan.

The Plan was first adopted by the Board on August 16, 2010 and the Plan, as amended and restated herein, was adopted by the Board on July 5, 2011. The Plan as amended and restated herein shall be subject to approval by the shareholders of the Company at the meeting of shareholders of the Company to be held on                     , 2011, and the amended and restated Plan shall be effective as of the date of such shareholder approval. On and after September 22, 2010, no awards shall be granted under the 2001 Plan, but all outstanding awards previously granted under the 2001 Plan shall remain outstanding in accordance with the terms thereof. All grants to non–employee Directors after September 22, 2010 shall be made solely under the Plan.

Section 11. Term of the Plan.

The Plan shall terminate at midnight on                     , 2021, unless terminated before then by the Board; provided, however, that no Qualified Performance Award may be granted under the Plan after the fifth year following the year in which the shareholders of the Company approved the Performance Goals, unless and until the Performance Goals are reapproved by the shareholders. Awards may be granted under the Plan until the earlier to occur of the date of termination of the Plan or the date on which all Shares available for Awards under the Plan have been purchased or acquired. As long as any Awards are outstanding under the Plan, the terms of the Plan shall govern such Awards.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Minnesota Statutes, Section 302A.521, subd. 2, requires LecTec to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to LecTec, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met unless LecTec amends its Articles of Incorporation, as amended, or amended and restated bylaws to prohibit or condition such indemnification rights. In addition, Section 302A.521, subd. 3 requires payment by LecTec, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless LecTec amends its Articles of Incorporation or bylaws to prohibit or condition such expense advancement rights. Under Section 302A.521, subd. 4, LecTec may amend its Articles of Incorporation, as amended, or amended and restated bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made by a disinterested majority of LecTec’s Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board of Directors consisting of disinterested directors, by special legal counsel, by the shareholders or by a court. A director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

LecTec’s amended and restated bylaws provide that the directors and officers of LecTec shall have the right to indemnification provided by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of LecTec. As permitted by Minnesota Statutes, Section 302A.521, LecTec’s Articles of Incorporation, as amended, provide that a director shall have no personal liability to LecTec or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the extent permitted by law, provided, however, that LecTec’s Articles of Incorporation, as amended, shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the effective date of the applicable provision of LecTec’s Articles of Incorporation, as amended.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

2.1	Agreement and Plan of Merger, dated as of May 31, 2011, among LecTec Corporation, Nerve Merger Sub Corp. and AxoGen Corporation (incorporated by reference to Exhibit 2.1 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

2.2**	Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2011, among LecTec Corporation, Nerve Merger Sub Corp. and AxoGen Corporation (incorporated by reference to Appendix A2 to the Proxy Statement/Prospectus filed as part of this Registration Statement of Form S-4).

3.1	Articles of Incorporation of LecTec Corporation, as amended (incorporated by reference to LecTec Corporation’s Form S-18 Registration Statement (file number 33-9774C) filed on October 31, 1986 and amended on December 12, 1986).

3.2	Bylaws of LecTec Corporation (incorporated by reference to LecTec Corporation’s Form S-18 Registration Statement (file number 33-9774C) filed on October 31, 1986 and amended on December 12, 1986).

4.1	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation, Sanford M. Brink and Linda Brink (incorporated by reference to Exhibit 2.2 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.2	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation and Lowell Hellervik, Ph. D. (incorporated by reference to Exhibit 2.3 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.3	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation and Larry C. Hopfenspirger (incorporated by reference to Exhibit 2.4 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.4	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation and Elmer Salovich, M.D. (incorporated by reference to Exhibit 2.5 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.5**	Form of Share Transfer Restriction Agreement.

5.1**	Opinion of Dorsey & Whitney LLP.

8.1**	Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.

10.1†	LecTec Corporation 1998 Stock Option Plan (incorporated by reference to LecTec Corporation’s Registration Statement on Form S-8 (file number 333-72569) filed on February 18, 1999).

10.2†	LecTec Corporation 1998 Directors’ Stock Option Plan (incorporated by reference to LecTec Corporation’s Registration Statement on Form S-8 (file number 333-72569) filed on February 18, 1999).

10.3†	Form of Non-Qualified Stock Option Agreement under the LecTec Corporation 1998 Directors’ Stock Option Plan (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on September 26, 2007).

10.4†	Form of Employee Incentive Stock Option Agreement under the 1998 Stock Option Plan (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on September 26, 2007).

10.5	Settlement Agreement and Mutual Release, dated May 29, 2009, by and between LecTec Corporation and The Mentholatum Company (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 6, 2009).

10.6*	Supply and License Agreement, entered into as of January 1, 2004, by and between Novartis Consumer Health, Inc. and LecTec Corporation (incorporated by reference to LecTec Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

10.7	Term Sheet between Endo Pharmaceuticals Inc. and LecTec Corporation (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on November 12, 2009).

10.8	Settlement and License Agreement, dated November 11, 2009, by and between LecTec Corporation and Endo Pharmaceuticals Inc. (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on November 12, 2009).

10.9*	Settlement Agreement and Mutual Release, dated December 18, 2009, by and between LecTec Corporation and Johnson & Johnson Consumer Companies, Inc. (incorporated by reference to LecTec Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010).

10.10	Advisory Services Agreement, dated June 1, 2010, by and between LecTec Corporation and Judd Berlin (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2010).

10.11†	Non-Qualified Stock Option Agreement, dated June 1, 2010 by and between LecTec Corporation and Greg Freitag (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2010).

10.12†	LecTec Corporation 2010 Stock Incentive Plan (incorporated by reference to Appendix A to LecTec Corporation’s Definitive Proxy Statement on Schedule 14A filed on August 20, 2010).

10.13†	Form of Non-Incentive Stock Option Agreement under the LecTec Corporation 2010 Stock Incentive Plan (incorporated by reference to LecTec Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

10.14	Confidential Settlement Agreement and Mutual Release by and between LecTec Corporation and Chattem, Inc., dated March 23, 2011 (incorporated by reference to LecTec Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011).

10.15	Patent Purchase Agreement, dated May 9, 2011, by and between LecTec Corporation and Endo Pharmaceuticals Inc. (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on May 13, 2011).

10.16	$2,000,000 Subordinated Secured Convertible Promissory Note, issued May 31, 2011, by AxoGen Corporation in favor of LecTec Corporation (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

10.17	Security Agreement, dated as of May 3, 2011, made and given by AxoGen Corporation to LecTec Corporation (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

10.18**	Confidential Settlement Agreement and Mutual Release by and between LecTec Corporation and Prince of Peace Enterprises, Inc., dated April 25, 2011.

10.19**	$500,000 Subordinated Secured Convertible Promissory Note, issued May 3, 2011, by AxoGen Corporation in favor of LecTec Corporation.

10.20**	Stock Purchase Agreement, dated as of May 31, 2011, by and among LecTec Corporation and Persons listed on Schedule A.

23.1**	Consent of Lurie Besikof Lapidus & Company, LLP.

23.2**	Consent of Cross, Fernandez & Riley, LLP.

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

99.1**	Form of LecTec Corporation Proxy.

99.2**	Consent of Oak Ridge Financial Services Group, Inc.

99.3**	Consent of Director-Nominee (Mark Gold).

99.4**	Consent of Director-Nominee (Jamie M. Grooms).

99.5**	Consent of Director-Nominee (John Harper).

99.6**	Consent of Director-Nominee (Joe Mandato).

99.7**	Consent of Director-Nominee (Karen Zaderej).

†	Management contract or compensatory plan or arrangement
*	Confidential treatment has been granted for portion of these exhibits pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential portions have been deleted and filed separately with the Securities and Exchange Commission.
**	Filed herewith

(b) FINANCIAL STATEMENT SCHEDULES:

Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 5, 2011.

LECTEC CORPORATION

By:	/s/ Gregory G. Freitag
Gregory G. Freitag
Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below makes, constitutes and appoints Gregory G. Freitag his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including any post-effective amendments) to this Registration Statement and (ii) registration statements and any and all amendments thereto (including post-effective amendments) for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gregory G. Freitag Gregory G. Freitag	Chief Executive Officer, Chief Financial Officer and Director (principal executive officer and principal financial and accounting officer)	July 5, 2011

/s/ Timothy M. Heaney Timothy M. Heaney	Director	July 5, 2011

Lowell Hellervik	Director	July , 2011

/s/ Robert J. Rudelius Robert J. Rudelius	Director	July 5, 2011

/s/ Elmer Salovich, M.D. Elmer Salovich, M.D.	Director	July 5, 2011

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 31, 2011, among LecTec Corporation, Nerve Merger Sub Corp. and AxoGen Corporation (incorporated by reference to Exhibit 2.1 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

2.2**	Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2011, among LecTec Corporation, Nerve Merger Sub Corp. and AxoGen Corporation (incorporated by reference to Appendix A2 to the Proxy Statement/Prospectus filed as part of this Registration Statement on Form S-4).

3.1	Articles of Incorporation of LecTec Corporation, as amended (incorporated by reference to LecTec Corporation’s Form S-18 Registration Statement (file number 33-9774C) filed on October 31, 1986 and amended on December 12, 1986).

3.2	Bylaws of LecTec Corporation (incorporated by reference to LecTec Corporation’s Form S-18 Registration Statement (file number 33-9774C) filed on October 31, 1986 and amended on December 12, 1986).

4.1	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation, Sanford M. Brink and Linda Brink (incorporated by reference to Exhibit 2.2 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.2	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation and Lowell Hellervik, Ph. D. (incorporated by reference to Exhibit 2.3 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.3	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation and Larry C. Hopfenspirger (incorporated by reference to Exhibit 2.4 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.4	Voting Agreement, dated May 26, 2011, by and between LecTec Corporation and Elmer Salovich, M.D. (incorporated by reference to Exhibit 2.5 to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

4.5**	Form of Share Transfer Restriction Agreement.

5.1**	Opinion of Dorsey & Whitney LLP.

8.1**	Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.

10.1†	LecTec Corporation 1998 Stock Option Plan (incorporated by reference to LecTec Corporation’s Registration Statement on Form S-8 (file number 333-72569) filed on February 18, 1999).

10.2†	LecTec Corporation 1998 Directors’ Stock Option Plan (incorporated by reference to LecTec Corporation’s Registration Statement on Form S-8 (file number 333-72569) filed on February 18, 1999).

10.3†	Form of Non-Qualified Stock Option Agreement under the LecTec Corporation 1998 Directors’ Stock Option Plan (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on September 26, 2007).

10.4†	Form of Employee Incentive Stock Option Agreement under the 1998 Stock Option Plan (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on September 26, 2007).

10.5	Settlement Agreement and Mutual Release, dated May 29, 2009, by and between LecTec Corporation and The Mentholatum Company (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 6, 2009).

10.6*	Supply and License Agreement, entered into as of January 1, 2004, by and between Novartis Consumer Health, Inc. and LecTec Corporation (incorporated by reference to LecTec Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

10.7	Term Sheet between Endo Pharmaceuticals Inc. and LecTec Corporation (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on November 12, 2009).

10.8	Settlement and License Agreement, dated November 11, 2009, by and between LecTec Corporation and Endo Pharmaceuticals Inc. (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on November 12, 2009).

10.9*	Settlement Agreement and Mutual Release, dated December 18, 2009, by and between LecTec Corporation and Johnson & Johnson Consumer Companies, Inc. (incorporated by reference to LecTec Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010).

10.10	Advisory Services Agreement, dated June 1, 2010, by and between LecTec Corporation and Judd Berlin (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2010).

10.11†	Non-Qualified Stock Option Agreement, dated June 1, 2010 by and between LecTec Corporation and Greg Freitag (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2010).

10.12†	LecTec Corporation 2010 Stock Incentive Plan (incorporated by reference to Appendix A to LecTec Corporation’s Definitive Proxy Statement on Schedule 14A filed on August 20, 2010).

10.13†	Form of Non-Incentive Stock Option Agreement under the LecTec Corporation 2010 Stock Incentive Plan (incorporated by reference to LecTec Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

10.14	Confidential Settlement Agreement and Mutual Release by and between LecTec Corporation and Chattem, Inc., dated March 23, 2011 (incorporated by reference to LecTec Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011).

10.15	Patent Purchase Agreement, dated May 9, 2011, by and between LecTec Corporation and Endo Pharmaceuticals Inc. (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on May 13, 2011).

10.16	$2,000,000 Subordinated Secured Convertible Promissory Note, issued May 31, 2011, by AxoGen Corporation in favor of LecTec Corporation (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

10.17	Security Agreement, dated as of May 3, 2011, made and given by AxoGen Corporation to LecTec Corporation (incorporated by reference to LecTec Corporation’s Current Report on Form 8-K filed on June 2, 2011).

10.18**	Confidential Settlement Agreement and Mutual Release by and between LecTec Corporation and Prince of Peace Enterprises, Inc., dated April 25, 2011.

10.19**	$500,000 Subordinated Secured Convertible Promissory Note, issued May 3, 2011, by AxoGen Corporation in favor of LecTec Corporation.

10.20**	Stock Purchase Agreement, dated as of May 31, 2011, by and among LecTec Corporation and Persons listed on Schedule A.

23.1**	Consent of Lurie Besikof Lapidus & Company, LLP.

23.2**	Consent of Cross, Fernandez & Riley, LLP.

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

99.1**	Form of LecTec Corporation Proxy.

99.2**	Consent of Oak Ridge Financial Services Group, Inc.

99.3**	Consent of Director-Nominee (Mark Gold).

99.4**	Consent of Director-Nominee (Jamie M. Grooms).

99.5**	Consent of Director-Nominee (John Harper).

99.6**	Consent of Director-Nominee (Joe Mandato).

99.7**	Consent of Director-Nominee (Karen Zaderej).

†	Management contract or compensatory plan or arrangement
*	Confidential treatment has been granted for portion of these exhibits pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential portions have been deleted and filed separately with the Securities and Exchange Commission.
**	Filed herewith